      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                        AMERICAN MUTUAL HOLDING COMPANY
             (Exact name of Registrant as specified in its charter)

             IOWA                                                         42-1459712
 (State or other jurisdiction    (Primary Standard Industrial            (IRS Employer
      of incorporation or         Classification Code Number)       Identification Number)
         organization)

                         699 WALNUT STREET, SUITE 2000
                          DES MOINES, IOWA 50309-3948
                                 (515) 362-3600
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             JAMES A. SMALLENBERGER
                      SENIOR VICE PRESIDENT AND SECRETARY
                        AMERICAN MUTUAL HOLDING COMPANY
                         699 WALNUT STREET, SUITE 2000
                          DES MOINES, IOWA 50309-3948
                             PHONE: (515) 362-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with copy to:

                            JOSEPH K. HAGGERTY, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        AMERICAN MUTUAL HOLDING COMPANY
                         699 WALNUT STREET, SUITE 2000
                          DES MOINES, IOWA 50309-3948
                             PHONE: (515) 362-3600
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]
---------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
  TO BE REGISTERED         REGISTERED(1)            PER SHARE(2)              PRICE(2)          REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par
  value..............        14,700,000                19.125               281,137,500                  0
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement is filed for up to 14,700,000 shares to be issued or offered pursuant to the agreement and plan of merger.
(2) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of AmerUs Life Holdings, Inc. ("AmerUs") common stock, as reported on the NYSE on May 4, 2000 ($19.125), and computed based on the estimated maximum number of such shares (14,700,000) that may be exchanged for the common stock being registered.
(3) A registration fee of $138,453 was previously paid in connection with the filing by AmerUs of preliminary proxy solicitation materials, under Section 14(g) and Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, which fee, pursuant to Rule 457(b) under the Securities Act of 1933, as amended, has been credited against the registration fee of $74,220.30 payable hereunder.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          [AMERUS LIFE HOLDINGS LOGO]

Dear Stockholders:

     The board of directors of AmerUs Life Holdings, Inc. has called a special meeting of stockholders for June 22, 2000, to ask you to consider and vote on a merger with our parent, American Mutual Holding Company. In the merger, each outstanding share of Class A common stock of AmerUs will be converted into one share of AMHC common stock.

     AMHC intends to list its common stock on the New York Stock Exchange under AmerUs' current trading symbol, "AMH".

     We cannot complete the merger unless our stockholders approve the merger by voting in favor of the agreement and plan of merger at the special meeting. AMHC, together with the directors and officers of AmerUs, have a controlling interest in AmerUs. If AMHC and these directors and officers vote their shares in favor of the merger agreement as they have indicated, approval of the merger agreement will be assured.

     Whether or not you plan to attend the special meeting, please take the time to indicate your voting instructions on the enclosed proxy card and return it promptly in the postage prepaid envelope provided for that purpose. If you attend the special meeting in person, you may vote personally on all matters brought before the special meeting even if you have previously submitted your proxy.

                                            Very truly yours,

                                            /s/ Roger K. Brooks
                                            Roger K. Brooks
                                            Chairman, President and Chief
                                            Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE IOWA INSURANCE COMMISSIONER NOR ANY STATE SECURITIES COMMISSION OR INSURANCE COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated May 15, 2000, and is first being mailed to stockholders of AmerUs on or about that date.

                           AMERUS LIFE HOLDINGS, INC.
                         699 WALNUT STREET, SUITE 2000
                          DES MOINES, IOWA 50309-3948

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 22, 2000

                             ---------------------

To the Stockholders:

     AmerUs Life Holdings, Inc. will hold a special meeting of stockholders on June 22, 2000, at 2:00 p.m., Central Time, at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa, for the following purposes:

          (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated December 17, 1999, as amended, between AmerUs and American Mutual Holding Company, pursuant to which AmerUs will merge with and into AMHC. In the merger, each share of AmerUs' Class A common stock outstanding on the effective date of the merger will convert into one share of AMHC common stock. You can find a copy of the merger agreement in Appendix A to the accompanying proxy statement/prospectus.

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Please see the proxy statement/prospectus accompanying this notice for a more complete description of these matters.

     The board of directors has fixed the close of business on March 31, 2000 as the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting. Accordingly, only stockholders of record on that date are entitled to vote at the special meeting or any adjournments thereof.

     Dissenters' rights are available to stockholders with respect to the merger under Iowa law. Please see the section entitled "Dissenters' Rights" beginning on page 21 for a discussion of the availability of dissenters' rights and the procedures you must follow in asserting dissenters' rights in connection with the proposed transactions.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ James A. Smallenberger
                                            James A. Smallenberger
                                            Senior Vice President and Secretary

May 15, 2000

     TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about AmerUs and its subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. AmerUs will provide without charge to each person to whom this proxy statement/prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to:

                             James A. Smallenberger
                      Senior Vice President and Secretary
                           AmerUs Life Holdings, Inc.
                         699 Walnut Street, Suite 2000
                          Des Moines, Iowa 50309-3948
                                 (515) 362-3600

     IN ORDER TO OBTAIN TIMELY DELIVERY PRIOR TO THE SPECIAL MEETING, STOCKHOLDERS MUST REQUEST THE INFORMATION NO LATER THAN JUNE 15, 2000.

     See also "Where You Can Find More Information", on page 62.

                               TABLE OF CONTENTS

REFERENCES TO ADDITIONAL INFORMATION........................    ii
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING.............     1
SUMMARY.....................................................     2
     Who We Are.............................................     2
     The Special Meeting....................................     2
     The Restructuring......................................     3
     AmerUs Selected Consolidated Historical Financial
      Data..................................................     6
     Pro Forma Selected Consolidated Financial Data.........     7
INFORMATION PERTAINING TO FORWARD-LOOKING STATEMENTS........     8
SPECIAL MEETING.............................................     9
     Record Date............................................     9
     Quorum; Effect of Abstentions..........................     9
     Proxies................................................     9
     Recommendation of Board of Directors...................    10
THE RESTRUCTURING...........................................    11
     General................................................    11
     Corporate Form After the Restructuring.................    11
     Ownership Structure Before the Restructuring...........    12
     Ownership Structure After the Restructuring............    13
     Background and Reasons for the Restructuring...........    14
     Fairness Opinion.......................................    14
     Consideration You and the Eligible Members will Receive
      in the Restructuring..................................    18
     U.S. Federal Income Tax Considerations.................    19
     AmerUs Common Stock Rights.............................    19
     Conditions to the Merger...............................    19
     Effective Date.........................................    20
     Accounting Treatment...................................    21
     Required Regulatory Approvals..........................    21
     Dissenters' Rights.....................................    21
     Commission-Free Program................................    23
MANAGEMENT OF AMHC AFTER THE MERGER.........................    24
     Board of Directors.....................................    24
     Executive Officers.....................................    24
     Director and Executive Compensation....................    24
DESCRIPTION OF THE BUSINESS OF AMHC.........................    25
     AmerUs Home Equity, Inc. ..............................    25
     AmerUs Properties, Inc. ...............................    25
     Discontinued Operations................................    25
     Employees..............................................    25
     Regulation.............................................    25
     Recent Developments....................................    26
MARKET PRICES AND DIVIDENDS.................................    27
     Holders................................................    27
     Dividends..............................................    27
SELECTED CONSOLIDATED FINANCIAL DATA OF AMHC................    29
AMHC AND AMERUS UNAUDITED PRO FORMA FINANCIAL DATA..........    31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
  OPERATIONS AND FINANCIAL CONDITION OF AMHC................    41
     Overview...............................................    41
     Acquisitions...........................................    42
     Discontinued Operations................................    42
     The Closed Block.......................................    42
     Operating Segments.....................................    42
     Results of Operations..................................    43
     Liquidity and Capital Resources........................    49
     Effects of Inflation and Interest Rate Changes.........    51
     Federal Income Tax Matters.............................    52
     Emerging Accounting Matters............................    52
     Year 2000 Compliance...................................    53
BENEFICIAL OWNERSHIP OF AMERUS COMMON STOCK.................    54
     Principal Holders......................................    54
     Directors and Officers.................................    54
DESCRIPTION OF CAPITAL STOCK................................    56
     General................................................    56
     Common Stock...........................................    56
     Preferred Stock........................................    56
     Capital Securities Series A of AmerUs Capital I........    56
     Adjustable Conversion-rate Equity Security Units of
      AmerUs Capital II.....................................    56
     Warrants...............................................    57
     Indemnification and Limitation of Liability............    57
     Certain Provisions of the Articles of Incorporation and
      Bylaws of AMHC........................................    57
     Issuance of Common Stock, Preferred Stock and Other
      Rights................................................    57
     Board of Directors.....................................    58
     Limitations on Calling Special Meetings of
      Stockholders..........................................    58
     Advance Notice Requirements............................    58
     Amendment of Articles of Incorporation and Bylaws......    59
     State Statutory Provisions.............................    59
CERTAIN DIFFERENCES IN THE RIGHTS OF AMHC STOCKHOLDERS AND
  AMERUS STOCKHOLDERS.......................................    60
CERTAIN TRANSACTIONS AND RELATIONSHIPS......................    61
LEGAL MATTERS...............................................    61
OTHER MATTERS...............................................    61
EXPERTS.....................................................    61
WHERE YOU CAN FIND MORE INFORMATION.........................    62
AMERICAN MUTUAL HOLDING COMPANY FINANCIAL STATEMENTS........   F-1

APPENDICES

Appendix A -- Agreement and Plan of Merger between AMHC and AmerUs, dated
              December 17, 1999, as amended
Appendix B -- Plan of Conversion of AMHC, dated December 17, 1999, as amended Appendix C -- Form of Amended and Restated Articles of Incorporation of AMHC Appendix D -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation,
              dated April 3, 2000
Appendix E -- Sections 490.1320 et seq. of the Iowa Business Corporation Act

                             QUESTIONS AND ANSWERS
                           ABOUT THE SPECIAL MEETING

Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, complete, sign, date and mail your proxy card in the enclosed envelope. This way the party to whom you have given your proxy will be able to vote your shares at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the directions provided by your broker. If you fail to instruct your broker to vote your shares, it will be the equivalent of voting against the approval of the merger agreement.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY WITH VOTING
     INSTRUCTIONS?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. The notice must be received before the special meeting to be effective. Second, you may complete and submit a new proxy card by mail. The latest proxy actually received by AmerUs prior to the special meeting will be recorded and any earlier proxies will be automatically revoked. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your proxy.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES?

A: No. You should not send in your stock certificates at this time. If the merger is completed, we will mail to you a transmittal form with instructions on how to exchange your AmerUs stock certificates for AMHC stock certificates.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A: Stockholders with any questions about the merger and the related transactions should call:

    James A. Smallenberger
    Senior Vice President and Secretary
    AmerUs Life Holdings, Inc.
    699 Walnut Street, Suite 2000
    Des Moines, Iowa 50309-3948
    (515) 362-3600

                                    SUMMARY

     This summary highlights selected information contained in the rest of this document. Although we have highlighted what we believe is the most important information about the merger and related transactions in the summary, we urge you to read this entire document and the documents incorporated by reference carefully to understand completely the merger and related transactions. See "Where You Can Find More Information" on page 62.

WHO WE ARE

AmerUs..............................     AmerUs is an insurance holding company
                                         engaged through its subsidiaries in the
                                         business of marketing, underwriting and
                                         distributing a broad range of
                                         individual life insurance and annuity
                                         products to individuals and businesses
                                         in 49 states, the District of Columbia
                                         and the U.S. Virgin Islands. As of
                                         December 31, 1999, AmerUs had total
                                         assets of $10.7 billion and total
                                         stockholders' equity of $733.0 million.

AMHC................................     AMHC is the parent company of AmerUs
                                         and owns approximately 49% of AmerUs'
                                         Class A common stock and 100% of its
                                         Class B common stock, or approximately
                                         58% of AmerUs' total shares. AMHC also
                                         owns real estate related and financial
                                         services companies and holds cash and
                                         cash equivalents. As of December 31,
                                         1999, AMHC had consolidated assets of
                                         approximately $11.1 billion and
                                         members' equity of $761.4 million.

THE SPECIAL MEETING

Vote required.......................     Approval of the merger agreement
                                         requires the separate and affirmative
                                         vote of a majority of the shares of
                                         each of AmerUs' Class A and Class B
                                         common stock. As of March 31, 2000,
                                         there were 24,997,902 shares of AmerUs'
                                         Class A common stock and 5,000,000
                                         shares of AmerUs' Class B common stock
                                         outstanding and entitled to vote.

Outcome of the vote is assured......     As of March 31, 2000, directors and
                                         executive officers of AmerUs owned
                                         beneficially approximately 2.4% of the
                                         shares of AmerUs' Class A common stock
                                         outstanding on such date. AMHC holds
                                         approximately 49% of the outstanding
                                         Class A common stock and 100% of the
                                         outstanding Class B common stock. AMHC
                                         intends to vote its shares of AmerUs'
                                         Class A and Class B common stock in
                                         favor of approval of the merger
                                         agreement. Moreover, the directors and
                                         executive officers intend to vote their
                                         shares in favor of approval of the
                                         merger agreement. If the directors and
                                         executive officers actually vote as
                                         they have indicated, 51.3% of the Class
                                         A common stock and 100% of the Class B
                                         common stock will be voted in favor of
                                         the merger agreement. In that case,
                                         approval of the merger agreement will
                                         be assured.

THE RESTRUCTURING

What is the restructuring...........     Throughout this document we refer to
                                         the conversion of AMHC from a mutual
                                         insurance holding company to a publicly
                                         held stock company and the merger
                                         together as the "restructuring". We
                                         will complete the restructuring in a
                                         number of related steps. Although we
                                         explain these steps as separate events,
                                         effectively they all will occur at the
                                         same time and none of the steps will be
                                         taken without the others.

First step..........................     AMHC will liquidate AmerUs Group Co.,
                                         which is currently the intermediate
                                         holding company of AmerUs.

Second step.........................     AMHC will convert from a mutual
                                         insurance holding company that is owned
                                         by its members to a publicly-held stock
                                         holding company that is owned by
                                         stockholders. Currently, the
                                         individuals and entities that hold
                                         insurance policies or annuity contracts
                                         issued by AmerUs Life own AMHC. We
                                         refer to these owners as "members" and
                                         this form of organization as a "mutual
                                         insurance holding company". In the
                                         conversion, the AMHC members that are
                                         eligible to participate will exchange
                                         their membership interests in AMHC for
                                         newly-issued AMHC common stock, cash or
                                         policy credits. AMHC will distribute to
                                         its members the value of its net assets
                                         in the conversion.

Third step..........................     Simultaneously with the conversion,
                                         AmerUs' Class B common stock held by
                                         AMHC will convert into AmerUs' Class A
                                         common stock on a one for one basis.

Fourth step, the merger.............     AmerUs will merge with and into AMHC.
                                         Each outstanding share of Class A
                                         common stock of AmerUs, other than
                                         those held by AMHC, will be converted
                                         into one share of AMHC common stock.
                                         The shares of AmerUs' Class A common
                                         stock held by AMHC will be canceled in
                                         the merger.

Final step..........................     AMHC will change its name to "AmerUs
                                         Group Co".

Corporate form after the
restructuring.......................     As a result of the steps described
                                         above, you will hold shares of AMHC
                                         which will own all of the assets,
                                         liabilities and business of AmerUs.
                                         Current AmerUs public stockholders will
                                         own approximately 42% of AMHC's common
                                         stock and former members who received
                                         AMHC common stock in the conversion
                                         will own approximately 58% of AMHC's
                                         common stock.

Material U.S. federal income tax
consequences........................     The merger of AmerUs with and into AMHC
                                         will be tax free to AMHC and AmerUs,
                                         and the stockholders of AmerUs will
                                         recognize no gain or loss from the
                                         receipt of AMHC common stock in
                                         exchange for
                                         their AmerUs Class A common stock. For
                                         more instruction on the tax
                                         consequences of the restructuring,
                                         please see page 19.

                                         Tax matters are complicated and the tax
                                         consequences of the merger to you may
                                         depend on the facts of your own
                                         situation. We urge you to consult your
                                         own tax advisor to understand fully the
                                         tax consequences of the merger to you.

Dissenters' rights..................     Under Section 490.1301 et seq. of the
                                         Iowa Business Corporation Act, AmerUs
                                         stockholders have the right to a court
                                         determination, in a proceeding known as
                                         an appraisal, of the fair value of
                                         their shares in connection with the
                                         merger. For more information about the
                                         dissenters' rights that are available
                                         in the merger, please see page 21.

Reasons for the restructuring.......     The board of directors of AmerUs
                                         believes that the proposed
                                         restructuring will facilitate growth
                                         and enhance shareholder value. This
                                         will be accomplished by improving the
                                         financial flexibility, simplifying the
                                         corporate structure and increasing the
                                         float and liquidity of AmerUs stock.

Recommendation of the board of
directors...........................     The board of directors of AmerUs has
                                         declared the merger agreement to be
                                         advisable and beneficial to AmerUs and
                                         its stockholders, has unanimously
                                         approved it and recommends that
                                         stockholders vote "FOR" its approval.

Fairness Opinion....................     Donaldson, Lufkin & Jenrette
                                         Securities, or DLJ, financial advisor
                                         to the special committee of the AmerUs
                                         board of directors, provided an opinion
                                         to the AmerUs board of directors, dated
                                         April 3, 2000. In its opinion, DLJ
                                         found that, as of that date, based upon
                                         and subject to the qualifications in
                                         its opinion, the exchange ratio,
                                         together with the payment by AMHC to
                                         the eligible members of AMHC of an
                                         amount of cash and policy credits in
                                         respect of AMHC's non-insurance assets
                                         as of December 17, 1999, as
                                         contemplated by the plan, are as a
                                         whole fair from a financial point of
                                         view to holders of AmerUs common stock.

Conditions to the restructuring.....     The restructuring cannot be completed
                                         unless the following conditions are met
                                         or waived:

                                         - AMHC and AmerUs must receive the
                                           approval of any necessary regulatory
                                           authorities, including the Iowa
                                           Insurance Commissioner;

                                         - A majority of the stockholders of
                                           each of AmerUs' Class A and Class B
                                           common stock must approve the merger
                                           agreement of AmerUs into AMHC;

                                         - Two-thirds of those AMHC members
                                           voting on the plan of conversion must
                                           vote to approve the plan; and

                                         - AMHC and AmerUs must receive
                                           confirmation of the legal opinion
                                           previously received from their tax
                                           counsel addressing the effects of the
                                           restructuring for AmerUs and AMHC,
                                           and the AmerUs stockholders and AMHC
                                           members.

Effective date of restructuring.....     AmerUs and AMHC are working to complete
                                         the restructuring as soon as possible.
                                         We expect the effective date of the
                                         restructuring to occur early in the
                                         third quarter of 2000.

Accounting treatment................     AMHC expects to account for the merger
                                         as a "purchase" for accounting and
                                         financial reporting purposes.

Regulatory approvals................     The plan of conversion is subject to
                                         the approval of any necessary
                                         regulatory authorities, including the
                                         Iowa Insurance Commissioner. AMHC will
                                         shortly submit the plan of conversion
                                         to the Iowa Insurance Commissioner.

Recent developments.................     AMHC and AmerUs entered into a
                                         combination agreement with Indianapolis
                                         Life Insurance Company ("ILICO"), an
                                         Indiana mutual insurance company, and
                                         its subsidiary, ILGOC, on February 18,
                                         2000.

                                         In connection with this proposed
                                         combination, AmerUs invested $100
                                         million in ILGOC for a 45% equity
                                         interest in ILGOC.

                                         The combination is subject to a number
                                         of conditions, including regulatory and
                                         stockholder approvals.

                                         Throughout this document, we refer to
                                         the combination with ILICO as the
                                         "ILICO combination". The ILICO
                                         combination is not the subject of this
                                         proxy statement/ prospectus. We have
                                         disclosed the information regarding the
                                         ILICO combination to you in order to
                                         help you understand AMHC, AmerUs and
                                         the expected structure of AMHC.

                                         This document is intended to provide
                                         you with information relevant to the
                                         merger between AMHC and AmerUs and the
                                         vote on that merger. At a later date,
                                         AMHC shareholders will be asked to
                                         consider and vote to approve the
                                         agreement with ILICO. The restructuring
                                         is not contingent on the ILICO
                                         combination. Moreover, if the
                                         restructuring is not consummated, the
                                         ILICO combination is not expected to
                                         proceed.

AMERUS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     We are providing the following information to assist you in analyzing the financial aspects of the merger. The summary consolidated financial data below are derived from the consolidated financial statements of AmerUs, with the data as of and for the five years ended December 31, 1999 being derived from AmerUs' audited consolidated financial statements.

     The information in the following tables is based on, and should be read together with, the historical financial information set forth in AmerUs' prior SEC filings. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 62.

                                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------
                                            1999        1998        1997        1996       1995
                                          ---------   ---------   ---------   --------   --------
                                               (Dollars in millions, except per share data)
CONSOLIDATED INCOME STATEMENT DATA:
Total revenues..........................  $   734.1   $   690.6   $   364.7   $  505.2   $  638.0
Benefits and expenses...................      608.6       574.9       271.3      386.1      525.1
Net income..............................       66.7        62.8        58.1       74.2       69.3
Earnings per share:
  Basic (A).............................  $    2.20   $    1.88   $    2.47   $   3.20   $     --
  Diluted (B)...........................       2.20        1.86        2.46       3.20         --
Dividends declared per share of common
  stock.................................       0.40        0.40        0.30         --         --
CONSOLIDATED BALANCE SHEET DATA:
Total assets............................  $10,719.4   $10,424.5   $10,254.0   $4,384.2   $4,371.9
Total liabilities.......................    9,771.6     9,357.6     9,240.0    3,926.7    3,832.0
Company-obligated mandatorily redeemable
  Preferred securities..................      214.8       216.7        86.0         --         --
Stockholders' equity....................      733.0       850.2       928.0      457.5      539.9

---------------

(A) The December 31, 1999, 1998, 1997 and 1996 calculations reflect 30.23 million, 33.46 million, 23.54 million and 23.16 million of weighted average common shares outstanding, respectively. AmerUs was formed in 1996 as a holding company for AmerUs Life Insurance Co. ("AmerUs Life"), a mutual insurance company. Therefore, prior to 1996, AmerUs had no shares of common stock.

(B) The December 31, 1999, 1998, 1997 and 1996 calculations reflect 30.31 million, 33.70 million, 23.57 million and 23.16 million of weighted average diluted common shares outstanding, respectively. AmerUs was formed in 1996 as a holding company for AmerUs Life, a mutual insurance company. Therefore, prior to 1996, AmerUs had no shares of common stock.

PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables show financial information (which we refer to as "pro forma" information) which gives effect to the conversion of AMHC to stock form, the issuance of AMHC common stock to the current public stockholders of AmerUs in the merger, which is shown in the tables as a purchase by AMHC of the minority interest of AmerUs. AmerUs is a consolidated subsidiary of AMHC and as such, the historical data for AMHC includes the historical results of AmerUs for the periods indicated. In presenting the pro forma information for 1999, we assumed that the merger occurred as of January 1, 1999. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with generally accepted accounting principles (commonly referred to as "GAAP"). For a full description of the pro forma adjustments presented, see "AMHC and AmerUs Unaudited Pro Forma Financial Data" beginning on page 31.

     We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

     The information in the following tables is based on, and should be read together with, the historical financial information set forth in this proxy statement/prospectus and in AmerUs' prior SEC filings which we have incorporated into this document by reference. See "Where You Can Find More Information" on page 62.

                                                                                                        AMHC
                                                                                                    PRO FORMA FOR
                                                                  RESTRUCTURING     PURCHASE OF   THE RESTRUCTURING
                                                      AMHC      AND DISTRIBUTION     MINORITY      AND PURCHASE OF
                                                   HISTORICAL      TO MEMBERS        INTEREST     MINORITY INTEREST
                                                   ----------   -----------------   -----------   -----------------
                                                            AS OF OR FOR THE YEAR ENDED DECEMBER 31, 1999
                                                   ----------------------------------------------------------------
                                                             (Dollars in millions, except per share data)
PRO FORMA CONSOLIDATED INCOME STATEMENT DATA:
Total revenues...................................  $   764.7         $ (18.4)         $  (0.8)        $   745.5
Total benefits and expenses......................      641.9              --              5.5             647.4
Income from continuing operations................       34.5           (12.0)            24.4              46.9
Income from continuing operations per share......                                                     $    1.56
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:
Total assets.....................................  $11,097.7         $(339.7)         $  (9.5)        $10,748.5
Total liabilities................................    9,829.5              --               --           9,829.5
Minority Interest................................      309.1              --           (309.1)               --
Company obligated mandatorily redeemable
  preferred securities...........................      197.7              --               --             197.7
Total stockholders' equity.......................  $   761.4         $(339.7)         $ 299.6         $   721.3

              INFORMATION PERTAINING TO FORWARD-LOOKING STATEMENTS

     A number of matters and subject areas discussed in the documents incorporated herein by reference and in the section of this proxy statement/prospectus entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition of AMHC" and elsewhere in this proxy statement/ prospectus are not limited to historical or current facts and deal with potential future circumstances and developments.

     In some cases, you can identify "forward-looking statements" by the use of words such as "may", "will", "should", "anticipate", "estimate", "expect", "plan", "believe", "predict", "potential", or "intend". All statements regarding the expected benefits of the restructuring and merger and related matters are forward-looking statements. You should be aware that these statements and any other forward-looking statements in this document only reflect current expectations and are not guarantees of performance.

     Under the "safe harbor" of the Private Securities Litigation Reform Act of 1995, an issuer and any person acting on behalf of the issuer will not be liable for an untrue statement of a material fact or a misleading statement because of an omission of a material fact in any private action based on "forward-looking statements". The safe harbor provisions only apply to companies who have previously offered securities to the public. As AmerUs has previously offered shares to the public, forward-looking statements related to AmerUs are intended to be covered by the safe harbor provisions. Because this offer of AMHC common shares constitutes AMHC's initial public offering of securities, the safe harbor provisions do not apply to forward-looking statements concerning AMHC.

     Factors that may cause actual results to differ materially from those contemplated or projected in such forward-looking statements include, among others, the following possibilities:

     - heightened competition, including the entry of new competitors and the development of new products by competitors

     - adverse state and federal legislation and regulation, including increases in minimum capital and reserves, and other financial viability requirements

     - failure to maintain effective distribution channels in order to obtain new customers or failure to retain existing customers

     - inability to carry out marketing and sales plans, including, among others, changes to certain products and acceptance of the revised products in the market

     - loss of key executives

     - changes in interest rates causing a reduction of investment income or a reduction in demand for certain of AMHC's products

     - reduction in income as a result of investment losses

     - general economic and business conditions which are less favorable than expected

     - unanticipated changes in industry trends

     - inaccuracies in assumptions regarding future persistency, mortality, and interest rates used in calculating reserve amounts

     - adverse changes in ratings assigned by rating agencies

     - changes in tax laws which negatively affect demand for AMHC's products or the applicability of certain taxes to AMHC

     - the risk factors or uncertainties listed herein or listed from time to time in any prospectus supplement or any document incorporated by reference herein

     AMHC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                SPECIAL MEETING

     The AmerUs board is providing this proxy statement/prospectus to you in connection with the solicitation of proxies for use at the special meeting of AmerUs stockholders and at any adjournments or postponements of the special meeting. The special meeting will be held on Thursday, June 22, 2000, at 2:00 p.m., Central Time, at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa. At the special meeting, you will be asked to consider and vote to approve the merger agreement which provides for the merger of AmerUs with and into AMHC.

     AMHC is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by AMHC of its shares of common stock as a result of the merger.

RECORD DATE

     The AmerUs board has fixed the close of business on March 31, 2000 as the record date for determining AmerUs stockholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were issued and outstanding 24,997,902 shares of AmerUs' Class A common stock and 5,000,000 shares of AmerUs' Class B common stock. Only holders of record of AmerUs common stock as of the record date are entitled to notice of and to vote at the special meeting.

QUORUM; EFFECT OF ABSTENTIONS

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of each of AmerUs' Class A and Class B common stock is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. Abstentions will not be deemed to be cast either "FOR" or "AGAINST" the merger. Because approval of the merger requires the affirmative vote of a majority of the outstanding shares of each class of AmerUs common stock, abstentions will have the same effect as a vote against approval of the merger agreement.

     The proposal to approve the merger agreement is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-votes") will not be counted as votes cast on it and will have the same effect as a vote against approval of the merger agreement.

PROXIES

     Solicitation. Proxies in the form of the proxy card accompanying this proxy statement/prospectus are being solicited by the AmerUs board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. Except for broker non-votes, as explained and described above, proxies without instructions will be voted "FOR" approval of the agreement and plan of merger and any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

     Revocability. You may revoke your proxy at any time before its exercise at the special meeting by:

     - giving written notice of revocation to the AmerUs Corporate Secretary,

     - properly submitting a duly executed proxy bearing a later date, or

     - voting in person at the special meeting.

     You should address all written notices of revocation and other communications with respect to revocation or proxies to AmerUs, 699 Walnut Street, Des Moines, Iowa 50309-3948, Attention: Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless notice of the death or incapacity is filed with AmerUs's Corporate Secretary, or other person responsible for tabulating votes on behalf of AmerUs, before the shares are voted.

RECOMMENDATION OF BOARD OF DIRECTORS

     For the reasons described in the section of this proxy statement/prospectus entitled "Background and Reasons for the Restructuring", the AmerUs board has unanimously approved the merger, believes that the merger is advisable and beneficial to AmerUs and its stockholders and recommends that you vote "FOR" approval of the merger.

                               THE RESTRUCTURING

     The following is a summary of the merger agreement and of the plan of conversion, which are attached to this document as Appendices A and B, respectively, and each of which is incorporated by reference into this document. Please see each of these documents for further information.

GENERAL

     We will complete the restructuring in a number of related steps. Although we explain these steps as separate events, effectively they all will occur at the same time and none of the steps will be taken without the others.

     In the first step, AMHC will liquidate AmerUs Group Co., which is currently the intermediate holding company of AmerUs.

     Second, AMHC will convert from a mutual insurance holding company to a publicly-held stock holding company in accordance with Section 521A.14 (5) and Chapter 508B of the Code of Iowa (1999). As part of the plan of conversion, eligible AMHC members will exchange their membership interests in AMHC for AMHC common stock, cash or policy credits. Collectively, members will receive (1) approximately 17.4 million shares of newly issued AMHC common stock which is equal in number to AMHC's current 58% interest in AmerUs and (2) cash and policy credits which, in the aggregate, will equal the value of all other assets of AMHC minus any liabilities.

     Third, simultaneously with the conversion, AmerUs' Class B common stock held by AMHC will convert into AmerUs' Class A common stock on a one for one basis.

     In the fourth step, the merger, AmerUs will merge with and into AMHC as set forth in the merger agreement. In the merger, stockholders of AmerUs (other than AMHC) will receive one newly issued share of AMHC common stock in exchange for each share of AmerUs' Class A common stock that they own. The shares of AmerUs' Class A common stock held by AMHC will be cancelled in the merger.

     As a final step, AMHC will change its name to "AmerUs Group Co."

CORPORATE FORM AFTER THE RESTRUCTURING

     Currently, AMHC members hold, through AMHC, approximately 58% of the outstanding stock of AmerUs. AmerUs public shareholders hold approximately 42% of the outstanding stock of AmerUs. Once the conversion and the merger are completed, AMHC members who receive stock will own approximately 58% of the ownership interest in AMHC in the form of stock after the restructuring is completed. Similarly, AmerUs stockholders will own approximately 42% of the outstanding stock of AMHC after the restructuring is completed.

     Following conversion and the merger, AMHC will have substantially the same assets and liabilities as AmerUs prior to the merger. At December 31, 1999, AMHC had assets, other than cash and its investment in AmerUs, of $131.1 million, including certain real estate interests, loans and mortgages receivables, and liabilities of $59.3 million. These assets and liabilities will be combined with the assets and liabilities of AmerUs. The net value of these assets will be distributed in cash to the members as part of the restructuring. In addition, to avoid the necessity of evaluating certain environmental and other risks, AMHC and AmerUs have agreed to purchase insurance policies to cover risks associated with possible environmental liabilities of AMHC and possible liabilities associated with breaches of representations and warranties by AMHC in prior purchase and sale agreements with third parties.

     Upon the effective date of the plan of conversion, the articles of incorporation and bylaws of AMHC will be amended. For a description of the amended and restated articles of incorporation and bylaws of AMHC, see "Description of Capital Stock" and "Certain Differences in the Rights of AMHC Stockholders and AMHC Stockholders" on pages 56 and 60, respectively.

     The charts below illustrate the structure of AMHC and its subsidiaries before and after the merger.

                 OWNERSHIP STRUCTURE BEFORE THE RESTRUCTURING*

                                    [CHART]
---------------

* Each company shown is fully owned by AMHC, unless a percentage ownership is shown.

                  OWNERSHIP STRUCTURE AFTER THE RESTRUCTURING*

                                    [CHART]
---------------

* Each company shown is fully owned by AMHC, unless a percentage ownership is shown.

BACKGROUND AND REASONS FOR THE RESTRUCTURING

     The restructuring builds on a reorganization that began in 1997, when AmerUs became a publicly-traded corporation operating within a mutual insurance holding company structure, under the indirect control of AMHC. Early in 1999, the board of directors of AMHC began considering alternatives to its current structure. Among the possible alternatives reviewed were retaining its current structure, merging with another company, creating a privately-held company and conversion from a mutual insurance holding company to a stock holding company. In May of 1999, the board of directors of AMHC established a special committee of independent directors to help determine the fairness to the members of any transaction involving the transfer of assets or the assumption of liabilities between AMHC and AmerUs arising out of the proposed conversion. The board of directors of AmerUs also established a special committee of independent directors in May 1999 to consider and advise on the financial terms of the proposed merger between AmerUs and AMHC. In August of 1999, AMHC's board of directors authorized management to develop a plan of conversion that would include a merger with AmerUs. On December 17, 1999, the board of directors of AMHC adopted the plan of conversion and the boards of directors of both companies unanimously adopted the merger agreement.

     The plan of conversion and the merger agreement were subsequently amended. The boards of directors of AMHC and AmerUs have approved and recommend the merger agreement, as amended, to their members and stockholders, respectively. The board of AmerUs received a fairness opinion from DLJ, as discussed below, that addressed the merger as reflected in the amended documents.

     The principal purpose of the merger is to enhance the long-term AmerUs shareholder value by improving the financial flexibility, simplifying the corporate structure and increasing the number of shares of the surviving company held by the public. This will be accomplished, in part, by the elimination of AMHC as the controlling shareholder, the removal of current statutory and AmerUs charter limitations on the issuance of shares, the elimination of the mutual holding company structure and the distribution of approximately 17.4 million shares into the public market. The above changes should facilitate growth in AMHC while maintaining financial strength and result in growth in shareholder value.

     Both the AMHC and the AmerUs boards of directors believe that the restructuring will provide AMHC with the financial flexibility to support future growth and financial strength. The AmerUs board, therefore, has unanimously determined that the merger is advisable and beneficial to AmerUs and its stockholders. Likewise, the AMHC board has unanimously determined that the merger is advisable and in the best interests of AMHC and the plan of conversion is fair and equitable to the members of AMHC.

FAIRNESS OPINION

     The special committee of the independent directors of the AmerUs board of directors, referred to as the AmerUs special committee, retained DLJ as financial advisor to render an opinion to the AmerUs board of directors with respect to the fairness from a financial point of view to the holders of AmerUs common stock, other than AMHC, of the consideration to be received by such holders pursuant to the terms of the merger agreement.

     Pursuant to the merger agreement, each share of Class A common stock of AmerUs not owned by AMHC will be converted into the right to receive one share of common stock of AMHC. The ratio of this conversion is referred to as the exchange ratio. In connection with the demutualization, the eligible members of AMHC shall receive in exchange for their membership interests in AMHC aggregate consideration consisting of:

          (1) a number of shares of AMHC common stock equal to the number of shares of AmerUs common stock (of any class) owned by AMHC immediately prior to effectiveness of the plan of conversion, and

          (2) an amount of cash and policy credits equal to the sum of:

             (a) the cash balances of AMHC immediately prior to effectiveness of the plan of conversion after deducting expenses relating to the plan of conversion and all other expenses and liabilities of AMHC accrued as of such time, and

             (b) the fair value as of December 17, 1999 (taking into account liabilities), as determined jointly by the special committees of AmerUs and AMHC and as approved by the boards of directors of AmerUs and AMHC, of AMHC's ownership interest in its subsidiaries other than AmerUs, including AmerUs' direct and indirect subsidiaries, and AMHC's other net assets (collectively referred to as the non-insurance assets).

DLJ understands that the amount of cash and policy credits to be paid by AMHC in respect of the non-insurance assets will in no event exceed $92.6 million.

     On April 3, 2000, DLJ delivered its opinion to the AmerUs board of directors that, as of that date, and with respect to the non-insurance assets as of December 17, 1999, and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the exchange ratio, together with the payment by AMHC to the eligible members of AMHC of an amount of cash and policy credits in respect of the non-insurance assets, as contemplated by the plan of conversion, were, as a whole, fair from a financial point of view to the holders of AmerUs common stock, other than AMHC.

     The full text of the DLJ opinion is attached as Appendix D. We urge you to read the opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with its opinion.

     DLJ's opinion addresses only the fairness from a financial point of view to the holders of AmerUs common stock, other than AMHC, of the exchange ratio, together with the payment by AMHC to eligible members of AMHC of cash and policy credits in respect of the non-insurance assets, as a whole, based on the fair value of the non-insurance assets as of December 17, 1999. DLJ was not requested to address, and DLJ's opinion does not address, the fairness from a financial point of view of all or any portion of the demutualization to AMHC or the eligible members of AMHC.

     DLJ necessarily based its opinion on economic, market, financial and other conditions as they existed on the date of its opinion and on the information made available to it as of that date and with respect to the non-insurance assets, as of December 17, 1999. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ expressed no opinion as to the prices at which AMHC common stock will actually trade at any time. DLJ's opinion does not address the relative merits of the merger or the demutualization and any other business strategies being considered by the AmerUs board of directors, nor does it address the board's decision to proceed with the merger. Accordingly, DLJ's opinion does not constitute a recommendation to any AmerUs stockholder as to how such stockholder should vote on the proposed merger.

     In arriving at its opinion, DLJ performed the following analyses:

     - Reviewed the merger agreement and the plan of conversion;

     - Reviewed financial and other information that was publicly available regarding AmerUs and AMHC;

     - Reviewed financial and other information furnished to it by AMHC and AmerUs, including information provided during discussions with the managements of AMHC and AmerUs;

     - Reviewed independent third party appraisals of certain real estate assets and certain other assets of AMHC and its subsidiaries;

     - Compared certain financial and securities data of AmerUs and AMHC with various publicly traded companies;

     - Reviewed the historical stock prices and trading volumes of AmerUs common stock; and

     - Conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by AmerUs and AMHC or their respective representatives, or that it otherwise reviewed. With respect to the appraisals supplied to it, DLJ relied on representations that they were reasonably prepared on a basis which reflects the fair market value of the assets subject to such appraisals. DLJ has not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring AmerUs.

     The following is a summary of the financial and other analyses presented to the AmerUs special committee on December 9, 1999, and re-presented to the AmerUs board of directors on December 17, 1999, in connection with its opinion. This summary of financial and other analyses does not constitute a complete description of the financial and other analyses or methodologies used by DLJ. Information presented in tabular form must be understood in light of the analyses described in the narrative text.

     For purposes of its opinion, DLJ considered a number of strategic and financial factors relating to the restructuring, including the following:

     - Effect of an increase in publicly traded shares outstanding to 30.1 million shares from the current 12.7 million shares on the float and liquidity of AmerUs common stock

     - Impact on AmerUs' stock price of removing AMHC's current majority ownership of AmerUs common stock through the restructuring

     - Enhanced strategic and financial flexibility of AmerUs after the restructuring due to fewer restrictions on AmerUs' ability to consummate mergers and raise equity capital

     - Simplified corporate structure after the restructuring, including elimination of two classes of common stock and two boards of directors

     - Impact of the restructuring on AmerUs' earnings and financial position

     - Relatively low strategic value to AmerUs of the non-insurance assets

     For purposes of its opinion, DLJ developed an estimated fair value range for AMHC's assets as summarized in the table below.

                                                               DLJ FAIR VALUE RANGE
                                                              ----------------------
                                                                LOW           HIGH
                                                              -------        -------
                                                              (Dollars in millions)
AmerUs common stock.........................................   $409           $409
Cash........................................................    248            248
Non-insurance assets (net)..................................     86            100
                                                               ----           ----
          Total AMHC Assets.................................   $743           $757
                                                               ====           ====

     The value of AmerUs common stock was calculated based on 17.4 million shares of AmerUs common stock owned by AMHC and the $23.50 closing stock price on December 8, 1999. The fair value of cash reflects the amount of cash and cash equivalents represented on AMHC's balance sheet as of September 30, 1999. DLJ developed its estimated fair value range for the non-insurance assets based on analyses of financial information related to various assets and liabilities of AMHC and its subsidiaries.

     On December 17, 1999 the boards of directors of AmerUs and AMHC determined that the amount of cash and policy credits that will be paid to eligible members of AMHC in respect of the non-insurance assets will equal $92.6 million. This value is within DLJ's estimated fair value range for the non-insurance assets of $86 million to $100 million.

     AMHC's non-insurance assets include certain subsidiaries, investments, tax assets and receivables. AMHC's subsidiaries include:

     - AmerUs Properties, Inc., which holds commercial real estate and investments in tax credit and property partnerships;

     - AmerUs Land Development, Inc., which owns land held for resale and investments in related joint ventures;

     - AmerUs Home Equity, which provides home-equity products and services through its loan servicing and loan production businesses; and

     - two other subsidiaries that management plans to liquidate.

     Other investments of AMHC include:

     - interests in two partnerships, Financial Institutions Partnerships I and II, which invest principally in publicly traded financial institution stocks; and

     - capital securities issued by a subsidiary of AmerUs.

     For purposes of valuing AMHC's subsidiaries, DLJ:

     - relied on third party appraisals for a substantial majority of the real estate portfolio of AmerUs Properties and a majority of the land held for resale by AmerUs Land Development;

     - performed a discounted cash flow analysis of the underlying tax credits to evaluate the tax credit partnerships of AmerUs Properties;

     - based the evaluation of other assets of AmerUs Properties and AmerUs Land Development directly on information provided by the management of AMHC;

     - analyzed the loan production business of AmerUs Home Equity based on management projections and a market valuation of selected comparable companies; and

     - evaluated the loan servicing assets of AmerUs Home Equity based upon information provided by management.

The liabilities of AmerUs Properties and AmerUs Land Development reflected balance sheet amounts as of September 30, 1999. The two other subsidiaries of AMHC that management plans to liquidate were valued at their September 30, 1999 book value based on representations by management that their liquidation value is substantially similar to their book value.

     DLJ utilized the following procedures for purposes of evaluating other investments and net assets of AMHC. DLJ:

     - applied a liquidity discount to the market value of the financial institution stocks held by Financial Institution Partnerships I and II to determine a value for AMHC's partnership interests; and

     - estimated the market value of the capital securities held by AMHC as of December 8, 1999.

     The valuation of other net assets of AMHC, including a deferred tax asset, an airline investment and certain receivables, was based on discussions with management, including a discussion of recoverability and timing.

     The summary set forth above is not a complete description of the analyses performed by DLJ but summarizes the material elements of its presentation to the AmerUs special committee on December 9, 1999. In reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis. Accordingly, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The results of DLJ's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the engagement agreement dated October 14, 1999, amended February 7, 2000, between AmerUs and DLJ, AmerUs has paid to DLJ fees totaling $2.25 million, consisting of monthly retainer fees in the amount of $750,000 and $1,500,000 of fees which were paid upon delivery of DLJ's opinion. In addition, AmerUs agreed to reimburse DLJ from time to time for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, that DLJ incurs in connection with its engagement, and to indemnify DLJ and related persons against specified liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and the AmerUs special committee negotiated the terms of the fee arrangement, and the AmerUs board of directors was aware of the arrangement. DLJ believes that the terms of this fee arrangement are customary for transactions of this nature.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and for corporate and other purposes. In 1997, DLJ acted as co-manager in the initial public offering of AmerUs common stock and advised AmerUs in its acquisition of AmVestors Financial Corp., receiving usual and customary compensation for its services.

CONSIDERATION YOU AND THE ELIGIBLE MEMBERS WILL RECEIVE IN THE RESTRUCTURING

     The plan of conversion provides that eligible members will receive shares of AMHC common stock, policy credits and/or cash when AMHC converts to stock form.

     The total number of shares of AMHC common stock to be distributed to all eligible members is approximately 17.4 million. This is approximately the number of shares equal to AMHC's current 58% interest in AmerUs.

     The amount of policy credits and/or cash that AMHC will distribute will equal the value of all of the assets of AMHC (other than its 58% ownership interest in AmerUs) minus the liabilities and expenses associated with these assets. As of December 31, 1999, the estimated net value of such other assets was approximately $339.7 million, consisting of cash of $267.9 million and other non-life assets with an estimated net value of $71.8 million. The difference between the value agreed to by the boards of AMHC and AmerUs of $92.6 million and the $71.8 million of non-life assets at December 31, 1999 was attributable to sales of selected assets with the proceeds included in the cash amount. AMHC will retain these assets and liabilities and the net value of these assets will be distributed to its members.

     In the merger, stockholders of AmerUs, other than AMHC, will receive one newly issued share of AMHC common stock in exchange for every share of AmerUs' Class A common stock that they own. Immediately prior to the merger, the shares of AmerUs' Class A common stock held by AHMC will be canceled.

     Special committees of the boards of AMHC and AmerUs have considered and approved the fairness of the financial terms of the merger, including the valuation of the AMHC assets and liabilities remaining in the combined entity following the merger.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     As a condition to the effectiveness of the plan of conversion, Caplin & Drysdale, Chartered, special tax counsel, have provided AMHC and AmerUs with an opinion regarding the federal income tax consequences of the restructuring. The opinion from the special tax counsel provides substantially as follows:

     - Neither AMHC nor AmerUs will recognize any income, gain or loss from the merger or the distribution by AMHC of AMHC common stock to AmerUs stockholders in exchange for their AmerUs common stock.

     - AmerUs stockholders will not recognize any income, gain or loss upon the receipt of AMHC common stock in exchange for their AmerUs common stock as a result of the merger.

     - AMHC will not recognize any income, gain or loss as a result of AMHC's conversion from a mutual to a stock company or the distribution by AMHC of common stock to members in exchange for their membership interests in AMHC.

     Special tax counsel has based the opinions described above on the accuracy of representations, statements and undertakings made by AMHC and AmerUs. The special tax counsel has limited these opinions to the Internal Revenue Code, and applicable Treasury regulations, administrative interpretations, and judicial interpretations, all as in effect on the date of the opinions. Future changes in applicable law or administrative or judicial interpretations of applicable law, which changes may have retroactive effect, may adversely affect the tax consequences described above. WE URGE STOCKHOLDERS OF AMERUS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX TREATMENT APPLICABLE TO THEIR SPECIFIC CIRCUMSTANCES, INCLUDING THE POTENTIAL IMPACT OF STATE, LOCAL AND FOREIGN TAXES.

AMERUS COMMON STOCK RIGHTS

     The merger agreement provides that AMHC will assume each stock option, restricted stock award, stock warrant, stock appreciation right and similar common stock equivalents, instruments or units outstanding at the effective time which may be exercised for issuance of, converted into or relating to AmerUs common stock. All of these rights will be converted into a stock option, restricted stock award, a stock warrant or similar common stock equivalent, instrument or unit, respectively, to purchase, convert into or relate to AMHC common stock on the same terms and conditions as previously exercisable.

     In addition, the merger agreement provides that at the effective time, AMHC will assume and adopt the AmerUs Life Holdings, Inc. Non-Employee Director Stock Plan, the AmerUs Life Holdings, Inc. 1999 Non-Employee Stock Option Plan, the AmerUs Life Holdings, Inc. Stock Incentive Plan, the AmerUs Life Holdings, Inc. 2000 Stock Incentive Plan and the AmerUs Group Co. MIP Deferral Plan, as each of these plans is maintained and administered by AmerUs at the effective time.

CONDITIONS TO THE MERGER

     The obligation of AmerUs and AMHC to complete the merger is subject to the satisfaction of a number of conditions, including the following:

     - AMHC and AmerUs must receive the approval of any necessary regulatory authority, including the Iowa Insurance Commissioner;

     - a majority of the stockholders of each of AmerUs' Class A and Class B common stock must approve the merger agreement;

     - two-thirds of those AMHC members voting on the plan of conversion must approve the plan;

     - the absence of any action by any court or regulatory authority prohibiting the completion of the merger;

     - the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and no stop order being issued or threatened and receipt of all permits or authorizations under state securities laws necessary to complete the merger;

     - approval for listing on the NYSE (or other exchange) of the shares of AMHC common stock issuable in the merger;

     - the absence of any order, judgment or decree imposing materially adverse conditions deemed to be unreasonable by AMHC or AmerUs to the merger and the absence of any suit, action or other proceeding that would make it inadvisable to proceed with the merger because any such suit, action or proceeding has a significant potential to deprive the party electing not to proceed of any of the material benefits to it of the merger;

     - AMHC and AmerUs must obtain all required consents or approvals of all third parties, and supplements to any outstanding indentures or debt agreements, unless the failure to obtain any such consent or approval would not have a material adverse effect on the business, assets, financial condition, results of operations, or prospects on AMHC or AmerUs;

     - all conditions precedent to the effectiveness of the plan of conversion, except for effectiveness of the merger, must have been satisfied or waived;

     - AMHC and AmerUs must receive a confirmation of the legal opinion previously received from their tax counsel addressing the effects of the restructuring for AmerUs, AMHC, AmerUs stockholders and AMHC members;

     - AMHC must have purchased insurance to cover risks associated with possible environmental liabilities of AMHC and possible liabilities associated with breaches of representations and warranties by AMHC in prior purchase and sale agreements with third parties.

     In addition, the obligations of AmerUs and AMHC to complete the merger are subject to the satisfaction of the following conditions which may be waived by AmerUs and AMHC as appropriate:

     - the continued truth and accuracy of the representations and warranties of each party except for any inaccuracies which would not have a material adverse effect on the business, assets, financial condition, results of operations, or prospects of the party by whom such representations and warranties were made;

     - the performance by each party in all material respects of all of the agreements and covenants required to be performed by it under the merger agreement;

     - the absence of any material adverse effect on the business, assets, financial condition, results of operations, or prospects of the other party;

     - with respect to AmerUs only, AmerUs has received an opinion of counsel regarding the authorization and validity of the shares to be issued in the merger.

     We cannot predict if or when the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. However, as of the date of this proxy statement/prospectus, neither AmerUs nor AMHC has any reason to believe that any of these conditions will not be satisfied.

EFFECTIVE DATE

     The effective date of the restructuring will be the date specified in the articles of merger filed with the Iowa Secretary of State. The restructuring will be deemed to have become effective at 12:01 a.m. Central Time on the effective date. We expect the effective date of the restructuring to occur early in the third quarter of 2000.

ACCOUNTING TREATMENT

     AMHC prepares consolidated financial statements that include AMHC, AmerUs Group Co. and its principal subsidiaries AmerUs, AmerUs Home Equity, Inc. and AmerUs Properties, Inc. AmerUs is a majority owned subsidiary of AMHC. As a consolidated subsidiary, the financial position, results of operations and cash flows for AmerUs and its subsidiaries are consolidated with the financial position, results of operations and cash flows of AMHC. AMHC expects to account for the merger of AmerUs into AMHC as a "purchase", as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of the 42% minority interest in AmerUs as of the effective time will be recorded at their respective fair values and added to those of AMHC. Any excess of purchase price over the fair values is recognized as goodwill. Financial statements of AMHC issued after the effective time would reflect these values and would not be restated retroactively to reflect the historical financial position or results of operations of AmerUs.

REQUIRED REGULATORY APPROVALS

     The plan of conversion is subject to the approval of any necessary regulatory authorities, including the Iowa Insurance Commissioner. As required by Sections 521A.14(5) and 508B.7 of the Code of Iowa (1999), AMHC will soon be submitted the plan of conversion to the Iowa Insurance Commissioner. The plan will be approved if the Iowa Insurance Commissioner finds that the plan complies with all provisions of law, is fair and equitable to the mutual members, and that the reorganized company will have the amount of capital and surplus deemed by the Iowa Insurance Commissioner to be reasonably necessary for its future solvency.

     Section 508B.7 permits the Iowa Insurance Commissioner to hold a public hearing "on the fairness and equity of the terms of the plan" after giving written notice of the hearing to AMHC's members and other interested persons, all of whom have the right to appear at the hearing. The Iowa Insurance Commissioner has informed AMHC that she will hold a hearing. The hearing by the Iowa Insurance Commissioner, which will be held at the Iowa Division of Insurance, 330 Maple Street, Des Moines, Iowa, beginning at 1:00 p.m. on June 23, 2000, will be open to the public. AMHC and its directors, officers, employees, members and other interested persons have the right to appear and be heard at the public hearing.

DISSENTERS' RIGHTS

     Instead of having your shares converted into shares of AMHC common stock you have the right to receive the "fair value" of your AmerUs common stock. These rights are known as "dissenters' rights".

     The conditions necessary to secure dissenters' rights are set out in full in Appendix E. This summary is not a complete description of Iowa law relating to dissenters' rights. If you desire to exercise these rights, you should review carefully Appendix E and consult a legal advisor. If you do not follow the procedures set out below and in Appendix E, you will lose your dissenters' rights. It is your responsibility to initiate all necessary action to exercise your dissenters' rights according to the procedures prescribed by Iowa law.

     If you exercise your dissenters' rights fully, you will not be entitled to surrender your shares of AmerUs common stock for the shares of AMHC common stock that AMHC would otherwise have distributed to you as a result of the merger.

     Iowa law requires that AmerUs notify each of its stockholders prior to the special meeting that they have dissenters' rights and provide stockholders with a copy of Division XIII of the Iowa Business Corporation Act ("IBCA"). This proxy statement/prospectus constitutes that notice.

     If you wish to exercise your dissenters' rights, you must not vote for approval of the merger agreement. Because a duly executed proxy that does not contain voting instructions will, unless revoked, be voted for the merger, a holder of AmerUs common stock who votes by proxy and wishes to exercise dissenters' rights must vote against the merger agreement or abstain from voting on the merger agreement.

A vote against the merger, in person or by proxy, will not in and of itself satisfy the requirements of the IBCA. A separate written demand for payment is also required.

     If you elect to exercise your dissenters' rights, you must deliver to AmerUs a written notice of your intent to demand payment for your AmerUs common stock prior to the vote on the merger at the special meeting.

     All written notices of your intent to demand payment should be sent or delivered to:

              AmerUs Life Holdings, Inc.
              699 Walnut Street, Suite 2000
              Des Moines, Iowa 50309-3948
              Attention: James A. Smallenberger

     If you send a notice of intent to demand payment and you refrain from voting in favor of the merger, AmerUs will deliver a written dissenters' notice to you within 10 days of the approval of the merger agreement.

     The dissenters' notice will:

     - state where you must send the payment demand and where and when you must deposit certificates for certificated shares,

     - inform holders of uncertificated shares of AmerUs common stock to what extent transfer of the shares will be restricted after the payment demand is received,

     - supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares of AmerUs common stock before that date,

     - set a date by which AmerUs must receive the payment demand, which date will be between thirty and sixty days after the date the dissenters' notice is delivered, and

     - be accompanied by a copy of Division XIII of the Iowa Business Corporation Act.

     Once you receive a dissenters' notice, you must demand payment, certify whether you acquired beneficial ownership of the shares before the date of the first announcement of the terms of the merger, as specified in the dissenters' notice, and deposit your certificates in accordance with the terms of the dissenters' notice.

     If you demand payment and deposit your AmerUs common shares, you will retain all other rights of a stockholder until these rights are cancelled or modified by the merger. AmerUs may, however, restrict the transfer of uncertificated shares from the date of the demand for their payment until the merger goes forward or such restrictions are released.

     If you demanded payment and deposited your AmerUs common shares, at the time of the merger or upon receipt of a payment demand, whichever occurs later, AmerUs will have to pay you the amount it estimates to be the fair value of your AmerUs common stock, plus accrued interest.

     If AmerUs does not go forward with the merger within 180 days after the date set for demanding payment and depositing share certificates, AmerUs must return the deposited certificates to you. A new dissenters' notice will be sent to you if AmerUs goes forward with the merger after returning the deposited certificates.

     Under Iowa law, if you are dissatisfied with the payment or with the offer made by AmerUs, you may notify AmerUs of your own estimate of the value of your AmerUs common stock and demand payment within 30 days of AmerUs' payment or offer. If you fail to demand payment within those 30 days, you will waive your right to demand payment.

     You may also demand payment for your AmerUs common stock if AmerUs fails to make payment within 60 days after the date set for demanding payment or if AmerUs does not go forward with the merger and fails to return the share certificates or to release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     If a demand for payment for your AmerUs common shares remains unsettled, AmerUs must commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the AmerUs common stock and accrued interest. If AmerUs fails to commence the court proceeding within 60 days, AmerUs must pay each dissenter whose demand remains unsettled the amount demanded.

     You should be aware that the fair value of your AmerUs common stock as determined under Iowa law could be more than, the same as or less than the value of the AMHC common stock you would receive in the merger if you did not seek appraisal of your AmerUs common stock.

     IF YOU ELECT TO DEMAND APPRAISAL OF YOUR AMERUS COMMON STOCK BUT FAIL TO FULLY EXERCISE OR LOSE YOUR RIGHT TO APPRAISAL AS PROVIDED UNDER IOWA LAW YOUR AMERUS COMMON STOCK WILL CONVERT INTO AMHC COMMON STOCK IN THE MERGER.

     If you have fully exercised your rights as a dissenter, you will not be entitled to surrender your shares of AmerUs common stock for the shares of AMHC common stock that AMHC would otherwise have distributed to you as a result of the merger. After the merger is completed, you will not be entitled to vote your AmerUs common stock for any purpose or be entitled to the payment of dividends or other distributions on your AmerUs common stock. You will, however, be entitled to dividends or other distributions payable to holders of record of AmerUs common stock as of a record date prior to the date the merger is completed.

COMMISSION-FREE PROGRAM

     AMHC may establish a commission-free program which would begin between 6 and 12 months after the effective date of the plan of conversion. If AMHC establishes a commission-free program it would continue for 3 months or for any longer period of time as the AMHC board determines to be appropriate and in the best interest of AMHC and its stockholders. Pursuant to this program, each member who receives under the plan of conversion a number of shares of AMHC common stock that is less than or equal to a number specified by the AMHC board (which number would not be more than 99) would be entitled to sell at prevailing market prices all, but not less than all, the shares of AMHC common stock received under the plan of conversion by that member, without paying brokerage commissions, mailing charges, registration fees, or other administrative or similar expenses. Record holders of a number of shares of AMHC common stock that is less than or equal to a number specified by the AMHC board (which number would not be more than 99) would be entitled to purchase at prevailing market prices additional shares to round-up their holdings to 100 shares, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. If AMHC establishes a commission-free program it will establish administrative procedures for the delivery of requests to sell or purchase shares of AMHC common stock and for the sale or purchase of such shares of AMHC common stock through the program. AMHC may, in its discretion, institute one or more commission-free programs in the future, but is not required to do so.

                      MANAGEMENT OF AMHC AFTER THE MERGER

BOARD OF DIRECTORS

     Currently, AMHC's board of directors consists of 10 directors divided into five classes. After the conversion, the board of directors of AMHC will consist of 11 members and will be divided into three classes. Eight of these directors are also members of the AmerUs board and information concerning these directors is contained in AmerUs' annual proxy statement for 2000 and is incorporated in this document by reference. For more information on how to obtain a copy of the annual proxy statement, see "Where You Can Find More Information" on page 62. Information concerning the three additional directors is set forth below.

     Wesley H. Boldt -- West Des Moines, Iowa, President and Chief Executive Officer of Profit Advisor Group since February 1998 and President of Quality of Life Corporation since March 1996. Prior to that time, he was President of Nax Corporation. Mr. Boldt has been a director of AMHC since July 1996. He is 66 years of age.

     Joseph A. Borgen, Ph.D. -- Ankeny, Iowa, President and Chief Executive Officer of Des Moines Area Community College since 1981. Dr. Borgen has been a director of AMHC since July 1996. He is 59 years of age.

     F.A. Wittern, Jr. -- Des Moines, Iowa, Chairman and Chief Executive Officer of The Wittern Group, a conglomerate of private companies involved in manufacturing, financial services, equipment leasing and international trade in the automatic merchandising industry. He is a director of Norwest Bank Iowa, N.A. and Pan-O-Gold Baking Company. Mr. Wittern has been a director of AMHC since February 1999. He is 62 years of age.

     The eleven directors will be divided among the three classes in the following manner: Class I will consist of Wesley H. Boldt, Roger K. Brooks and F.A. Wittern, Jr.; Class II will be John R. Albers, Dr. Joseph A. Borgen, Thomas
F. Gaffney and Jack C. Pester; and Class III will include Malcolm Candlish, John
W. Norris, Jr., Ralph W. Laster, Jr. and John A. Wing. Class I members will serve for one year after the effective date of the plan of conversion; Class II members will serve for two years; and Class III members will serve a three-year term.

EXECUTIVE OFFICERS

     The executive officers of AMHC following the merger will be the executive officers of AmerUs immediately prior to the merger. Information concerning these executive officers is contained in AmerUs' annual proxy statement for 2000 and is incorporated in this document by reference. For more information on how to obtain this proxy statement, see "Where You Can Find More Information" on page 62.

DIRECTOR AND EXECUTIVE COMPENSATION

     After the merger, the executive officers of AMHC will receive the same compensation from AMHC as they do currently from AmerUs. Information concerning compensation of directors and executive officers of AmerUs is contained in AmerUs' annual proxy statement for 2000. For more information on how to obtain a copy of the annual proxy statement, see "Where You Can Find More Information" on page 62.

     Following the reorganization, for their services on the board, non-employee directors of AMHC will be paid $20,000 per year and $4,000 for each meeting attended. The chairman of each of the Audit, Board Operations, Finance and Strategy, Human Resources and Investment committees will receive an additional $2,000 per year. In addition, members of the special committees of independent directors of each of AmerUs and AMHC will receive a one-time fee of $17,500 and $32,500, respectively, for additional meetings attended in carrying out their duties as members of the special committees of independent directors. The fees paid to members of AMHC's special committee are subject to the approval of the Iowa Insurance Commissioner.

                      DESCRIPTION OF THE BUSINESS OF AMHC

     AMHC is a mutual insurance holding company whose principal asset is the stock it holds of your company, AmerUs. Information concerning the business of AmerUs is contained in its Annual Report on Form 10-K for the year ended December 31, 1999 and is incorporated in this document by reference. For more information on how to obtain this report, see "Where You Can Find More Information" on page 62.

     In addition, AMHC has two other subsidiaries, AmerUs Home Equity, Inc. ("Equity"), a finance company, engaged in the business of home equity loans and AmerUs Properties, Inc. ("Properties") engaged in the business of managing commercial real estate and mortgage portfolios of the subsidiaries of AmerUs and certain discontinued operations.

AMERUS HOME EQUITY, INC.

     Equity engages in the origination, sale and servicing of home equity lending. Formed in 1998, Equity has lending offices located in 20 states and provides a full array of home equity products and services, such as first and second mortgages, mortgage refinancing and balloon term loans. As of December 31, 1999, AMHC's equity investment in Equity was $3.0 million.

AMERUS PROPERTIES, INC.

     Formed in 1982 and formerly known as Central Properties, Inc., AmerUs Properties, Inc., a real estate company and a subsidiary of AMHC, provides management, development, syndication and marketing services for commercial real estate and mortgage portfolios of AMHC and its subsidiaries. As of December 31, 1999, AMHC's equity investment in Properties was $32.0 million.

DISCONTINUED OPERATIONS

     In the first quarter of 1998, AMHC began implementation of a plan for the disposition of its residential real estate operations. These operations consisted of four subsidiaries: AmerUs Mortgage, Inc. ("AMI"), AmerUs Home Services ("AHS"), Sunset Homes, and AmerUs Land Development ("ALD"), formerly known as Iowa Realty Development Company. In April 1998, AMHC ceased loan origination activity of AMI. In October, 1998, AMHC sold the mortgage servicing rights of AMI and recorded an after tax gain of $1.7 million. AMHC plans to complete the sale of the remaining assets of AMI and has recorded an estimated loss of $0.3 million on these assets. In May 1998, AMHC sold AHS and recorded an after tax gain of $19.1 million. AMHC plans to complete the liquidation of the Sunset Homes real estate inventory and no loss is expected on the sale of this inventory. AMHC plans to complete the liquidation of the ALD real estate inventory and no loss is expected on the sale of this inventory. In July 1998, AMHC completed the sale of its bank operating segment subsidiary, AmerUs Bank. AMHC recorded an after tax gain of $54.1 million on the sale. As of December 31, 1999, discontinued operations had assets of $20.4 million and liabilities of $2.7 million.

     The consolidated statements of operations have been reclassified to present the results of operations and gain on sale of the discontinued operations.

EMPLOYEES

     As of December 31, 1999, AMHC had 790 full-time employees of which 694 were employees of AmerUs and 96 were employees of its other subsidiaries. None of these employees are covered by a collective bargaining agreement and AMHC believes that its relations with employees are satisfactory.

REGULATION

     Prior to the conversion, AMHC has been regulated as a mutual insurance holding company. Following the conversion, it will be regulated as a stock insurance holding company. Information concerning the regulation of AmerUs and its subsidiaries is contained in AmerUs' Annual Report on Form 10-K for the year ended December 31, 1999 and is incorporated in this document by reference. For more information on how you can obtain this report, see "Where You Can Find More Information" on page 62.

     In addition, prior to and for a period of five years following the effective date of the demutualization, the Iowa insurance laws provide that a person, other than the reorganized company, an employee benefit plan or employee benefit trust sponsored by the reorganized company, or as otherwise specifically provided for in the plan of conversion, shall not directly or indirectly acquire or offer to acquire the beneficial ownership of more than five percent of any class of voting security of the reorganized company, and a person, other than the reorganized company or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company, who acquires five percent or more of any class of voting security of the reorganized company prior to the conversion or as specifically provided for in the plan of conversion, shall not directly or indirectly acquire or offer to acquire the beneficial ownership of additional voting securities of the reorganized company, unless the acquisition is approved by the Iowa Insurance Commissioner as not being contrary to the interests of the policyholders of the reorganized company or its life insurance company subsidiary and by the board of directors of the reorganized company.

RECENT DEVELOPMENTS

     On February 18, 2000, AMHC and AmerUs entered into a Combination and Investment Agreement with ILICO and ILGOC. Under the agreement, AMHC will combine with ILICO. ILICO is a 95-year-old mutual life insurance and annuity company based in Indianapolis with core competencies in product development and alternative distribution arrangements. ILGOC is a subsidiary of ILICO that owns the stock of three insurance subsidiaries. As of December 31, 1999, ILICO had assets of $6.1 billion. ILICO and its subsidiaries do business in all 50 states and the District of Columbia.

     The combination of ILICO with AMHC will be effected through the conversion of ILICO from a mutual to a stock company. In the conversion, ILICO members will exchange their membership interests for AMHC common stock, cash and policy credits that will have an aggregate value equal to 11.25 million AMHC shares, although this number may be adjusted if the aggregate value is less than $215 million. As a result of the combination, ILICO will become a subsidiary of AMHC.

     In addition, AmerUs purchased 105.96 shares of non-voting common stock of ILGOC, which represents 45% of the equity in ILGOC, for $100 million.

     The combination will require the approval of ILICO's members and AMHC's shareholders, and receipt of required regulatory approvals. The combination is expected to close after the conversion of AMHC to a stock company towards the end of the year.

     Additional information concerning the combination and financial information relating to ILICO are contained in AmerUs' Current Report on Form 8-K dated January 13 and February 22, 2000 and Form 8-K/A dated March 6 and 21, 2000, which are incorporated by reference herein. See "Where You Can Find More Information" on page 62.

     The ILICO combination is not the subject of this proxy statement/prospectus. We have disclosed the information regarding the ILICO combination to you in order to help you understand AMHC, AmerUs and the expected structure of AMHC going forward after the merger with AmerUs.

     This document is being delivered to you for the purpose of voting on the merger between AMHC and AmerUs and the vote on that merger. AMHC shareholders will be able to vote on the ILICO combination at a special meeting on a date after this vote on the restructuring. The restructuring is not contingent on the ILICO combination. However, if the restructuring is not consummated, the ILICO combination is not expected to proceed.

                          MARKET PRICES AND DIVIDENDS

     AmerUs has been publicly traded since 1997. On February 20, 1998, AmerUs' Class A common stock was listed and trading began on the New York Stock Exchange under the symbol "AMH". Prior to such listing, AmerUs' Class A common stock was listed and traded on the Nasdaq National Market System under the symbol "AMRS". The following table sets forth, for the periods indicated, the high and low sales prices per share of AmerUs' Class A common stock as quoted on Nasdaq or the NYSE, as applicable, and the quarterly dividends per share declared during such quarter.

                                                                              AMERUS
                                                                       CLASS A COMMON STOCK
                                                              ---------------------------------------
                                                                 HIGH            LOW        DIVIDENDS
                                                              -----------    -----------    ---------
1998
First Quarter.............................................    36 1/4          30 7/8           .10
Second Quarter............................................    34 7/16         30 5/8           .10
Third Quarter.............................................    33 1/16        21 15/16          .10
Fourth Quarter............................................    24 1/8          14 3/4           .10
1999
First Quarter.............................................    24 11/16       16 13/16          .10
Second Quarter............................................        28         21 5/16           .10
Third Quarter.............................................    28 3/4         21 3/16           .10
Fourth Quarter............................................    25 3/4          20 1/2           .10
2000
First Quarter.............................................        24         16 9/16           .10
Second Quarter (through May 11)...........................    20 1/8              18            --

HOLDERS

     As of March 31, 2000, the number of holders of record of each class of common equity of AmerUs was as follows:

                                                            NUMBER OF
                                                             HOLDERS
                                                            ---------
Class A common stock.....................................     2,358
Class B common stock.....................................         1

DIVIDENDS

     The AmerUs board has declared and paid a quarterly dividend of $0.10 per share of common stock since the second quarter of 1997. At the meeting of the AmerUs board of directors in February, the AmerUs board determined to pay dividends annually rather than quarterly. After the restructuring, AMHC expects to declare and pay dividends annually. Any payment of dividends will be subject to the discretion of the AMHC board and be dependent upon AMHC's financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by AMHC's life insurance subsidiaries and other factors deemed relevant by AMHC's board.

     AMHC's ability to pay dividends to its stockholders and meet its other obligations, including operating expenses and any debt service, primarily depends upon the receipt of sufficient funds from its life insurance subsidiaries in the form of dividends, interest payments or loans. Based on statutory insurance regulations and the life insurance subsidiaries' 1999 results, AMHC's life insurance subsidiaries could pay an estimated $61.1 million in dividends in 2000 without obtaining regulatory approval.

     Under its bank credit facility, AmerUs is prohibited from paying dividends on its common stock in excess of an amount equal to 3% of the AmerUs's consolidated net worth as of the last day of the preceding fiscal year. After the restructuring, AMHC will be bound by these same restrictions on the payment of dividends.

     In connection with the 8.85% Capital Securities, Series A (the "Capital Securities"), issued in 1997 by AmerUs Capital I, AmerUs's subsidiary trust, and the 7.00% Adjustable Conversion-Rate Equity Security Units ("ACES"), issued in 1998 by AmerUs Capital II, AmerUs' subsidiary trust, AmerUs has agreed not to declare or pay any dividends on AmerUs' capital stock (including the Class A common stock) during any period for which AmerUs elects to extend interest payments on its junior subordinated debentures, except for stock dividends paid by AmerUs where the dividend stock is the same stock as that on which the dividend is being paid. Dividends on AmerUs's capital stock cannot be paid until all accrued interest on the Capital Securities and ACES has been paid. After the restructuring, AMHC will be bound by these same restrictions on the payment of dividends.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF AMHC

     The following table sets forth certain financial and operating data of AMHC. AmerUs is a consolidated subsidiary of AMHC, and as such, the financial position and results of operation of AmerUs are included in the consolidated financial statements of AMHC. The selected consolidated financial data below for each of the five years ending December 31, 1999 are derived from the Consolidated Financial Statements of AMHC, which financial statements have been audited by KPMG LLP, independent auditors.

     The information in the following tables is based on, and should be read together with, the historical financial information set forth in this proxy statement/prospectus.

                                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------
                                            1999        1998       1997(A)    1996(B)      1995
                                          ---------   ---------   ---------   --------   --------
                                                           (Dollars in millions)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues:
  Insurance premiums....................  $    89.5   $    81.2   $    48.1   $  138.5   $  244.1
  Product charges.......................       74.7        73.0        47.3       52.2       57.4
  Net investment income.................      557.5       505.2       226.9      235.3      286.7
  Realized gains on investments.........        2.5         1.1        11.9       64.5       51.4
  Other income..........................       15.3        13.0        13.8       15.8       12.9
  Contribution from the Closed
     Block(B)...........................       25.2        31.5        31.0       19.9         --
                                          ---------   ---------   ---------   --------   --------
          Total revenues................      764.7       705.0       379.0      526.2      652.5
                                          ---------   ---------   ---------   --------   --------
Benefits and expenses:
  Total policyholder benefits...........      442.4       430.8       196.0      264.7      374.6
  Total insurance and other expenses....      195.0       165.0        91.2      113.4      123.8
  Dividends to policyholders............        4.5         2.6         1.6       26.3       49.4
                                          ---------   ---------   ---------   --------   --------
          Total benefits and expenses...      641.9       598.4       288.8      404.4      547.8
                                          ---------   ---------   ---------   --------   --------
Income from continuing operations.......      122.8       106.6        90.2      121.8      104.7
Interest expense........................       28.9        27.8        16.9       11.7        7.2
                                          ---------   ---------   ---------   --------   --------
Income before tax expense, minority
  interest, and equity in earnings of
  unconsolidated subsidiary.............       93.9        78.8        73.3      110.1       97.5
Income tax expense......................       32.8        24.8        19.3       41.6       38.3
Minority interest.......................       28.1        26.9        16.2         --         --
                                          ---------   ---------   ---------   --------   --------
Income before equity in earnings of
  unconsolidated subsidiary.............       33.0        27.1        37.8       68.5       59.2
Equity in earnings of unconsolidated
  subsidiary............................        1.5         2.6         1.7        1.0         --
                                          ---------   ---------   ---------   --------   --------
          Net income from continuing
            operations..................       34.5        29.7        39.5       69.5       59.2
Discontinued operations:
  Income (loss) from discontinued
     operations, net of tax.............        3.9        (1.1)       14.9       11.7       21.5
  Gain on sale of discontinued
     operations, net of tax.............         --        74.9          --         --         --
                                          ---------   ---------   ---------   --------   --------
          Net income before
            extraordinary item..........       38.4       103.5        54.4       81.2       80.7
Extraordinary item, net of tax..........         --          --          --         --       (0.8)
                                          ---------   ---------   ---------   --------   --------
          Net Income....................  $    38.4   $   103.5   $    54.4   $   81.2   $   79.9
                                          =========   =========   =========   ========   ========
CONSOLIDATED BALANCE SHEET DATA:
Total invested assets...................  $ 7,765.6   $ 7,909.4   $ 7,793.2   $3,284.6   $4,020.8
Total assets............................   11,097.7    10,780.5    12,004.6    6,052.8    5,781.1
Total liabilities.......................    9,829.5     9,399.5    10,735.0    5,378.5    5,114.2
Minority interest.......................      309.1       364.3       460.5         --         --
Company-obligated mandatorily redeemable
  preferred securities..................      197.7       199.6        86.0         --         --
Total members' equity...................      761.4       817.1       723.1      674.3      666.9

---------------

(A) Consolidated Income Statement Data for 1997 includes the results for Delta Life Corporation ("Delta"), subsequent to the acquisition date of October 23, 1997 and the results for AmVestors, subsequent to the acquisition date of December 19, 1997, and Consolidated Balance Sheet Data includes year-end data for Delta and AmVestors.

(B) The Closed Block was formed on June 30, 1996. Invested assets allocated to the Closed Block are classified as Closed Block assets. Revenues and expenses associated with the Closed Block are shown net as a single line item. Accordingly, the individual income statement components for 1999, 1998 and 1997 are not fully comparable with those of 1996 and 1995 due to the establishment of the Closed Block on June 30, 1996.

               AMHC AND AMERUS UNAUDITED PRO FORMA FINANCIAL DATA

     The following tables show financial information after giving effect to the restructuring and the combination with ILICO (which we refer to as "pro forma" information). In the restructuring, AMHC will convert to stock form and will distribute stock or other assets to its members. In addition, AmerUs will merge into AMHC and AMHC will issue AMHC common stock to the current public stockholders of AmerUs (the merger is shown in the tables that follow as "Purchase of Minority Interest"). AmerUs is a consolidated subsidiary of AMHC and as such, the historical data for AMHC includes the historical results of AmerUs for the periods indicated. In the ILICO combination, AMHC will issue shares of common stock, cash and policy credits as merger consideration. The actual composition of cash, policy credits and common stock cannot be determined at this time and is subject to regulatory approval. However, the value of the consideration will be equal to 11.25 million shares. The amount of cash and policy credits distributed will be determined by the average price of AMHC shares for a specified period following the closing of the combination. In addition, AMHC has purchased a minority interest in ILGOC for $100 million of which $77.2 million was used by ILGOC to repurchase its former minority interest. The financial information is provided for the year ended 1999. In presenting the pro forma information for 1999, we assumed that the restructuring and the combination had occurred as of January 1, 1999. The pro forma information gives effect to the merger and the combination under the purchase method of accounting in accordance with generally accepted accounting principles (commonly referred to as "GAAP").

     The restructuring is not dependent upon the combination with ILICO. However, the ILICO combination is subject to the completion of the AMHC restructuring, among other conditions. We expect that we will incur merger and integration charges as a result of combining the companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

     The information in the following tables is based on, and should be read together with, the historical financial information set forth in this proxy statement/prospectus and in AmerUs' prior SEC filings which we have incorporated into this document by reference. See "Where You Can Find More Information" on page 62.

                        AMERICAN MUTUAL HOLDING COMPANY

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999
                             (DOLLARS IN MILLIONS)

                                                                                                    PRO FORMA
                                                                                                     FOR THE
                                                       RESTRUCTURING         PURCHASE OF          RESTRUCTURING
                                                      AND DISTRIBUTION         MINORITY          AND PURCHASE OF      ILICO
                                      HISTORICAL(A)    TO MEMBERS(B)         INTEREST(C)        MINORITY INTEREST   HISTORICAL
                                      -------------   ----------------   --------------------   -----------------   ----------
ASSETS

Investments:
Securities available for sale at
  fair value:
  Fixed maturity securities.........    $ 6,681.0         $ (71.8)(B)          $    --              $ 6,609.2        $4,336.0
  Equity securities.................         14.6                                                        14.6             8.5
  Short-term investments............          0.2                                                         0.2              --
Loans...............................        608.9                                 10.1(C)               619.0           378.0
Loans held for sale.................         12.9                                                        12.9
Real estate.........................         45.7                                                        45.7
Policy loans........................        109.8                                                       109.8           184.7
Other investments...................        292.5                                                       292.5            12.2
                                        ---------         -------              -------              ---------        --------
        Total investments...........      7,765.6           (71.8)                10.1                7,703.9         4,919.4
                                        ---------         -------              -------              ---------        --------
Cash and cash equivalents...........        293.0          (339.7)(B)                                    25.1           174.4
                                                             71.8(B)
Accrued investment income...........         92.2                                                        92.2            65.4
Premiums, fees and other
  receivables.......................          9.9                                                         9.9             8.4
Reinsurance receivables.............         17.5                                                        17.5           236.9
Deferred policy acquisition costs...        529.7                               (223.4)(C)              306.3           328.7
Value of business acquired..........        230.6                                240.1(C)               470.7            10.3
Goodwill............................        206.3                                (37.5)(C)              168.8            12.9
Premiums and equipment, net.........         25.2                                                        25.2            23.8
Other assets........................        515.1                                (15.0)(C)              500.1             2.5
Separate account assets.............                                                                       --           341.1
Closed block assets.................      1,412.6                                 16.2(C)             1,428.8
                                        ---------         -------              -------              ---------        --------
        Total Assets................    $11,097.7         $(339.7)             $  (9.5)             $10,748.5        $6,123.8
                                        =========         =======              =======              =========        ========

LIABILITIES
Policy reserves and policy owner
  funds.............................    $ 7,673.0                                                   $ 7,673.0        $5,182.6
Other liabilities...................        204.1                                                       204.1           205.6
Notes and contracts payable.........        196.3                                                       196.3            25.0
Separate account liabilities........                                                                       --           341.1
Closed block liabilities............      1,756.1                                                     1,756.1
                                        ---------         -------              -------              ---------        --------
        Total Liabilities...........      9,829.5              --                   --                9,829.5         5,754.3
                                        ---------         -------              -------              ---------        --------
MINORITY INTEREST...................        309.1              --               (309.1)(C)                 --            71.7
COMPANY OBLIGATED MANDATORILY
  REDEEMABLE PREFERRED CAPITAL
  SECURITIES........................        197.7              --                   --                  197.7
STOCKHOLDERS EQUITY
  Common stock,.....................           --            17.4(B)              12.7(C)                30.1
  Additional paid-in-capital........           --           483.9(B)             286.9(C)               770.8
  Unearned compensation.............         (0.2)                                                       (0.2)
  Accumulated other comprehensive
    income..........................        (78.6)                                                      (78.6)          (10.2)
  Unallocated ESOP shares...........         (0.8)                                                       (0.8)
  Retained Earnings.................           --                                                          --
  Unassigned surplus................        841.0          (841.0)(B)                                      --           308.0
                                        ---------         -------              -------              ---------        --------
        Total Stockholder's
          Equity....................        761.4          (339.7)               299.6                  721.3           297.8
                                        ---------         -------              -------              ---------        --------
        Total Liabilities and
          Equity....................    $11,097.7         $(339.7)             $  (9.5)             $10,748.5        $6,123.8
                                        =========         =======              =======              =========        ========

                                                             PRO FORMA FOR THE
                                                               RESTRUCTURING,
                                                            PURCHASE OF MINORITY
                                                                INTEREST AND
                                       COMBINATION              COMBINATION
                                      WITH ILICO(D)              WITH ILICO
                                      -------------         --------------------
ASSETS
Investments:
Securities available for sale at
  fair value:
  Fixed maturity securities.........     $  (2.1)(D)             $10,439.5
                                          (503.6)(U)
  Equity securities.................                                  23.1
  Short-term investments............                                   0.2
Loans...............................         4.9(D)                  883.6
                                          (118.3)(U)
Loans held for sale.................                                  12.9
Real estate.........................                                  45.7
Policy loans........................      (150.1)(U)                 144.4
Other investments...................                                 304.7
                                         -------                 ---------
        Total investments...........      (769.2)                 11,854.1
                                         -------                 ---------
Cash and cash equivalents...........       (77.2)(E)                 101.3
                                           (14.0)(U)
                                            (7.0)(J)
Accrued investment income...........                                 157.6
Premiums, fees and other
  receivables.......................                                  18.3
Reinsurance receivables.............         1.6(D)                  256.0
Deferred policy acquisition costs...      (328.7)(F)                 306.3
Value of business acquired..........       297.3(G)                  778.3
Goodwill............................       (12.9)(D)(H)              168.8
Premiums and equipment, net.........        11.5(D)                   60.5
Other assets........................                                 502.6
Separate account assets.............                                 341.1
Closed block assets.................       786.0(U)                2,214.8
                                         -------                 ---------
        Total Assets................     $(112.6)                $16,759.7
                                         =======                 =========
LIABILITIES
Policy reserves and policy owner
  funds.............................     $  44.3(D)              $11,968.6
                                          (931.3)(U)
Other liabilities...................       (11.2)(D)(I)              384.4
                                           (14.1)(U)
Notes and contracts payable.........         0.9(D)                  222.2
Separate account liabilities........                                 341.1
Closed block liabilities............       945.4(U)                2,701.5
                                         -------                 ---------
        Total Liabilities...........        34.0                  15,617.8
                                         -------                 ---------
MINORITY INTEREST...................       (71.7)(D)                    --
COMPANY OBLIGATED MANDATORILY
  REDEEMABLE PREFERRED CAPITAL
  SECURITIES........................                                 197.7
STOCKHOLDERS EQUITY
  Common stock,.....................        11.3(D)                   41.4
  Additional paid-in-capital........       211.6(D)                  982.4
  Unearned compensation.............                                  (0.2)
  Accumulated other comprehensive
    income..........................        10.2(D)                  (78.6)
  Unallocated ESOP shares...........                                  (0.8)
  Retained Earnings.................                                    --
  Unassigned surplus................      (308.0)(D)                    --
                                         -------                 ---------
        Total Stockholder's
          Equity....................       (74.9)                    944.2
                                         -------                 ---------
        Total Liabilities and
          Equity....................     $(112.6)                $16,759.7
                                         =======                 =========

    (The Accompanying Notes are an integral part of this Unaudited Pro Forma
                          Consolidated Balance Sheet)

                        AMERICAN MUTUAL HOLDING COMPANY

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                            PRO FORMA
                                                                          PURCHASE           FOR THE
                                                       RESTRUCTURING         OF           RESTRUCTURING
                                                      AND DISTRIBUTION    MINORITY       AND PURCHASE OF      ILICO
                                      HISTORICAL(A)    TO MEMBERS(B)     INTEREST(C)    MINORITY INTEREST   HISTORICAL
                                      -------------   ----------------   -----------    -----------------   ----------
Revenues
  Insurance premiums................     $ 89.5            $                $              $      89.5        $165.2
  Universal life and annuity product
    charges.........................       74.7                                                   74.7          64.5
  Net investment income.............      557.5             (18.4)(K)        (0.8)(O)            538.3         256.9
  Realized gains on investments.....        2.5                                                    2.5           4.8
  Other income......................       15.3                                                   15.3
  Contribution from Closed Block....       25.2                                                   25.2
                                         ------            ------           -----          -----------        ------
                                          764.7             (18.4)           (0.8)               745.5         491.4
                                         ------            ------           -----          -----------        ------
Operating Expenses
  Policyowner benefits..............      442.4                                                  442.4         312.8
  Underwriting, acquisition, and
    insurance expenses..............      127.2                              (1.3)(L)            125.9          85.8
  Amortization of deferred policy
    acquisition costs & VOBA........       67.8                               6.8(M)              74.6          54.6
  Dividends to policyowners.........        4.5                                                    4.5          33.0
                                         ------            ------           -----          -----------        ------
                                          641.9                --             5.5                647.4         486.2
                                         ------            ------           -----          -----------        ------
        Income from continuing
          operations before income
          taxes and minority
          interest..................      122.8             (18.4)           (6.3)                98.1           5.2
Interest expense....................       28.9                                                   28.9           2.2
                                         ------            ------           -----          -----------        ------
        Income before taxes and
          minority interest.........       93.9             (18.4)           (6.3)                69.2           3.0
Income tax (expense) benefit........      (32.8)              6.4(N)          2.6(N)             (23.8)         (1.6)
Minority interest...................      (28.1)                             28.1(C)                --          (2.2)
                                         ------            ------           -----          -----------        ------
        Income before equity in
          earnings of unconsolidated
          subsidiary................       33.0             (12.0)           24.4                 45.4          (0.8)
Equity in earnings of unconsolidated
  subsidiary........................        1.5                                                    1.5            --
                                         ------            ------           -----          -----------        ------
        Net income from continuing
          operations................     $ 34.5            $(12.0)          $24.4          $      46.9        $ (0.8)
                                         ======            ======           =====          ===========        ======
Income from continuing operations
  per share(V):
  Basic.............................                                                       $      1.56
  Diluted...........................                                                              1.55
Share used in the calculation of
  income from continuing operations
  per share(V):
  Basic.............................                                                        30,229,682
  Diluted...........................                                                        30,306,649

                                                           PRO FORMA
                                                            FOR THE
                                                        RESTRUCTURING,
                                                          PURCHASE OF
                                                       MINORITY INTEREST
                                       COMBINATION      AND COMBINATION
                                      WITH ILICO(D)       WITH ILICO
                                      -------------    -----------------
Revenues
  Insurance premiums................     $(117.4)(U)      $     137.3
  Universal life and annuity product
    charges.........................        (2.1)(P)            137.1
  Net investment income.............        (9.7)(O)            738.4
                                           (47.1)(U)
  Realized gains on investments.....        (0.3)(Q)              7.0
  Other income......................                             15.3
  Contribution from Closed Block....        22.9(U)              48.1
                                         -------          -----------
                                          (153.7)             1,083.2
                                         -------          -----------
Operating Expenses
  Policyowner benefits..............       (14.2)(R)            628.8
                                          (112.2)(U)
  Underwriting, acquisition, and
    insurance expenses..............        (0.6)(S)            209.0
                                            (2.1)(U)
  Amortization of deferred policy
    acquisition costs & VOBA........        (5.2)(G)            124.0
  Dividends to policyowners.........       (27.3)(U)             10.2
                                         -------          -----------
                                          (161.6)               972.0
                                         -------          -----------
        Income from continuing
          operations before income
          taxes and minority
          interest..................         7.9                111.2
Interest expense....................                             31.1
                                         -------          -----------
        Income before taxes and
          minority interest.........         7.9                 80.1
Income tax (expense) benefit........        (0.2)(T)            (25.6)
Minority interest...................         2.2(D)                --
                                         -------          -----------
        Income before equity in
          earnings of unconsolidated
          subsidiary................         9.9                 54.5
Equity in earnings of unconsolidated
  subsidiary........................                              1.5
                                         -------          -----------
        Net income from continuing
          operations................     $   9.9          $      56.0
                                         =======          ===========
Income from continuing operations
  per share(V):
  Basic.............................                      $      1.36
  Diluted...........................                             1.35
Share used in the calculation of
  income from continuing operations
  per share(V):
  Basic.............................                       41,479,682
  Diluted...........................                       41,556,649

    (The Accompanying Notes are an integral part of this Unaudited Pro Forma
                         Consolidated Income Statement)

                        AMERICAN MUTUAL HOLDING COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     (A) Relationship between AMHC and AmerUs:

     AMHC owns 58% of AmerUs. The following reconciliation shows the significance of AmerUs assets and net income to AMHC:

                                                                  HISTORICAL
                                                               -----------------
                                                               AS OF AND FOR THE
                                                                  YEAR ENDED
                                                               DECEMBER 31, 1999
                                                               -----------------
                                                                 (in millions)
Asset Reconciliation:
  AmerUs total assets.......................................       $10,719.4
  Cash at AMHC..............................................           267.9
  Other non-life insurance company assets at AMHC...........           131.1
  Less intercompany eliminations............................           (20.7)
                                                                   ---------
          AMHC total assets.................................       $11,097.7
                                                                   =========
Net Income Reconciliation:
  AmerUs net income.........................................       $    66.6
  Less minority interest....................................           (28.1)
  Other non-life insurance company net (loss)...............            (4.0)
                                                                   ---------
  Income from continuing operations.........................            34.5
  Net income of discontinued operations.....................             3.9
                                                                   ---------
          AMHC net income...................................       $    38.4
                                                                   =========

     (B) The unassigned surplus of AMHC will be distributed to the AMHC members in the form of cash, policy credits and common stock as determined by an actuarial calculation. Please refer to Appendix B for a complete discussion of the allocation and distribution process included in the plan of conversion of AMHC. Following is an estimate of the total distribution to members as of December 31, 1999 (in millions):

Cash at AMHC................................................   $267.9
Cash representing the fair market value of net non-life
  insurance company assets held by AMHC.....................     71.8
                                                               ------
          Total Cash Distribution...........................   $339.7
Common stock of AMHC at historical book Value 17,390,165
  shares allocated between common stock and paid in capital
  as follows:
  Common stock..............................................     17.4
  Additional paid in capital................................    483.9
                                                               ------
          Total distribution................................   $841.0
                                                               ======

     In order to distribute the $339.7 million of cash to the AMHC members, approximately $71.8 million of fixed maturity securities will be sold and converted to cash. No gain or loss on the sale of the fixed maturity securities has been assumed in the pro forma. The non-life insurance company assets represent value owned by the members which will be retained by AMHC after the conversion. As a result, the members are entitled to receive consideration for this value, which will be in the form of an additional cash distribution as indicated in the pro forma information. The value of the non-life insurance company assets was determined through a negotiation process between committees of independent directors of AMHC and AmerUs and is not subject to change. The actual cash distribution will vary from the pro

                        AMERICAN MUTUAL HOLDING COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

forma amounts due to operating results through the date of distribution and the actual costs associated with the restructuring.

     The historical components of AMHC's equity have been reclassified to reflect the issuance of the 17,390,165 shares of common stock and the reclassification of the remaining balance of unassigned surplus after the cash distribution to additional paid in capital. Since the conversion is a change in the form of ownership only, the accounting for the conversion of the membership interests to common stock will be done on a historical cost basis.

     (C) Giving effect to the acquisition of the minority interest of AmerUs under purchase accounting, the total purchase cost of the minority interest of AmerUs will be allocated to the assets and liabilities acquired based on 42.2 percent (the minority interest ownership percentage) of the relative fair values as of the date of acquisition, with any excess of 42.2 percent of the fair value of the net assets acquired over the purchase price recorded as a reduction of non-current assets (goodwill). The minority interest ownership percentage was determined by dividing the shares of AmerUs not owned by AMHC or held as treasury shares by the issued and outstanding shares of AmerUs, net of treasury shares. At December 31, 1999, there were 12,680,689 such shares held by the public. The cost allocations, primarily related to value of business acquired, deferred acquisition costs, mortgage loans, and goodwill, are based on studies which are not yet completed. Accordingly, the final allocations may differ from the amounts reflected here due to interest rate fluctuations, operating experience, and results of operations through the date of closing. Although the final allocations may differ, the pro forma financial statements reflect management's best estimate based on currently available information. The differences between the current and final allocations are not expected to be material.

     The market value of the common stock of AMHC is assumed to be equal to the market value of the common stock of AmerUs as that value is more reliably determinable than the value of AMHC and AmerUs stock is assumed to be exchanged for AMHC stock on a one-for-one basis. The average closing price of the AmerUs common stock used in the pro forma is $23.625 per share which represents the average of the closing prices of the AmerUs common stock on the date of the reorganization announcement, two days preceding, and two days succeeding the announcement.

     Purchase price of minority interest (in millions):

AMHC common stock exchanged for AmerUs common stock valued
  as follows:
  12,680,689 shares at an estimated fair market value or
     $23.625 per share with a $1.00 par value per share
Common stock................................................   $ 12.7
Additional paid-in capital..................................    286.9
                                                               ------
          Total value of common stock exchanged as purchase
           price............................................   $299.6
                                                               ======

     After the issuance of the shares in connection with the purchase of the minority interest, there would be 30,070,854 shares of AMHC common stock outstanding on a pro forma basis.

                        AMERICAN MUTUAL HOLDING COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The allocation of the purchase price of the minority interest is as follows (in millions):

                                                                        MINORITY INTEREST
                                                                        OWNERSHIP IN THE
                                                               TOTAL       NET ASSETS
                                                              -------   -----------------
Book value of AmerUs net assets at December 31, 1999........  $ 733.0        $ 309.1
Adjustments to reflect net assets at market value:
  Mortgage loan appreciation................................     23.9           10.1
  Write-off of deferred acquisition costs on open block.....   (529.7)        (223.4)
  Establishment of value of business acquired on open
     block..................................................    569.3          240.1
  Write-off of deferred acquisition costs and establishment
     of value of business acquired closed block.............     38.3           16.2
  Write-off of existing goodwill............................   (206.3)         (87.0)
  Reduction of deferred tax charges.........................    (35.6)         (15.0)
  Allocation of excess costs of acquiring the minority
     interest over the fair value of identifiable assets
     less liabilities.......................................    117.5           49.5
                                                              -------        -------
          Fair market value of AmerUs net assets at December
            31, 1999........................................  $ 710.4        $ 299.6
                                                              =======        =======

     (D) Giving effect to the combination with ILICO under purchase accounting, the total purchase cost of ILICO will be allocated to the assets and liabilities acquired based on the relative fair values as of the date of acquisition, with any excess of the fair value of the assets acquired less the fair value of the liabilities assumed over the purchase price recorded as a reduction of non-current assets (value of business acquired). The cost allocations, primarily related to value of business acquired, deferred acquisition costs, and mortgage loans, are based on studies which are not yet completed. Accordingly, the final allocations may differ from the amounts reflected here due to interest rate fluctuations, operating experience, and results of operations through the date of closing. Although the final allocations may differ, the pro forma financial statements reflect management's best estimate based on currently available information and the differences between the current and final allocations are not expected to be material.

     The market value of the common stock of AMHC is assumed to be equal to the market value of the common stock of AmerUs as that value is reliably determinable and AmerUs stock is assumed to be exchanged for AMHC stock on a one-for-one basis. The average closing price of the AmerUs common stock used in the pro forma is $19.8125 per share which represents the average of the closing prices of the AmerUs common stock on the date of the combination announcement, two days preceding, and two days succeeding the announcement.

     The combination agreement calls for combination consideration equivalent to
11.25 million shares of AMHC common stock in the form of common stock, cash and policy credits. It has been assumed that all of the combination consideration is in the form of common stock for pro forma purposes.

     The common stock will be distributed to the members of ILICO as determined by an actuarial calculation.

                        AMERICAN MUTUAL HOLDING COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Combination consideration for ILICO (in millions):

Issuance of 11,250,000 shares of Class A common stock of
  AMHC to members of ILICO at an estimated fair value of
  $19.8125 per share with a $1.00 par value per share
Common stock................................................  $ 11.3
Additional paid-in capital..................................   211.6
                                                              ------
          Total value of common stock exchanged.............  $222.9
Cash paid to acquire minority interest......................    77.2
Costs of the combination....................................     7.0
Obligations accrued for early retirement, severance and
  employment agreements.....................................    10.0
                                                              ------
          Total purchase price..............................  $317.1
                                                              ======

     After issuance of the shares as combination consideration, AMHC would have 41,320,854 shares of common stock outstanding on a pro forma basis.

     The allocation of the purchase price of ILICO is as follows (in millions):

Investments (including cash and short-term Investments).....  $ 5,096.6
Receivables and other assets................................      350.1
Value of business acquired..................................      307.6
Separate Account Assets.....................................      341.1
Policyowner reserves and funds..............................   (5,226.9)
Other liabilities...........................................     (184.4)
Debt........................................................      (25.9)
Separate Account Liabilities................................     (341.1)
                                                              ---------
                                                              $   317.1
                                                              =========

     The historical components of ILICO's equity have been eliminated in accordance with purchase accounting. In addition, common stock is adjusted to reflect the shares issued in conjunction with the combination amounting to $11.3 million. Additional paid-in capital is also adjusted for the excess of the combination consideration exchanged over the stated value of the AMHC common stock amounting to $211.6 million.

     (E) Represents the cash paid to acquire the minority interest.

     (F) Represents the unamortized balance of deferred policy acquisition costs.

                        AMERICAN MUTUAL HOLDING COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (G) Value of the insurance business acquired reflects the estimated fair value of the business in force and represents the portion of the cost to acquire the company that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts existing as of the assumed date of the acquisition. Amortization is recognized in proportion to expected future gross profits over periods between 20 and 30 years and is based on the average interest crediting rates which range from 3.5% to 6.2% for 1999 and over the next five years. The estimated amortization for the next five years is as follows (in millions):

1999........................................................  $38.6
2000........................................................  $27.3
2001........................................................  $26.3
2002........................................................  $25.8
2003........................................................  $25.2
2004........................................................  $24.5

     The value of business acquired has been reduced by the amount the fair value of the assets acquired less the liabilities assumed exceeded the purchase cost of $52.4 million.

     (H) Represents the unamortized balance of goodwill at the assumed date of acquisition.

     (I) Represents various liabilities assumed in connection with the combination and the net impact on the deferred tax liability as a result of the purchase accounting adjustments as follows (in millions):

Eliminate historical deferred income taxes..................  $(39.8)
Establish new purchase accounting deferred income taxes.....    18.6
Establish liability for employment and severance
  agreements................................................    10.0
                                                              ------
                                                              $(11.2)
                                                              ======

     (J) Represents the transaction costs, primarily investment banking and legal fees paid in connection with the combination.

     (K) Represents reductions in interest income resulting from cash distribution to members calculated on the cash on hand distributed based upon a rate of 5% per annum, and interest income on the proceeds from the fixed maturity securities sold, based upon a rate of 7% per annum.

     (L) Represents a reduction in amortization expense on goodwill consistent with an original life of 30 years.

     (M) Represents the difference between the amortization that historically was recorded on the deferred acquisition cost asset and the pro forma amortization on the value of business acquired assets established as part of the minority interest purchase transaction.

     (N) Represents the income tax effect on the net pro forma adjustments based upon a 35% effective tax rate.

     (O) Represents the change in net investment income resulting from change in carrying value of the investment portfolio at the assumed date of acquisition.

     (P) Represents the reduction of product charges due to the elimination of unearned revenues at the assumed date of acquisition. The unearned revenues are eliminated due to their inclusion in the determination of the value of the business acquired.

     (Q) Represents the elimination of the gain from the sale of stock of a subsidiary.

                        AMERICAN MUTUAL HOLDING COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (R) Represents the reduction in policyowner benefits resulting from decreased investment income as previously discussed and the increase in policyowner reserves at the assumed date of acquisition due to market value adjustments to the investment portfolio.

     (S) Includes the effects of increased depreciation of $0.3 million on the write-up of the home office premises calculated over 30 years on the straight-line method and the decreased goodwill amortization of $0.9 million due to the elimination of historical goodwill.

     (T) Represents the income tax effects on the net pro forma adjustments based upon a 35% effective tax rate and the elimination of the mutual company differential earnings tax of $2.6 million.

     (U) Reflects the formation of the closed block for ILICO and the reclassification of the related assets and liabilities, and the reclassification of the related components of the income statement to the contribution from closed block.

     Summarized financial information assuming the Closed Block was formed as of January 1, 1999 for pro forma income statement purposes and as of December 31, 1999 for pro forma balance sheet purposes is as follows (in millions):

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
                                ASSETS

Investments
Fixed Maturity Securities...............................     $503.6
Mortgage Loans..........................................      118.3
Policy Loans............................................      150.1
                                                             ------
                                                              772.0
Cash....................................................       14.0
                                                             ------
          Total Assets..................................     $786.0
                                                             ======

                             LIABILITIES

Policy Reserves and policyowner funds...................     $931.3
Other liabilities.......................................       14.1
                                                             ------
          Total Liabilities.............................     $945.4
                                                             ======

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1999
                                                          ------------
Revenues
  Insurance Premiums....................................     $117.4
  Net Investment Income.................................       47.1
                                                             ------
                                                              164.5
Expenses
  Policyowner benefits..................................     $112.2
  Underwriting, acquisition and insurance expenses......        2.1
  Dividends to policyowners.............................       27.3
                                                             ------
  Contribution from Closed Block before income taxes....     $ 22.9
                                                             ======

                        AMERICAN MUTUAL HOLDING COMPANY

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (V) The basic earnings per share calculation reflects net income from continuing operations divided by the weighted average number of shares outstanding for the year ended December 31, 1999, assuming the shares of AMHC were issued January 1, 1999 in a one-for-one exchange for AmerUs common stock in connection with the restructuring and the 11,250,000 shares of ILICO combination consideration were also issued on January 1, 1999. The diluted earnings per share amount is calculated in the same manner with the weighted average number of shares outstanding increased for the dilutive effect of options, warrants, and stock appreciation rights.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                        AND FINANCIAL CONDITION OF AMHC

     The following is a discussion of AMHC's results of operations. As AMHC's principal asset is AmerUs, this discussion principally relates to AmerUs. The principal difference is that your stock is treated as a minority interest for purposes of this discussion.

     The following analysis of the consolidated results of operations and financial condition of AMHC should be read in conjunction with the Selected Consolidated Financial and Operating Data and Consolidated Financial Statements and related notes which are attached to this proxy statement/ prospectus.

OVERVIEW

     AMHC is a mutual insurance holding company whose principal asset is a 58% interest in AmerUs. AmerUs owns three principal life insurance and annuity companies and is primarily engaged through these subsidiaries in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals and businesses in 49 states, the District of Columbia and the U.S. Virgin Islands. AMHC also owns a finance company and a real estate management company in which it conducts limited home equity loan origination, sales, and servicing and limited real estate management, development, syndication, and marketing. AMHC has two reportable operating segments: Life Insurance and Annuities. The Life Insurance segment's primary product offerings consist of whole life, universal life and term life insurance policies. The primary product offerings of the Annuity segment are fixed annuities.

     AMHC sold certain lines of business and made the decision to exit certain other businesses in 1998. These businesses are referred to as discontinued operations and include the following activities: banking, residential real estate brokerage, residential land development and mortgage banking.

     In accordance with GAAP, universal life insurance premiums and annuity deposits received are reflected as increases in liabilities for policyowner account balances and not as revenues. Revenues reported for universal life and annuity products consist of policy charges for the cost of insurance, administration charges and surrender charges assessed against policyowner account balances. Surrender benefits paid relating to universal life insurance policies and annuity products are reflected as decreases in liabilities for policyowner account balances and not as expenses. Amounts for interest credited to universal life and annuity policyowner account balances and benefit claims in excess of policyowner account balances are reported as expenses in the financial statements. AMHC receives investment income earned from the funds deposited into account balances by universal life and annuity policyowners, the majority of which is passed through to such policyowners in the form of interest credited.

     Premium revenues reported for traditional life insurance products are recognized as revenues when due. Future policy benefits and policy acquisition costs are recognized as expenses over the life of the policy by means of a provision for future policy benefits and amortization of deferred policy acquisition costs.

     The costs related to acquiring new business, including certain costs of issuing policies and certain other variable selling expenses (principally commissions), defined as deferred policy acquisition costs, are capitalized and amortized as an expense primarily in proportion to expected profits or margins from such policies. This amortization is adjusted when current or estimated future gross profits or margins on the underlying policies vary from previous estimates. For example, the amortization of deferred policy acquisition costs is accelerated when policy terminations are higher than originally estimated or when investments supporting the policies are sold at a gain prior to their anticipated maturity. Death and other policyowner benefits reflect exposure to mortality risk and fluctuate from period to period based on the level of claims incurred within insurance retention limits. The profitability of AMHC is primarily affected by expense levels, interest spread results (i.e., the excess of investment earnings over the interest credited to policyowners) and fluctuations in mortality, persistency and other policyowner benefits. AMHC has the ability to mitigate adverse experience through adjustments to credited interest rates, policyowner dividends or cost of insurance charges.

ACQUISITIONS

     AmerUs acquired all of the outstanding stock of Delta on October 23, 1997, for approximately $165 million in cash. The transaction was accounted for as a purchase and accordingly, AMHC's results of operations include Delta from the date of purchase. AmerUs acquired all of the outstanding stock of AmVestors on December 19, 1997, in a stock exchange valued at approximately $350 million. This transaction was also accounted for as a purchase and AMHC's results of operations include AmVestors from the date of purchase. (See Note 15 of the Consolidated Financial Statements for the discussion of AMHC's acquisitions.)

DISCONTINUED OPERATIONS

     During 1998, AMHC sold its residential real estate and bank operating segments. The consolidated statements of operations have been reclassified to present the results of operations and gain on sale of the discontinued operations. See Note 17 of the Consolidated Financial Statements for additional information.

THE CLOSED BLOCK

     The Closed Block was established on June 30, 1996. Insurance policies which had a dividend scale in effect as of June 30, 1996, were included in the Closed Block. The Closed Block was designed to provide reasonable assurance to owners of insurance policies included therein that, after the reorganization of AmerUs Life, assets would be available to maintain the dividend scales and interest credits in effect prior to the reorganization if the experience underlying such scales and credits continues.

     The contribution to the operating income of AMHC from the Closed Block is reported as a single line item in the income statement. Accordingly, premiums, product charges, investment income, realized gains (losses) on investments, policyowner benefits and dividends attributable to the Closed Block, less certain minor expenses including amortization of deferred policy acquisition costs, are shown as a net number under the caption "Contribution from the Closed Block". This results in material reductions in the respective line items in the income statement while having no effect on net income. The expenses associated with the administration of the policies included in the Closed Block and the renewal commissions on these policies are not charged against the Contribution from the Closed Block, but rather are grouped with underwriting, acquisition and insurance expenses. Also, all assets allocated to the Closed Block are grouped together and shown as a separate item titled "Closed Block Assets". Likewise, all liabilities attributable to the Closed Block are combined and disclosed as the "Closed Block Liabilities".

OPERATING SEGMENTS

     AMHC has two reportable operating segments: Life Insurance and Annuities. Products generally distinguish a segment. AMHC uses the same accounting policies and procedures to measure operating segment income as it uses to measure its consolidated income from operations with the exception of the elimination of certain items which management believes are not necessarily indicative of overall operating trends. For example, realized capital gains or losses on investments, excluding gains or losses on convertible bonds which are considered core earnings, are not included as part of operating segment income. Non-core realized capital gains or losses on investments may be realized at the sole discretion of management and are often realized in accordance with tax planning strategies. Therefore, non-core realized capital gains or losses do not reflect AMHC's ongoing earnings capacity. Revenues and benefits and expenses are primarily attributed directly to each operating segment. Net investment income and core realized gains (losses) on investments are allocated based on the directly related asset portfolios. Other revenues and expenses which are deemed not to be associated with any specific reportable segment are grouped together in the All Other category. These items relate to holding company revenues and expenses and the operations of the companies' finance and real estate management subsidiaries. AMHC assesses the performance of its operating segments before interest expense, income taxes, minority interest, and equity in earnings of its unconsolidated subsidiary. Income from operations and operating segment information do not include discontinued operations which are comprised of the former banking, residential brokerage, residential land development and mortgage banking activities of AMHC.

RESULTS OF OPERATIONS

1999 COMPARED TO 1998 AND 1997

     A summary of AMHC's revenue follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                           (Dollars in thousands)
Insurance Premiums:
  Life Insurance -- Traditional......................  $ 64,263   $ 51,261   $ 30,733
  Annuities -- Immediate annuity and supplementary
     contract premiums...............................    25,122     29,610     17,238
  All other..........................................       136        326        156
                                                       --------   --------   --------
          Total insurance premiums...................    89,521     81,197     48,127
Product Charges:
  Life Insurance -- Universal Life...................    46,841     46,224     45,637
  Annuities..........................................    27,835     26,757      1,669
                                                       --------   --------   --------
          Total product charges......................    74,676     72,981     47,306
Net Investment Income:
  Life Insurance.....................................    93,350     70,952     73,407
  Annuities..........................................   442,851    432,299    147,924
  All other..........................................    21,307      1,917      5,579
                                                       --------   --------   --------
          Total net investment income................   557,508    505,168    226,910
Realized Gains (Losses) on Investments:
  Life Insurance -- core.............................        --         --         --
  Annuities -- core..................................    10,166      9,400         --
  All other -- core..................................     4,629        351         --
  All other -- non-core..............................   (12,261)    (8,623)    11,879
                                                       --------   --------   --------
          Total realized gains (losses) on
            investments..............................     2,534      1,128     11,879
All other income.....................................    15,311     13,077     13,766
Contribution from the Closed Block...................    25,166     31,478     31,044
                                                       --------   --------   --------
          Total revenues.............................  $764,716   $705,029   $379,032
                                                       ========   ========   ========

     Traditional life insurance premiums increased by $13.0 million to $64.3 million in 1999 compared to $51.3 million in 1998 and $30.7 million in 1997. The increase in traditional life insurance premiums was primarily the result of the growth of the business since the formation of the Closed Block in June, 1996 and continued favorable persistency.

     Immediate annuity and supplementary contract premiums were $25.1 million in 1999 compared to $29.6 million in 1998 and $17.2 million in 1997. The decrease in premiums in 1999 was primarily due to decreased immediate annuity sales while the increase in annuity and supplementary contract premiums in 1998 was primarily due to the acquisition of Delta and AmVestors. Without these acquisitions, immediate annuity and supplementary contract premiums increased by $2.5 million in 1998 due to increased immediate annuity sales.

     Universal life product charges increased by $0.6 million in 1999 to $46.8 million compared to $46.2 million in 1998 and $45.6 million in 1997. The increase in product charges each year was primarily due to increased cost of insurance charges as a result of the normal aging of the block of business, partially offset by higher reinsurance costs.

     Annuity product charges increased by $1.0 million in 1999 to $27.8 million compared to $26.8 million in 1998 and $1.7 million in 1997. Increased surrender charges and expense loads on deferred annuities primarily contributed to the increase in 1999 while the increase in 1998 was primarily due to the acquisitions of Delta and AmVestors. Annuity product charges for 1998 and 1997 included $23.5 million and $0.7 million, respectively, from Delta and AmVestors.

     Total net investment income was $557.5 million in 1999 compared to $505.2 million in 1998 and $226.9 in 1997. The increase in 1999 net investment income was primarily attributable to higher average invested assets (excluding market value adjustments) and a higher effective yield compared to 1998. Average invested assets (excluding market value adjustments) increased approximately $470.2 million in 1999 compared to 1998 primarily due to the Company's increased investment funds from two structured asset-backed commercial paper vehicles. See further discussion of these vehicles in the Liquidity and Capital Resources section. In addition to these new investments, AMHC's average invested assets increased approximately $150 million from the proceeds from the sale of AMHC's residential real estate and banking operating segments in mid-1998. The increase in 1998 net investment income was primarily due to the acquisitions of Delta and AmVestors. Net investment income in 1998 and 1997 included $322.0 million and $30.2 million, respectively, from Delta and AmVestors. The effective yield of the entire portfolio in 1999 was 7.12% compared to 6.87% in 1998 and 7.47% in 1997. Yields in 1998 were impacted by a decline in value on hedge funds and long-term private partnership investments resulting in lower net investment income in both the life insurance and annuity segments in that year. The effective yield of the annuity portion of the portfolio decreased 10 basis points to 6.68% in 1999 compared to 6.78% in 1998 and 7.24% in 1997. The decrease in the 1999 effective yield primarily resulted from lower reinvestment rates throughout 1998 and the majority of 1999 compared to the portfolio rate at the beginning of the prior year period.

     Realized gains on investments were $2.5 million in 1999 compared to $1.1 million and $11.9 million in 1998 and 1997, respectively. The level of realized gains and losses will fluctuate from period to period depending on the prevailing interest rate and economic environment and the timing of the sale of investments. All other core gains increased $4.2 million in 1999 compared to 1998 due to the operations of the finance company which began in August, 1998. Such amount represents gains from the sale of loans originated by the finance company.

     Other income increased by $2.2 million to $15.3 million in 1999 compared to $13.1 million in 1998 and $13.8 million in 1997. Other income primarily consists of real estate operating income, property management fees, and structured finance fees from affordable housing programs. In addition, AMHC began operations of a finance company in August 1998 which contributed to the increase in other income for that year.

     The Contribution from the Closed Block was $25.2 million in 1999 compared to $31.5 million in 1998 and $31.0 million in 1997. The following table sets forth the operating results of the Closed Block for the years ended December 31, 1999, 1998 and 1997.

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                           (Dollars in thousands)
Revenues:
  Insurance premiums.................................  $189,444   $198,178   $206,145
  Universal life and annuity product charges.........    12,463     13,695     13,599
  Net investment income..............................   108,117    115,762    113,759
  Realized gains (losses) on investments.............      (380)    10,324        718
                                                       --------   --------   --------
          Total revenues.............................   309,644    337,959    334,221
Benefits and expenses:
  Policyowner benefits...............................   193,482    200,783    206,638
  Underwriting, acquisition and insurance expenses...     4,408      5,042      5,477
  Amortization of deferred policy acquisition
     costs...........................................    20,337     26,286     31,471
  Dividends to policyowners..........................    66,251     74,370     59,591
                                                       --------   --------   --------
          Total benefits and expenses................   284,478    306,481    303,177
                                                       --------   --------   --------
Contribution from the Closed Block...................  $ 25,166   $ 31,478   $ 31,044
                                                       ========   ========   ========

     Closed Block insurance premiums decreased by $8.8 million in 1999 to $189.4 million compared to $198.2 million in 1998 and $206.1 million in 1997. The decrease in insurance premiums each year is consistent with the reduction of the Closed Block's life insurance in force that is expected to continue over the life of the Block. Similarly, the 1999 decrease in product charges or universal life policies included in the Closed Block is primarily the result of the reduction of such business in force.

     Net investment income for the Closed Block increased by $7.7 million in 1999 to $108.1 million compared to $115.8 million in 1998 and $113.8 million in 1997. The decrease in 1999 was primarily attributable to lower effective yields, partially offset by higher average invested assets (excluding market value adjustments) while the increase in 1998 was primarily attributable to the growth in average invested assets (excluding market value adjustments) resulting from the reinvestment of investment earnings.

     Realized losses on investments of the Closed Block were $0.4 million in 1999 compared to realized gains of $10.3 million in 1998 and $0.7 million in 1997. The level of realized gains and losses will fluctuate from period to period depending on the prevailing interest rate and economic environment and the timing of the sale of investments.

     Closed Block policyowner benefits decreased by $7.3 million in 1999 to $193.5 million compared to $200.8 million in 1998 and $206.6 million in 1997. The decrease in policyowner benefits each year is primarily due to lower death benefits and to the reduction of life reserves which is consistent with the reduction of the Closed Block's life insurance in force that is expected over the life of the Block.

     The amortization of deferred policy acquisition costs for the Closed Block decreased by $6.0 million in 1999 to $20.3 million compared to $26.3 million in 1998 and $31.5 million in 1997. The decrease in the amortization of deferred policy acquisition costs each year is consistent with the projected reduction in the gross margins of the Closed Block as the life insurance in force declines.

     Closed Block dividends to policyowners decreased by $8.1 million to $66.3 million in 1999 compared to $74.4 million in 1998 and $59.6 million in 1997. The decrease in 1999 was primarily due to the decrease in deferred dividends resulting from lower realized gains while the increase in 1998 primarily resulted from increased deferred dividends associated with the higher realized gains that year.

     A summary of AMHC's policyowner benefits follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                           (Dollars in thousands)
Life Insurance:
  Traditional:
     Death benefits..................................  $  9,398   $  4,475   $  1,401
     Change in liability for future policy benefits
       and other policy benefits.....................    41,306     31,773     19,968
                                                       --------   --------   --------
          Total traditional..........................    50,704     36,248     21,369
  Universal:
     Death benefits in excess of cash value..........    21,978     17,928     20,254
     Interest credited on policyowner account
       balances......................................    30,365     34,317     32,750
     Other...........................................     1,107      2,949      3,453
                                                       --------   --------   --------
          Total universal............................    53,450     55,194     56,457
                                                       --------   --------   --------
          Total life insurance benefits..............   104,154     91,442     77,826
Annuities
  Interest credited to deferred annuity account
     balances........................................   281,063    282,465     81,834
  Other annuity benefits.............................    56,920     56,828     35,739
                                                       --------   --------   --------
          Total annuity benefits.....................   337,983    339,293    117,573
All other benefits...................................       291         21        577
                                                       --------   --------   --------
          Total policyowner benefits.................  $442,428   $430,756   $195,976
                                                       ========   ========   ========

     Total life insurance benefits increased by $12.8 million in 1999 to $104.2 million compared to $91.4 million in 1998 and $77.8 million in 1997. An increase in life insurance benefits in life insurance benefits is expected as the traditional block of business continues to grow and as the universal block of business ages. However, in the last half of 1999 AMHC experienced higher that expected death benefits. AMHC does not believe that this is an indication of a change in long-term mortality trends but more of a fluctuation which is not unusual from time to time. Partially offsetting the increases in death benefits and higher policy reserves in 1999 was a reduction in interest credited. Interest credited on universal policyowner account balances decreased $3.9 million in 1999 to $30.4 million compared to $34.3 million in 1998 primarily due to a reduction in crediting rates. The weighted average interest crediting rate on policyowner account balances for 1999 was 5.67% compared to 6.08% for 1998. Interest credited on universal policyowner account balances in 1998 was $1.5 higher than 1997. The increase was primarily due to higher account values, partially offset by lower interest crediting rates. The weighted average interest crediting rate decreased 15 basis points to 6.08% for 1998 compared to 6.23% for 1997.

     Annuity benefits were $338.0 million in 1999 compared to $339.3 million in 1998 and $117.6 million in 1997. The decrease in 1999 was primarily attributable to a lower weighted average crediting rate on annuity balances in 1999 compared to 1998, partially offset by higher average liabilities. The weighted average crediting rate on deferred annuity account balances was decreased 24 basis points to 4.95% for 1999 compared to 5.19% for 1998 and 5.25% for 1997. Crediting rates were decreased in response to the decrease in effective yields on the annuity investment portfolio resulting in GAAP spreads widening 14 basis points in 1999 as compared to 1998. Other annuity benefits increased in 1999 as compared to 1998. Other annuity benefits in 1999 included approximately $13.1 million of interest expense on two insurance contracts issued to two commercial paper conduits during the year. See further discussion of these conduits in the Liquidity and Capital Resources section. Partially offsetting this increased expense was a decrease in immediate annuity reserves and benefit payments on immediate annuities, which corresponds with the reduction in immediate annuity sales. The increase in annuity benefits in 1998 was primarily due to the acquisitions of Delta and AmVestors.

     A summary of AMHC's expenses follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                          1999       1998      1997
                                                        --------   --------   -------
                                                           (Dollars in thousands)
Life Insurance
  Underwriting, acquisition and other expenses........  $ 53,376   $ 43,376   $38,496
  Amortization of deferred policy acquisition costs
     and value of business acquired (VOBA), net of
     non-core adjustment of $282, $1,038 and $892 for
     the years ended December 31, 1999, 1998 and 1997,
     respectively.....................................    17,268     21,360    16,423
                                                        --------   --------   -------
          Total life insurance........................    70,644     64,736    54,919
Annuities
  Underwriting, acquisition and other expenses........    30,900     35,592     7,365
  Amortization of deferred policy acquisition costs
     and value of business acquired (VOBA), net of
     non-core adjustment of $1,852, ($1,237) and
     ($242) for the years ended December 31, 1999,
     1998 and 1997, respectively......................    48,378     39,053     6,703
                                                        --------   --------   -------
          Total annuities.............................    79,278     74,645    14,068
Amortization of deferred policy acquisition costs due
  to non-core realized gains or losses................     2,134       (199)      650
All other expenses....................................    35,830     25,949    21,556
Reorganization costs..................................     7,062         --        --
                                                        --------   --------   -------
          Total expenses..............................  $194,948   $165,131   $91,193
                                                        ========   ========   =======

     Total life insurance expenses were $70.6 million in 1999 compared to $64.7 million in 1998 and $54.9 million in 1997. Underwriting, acquisition and insurance expenses increased each year, primarily due to costs related to the Year 2000 Compliance Project and costs associated with AMHC's enhancement of its administration and distribution systems. Amortization of deferred policy acquisition costs and value of business acquired (VOBA) decreased $4.1 million in 1999 and increased $5.0 million in 1998. Deferred policy acquisition costs are generally amortized in proportion to gross margins. In 1999, modifications were made to the dividend scale of traditional products to coincide with the decline in investment yields, resulting in increased estimated future gross margins. These modifications primarily contributed to the decreased amortization in 1999. Lower death benefits in 1998 on those policies for which deferred costs are amortized contributed to higher gross margins in 1998, resulting in the increased amortization that year.

     Total annuity expenses increased by $4.7 million in 1999 to $79.3 million compared to $74.6 million in 1998 and $14.1 million in 1997. Underwriting, acquisition and insurance expenses decreased $4.7 million in 1999 primarily due to cost savings realized from the consolidation of acquired subsidiary operations. Amortization of deferred policy acquisition costs and VOBA increased $9.3 million in 1999. Gross margins increased due to higher interest spreads and the reduced expenses, resulting in the increased amortization. The increase in annuity expenses in 1998 was primarily attributable to the acquisitions of Delta and AmVestors.

     All other expenses increased by $9.9 million in 1999 to $35.8 million compared to $25.9 million in 1998 and $21.6 million in 1997. The increase in 1999 was partially due to the inclusion of twelve months of expenses from the finance company in 1999 compared to five months of expenses in 1998 as the finance company began operations in August of that year. In addition, expenses in 1998 were reduced by certain one-time benefits and 1999 expenses included the amortization of the debt issuance costs on the capital securities and senior notes issued in mid-1998 and additional holding company expenses primarily related to air transportation, conferences, incentive compensation and corporate development programs. The increase in 1998 expenses was primarily due to the inclusion of five months of expenses from the finance company in 1998 compared to no finance company expenses in 1997.

     The 1999 reorganization costs consist of legal, actuarial, and consulting expenses associated with the proposed demutualization of AMHC. As these costs are not of a continuing nature, they have been excluded from the Operating Segment amounts.

     A summary of AMHC's adjusted pre-tax income operating income by operating segment follows:

                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1999        1998        1997
                                                    ---------   ---------   ---------
                                                         (Dollars in thousands)
Life Insurance:
  Open Block:
     Revenues.....................................  $ 204,454   $ 168,437   $ 149,777
     Benefits and Expenses........................   (174,798)   (156,178)   (132,745)
     Dividends to policyowners....................     (4,526)     (2,558)     (1,587)
  Closed Block Contribution.......................     25,166      31,478      31,044
                                                    ---------   ---------   ---------
          Adjusted pre-tax operating income.......     50,296      41,179      46,489
Annuities:
  Revenues........................................    505,974     498,066     166,831
  Benefits and expenses...........................   (417,261)   (413,938)   (131,641)
                                                    ---------   ---------   ---------
          Adjusted pre-tax operating income.......     88,713      84,128      35,190
All other adjusted pre-tax operating income
  (loss)..........................................      5,262     (10,299)     (2,632)
                                                    ---------   ---------   ---------
          Total adjusted pre-tax operating
            income................................  $ 144,271   $ 115,008   $  79,047
                                                    =========   =========   =========

     Adjusted pre-tax operating income from Life Insurance operations increased by $9.1 million in 1999 to $50.3 million compared to $41.2 million in 1998 and $46.5 million in 1997. The increase in 1999 compared to 1998 was primarily due to increased investment income and decreased deferred policy acquisition costs amortization which was partially offset by a decreased contribution from the Closed Block and increased costs related to the Year 2000 Compliance Project and enhancement of the Company's administration and distribution systems. The decrease in 1998 was primarily due to lower net investment income and increased costs related to the Year 2000 Compliance Project and costs associated with the Company's development of alternative distribution systems.

     Adjusted pre-tax operating income from Annuity operations increased by $4.6 million in 1999 to $88.7 million compared to $84.1 million in 1998 and $35.2 million in 1997. The increase in 1999 was primarily due to increased spreads while the increase in 1998 was primarily due to the acquisitions of Delta and AmVestors.

     All other adjusted pre-tax operating income was $5.3 million in 1999 compared to a pre-tax loss of $10.3 million in 1998 and a pre-tax loss of $2.6 million in 1997. The increase in 1999 was primarily due to increased investment income primarily on the proceeds AMHC received from the sale of its residential real estate and bank operating segments in mid-1998. The increased loss in 1998 was primarily from the finance company operations which began in August of that year.

     Interest expense increased by $1.2 million in 1999 to $29.0 million compared to $27.8 million in 1998 and $16.9 million in 1997. The increased interest expense in 1999 was primarily due to higher interest rates on the senior notes and adjusted conversion-rate equity security units outstanding during 1999 as compared to the revolving credit agreement borrowings outstanding during 1998. The increased interest expense in 1998 was primarily due to increased debt levels from the 1997 fourth quarter acquisitions of Delta and AmVestors.

     Income tax expense increased by $8.0 million in 1999 to $32.8 million compared to $24.8 million in 1998 and $19.4 million in 1997. The effective tax rate in 1999 was 34.4% compared 30.4% in 1998 and

25.8% in 1997. The increase in the effective rate in 1999 was primarily due to a $0.3 million decrease in tax credit generated by affordable housing and historical rehabilitation investments and the capitalization of $7.1 million of demutualization costs for income tax purposes. The increase in the effective tax rate in 1998 was primarily due to a $2.4 million increase in goodwill amortization and a $0.8 million decrease in tax credits generated by affordable housing and historic rehabilitation investments. Tax credits generated from these investments totaled $5.2 million in 1999 compared to $5.5 million in 1998 and $6.3 million in 1997.

     The equity in earnings of unconsolidated subsidiary represents 34% of the net income of AMAL Corporation, net of goodwill amortization. AMAL Corporation is the joint venture partner through which the Company markets variable life and variable annuity products and selected fixed annuity products.

     Minority interest represents the minority stockholders' ownership percentage share of net income of AMHC's subsidiary, AmerUs. The minority stockholder ownership percentage was 42%, 43%, and 28% for the years ended December 31, 1999, 1998, and 1997, respectively.

     Net income from continuing operations increased $4.8 million in 1999 to $34.5 million compared to $29.7 million in 1998. The increase in 1999 primarily resulted from the increased pre-tax adjusted operating income from the Life and Annuity operations combined with increased investment income from the proceeds received on the sale of the residential real estate and bank operating segments in mid-1998. This was partially offset by demutualization expenses and a higher effective income tax rate. Net income from continuing operations decreased $9.8 million to $29.7 million in 1998 compared to $39.5 million in 1997. Increases in pre-tax adjusted operating income from the Annuity operations were offset by increased interest expense and a higher effective income tax rate. In addition, the Company decreased its ownership of AmerUs by 15% in 1998.

     Net income was $38.4 million in 1999 compared to $103.5 million in 1998 and $54.4 million in 1997. AMHC sold the majority of its residential real estate operating segment and its entire bank operating segment in 1998. AMHC recorded an after tax gain of $74.9 million on the sales which resulted in the higher 1998 net income.

LIQUIDITY AND CAPITAL RESOURCES

  AMHC

     AMHC's cash flows from operations consist of dividends from subsidiaries, if declared and paid, interest income on loans and advances to its subsidiaries (including a surplus note issued to AmerUs by AmerUs Life), investment income on assets held by AMHC and fees which AMHC charges its subsidiaries and certain other of its affiliates for management services, offset by the expenses incurred for debt service, salaries and other expenses.

     AMHC intends to rely primarily on dividends and interest income from its life insurance subsidiaries in order to make dividend payments to its stockholders. The payment of dividends by its life insurance subsidiaries is regulated under various state laws. Under Iowa law, AmerUs Life and Delta Life and Annuity Company ("Delta Life") may pay dividends only from the earned surplus arising from their respective businesses and must receive the prior approval of the Iowa Insurance Commissioner to pay any dividend that would exceed certain statutory limitations. The current statute limits any dividend, together with dividends paid out within the preceding 12 months, to the greater of (i) 10% of the respective company's policyowners' surplus as of the preceding year end or (ii) the net gain from operations for the previous calendar year. Iowa law gives the Iowa Insurance Commissioner broad discretion to disapprove requests for dividends in excess of these limits. The payment of dividends by AmVestors' subsidiaries, American Investors Life Insurance Company ("American") and Financial Benefit Life Insurance Company ("FBL"), is regulated under Kansas law, which has statutory limitations similar to those in place in Iowa. Based on these limitations and 1998 results, AMHC's subsidiaries could have paid an estimated $60.7 million in dividends in 1999 without obtaining regulatory approval. Of this amount, AMHC's subsidiaries paid AmerUs $48 million in dividends in 1999. Based on 1999 results, AMHC's subsidiaries could pay an estimated $61.1 million in dividends in 2000 without obtaining regulatory approval.

     AMHC and its subsidiaries generated cash flows from operating activities of $738.3 million, $407.5 million and $250.8 million for the years ended December 31, 1999, 1998 and 1997, respectively. Excess operating cash flows were primarily used to increase AMHC's investment portfolio, fund policyowner account withdrawals, and purchase of minority interest in AmerUs.

     AMHC's subsidiary AmerUs has a $150 million revolving credit facility with a syndicate of lenders (the "Bank Credit Facility"). As of December 31, 1999, there was a $32 million outstanding loan balance under the facility. The Bank Credit Facility provides for typical events of default and covenants with respect to the conduct of the business of AmerUs and its subsidiaries and requires the maintenance of various financial levels and ratios. Among other covenants, AmerUs (a) cannot have a leverage ratio greater than 0.35:1.0 or an interest coverage ratio less than 2.5:1.0, (b) is prohibited from paying cash dividends on its common stock in excess of an amount equal to 3% of its consolidated net worth as of the last day of the preceding fiscal year, and (c) must cause certain of its subsidiaries, including AmerUs Life and Delta Life, to maintain certain ratings from A.M. Best and certain levels of risk-based capital.

     During 1999, AmerUs Life entered into two $250 million separate account funding agreements, of which one remained outstanding as of December 31, 1999. Under this agreement, a five-year floating rate insurance contract is issued to a commercial paper conduit. The funding agreement is secured by assets in AmerUs Life's separate account and are further backed by the general account assets. The separate account assets are legally segregated and are not subject to claims that arise out of any other business of AmerUs Life. The separate account assets and liabilities are included with general account assets in the financial statements. The funding agreement may not be cancelled by the commercial paper conduit unless there is a default under the agreement, but AmerUs Life may terminate at any time.

Life Insurance Subsidiaries

     The cash flows of AMHC's life insurance subsidiaries consist primarily of premium income, deposits to policyowner account balances, income from investments, sales, maturities and calls of investments and repayments of investment principal. Cash outflows are primarily related to withdrawals of policyowner account balances, investment purchases, payment of policy acquisition costs, payment of policyowner benefits, payment of debt, income taxes and current operating expenses. Life insurance companies generally produce a positive cash flow from operations, as measured by the amount by which cash flows are adequate to meet benefit obligations to policyowners and normal operating expenses as they are incurred. The remaining cash flow is generally used to increase the asset base to provide funds to meet the need for future policy benefit payments and for writing new business.

     Management anticipates that funds to meet its short-term and long-term capital expenditures, cash dividends to stockholders and operating cash needs will come from existing capital and internally generated funds. Management believes that the current level of cash and available-for-sale and short-term securities, combined with expected net cash inflows from operations, maturities of fixed maturity investments, principal payments on mortgage-backed securities and its insurance products, will be adequate to meet the anticipated short-term cash obligations of AMHC's life insurance subsidiaries.

     Matching the investment portfolio maturities to the cash flow demands of the type of insurance being provided is an important consideration for each type of life insurance product and annuity. AMHC continuously monitors benefits and surrenders to provide projections of future cash requirements. As part of this monitoring process, AMHC performs cash flow testing of its assets and liabilities under various scenarios to evaluate the adequacy of reserves. In developing its investment strategy, AMHC establishes a level of cash and securities which, combined with expected net cash inflows from operations, maturities of fixed maturity investments and principal payments on mortgage-backed securities, are believed adequate to meet anticipated short-term and long-term benefit and expense payment obligations. There can be no assurance that future experience regarding benefits and surrenders will be similar to historic experience since withdrawal and surrender levels are influenced by such factors as the interest rate environment and the claims-paying and financial strength ratings of AMHC's life insurance subsidiaries.

     AMHC takes into account asset/liability management considerations in the product development and design process. Contract terms for AMHC's interest-sensitive products include surrender and withdrawal provisions which mitigate the risk of losses due to early withdrawals. These provisions generally do one or more of the following: limit the amount of penalty-free withdrawals, limit the circumstances under which withdrawals are permitted, or assess a surrender charge or market value adjustment relating to the underlying assets.

     The following table summarizes liabilities for interest-sensitive life products and annuities by their contractual withdrawal provisions at December 31, 1999 (including liabilities in both the Closed Block and the general account):

                                                               (Dollars in millions)
Not subject to discretionary withdrawal.....................         $  366.5
Subject to discretionary withdrawal with adjustments
  Specified surrender charges (A)...........................          4,378.4
  Market value adjustments..................................          1,474.3
                                                                     --------
          Subtotal..........................................          5,852.7
Subject to discretionary withdrawal without adjustments.....          1,400.8
                                                                     --------
          Total.............................................         $7,620.0
                                                                     ========

---------------

(A) Includes $1,216.3 million of liabilities with a contractual surrender charge of less than five percent of the account balance.

     AmerUs Life and its joint venture partner are contingently liable in the event the joint venture, Ameritas Variable Life Insurance Company ("AVLIC"), can not meet its policyholder obligations. At December 31, 1999, AVLIC had statutory assets of $2,559.1 million, liabilities of $2,517.5 million, and surplus of $41.6 million.

     Through its membership in the Federal Home Loan Bank ("FHLB") of Des Moines, AmerUs Life is eligible to borrow on a line of credit available to provide it additional liquidity. Interest is payable at a current rate at the time of any advance. As of December 31, 1999, AmerUs Life had a $25.0 million open secured line of credit against which there were no borrowings. In addition to the line of credit, AmerUs Life has long-term advances from the FHLB outstanding of $16.1 million at December 31, 1999.

     AMHC's life insurance subsidiaries may also obtain liquidity through sales of investments. AMHC's investment portfolio as of December 31, 1999 had a carrying value of $9 billion, including Closed Block investments.

     At December 31, 1999, the statutory surplus of AMHC's subsidiaries was approximately $444.6 million. AMHC believes that this level of statutory capital is more than adequate as each life insurance subsidiary's risk-based capital is significantly in excess of required levels.

     In the future, in addition to their cash flows from operations and borrowing capacity, the life insurance subsidiaries would anticipate obtaining their required capital from AMHC as AMHC will have access to the public debt and equity markets.

EFFECTS OF INFLATION AND INTEREST RATE CHANGES

     AMHC does not believe that inflation has had a material effect on its consolidated results of operations.

     Interest rate changes may have temporary effects on the sale and profitability of the annuities and life insurance products offered by AMHC. For example, if interest rates rise, competing investments (such as annuities or life insurance products offered by AMHC's competitors, certificates of deposit, mutual funds, and similar instruments) may become more attractive to potential purchasers of AMHC's products until AMHC increases the interest rate credited to owners of its annuities and life insurance products. In contrast, as interest rates fall, AMHC attempts to adjust its credited rates to compensate for the corresponding decline in reinvestment rates. AMHC monitors interest rates and sells annuities and life insurance policies that permit flexibility to make interest rate changes as part of its management of interest spreads. However, the profitability of AMHC's products is based upon persistency, mortality and expenses, as well as interest rate spreads.

     AMHC manages its investment portfolio in part to reduce its exposure to interest rate fluctuations. In general, the market value of its fixed maturity portfolio increases or decreases in an inverse relationship with fluctuations in interest rates, and net investment income increases or decreases in a direct relationship with interest rate changes.

     AMHC has developed an asset/liability management approach with separate investment portfolios for major product lines such as traditional life, universal life and annuities. Investment policies and strategies have been established based on the specific characteristics of each product line. The portfolio investment policies and strategies establish asset duration, quality and other guidelines. AMHC utilizes analytical systems to establish an optimal asset mix for each line of business. AMHC seeks to manage the asset/liability mismatch and the associated interest rate risk through active management of the investment portfolio. Financial, actuarial, investment, product development and product marketing professionals work together throughout the product development, introduction and management phases to jointly develop and implement product features, initial and renewal crediting strategies, and investment strategies based on extensive modeling of a variety of factors under a number of interest rate scenarios.

     In force reserves and the assets allocated to each segment are modeled on a regular basis to analyze projected cash flows under a variety of economic scenarios. The result of this modeling is used to modify asset allocation, investment portfolio duration and convexity and renewal crediting strategies. AMHC invests in CMOs as part of its basic portfolio strategy, but uses other types of derivatives only as a hedge against the effects of interest rate fluctuations or to synthetically alter the investment characteristics of specific assets. For a further discussion and disclosure of the nature and extent of AMHC's use of derivatives, see Note 14 to the Consolidated Financial Statements.

FEDERAL INCOME TAX MATTERS

     AMHC and its non-life subsidiaries file a consolidated federal income tax return. The life insurance subsidiaries file separate federal income tax returns. The separate return method is used to compute AMHC's provision for federal income taxes. Deferred income tax assets and liabilities are determined based on differences among the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws.

EMERGING ACCOUNTING MATTERS

  SFAS 133 and 137

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 defines derivative instruments and provides comprehensive accounting and reporting standards for the recognition and measurement of derivative and hedging activities (including certain instruments embedded in other contracts). It requires derivatives to be recorded in the consolidated balance sheet at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges or variable cash flows or forecasted transactions, and hedges of foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives not meeting specific hedge accounting criteria would be recognized in the consolidated statement of operations. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 delays the effective date of SFAS No. 133 for all fiscal quarters until fiscal years beginning after June 15, 2000.

AMHC is evaluating SFAS No. 133 and has not determined its effect on the consolidated financial statements.

  SOP 97-3

     On January 1, 1999, AMHC adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments". This statement provides guidance on when an insurance or other enterprise should recognize a liability for guaranty fund and other assessments and on how to measure such liability. The adoption of SOP 97-3 had no material impact on the financial position or results of operations as AMHC previously estimated assessment liabilities when a determination of an insolvency had occurred.

  SOP 98-1

     On January 1, 1999, AMHC adopted the AICPA SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP provides guidance for determining whether costs of software developed or obtained for internal use should be capitalized or expensed as incurred. In the past, AMHC has expensed such costs as they were incurred. The adoption of SOP 98-1 had no material impact on the financial position or results of operations of AMHC.

  Statutory Accounting Codification

     The NAIC has codified statutory accounting practices, which are expected to constitute the only source of prescribed statutory accounting practices and are effective in 2001. Codification will change prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements. The changes of codification will not have a material impact on statutory surplus.

YEAR 2000 COMPLIANCE

     In connection with the year 2000, an important business issue emerged regarding how existing application software programs and operating systems could accommodate the date value "2000". Many existing application software products were designed to accommodate only a two-digit date position which represents the year (e.g., the number "95" is stored on the system and represents the year
1995). As a result, the year 1999 (i.e., "99") is the maximum date value many information technology systems will be able to process accurately.

     AMHC formed a Year 2000 working group to address potential problems posed by this development to assure that AMHC was prepared for the year 2000. AMHC's overall Year 2000 compliance initiatives included the following components: (i) assessment of all business critical systems (business critical systems include computer and embedded systems); processes and external interfaces and dependencies; (ii) remediation or upgrading of business critical systems; (iii) testing of both modified and updated systems as well as integrated systems testing; (iv) implementation of modified and updated systems; and (v) contingency planning.

     AMHC completed the Year 2000 modifications, conversions and testing and, to date, has not experienced any significant operational difficulties in 2000.

     Total costs associated with Year 2000 modifications and conversions are approximately $8.5 million, with approximately $4.3 million incurred for the year ended December 31, 1999. These costs were expensed as incurred.

                  BENEFICIAL OWNERSHIP OF AMERUS COMMON STOCK

PRINCIPAL HOLDERS

     The following table sets forth the beneficial ownership as of March 31, 2000 of AmerUs' Class A and Class B common stock of each person known by AmerUs to own beneficially more than 5% of each such class:

                                                                 NUMBER OF SHARES        PERCENT
NAME AND ADDRESS                               CLASS OF STOCK   BENEFICIALLY OWNED       OF CLASS
----------------                               --------------   ------------------   ----------------
American Mutual Holding Company(1)...........  Class A common       12,390,165              49%
  699 Walnut Street, Suite 2000
  Des Moines, Iowa 50309
American Mutual Holding Company(1)...........  Class B common        5,000,000             100%
  699 Walnut Street, Suite 2000
  Des Moines, Iowa 50309

---------------

(1) Owned beneficially and of record by AmerUs Group Co. and owned beneficially by AMHC through its 100% ownership of AmerUs Group Co.

DIRECTORS AND OFFICERS

     The following table sets forth the beneficial ownership of AmerUs' Class A common stock as of March 31, 2000 of each of the directors, certain executive officers and all directors and executive officers as a group. The percentage of Class A common stock owned by all directors and executive officers as a group as of March 31, 2000 was 3.98%. No shares of Class B common stock were owned by any director or executive officer of AmerUs as of such date.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENTAGE
NAME                                                          OWNERSHIP(1)   OF CLASS(2)
----                                                          ------------   -----------
John R. Albers (3)(12)......................................      22,500        *
Roger K. Brooks (3)(4)(5)(6)(11)(14)........................     296,958        1.18%
Malcolm Candlish (3)(12)(13)................................       9,930        *
Maureen M. Culhane (12)(13).................................       7,593        *
Thomas F. Gaffney (3)(9)(12)(13)............................      22,134        *
Sam C. Kalainov (3)(4)(5)(7)(11)............................      49,705        *
Ralph W. Laster, Jr (8)(12).................................       9,404        *
John W. Norris, Jr (3)(12)(13)..............................       6,459        *
Jack C. Pester (3)(12)(13)..................................       6,361        *
John A. Wing (12)(13).......................................      13,364        *
Michael G. Fraizer (3)(4)(5)(11)............................      62,339        *
Thomas C. Godlasky (3)(4)(5)(10)(11)........................     104,439        *
Mark V. Heitz (5)(11).......................................     251,511        1.00%
Gary R. McPhail (4)(11).....................................      88,224        *
Directors and executive officers as a group (16 persons)....   1,011,355        3.98%

---------------

 (1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common.

 (2) An (*) indicates that the individual's ownership interest of AmerUs' Class A common stock is less than one percent.

 (3) Messrs. Albers, Brooks, Candlish, Gaffney, Kalainov, Norris and Pester are directors of AMHC, which owns 12,390,165 shares of Class A common stock and 5,000,000 shares of Class B common stock. In addition, Mr. Brooks is Chairman, President and Chief Executive Officer of AMHC, Mr. Fraizer is Senior Vice President, Chief Administration and Human Resources Officer of AMHC, Mr. Godlasky is Executive Vice President and Chief Financial Officer of AMHC. All of the foregoing persons have disclaimed beneficial ownership of all shares of AmerUs's common stock which are beneficially owned by AMHC.

 (4) Includes shares of restricted stock which has vesting and transfer restrictions for three (3) years from the date of grant. Mr. Brooks, 6,000; Mr. Kalainov, 3,000; Mr. Godlasky, 2,000; Mr. McPhail, 2,000; Mr. Fraizer, 600; and all executive officers as a group, 14,600.

 (5) Includes beneficial interest in shares of AmerUs' Class A common stock held pursuant to the AmerUs Savings & Retirement Plan. The attributed shares owned by AmerUs's Savings & Retirement Plan are voted by the trustees as directed by their respective participants.

 (6) Includes 6,000 shares owned by his spouse.

 (7) Includes 36,800 shares owned by his spouse.

 (8) Includes 7,156 shares owned by the Jerri S. Laster Trust, of which Mr. Laster is a co-trustee.

 (9) Includes 14,017 shares owned by his spouse through the Donna L. Gaffney Trust.

(10) Includes 12,063 shares and 669 shares of Class A common stock owned by his spouse and his daughter, respectively.

(11) Includes shares of Class A common stock that may be purchased upon the exercise of employee stock options exercisable on March 31, 2000 or within sixty (60) days thereafter: Mr. Heitz, 148,759; Mr. Brooks, 110,000; Mr. McPhail, 46,667; Mr. Godlasky, 40,000; Mr. Fraizer, 15,000; and all executive officers as a group, 387,093.

(12) Includes shares of Class A common stock that were granted pursuant to AmerUs' Non-Employee Stock Option Plan and may be purchased upon the exercise of stock options exercisable on March 31, 2000 or within sixty
     (60) days thereafter: Mr. Albers, 2,500; Mr. Candlish, 2,500; Ms. Culhane, 2,500; Mr. Gaffney, 2,500; Mr. Norris, 2,500; Mr. Pester, 2,500; Mr. Wing,
     2,500; and Mr. Laster, 834.

(13) Includes shares of Class A common stock that were acquired through the Non-Employee Director Stock Plan which has vesting and transfer restrictions for two (2) years after the date of purchase: Ms. Culhane, 4,593; Mr. Gaffney, 2,617; Mr. Norris, 2,480; Mr. Candlish, 2,430; Mr.
     Pester, 2,325; and Mr. Wing, 864.

(14) Includes 336 shares of Class A common stock that were acquired pursuant to AmerUs' Warrant Agreement and may be purchased upon the exercise of warrants exercisable on March 31, 2000 or sixty (60) days thereafter.

                          DESCRIPTION OF CAPITAL STOCK

     The following description does not purport to be complete and is qualified in its entirety by reference to the proposed articles of incorporation of AMHC, a copy of which is filed as Appendix C to this proxy statement/prospectus, and the proposed by-laws, a copy of which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part.

GENERAL

     After the restructuring, AMHC will be authorized to issue 250,000,000 shares of capital stock, of which 20,000,000 shares will be preferred stock, no par value, and 230,000,000 will be common stock, no par value. In addition, 3,150,000 shares of common stock will be reserved for issuance under options granted or available for grant under the Stock Incentive Plan, the 2000 Stock Incentive Plan and Director Plan, respectively. AMHC will also be authorized to issue shares of preferred stock on such terms as determined by the AMHC board of directors (the "Preferred Stock").

COMMON STOCK

     Each share of common stock will entitle its holder to one vote per share on all matters upon which stockholders are entitled to vote (including election of directors, mergers, sales of assets other than in the regular course of business, dissolution and amendments to the articles of incorporation). The shares of common stock will be subject to the relative rights, preferences, qualifications and limitations of any class or series of preferred stock. There will be no provision in AMHC's articles of incorporation permitting cumulative voting in the election of directors.

PREFERRED STOCK

     The AMHC board will be authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20,000,000 shares of preferred stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the AMHC board in a resolution or resolutions providing for the issue of such preferred stock; provided, however, that no preferred stock may have more than one vote per share. Thus, any series may, if so determined by the AMHC board, have full or limited voting rights with the common stock, be convertible into common stock or another security of AMHC, and have such other relative rights, preferences and limitations as the AMHC board shall determine. As a result, any class or series of preferred stock could have rights which would adversely affect the rights of the holders of the common stock. The shares of any class or series of preferred stock need not be identical. The issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of AMHC.

CAPITAL SECURITIES SERIES A OF AMERUS CAPITAL I

     The Capital Securities were issued through a wholly owned subsidiary trust of AmerUs, AmerUs Capital I. The sole asset of the trust is the junior subordinated debentures of AmerUs in the principal amount of $88.66 million bearing interest at 8.85% and maturing February 1, 2027. AmerUs has fully and unconditionally guaranteed the obligation of the trust under the Capital Securities and is obligated to mandatorily redeem the securities on February 1, 2027. AmerUs may prepay the securities at anytime after February 1, 2007. These obligations will be assumed by AMHC upon consummation of the merger.

ADJUSTABLE CONVERSION-RATE EQUITY SECURITY UNITS OF AMERUS CAPITAL II

     The Adjustable Conversion-rate Equity Security Units were issued through a wholly owned subsidiary trust of AmerUs, AmerUs Capital II. Each unit consists of a forward common stock purchase contract for a share at a price of $31.5625 per share on July 27, 2001, and a quarterly income preferred security bearing interest at 6.86% and due July 27, 2003. AmerUs is obligated to mandatorily redeem the capital securities on July 27, 2003. At December 31, 1999, 4,080,500 units were outstanding. These obligations will be assumed by AMHC upon consummation of the merger.

WARRANTS

     As of December 31, 1999, AmerUs had outstanding warrants convertible into 473,596 shares of AmerUs Class A common stock at an exercise price of $24.42 per share. The warrants expire on April 4, 2002. Following the restructuring, these warrants will be convertible into a like amount of AMHC common stock. For additional information concerning the warrants, see "Where You Can Find More Information" on page 62.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     AMHC's articles of incorporation will provide that no director of AMHC will be liable to AMHC or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the IBCA. This provision will not prevent stockholders from obtaining injunctive or other equitable relief against directors nor will it shield directors from liability under Federal or state securities laws. In addition, the articles of incorporation will provide that AMHC will, to the maximum extent permitted by law, indemnify any person who incurs any loss by reason of the fact that he or she is or was or has agreed to be a director or officer of AMHC or while a director or officer of AMHC is or was serving at the request of AMHC as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, subject to such person having met the standards of conduct required for such indemnification under Iowa law.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS OF AMHC

     The following discussion is a summary of certain provisions of the articles of incorporation and bylaws of AMHC relating to stockholder voting rights, advance notice requirements and other provisions which may be deemed to have an "anti-takeover" effect. In addition to these provisions, the inability of the holders of the common stock to elect a majority of the AMHC board at any one annual meeting may also deter attempts to effect, or prevent the consummation of, a change in control of AMHC. These and other provisions affect stockholder rights and should be given careful attention.

ISSUANCE OF COMMON STOCK, PREFERRED STOCK AND OTHER RIGHTS

     AMHC believes that its ability to issue, by action of a majority of the AMHC board, and without stockholder consent, the authorized but unissued shares of common stock, shares of preferred stock and other rights will provide AMHC with the flexibility necessary to meet its future needs without experiencing the time delay of having to seek stockholder approval. Unissued shares of common stock and preferred stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. It is possible that the AMHC board might use its authority to issue common stock, preferred stock or other rights in a way that could deter or impede the completion of a tender offer or other attempt to gain control of AMHC of which the AMHC board does not approve. AMHC does not have any plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action in the future which the AMHC board deems to be in the best interests of the stockholders and AMHC under the circumstances. It is not possible to state the actual effect of any issuance of preferred stock upon the rights of holders of common stock because the AMHC board has not determined any issuance price or prices, terms or rights relating to preferred stock. However, such effects might include (i) restrictions on common stock dividends if preferred stock dividends have not been paid; (ii) dilution of the voting power and equity interest of existing holders of common stock to the extent that any preferred stock series has voting rights or would acquire voting rights upon the occurrence of certain events (such as the failure to pay dividends for a specified period) or that any preferred stock series is convertible into common stock; and (iii) current holders of common stock not being entitled to share in AMHC's assets upon liquidation, dissolution or winding-up until satisfaction of any liquidation preferences granted to any series of preferred stock.

BOARD OF DIRECTORS

     The articles of incorporation will provide that the number of company directors will be determined pursuant to the by-laws, but will not be less than seven or more than 21 directors (subject to the rights of the holders of any series of preferred stock). The by-laws will provide that the exact number of directors will be determined from time to time by the affirmative vote of a majority of the entire AMHC board. At any meeting of the AMHC board, a majority of the entire AMHC board will constitute a quorum for the transaction of business, and subject to certain exceptions, at any meeting at which a quorum is present the affirmative vote of a majority of the directors present will constitute the act of the AMHC board. The AMHC board will be divided into three classes, designated Classes I, II and III, which will be as nearly equal in number as possible. At each annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three-year terms, and each director will hold office until such annual meeting and until his or her successor is elected and qualified, unless the director dies, resigns, is disqualified or is removed from office. Thus, approximately two-thirds of the members of the board of directors at any time will have had prior board experience. With such a staggered board of directors, at least two annual meetings will normally be required to effect a change in the composition of a majority of the board of directors. Under the IBCA and AMHC's articles of incorporation, and subject to the rights of the holders of any series of preferred stock, a majority of the board of directors though less than a quorum, or the sole remaining director, may fill vacancies on the board of directors or newly created directorships resulting from any increase in the authorized number of directors. The by-laws will provide that the holders of a majority of shares then entitled to vote if an election of directors were held may remove any director or the entire board of directors, with or without cause.

LIMITATIONS ON CALLING SPECIAL MEETINGS OF STOCKHOLDERS

     Under Iowa law, special meetings of stockholders may be called by the board of directors or by such other persons as may be authorized by the articles of incorporation, the by-laws or Section 490.702(1)(b) of the IBCA. The notice for a special meeting must set forth the purpose or purposes of the meeting and, except as otherwise required by law or the articles of incorporation, no business will be transacted at any special meeting of stockholders other than the items of business stated in the notice.

ADVANCE NOTICE REQUIREMENTS

     The by-laws will establish advance notice procedures with regard to (i) the nomination, other than by or at the direction of the AMHC board, of candidates for election to the AMHC board (the "Nomination Provision") and (ii) certain business to be brought before an annual meeting of stockholders of AMHC (the "Business Provision"). The Nomination Provision, by requiring advance notice of nominations by stockholders, affords the AMHC board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the AMHC board, to inform stockholders about such qualifications. The Business Provision, by requiring advance notice of business proposed to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of stockholders and provides the AMHC board with a meaningful opportunity prior to the meeting to inform stockholders, to the extent deemed necessary or desirable by the AMHC board, of any business proposed to be conducted at such meeting, together with any recommendation of the AMHC board. The Business Provision will not affect the right of stockholders to make stockholder proposals for inclusion in proxy statements for AMHC's annual meetings of stockholders pursuant to the rules of the Commission. In addition, neither the Nomination Provision nor the Business Provision will prevent any stockholder or stockholders holding at least 10% of the shares entitled to vote on a particular matter from requesting a special meeting with respect to such matter as described above in "Limitations on Calling Special Meetings of Stockholders". Although these bylaw provisions do not give the AMHC board any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual meeting, they may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of AMHC, even if such a solicitation or attempt might be beneficial to AMHC and its stockholders.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     Except to the extent the articles of incorporation or by-laws otherwise provide, the AMHC board may, upon the affirmative vote of a majority of the entire board, amend or repeal any bylaw, provided that the stockholders may specify particular provisions of the bylaw which may not be amended or repealed by the AMHC board. The articles of incorporation may be amended with the affirmative vote of the holders of a majority of the outstanding voting securities of AMHC having the right to vote generally in the election of directors. Under Iowa law, certain proposed amendments to the articles of incorporation which adversely affect the rights of a particular class of stock must be approved by a majority of such class.

STATE STATUTORY PROVISIONS

     Any merger or acquisition of AMHC by another entity or the acquisition or attempted acquisition of more than 10% of the stock of AMHC is subject to regulatory approval by the Iowa and Kansas insurance commissioners. Section
490.1108 of the IBCA provides that in considering acquisition proposals, directors may consider, in addition to the consideration of the effects of any action on stockholders, the effects on AMHC's employees, suppliers, creditors, customers and the communities in which it operates, as well as the long-term and short-term interests of AMHC. Consideration of any or all community interest factors is not a violation of the business judgment rule, even if the directors reasonably determine that effects on a community or other factors outweigh the financial or other benefits to AMHC or a stockholder or group of stockholders.
Section 490.624A of the IBCA also includes authorization of "poison pills" which include, without limitation, terms and conditions of stock rights or options issued by a corporation that preclude or limit the exercise, transfer or receipt of stock rights by persons owning or offering to acquire a specified number or percentage of a corporation's outstanding shares.

     In addition, prior to and for a period of five years following the effective date of the conversion, the Iowa insurance laws provide that a person, other than the reorganized company, an employee benefit plan or employee benefit trust sponsored by the reorganized company, or as otherwise specifically provided for in the plan of conversion, shall not directly or indirectly acquire or offer to acquire the beneficial ownership of more than five percent of any class of voting security of the reorganized company, and a person, other than the reorganized company or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company, who acquires five percent or more of any class of voting security of the reorganized company prior to the conversion or as specifically provided for in the plan of conversion, shall not directly or indirectly acquire or offer to acquire the beneficial ownership of additional voting securities of the reorganized company, unless the acquisition is approved by the Iowa Insurance Commissioner as not being contrary to the interests of the policyholders of the reorganized company or its life insurance company subsidiary and by the board of directors of the reorganized company.

     Section 490.1110 of the IBCA also imposes a 3 year moratorium on business combinations with any person owning 10% or more of the outstanding voting stock of the corporation and its affiliate unless (1) the transaction or acquisition in which the stockholder became a 10% or more stockholder is approved in advance by the board, (2) after becoming a 10% or more stockholder, the stockholder owned at least eighty-five percent of the corporation's outstanding voting stock not owned by directors and officers, and by employee stock plans that do not allow individual employees to decide confidentially whether to tender their shares, or, (3) at or after the time the stockholder became a 10% or more stockholder, the business combination is approved by the board and authorized by the holders of two-thirds of the outstanding voting stock not held by the 10% or more stockholder.

     The foregoing provisions of state law could have the effect of delaying, deferring or preventing a change in control of AMHC if the board of directors determines that a change of control is not in the best interests of AMHC, its stockholders and other constituencies. In addition, the regulatory restrictions on the acquisition of securities of AMHC may also deter attempts to effect, or prevent the consummation of, a change in control of AMHC.

             CERTAIN DIFFERENCES IN THE RIGHTS OF AMHC STOCKHOLDERS
                            AND AMERUS STOCKHOLDERS

     As Iowa corporations, both AmerUs and AMHC are governed by the Iowa Business Corporation Act. As a result of the merger, holders of AmerUs common stock, whose rights as stockholders are currently governed by the AmerUs articles of incorporation and by-laws, will become holders of AMHC common stock, whose rights as stockholders will be governed by the proposed AMHC articles of incorporation and by-laws.

     After the restructuring is completed, there will be no material differences between the rights of current AmerUs stockholders and the rights of AMHC stockholders, except for the differences set forth below.

     The following table summarizes and compares the differences between the principal rights of AMHC stockholders and the rights of AmerUs stockholders. It is qualified in its entirety, however, by reference to the full texts of the proposed AMHC articles of incorporation and by-laws and the AmerUs articles of incorporation and by-laws. A copy of the proposed AMHC articles of incorporation is filed as Appendix C to this proxy statement/prospectus, and a copy of the proposed bylaws is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part. The AmerUs articles of incorporation and by-laws are incorporated by reference in AmerUs' Annual Report on Form 10-K for the year ended December 31, 1999.

CHARACTERISTIC                                        AMERUS                       NEW AMHC
--------------                                        ------                       --------
Authorized number of shares...............  230,000,000 shares of         230,000,000 shares of
                                            common stock (180,000,000     common stock, 20,000,000
                                            shares of Class A common      shares of preferred stock.
                                            stock and 50,000,000 Class
                                            B common stock), 20,000,000
                                            shares of preferred stock.
Classes of common.........................  Two classes of common stock   One class of common stock.
                                            (Class A and Class B common   The shares of common stock
                                            stock) and special voting     entitle the holder to the
                                            rights for Class B common     same rights and
                                            stock.                        preferences, and subject
                                                                          the holder to the same
                                                                          qualifications, limitations
                                                                          and restrictions as all
                                                                          other stockholders of
                                                                          common stock. The shares of
                                                                          common stock are subject to
                                                                          the relative rights,
                                                                          preferences,
                                                                          qualifications,
                                                                          limitations, and
                                                                          restrictions of any class
                                                                          or series of preferred
                                                                          stock now or hereafter
                                                                          issued by AMHC.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Information concerning transactions and relationship between AMHC, AmerUs and their affiliates is contained in AmerUs' Annual Report on Form 10-K for the year ended December 31, 1999 and is incorporated in this document by reference. For more information on how to obtain this report, see "Where You Can Find More Information" on page 62.

                                 LEGAL MATTERS

     The legality of the AMHC common stock offered hereby will be passed upon for AMHC by Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of AMHC. Mr. Haggerty beneficially owns 20,644 shares of AmerUs common stock, has current exercisable options to purchase 5,334 shares, has beneficial ownership of 10,668 units of the adjustable conversion-rate equity security units of AmerUs and is a policyholder of AMHC.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the board of directors of AmerUs does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any matters that fall within the purposes outlined in the Notice of Special Meeting of Stockholders as determined by a majority of AmerUs's board, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the merger will not be voted in favor of any adjournment or postponement.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of AMHC as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedules of AmerUs, as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference from the Form 10-K herein in reliance upon the reports of KPMG LLP, independent auditors, which reports are also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of ILICO at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference from the February 22, 2000 Form 8-K/A herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     AMHC has filed with the SEC a registration statement under the Securities Act that registers the distribution to AmerUs stockholders of the shares of AMHC common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about AMHC and AMHC common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/ prospectus.

     In addition, AmerUs files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like AmerUs, who file electronically with the SEC. The address of the site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about AmerUs at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows AmerUs to "incorporate by reference" information into this proxy statement/ prospectus. This means that the company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that AmerUs has previously filed with the SEC. They contain important information about AmerUs and its financial condition.

AMERUS SEC FILINGS                                           PERIOD
------------------                                           ------
Proxy Statement for 2000.................   Dated March 31, 2000
Annual Report on Form 10-K...............   Year Ended December 31, 1999
Current Reports on Form 8-K and 8-K/A....   Dated February 19 and December 23, 1999;
                                              January 13, February 22, and March 6
                                              and 24, 2000

     AmerUs incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     AmerUs has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to AmerUs, as well as all pro forma financial information, and AMHC has supplied all such information relating to AMHC.

     Documents incorporated by reference are available from AmerUs without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from AmerUs at the following address:

                             James A. Smallenberger
                      Senior Vice President and Secretary
                         699 Walnut Street, Suite 2000,
                          Des Moines, Iowa 50309-3948
                                 (515) 362-3600

     In order to obtain timely delivery prior to the special meeting, members must request the information no later than June 15, 2000.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AMERICAN MUTUAL HOLDING COMPANY
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1999 and
  December 31, 1998.........................................  F-3
Consolidated Statements of Income for the years ended
  December 31, 1999, 1998 and 1997..........................  F-4
Consolidated Statements of Comprehensive Income for the
  years ended December 31, 1999, 1998 and 1997..............  F-5
Consolidated Statements of Members' Equity for the years
  ended December 31, 1999, 1998 and 1997....................  F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................  F-7
Notes to Consolidated Financial Statements..................  F-9

Separate financial statements of subsidiaries not consolidated and 50% or less owned persons accounted for by the equity method have been omitted because they do not individually constitute a significant subsidiary.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Mutual Holding Company:

     We have audited the accompanying consolidated balance sheets of American Mutual Holding Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, members' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Mutual Holding Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

Des Moines, Iowa
February 2, 2000, except as to note 19,
which is as of February 21, 2000

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                 1999          1998
                                                              -----------   -----------
                                        ASSETS
Investments:
  Securities available for sale at fair value (notes 2 and
    6):
    Fixed maturity securities...............................  $ 6,680,951   $ 6,746,544
    Equity securities.......................................       14,585        33,060
    Short-term investments..................................          155        22,428
  Loans (note 3)............................................      608,917       637,732
  Loans held for sale.......................................       12,882        83,329
  Real estate...............................................       45,757        46,729
  Policy loans..............................................      109,864       110,786
  Other investments.........................................      292,493       228,828
                                                              -----------   -----------
        Total investments...................................    7,765,604     7,909,436
Cash and cash equivalents...................................      293,026       140,639
Accrued investment income...................................       92,249        84,058
Premiums, fees and other receivables........................        9,941        16,615
Reinsurance receivables.....................................       17,534         6,174
Deferred policy acquisition costs (note 4)..................      529,663       246,030
Value of business acquired (note 5).........................      230,542       224,540
Investment in unconsolidated subsidiary.....................       30,683        29,602
Goodwill....................................................      206,324       215,506
Property and equipment......................................       25,212        26,059
Deferred income taxes (note 7)..............................       77,446            --
Other assets................................................      386,504       395,039
Closed Block assets.........................................    1,412,622     1,453,305
Assets of discontinued operations (note 17).................       20,357        33,476
                                                              -----------   -----------
        Total assets........................................  $11,097,707   $10,780,479
                                                              ===========   ===========
                            LIABILITIES AND MEMBERS' EQUITY
Policy reserves and policyowner funds:
  Future life and annuity policy benefits...................  $ 7,390,991   $ 7,185,417
  Policyowner funds.........................................      282,026        98,019
                                                              -----------   -----------
                                                                7,673,017     7,283,436
Accrued expenses and other liabilities......................      165,632       219,037
Dividends payable to policyowners...........................        2,248         2,104
Policy and contract claims..................................       12,221        10,452
Income taxes payable........................................       21,395         2,369
Deferred income taxes (note 7)..............................           --         7,504
Notes and contracts payable (note 6)........................      196,263       168,188
Closed Block liabilities....................................    1,756,064     1,703,195
Liabilities of discontinued operations (note 17)............        2,725         3,242
                                                              -----------   -----------
        Total liabilities...................................    9,829,565     9,399,527
                                                              -----------   -----------
Minority interest...........................................      309,101       364,262
Company-obligated mandatorily redeemable preferred capital
  securities of subsidiary trusts holding solely junior
  subordinated debentures of the Company (note 6)...........      197,691       199,629
Members' equity:
  Accumulated other comprehensive income(loss)..............      (78,628)       16,329
  Unearned compensation.....................................         (187)         (137)
  Unallocated ESOP shares (note 8)..........................         (797)           --
  Unassigned surplus........................................      840,962       800,869
                                                              -----------   -----------
        Total members' equity...............................      761,350       817,061
Commitments and contingencies (note 10).....................
                                                              -----------   -----------
        Total liabilities and members' equity...............  $11,097,707   $10,780,479
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Revenues:
  Insurance premiums........................................  $ 89,521   $ 81,197   $ 48,127
  Universal life and annuity product charges................    74,676     72,981     47,306
  Net investment income (note 2)............................   557,508    505,168    226,910
  Realized gains on investments (note 2)....................     2,534      1,128     11,879
  Other income..............................................    15,311     13,077     13,766
  Contribution from the Closed Block........................    25,166     31,478     31,044
                                                              --------   --------   --------
                                                               764,716    705,029    379,032
                                                              --------   --------   --------
Benefits and expenses:
  Policyowner benefits......................................   442,428    430,756    195,976
  Underwriting, acquisition, and other expenses.............   127,168    104,917     67,417
  Amortization of deferred policy acquisition costs and
     value of business acquired (notes 4 and 5).............    67,780     60,214     23,776
  Dividends to policyowners.................................     4,526      2,558      1,587
                                                              --------   --------   --------
                                                               641,902    598,445    288,756
                                                              --------   --------   --------
          Income from continuing operations.................   122,814    106,584     90,276
Interest expense (note 6)...................................    28,952     27,787     16,934
                                                              --------   --------   --------
          Income before tax expense, minority interest and
            equity in earnings of unconsolidated
            subsidiary......................................    93,862     78,797     73,342
Income tax expense (note 7).................................    32,788     24,792     19,362
Minority interest...........................................    28,107     26,919     16,169
                                                              --------   --------   --------
          Income before equity in earnings of unconsolidated
            subsidiary......................................    32,967     27,086     37,811
Equity in earnings of unconsolidated subsidiary.............     1,558      2,654      1,700
                                                              --------   --------   --------
          Net income from continuing operations.............    34,525     29,740     39,511
Discontinued operations (note 17):
  Income (loss) from discontinued operations, net of tax of
     $2,631 in 1999, $(1,988) in 1998 and $10,565 in 1997...     3,911     (1,124)    14,923
  Gain on sale of discontinued operations, net of tax of
     $22,969................................................        --     74,883         --
                                                              --------   --------   --------
          Net income........................................  $ 38,436   $103,499   $ 54,434
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1999        1998       1997
                                                              ---------   --------   --------
Net income..................................................  $  38,436   $103,499   $ 54,434
Other comprehensive income (loss), before tax
  Unrealized holding gains (losses) arising during period...   (254,937)   (36,716)    51,717
  Less: reclassification adjustment for gains (losses)
     included in net income.................................     (3,190)     6,477     18,531
  Minimum pension liability adjustment......................      1,478     (1,478)        --
                                                              ---------   --------   --------
  Other comprehensive income (loss), before tax.............   (250,269)   (44,671)    33,186
  Income tax (expense) benefit related to items of other
     comprehensive income (note 7)..........................     87,594     15,635    (12,739)
                                                              ---------   --------   --------
                                                               (162,675)   (29,036)    20,447
  Amounts attributable to:
     Discontinued operations................................         --      1,043        692
     Minority interest......................................     69,194     17,469    (27,851)
                                                              ---------   --------   --------
          Other comprehensive (loss), net of taxes..........    (93,481)   (10,524)    (6,712)
                                                              ---------   --------   --------
Comprehensive income (loss).................................  $ (55,045)  $ 92,975   $ 47,722
                                                              =========   ========   ========

          See accompanying notes to consolidated financial statements.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                     ACCUMULATED
                                        OTHER                      UNALLOCATED
                                    COMPREHENSIVE     UNEARNED        ESOP       UNASSIGNED
                                    INCOME (LOSS)   COMPENSATION     SHARES       SURPLUS      TOTAL
                                    -------------   ------------   -----------   ----------   --------
Balance as of December 31, 1996...    $ 33,565         $  --         $    --      $640,718    $674,283
Net income........................          --            --              --        54,434      54,434
Other comprehensive income, net of
  taxes...........................      (6,712)           --              --            --      (6,712)
Gain on sale of subsidiary shares,
  net of taxes....................          --            --              --         1,055       1,055
                                      --------         -----         -------      --------    --------
Balance as of December 31, 1997...    $ 26,853         $  --         $    --      $696,207    $723,060
Net income........................          --            --              --       103,499     103,499
Other comprehensive income, net of
  taxes...........................     (14,492)           --              --            --     (14,492)
Stock issued under various
  incentive plans, net of
  forfeitures.....................          --          (137)             --           371         234
Retirement of company-obligated
  mandatorily redeemable preferred
  capital securities..............          --            --              --         1,668       1,668
Minority interest ownership
  changes.........................       3,968            --              --          (876)      3,092
                                      --------         -----         -------      --------    --------
Balance as of December 31, 1998...    $ 16,329         $(137)        $    --      $800,869    $817,061
Net income........................          --            --              --        38,436      38,436
Other comprehensive income, net of
  taxes...........................     (95,147)           --              --            --     (95,147)
Stock issued under various
  incentive plans, net of
  forfeitures.....................          --           (48)             --           473         425
Adoption of leveraged ESOP........          --            --          (1,028)           --      (1,028)
Allocation of shares in leveraged
  ESOP............................          --            --             231            74         305
Retirement of company-obligated
  mandatorily redeemable preferred
  capital securities..............          --            --              --           205         205
Minority interest ownership
  changes.........................         190            (2)             --           905       1,093
                                      --------         -----         -------      --------    --------
Balance as of December 31, 1999...    $(78,628)        $(187)        $  (797)     $840,962    $761,350
                                      ========         =====         =======      ========    ========

          See accompanying notes to consolidated financial statements.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                 (IN THOUSANDS)

                                                           1999          1998          1997
                                                       ------------   -----------   -----------
Cash flows from operating activities:
  Net income.........................................  $     38,436   $   103,499   $    54,434
  Less: (Income) loss from discontinued operations...        (3,911)        1,124       (14,923)
                                                       ------------   -----------   -----------
                                                             34,525       104,623        39,511
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Policyowner assessments on universal life and
       annuity products..............................       (54,944)      (71,104)      (43,441)
     Interest credited to policyowner account
       balances......................................       311,428       316,782       114,584
     Gain on sale of discontinued operations.........            --       (97,805)           --
     Realized investment gains.......................        (2,534)       (1,128)      (11,879)
     Goodwill amortization...........................         7,403         7,531           602
     VOBA amortization...............................        32,604        32,932         2,790
     Minority interest...............................        28,107        26,919        16,169
     Change in:
       Accrued investment income.....................        (8,263)          937       (53,773)
       Reinsurance receivables.......................       (11,361)           29        (4,874)
       Loans held for sale...........................        70,447       (75,570)           --
       Deferred policy acquisition costs.............      (118,078)     (117,452)      (30,366)
       Liabilities for future policy benefits........       329,948       104,303        (8,966)
       Policy and contract claims and other
          policyowner funds..........................          (291)        8,885        (2,727)
       Income taxes:
          Current....................................        18,548       (10,160)       (2,773)
          Deferred...................................        14,405        (2,055)        1,054
     Other, net......................................        26,840        73,940        98,910
     Change in Closed Block assets and liabilities,
       net...........................................        59,548       105,911       135,970
                                                       ------------   -----------   -----------
          Net cash provided by operating
            activities...............................  $    738,332   $   407,518   $   250,791
                                                       ------------   -----------   -----------
Cash flows from investing activities:
  Purchase of fixed maturities available-for-sale....   (11,253,044)   (3,449,439)   (1,472,652)
  Maturities, calls and principal reductions of fixed
     maturities available-for-sale...................    10,865,639     3,526,882     1,361,339
  Purchase of equity securities......................      (214,060)     (323,670)      (55,277)
  Proceeds from sale of equity securities............       229,101       331,641        67,794
  Proceeds from repayment and sale of loans and
     leases..........................................       208,232       144,307       180,892
  Purchase of loans and leases.......................      (176,997)     (262,083)     (116,564)
  Purchase of real estate and other invested assets,
     net.............................................       (60,350)      (40,708)       (2,755)
  Proceeds from sale of discontinued operations......            --       119,724            --
  Change in policy loans, net........................           922         7,079        (9,625)
  Other assets, net..................................         3,011        48,606        18,555
  Acquisitions, net of cash acquired.................            --            --      (153,798)
  Change in Closed Block investments, net............       (54,373)      (93,364)     (103,401)
  Purchase of minority interest and note
     receivable......................................        (8,181)     (110,622)           --
                                                       ------------   -----------   -----------
          Net cash (used in) investing activities....  $   (460,100)  $  (101,647)  $  (285,492)
                                                       ------------   -----------   -----------

          See accompanying notes to consolidated financial statements.

               AMERICAN MUTUAL HOLDINGS COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                            1999          1998          1997
                                                         -----------   -----------   ----------
Cash flows from financing activities:
  Deposits to policyowner account balances.............  $ 1,023,252   $   855,181   $  122,531
  Withdrawals from policyowner account balances........   (1,169,228)   (1,087,856)    (233,537)
  Change in debt, net..................................       28,075      (119,892)      23,859
  Issuance of company-obligated mandatorily redeemable
     capital securities................................           --       144,963       86,000
  Retirement of company-obligated mandatorily
     redeemable capital securities.....................       (1,523)       (3,911)          --
  Adoption and allocation of shares in leveraged
     ESOP..............................................       (1,250)           --           --
  Net proceeds from initial public stock offering......           --            --       97,198
  Dividends to stockholders of subsidiary..............       (5,171)       (6,494)      (1,934)
  Other, net...........................................           --        (5,936)     (10,453)
                                                         -----------   -----------   ----------
          Net cash provided by (used in) financing
            activities.................................     (125,845)     (223,945)      83,664
                                                         -----------   -----------   ----------
          Net increase in cash.........................      152,387        81,926       48,963
Cash and cash equivalents at beginning of year.........      140,639        58,713        9,750
                                                         -----------   -----------   ----------
Cash and cash equivalents at end of year...............  $   293,026   $   140,639   $   58,713
                                                         ===========   ===========   ==========
Supplemental disclosure of cash activities:
  Interest paid........................................  $    32,832   $    32,525   $   13,134
                                                         ===========   ===========   ==========
  Income taxes paid....................................  $     6,143   $    21,492   $   44,437
                                                         ===========   ===========   ==========
Supplemental disclosure of noncash investing and
  financing activities:
  Sale of subsidiaries for notes and accounts
     receivable........................................  $        --   $   125,527   $       --
                                                         ===========   ===========   ==========
  Details of acquisitions:
     Fair value of assets acquired.....................  $        --   $        --   $5,744,191
     Liabilities assumed...............................           --            --    5,190,829
                                                         -----------   -----------   ----------
  Carrying value of acquisitions.......................           --            --      553,362
  Common stock issued..................................           --            --     (343,894)
  Warrants, options, and SAR's rolled over.............           --            --      (23,184)
  Payments on liabilities included above...............           --            --       25,800
                                                         -----------   -----------   ----------
Cash paid..............................................           --            --      212,084
Less cash acquired.....................................           --            --       58,286
                                                         -----------   -----------   ----------
Net cash paid for acquisitions.........................  $        --   $        --   $  153,798
                                                         ===========   ===========   ==========

          See accompanying notes to consolidated financial statements.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF BUSINESS ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     American Mutual Holding Company (AMHC) is a holding company which owns all of the outstanding stock of AmerUs Group Co. (AGC). AGC's principal asset is a majority ownership percentage in AmerUs Life Holdings, Inc. (AmerUs) which is primarily comprised of three life insurance companies operating throughout the United States. In addition to AmerUs, AGC owns a finance company and a real estate management company. AMHC is primarily engaged through its subsidiaries in the business of marketing, underwriting, and distributing life insurance and annuity products to individuals. Through its finance company and real estate management company, AMHC conducts limited wholesale origination, sale, and servicing of home equity loans and limited management, development, syndication, and marketing services for commercial real estate and mortgage portfolios of its subsidiaries.

  Organization

     AMHC was formed on August 1, 1996 through a plan of reorganization (the Reorganization) of the former American Mutual Life Insurance Company (American Mutual Life). Pursuant to this Reorganization which became effective on June 30, 1996, American Mutual Life was converted to a mutual insurance holding company structure whereby AMHC, a mutual insurance holding company, was formed. Additionally, American Mutual Life was converted to a stock life insurance company and renamed AmerUs Life Insurance Company (AmerUs Life). All of the initial shares of capital stock of AmerUs Life were issued to AMHC.

     On August 1, 1996, AMHC contributed all of its shares of capital stock of AmerUs Life to AGC. On the same date, AmerUs was formed and all of its shares of capital stock were issued to AGC.

     As a result of the Reorganization, AMHC indirectly owned, through AmerUs Group, 14,500,000 shares of Class A common stock and 5,000,000 shares of Class B common stock of AmerUs. The Class B common stock must be held, directly or indirectly, by AMHC. The Class B common stock is generally convertible on a share-for-share basis for Class A common stock. Each share of Class A and Class B common stock entitles its holder to one vote per share; however, the voting rights of the Class B shares are adjusted to ensure that votes of the Class B shares together with the votes of Class A shares held by the Class B stockholders will always have a majority of the votes. AMHC must directly or indirectly control a majority of the voting shares of AmerUs. In addition, as long as the members of AMHC own directly or indirectly more than 50 percent of the voting power of the outstanding voting stock, AMHC is entitled to equity purchase rights which provide for AmerUs to notify AMHC in writing of a proposed sale of voting stock or any options, warrants, or rights to acquire voting stock. AMHC has the right to purchase the same proportionate number of shares being offered for sale as AMHC owns of the total shares at the time of the registration.

  Consolidation and Basis of Presentation

     The consolidated financial statements include AMHC, AGC, and its principal subsidiaries AmerUs, AmerUs Home Equity Inc. (Equity), and AmerUs Properties, Inc. (Properties) (collectively, the Company). AmerUs is a majority-owned subsidiary which prepares consolidated financial statements that include the accounts and operations of AmerUs and its wholly owned subsidiaries, principally AmerUs Life, AmVestors Financial Corporation (AmVestors), Delta Life Corporation (Delta), and AmerUs Capital Management Group, Inc. (ACM). Equity and Properties are wholly owned subsidiaries of AGC. All significant intercompany transactions and balances have been eliminated in the consolidation.

     The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in conformity with generally accepted accounting principles (GAAP), which, as to the insurance

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES company subsidiaries, differ from statutory accounting practices prescribed or permitted by regulatory authorities.

     The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain balances for 1998 and 1997 have been reclassified to conform to the 1999 presentation.

  Discontinued Operations

     During 1998, AMHC disposed of its residential real estate and bank operating segments. The consolidated statements of operations have been reclassified to present the results of operations and gain on sale of the discontinued operations. See note 17 for additional information.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company includes cash and amounts due from other financial institutions and interest-bearing deposits in other financial institutions purchased with original maturities of three months or less in cash and cash equivalents. Amounts of interest-bearing deposits included as cash equivalents at December 31, 1999 and 1998, were $313.9 million and $157.0 million, respectively.

  Closed Block

     The Reorganization contained an arrangement, known as a closed block (the Closed Block), to provide for dividends on policies that were generally in force on June 30, 1996 and were within the classes of individual policies for which AmerUs Life had a dividend scale in effect at the time of the Reorganization. The primary products included in the Closed Block are whole life, certain universal life policies and term life insurance policies. The Closed Block was designed to give reasonable assurance to owners of affected policies that assets will be available to support such policies, including maintaining dividend scales in effect at the time of the Reorganization, if the experience underlying such scales continues. The assets, including revenue therefrom, allocated to the Closed Block will accrue solely to the benefit of the owners of policies included in the Closed Block until the Closed Block is no longer in effect. AmerUs Life will not be required to support the payment of dividends and interest credits on the Closed Block policies from its general funds, although it could choose to provide such support. AmerUs Life will continue to pay guaranteed benefits under all policies, including policies included in the Closed Block, in accordance with their terms. In the event that the Closed Block assets were insufficient to meet the benefits of the Closed Block guaranteed benefits, general assets would be utilized to meet the contractual benefits of the Closed Block policyholders.

     The estimated net cash flows assumed in determining the Closed Block funding consist of premiums from policies included in the Closed Block, investment income from Closed Block assets, proceeds from maturities and dispositions of Closed Block assets, less benefits paid on Closed Block policies, certain expenses funded in the Closed Block, and dividends on Closed Block policies based on current payable dividend scales. To the extent that the actual cash flows from the assets allocated to the Closed Block are, in the aggregate, more favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be greater than the total dividends that would have been paid to such policyholders if the current payable dividend scales had been continued. Conversely, to the extent that the actual cash flows from the assets allocated to the Closed Block are, in the aggregate, less

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES favorable than assumed in establishing the Closed Block, total dividends paid to the Closed Block policyholders in future years will be less than the total dividends that would have been paid to such policyholders if the current payable dividend scales had been continued.

     The financial information of the Closed Block, while prepared on a GAAP basis, reflects its contractual provisions and not its actual results of operations and financial position. Closed Block underwriting, acquisition and insurance expenses include premium taxes and guarantee fund assessments. All other underwriting, acquisition, and insurance expenses related to the Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block. Unrealized gains and losses on investments are included outside of the Closed Block as a component of other comprehensive income and will be included in the Closed Block operations upon their realization. Unrealized gains and losses are not included in the determination of the policyholder obligation.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     Summarized financial information of the Closed Block as of December 31, 1999, 1998, and 1997 and for the years ended December 31, 1999, 1998, and 1997, is as follows (in thousands):

                                                               DECEMBER 31,
                                                  --------------------------------------
                                                     1999          1998          1997
                                                  ----------   ------------   ----------
Assets:
  Securities available for sale at fair value
     Fixed maturity securities (amortized cost
       1999 -- $1,133,717; 1998 -- $1,074,208;
       1997 -- $1,004,976)......................  $1,087,672    $1,116,540    $1,053,066
     Short-term investments.....................          --         8,875           660
  Policy loans..................................     188,035       181,866       168,368
  Other investments.............................         602         3,027           591
  Cash and cash equivalents.....................       5,910             4            21
  Accrued investment income.....................      14,949        14,445        12,617
  Premiums and fees receivable..................         957         3,385         3,591
  Deferred policy acquisition costs.............      97,141       117,479       143,765
  Other assets..................................      17,356         7,684         9,169
                                                  ----------    ----------    ----------
          Total Assets..........................  $1,412,622    $1,453,305    $1,391,848
                                                  ==========    ==========    ==========
Liabilities:
  Future life and annuity policy benefits.......  $1,581,923    $1,517,162    $1,448,725
  Policyowner funds.............................       8,905         6,350         6,786
  Accrued expenses..............................          --         3,887         5,980
  Dividends payable to policyowners.............     152,984       149,487       135,985
  Policy and contract claims....................       4,670         8,395         5,966
  Other liabilities.............................       7,582        17,914        19,990
                                                  ----------    ----------    ----------
          Total Liabilities.....................  $1,756,064    $1,703,195    $1,623,432
                                                  ==========    ==========    ==========
Revenues and expenses:
  Insurance premiums............................  $  189,444    $  198,178    $  206,145
  Universal life and annuity product charges....      12,463        13,695        13,599
  Net investment income.........................     108,117       115,762       113,759
  Realized gains (losses) on investments........        (380)       10,324           718
  Policyowner benefits..........................    (193,482)     (200,783)     (206,638)
  Underwriting, acquisition, and other
     expenses...................................      (4,408)       (5,042)       (5,477)
  Amortization of deferred policy acquisition
     costs......................................     (20,337)      (26,286)      (31,471)
  Dividends to policyowners.....................     (66,251)      (74,370)      (59,591)
                                                  ----------    ----------    ----------
          Contribution from the Closed Block
            before income taxes.................  $   25,166    $   31,478    $   31,044
                                                  ==========    ==========    ==========

  Investments

     Investments in fixed maturity and equity securities that are to be held for indefinite periods of time are reported as securities available-for-sale. Securities available-for-sale are reported in the accompanying consolidated financial statements at fair value. Any valuation changes resulting from changes in the fair value of these securities are reflected as a component of members' equity, except for certain policies of Delta Life and Annuity Company (Delta
Life) which have specific investments identified and for which valuation changes and related unrealized gains or losses are included in future life and annuity policy benefits. These unrealized gains or losses, excluding certain Delta Life unrealized gains or losses described

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES above, are reported net of taxes and adjustments to deferred policy acquisition costs and value of business acquired.

     Premiums and discounts on fixed maturity securities are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Realized gains and losses are included in earnings and are determined using the specific identification method. The carrying value of investments is reduced to its estimated realizable value if a decline in fair value is considered other than temporary, with such reduction charged to earnings.

     Mortgage loans on real estate and other long-term investments are stated at cost less amortized discounts and allowances for possible losses. Policy loans are stated at their aggregate unpaid balances. Real estate acquired by foreclosure is stated at the lower of cost or fair value less estimated cost to sell.

     Investments in loans and real estate are considered impaired when the Company determines that collection of amounts due under the contractual terms is doubtful or carrying values exceed the fair values of underlying collateral. The Company adjusts such assets to their estimated net realizable value at the point at which it determines an impairment is other than temporary. Interest income on impaired mortgage loans is recognized when cash is received. In addition, the Company has established a valuation allowance for loans, real estate, and other invested assets. Valuation allowances for other than temporary impairments in value are netted against the asset categories to which they apply, and additions to valuation allowances are included in total investment results.

     AmerUs Life has one $250 million separate account funding agreement. Under this agreement, a five-year floating rate insurance contract was issued to a commercial paper conduit. The funding agreement is secured by assets in the Company's separate account and is further backed by the general account assets. The separate account assets are legally segregated and are not subject to claims that arise out of any other business of the Company. The separate account assets and liabilities are included with general account assets in the financial statements. The funding agreement may not be cancelled by the commercial paper conduit unless there is a default under the agreement, but the Company may terminate at any time.

     Investments in partnerships and joint ventures in which the Company's ownership percentage exceeds 3% are generally accounted for under the equity method whereby the Company initially records the investment at cost. Subsequently, the Company increases or decreases the carrying amount of the investment for its share of income or loss, respectively, of the investee. Investments in partnerships and joint ventures in which the Company's ownership percentage is less than 3% are generally accounted for under the cost method whereby dividends received by the investee are recognized as income. The Company is primarily a limited partner in such investments. These investments are shown as other investments and totalled approximately $104.8 million and $99.7 million at December 31, 1999 and 1998, respectively.

  Loans

     Loans are stated at the principal amounts outstanding, net of unearned income, deferred loan fees, discounts, and allowances for possible losses. Unearned income, net deferred loan fees, and discounts on loans which are probable of collection are amortized over the terms of the loans using a method that approximates the interest method. A loan is considered impaired if it is probable that contractual amounts due will not be collected. Impaired loans are valued at the fair value of the underlying collateral. Accrued interest receivable in arrears which management believes is doubtful of collection is charged to income. Subsequent interest income is not recognized on such loans until collected or until determined by management to be collectible.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

  Loans Held for Sale

     Loans held for sale are carried at the lower of cost or market determined on an aggregate basis. The cost of loans sold is determined on a specific identification basis, and gains or losses on the sale of loans are recognized on the settlement date. Net fees and costs associated with the origination and acquisition of loans held for sale are included in the basis for determining gain or loss.

  Real Estate

     Real estate is stated at cost less accumulated depreciation. Depreciation is calculated over the estimated useful lives primarily using accelerated depreciation methods.

  Interest Rate Swaps, Caps, Swaptions, and Options

     The Company uses interest rate swaps, caps, swaptions, and options as part of its overall interest rate risk management strategy for certain life insurance and annuity products. The book values of the underlying hedged investments or anticipated investment transactions are amortized over the remaining lives of the hedged investments as adjustments to investment income. Certain agreements hedge assets which are carried at fair value; accordingly, such underlying hedged investments are also carried at fair value. Any unamortized gains or losses are recognized when the underlying investments are sold.

     Interest rate swap contracts are used to convert the interest rate characteristics (fixed or variable) of certain investments to match those of the related insurance liabilities that the investments are supporting. The net interest effect of such swap transactions is reported as an adjustment of interest income as incurred.

     Interest rate caps are used to limit the effects of changing interest rates on yields of variable rate or short-term assets or liabilities. The initial cost of any such agreement is amortized to investment income over the life of the agreement. Periodic payments that are receivable as a result of the agreements are accrued as an adjustment of investment income.

     Swaption agreements are used in conjunction with interest rate caps to protect against rising rates. Swaption agreements involve the right to enter into a swap transaction at a pre-specified price. The initial cost of a swaption agreement is amortized to investment income over the life of the agreement.

     The Company has equity-indexed annuity products that guarantee the return of principal to the customer and credits interest based on a percentage of the gain in the S&P 500 Index(R). A portion of the premium from each customer is invested in investment grade fixed income securities to cover the minimum guaranteed value due the customer at the end of the term. A portion of the premium is used to purchase S&P 500 call options to hedge the growth in interest credited to the customer as a direct result of increases in the S&P 500 Index(R). The amounts to be paid or received pursuant to these agreements are accrued and recognized in income over the life of the agreements. The initial cost of an option agreement is amortized to income over the life of the agreement.

  Policy Acquisition Costs

     Certain commissions, policy issue and underwriting costs, and other variable costs incurred to acquire or renew traditional life insurance, universal life insurance, and annuity products have been deferred. The amortization method of deferred policy acquisition costs for traditional life insurance products varies, dependent upon whether the contract is participating or nonparticipating. Participating contracts are those which are expected to pay dividends to policyowners in proportion to their relative contribution to the Company's surplus. Deferred policy acquisition costs for participating traditional life insurance are being amortized over the life of the policies generally in proportion to the present value of estimated gross

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES margins. Nonparticipating traditional life insurance deferred policy acquisition costs are being amortized over the premium-paying period of the related policies in proportion to the ratio of annual premium revenues to total anticipated premium revenues using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance and annuity products, deferred policy acquisition costs are being amortized generally in proportion to the present value of estimated gross margins from surrender charges and investment, mortality, and expense margins. The amortization for participating traditional life, universal life, and annuity products is adjusted retrospectively when current or estimated future gross profits or margins on the underlying policies vary from previous estimates. Deferred policy acquisition costs are adjusted for the impact on estimated gross profits of net unrealized gains and losses on securities.

  Value of Business Acquired

     Value of Business Acquired (VOBA) from insurance companies acquired represents the portion of the purchase price allocated to the right to receive future cash flows from insurance contracts existing at the date of the acquisition. This cost of policies purchased represents the actuarially determined present value of the projected future cash flows from the acquired policies.

     The expected future cash flows used in determining such value are based on actuarially determined projections of future premium receipts, mortality, surrenders, operating expenses, changes in insurance liabilities, investment yields on the assets retained to support the policy liabilities and other factors. These projections take into account all factors known or expected at the valuation date, based on the judgment of management. The actual experience on purchased business may vary from projections due to differences in renewal premium, investment spread, investment gains or losses, mortality and morbidity costs and other factors.

     The discount rate used to determine the value of policies purchased is the rate of return required in order to invest in the business being acquired. Factors in determining this rate include the cost of capital required to fund the acquisition; the acquired company's compatibility with other Company activities that may impact future cash flows; the complexity of the acquired company; and recent discount rates used by others to determine valuations to acquire similar blocks of business.

     VOBA is amortized based on the incidence of the expected cash flows using the interest rate credited to the underlying policies. If cash flows differ from expectations, the amortization of the VOBA is adjusted. Each year, the recoverability of the VOBA is evaluated and if the evaluation indicates that the existing insurance liabilities, together with the present value of future net cash flows from the blocks of business acquired, is insufficient to recover the VOBA, the difference is charged to expense as an additional write-off of the VOBA.

  Goodwill

     Goodwill represents the excess of the amount paid to acquire a company over the fair value of its net assets. Goodwill is amortized on a straight-line basis over a thirty year period. The value of goodwill is monitored based on the estimates of future earnings. If it is determined that future earnings do not support the recoverability of goodwill, its carrying value is reduced by a corresponding charge to expense.

  Recognition of Revenues

     Premiums for traditional life insurance products (including those products with fixed and guaranteed premiums and benefits and which consist principally of whole life insurance policies and certain annuities with life contingencies) are recognized as revenues when due. For limited payment life insurance policies, premiums are recorded as income when due, with any excess profit deferred and recognized over the expected lives of the contracts. Amounts received as payments for universal life insurance policies and for

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES annuity products (including deferred annuities and annuities without life contingencies) are not recorded as premium revenue. Revenues for such contracts consist of policy charges for the cost of insurance, policy administration charges, and surrender charges assessed against policyowner account balances during the period. All insurance-related revenue is reported net of reinsurance ceded.

     Gains resulting from the sale of real estate inventory are recognized when the Company receives a sufficient downpayment and the buyer is required to maintain a continuing investment in the property. When these conditions are not satisfied, the gain on the sale of real estate is deferred and recognized over the life of the related receivable. Revenues resulting from rental of property are recorded as income on the accrual basis.

  Future Policy Benefits

     The liability for future policy benefits for traditional life insurance is computed using the net level method, utilizing the guaranteed interest and mortality rates used in calculating cash surrender values, as described in the contracts. Reserve interest assumptions range from 2.00% to 7.50%. The weighted-average assumed interest rate for all traditional life policy reserves was 4.33% in 1999, 4.30% in 1998, and 4.27% in 1997. Policy benefit claims are charged to expense in the period that the claims are incurred. All insurance-related benefits, losses, and expenses are reported net of reinsurance ceded.

     Future policy benefit reserves for universal life insurance and annuity products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances. The weighted-average interest crediting rate for universal products was 5.67% in 1999, 6.08% in 1998, and 6.23% in 1997. The range of interest crediting rates for annuity products excluding bonus interest payouts, was 4.00% to 7.00% in 1999, 1998 and 1997.

  Participating Policies

     Participating policies entitle the policyowners to receive dividends based on actual interest, mortality, morbidity, and expense experience for the related policies. These dividends are distributed to the policyowners through an annual dividend using current dividend scales, which are approved by the board of directors. Nearly 100% of traditional life policies are currently paying dividends, and traditional life policies represent 62% of the Company's individual life policies in force (based on face amounts).

  Servicing Rights

     Servicing assets are determined based upon estimated future revenues from contractually specified servicing fees and other ancillary revenues that are expected to compensate the Company for performing the servicing. Such servicing rights are recognized at the time of sale of loans to permanent investors. The resulting servicing rights asset is amortized over the expected life of the servicing revenues.

     Capitalized servicing rights are periodically assessed for impairment, which is recognized in the statement of operations during the period in which impairment occurs by establishing a corresponding valuation allowance.

     The fair value of mortgage servicing rights was estimated with a valuation model using current prepayment speeds and a market discount rate. Based upon the Company's estimate, the fair value of its mortgage servicing rights exceeded book value by approximately $1.6 million and $1.9 million at December 31, 1999 and 1998, respectively.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are recorded at cost and are depreciated principally under the straight-line method.

  Stock-based Compensation

     Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-based Compensation," requires increased disclosure of compensation expense arising from stock compensation plans. SFAS 123 encourages rather than requires companies to adopt a new method of accounting for stock compensation awards based on their estimated fair value at the date they are granted. Companies are permitted to continue accounting under APB Opinion 25 which requires compensation cost be recognized based on the difference, if any, between the quoted market price of the stock on the date of grant and the amount an employee must pay to acquire the stock. The Company has elected to continue to apply APB Opinion 25 in its consolidated financial statements and has disclosed pro forma net income.

  Guaranty Fund Assessments

     The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyowners and claimants in the event of insolvency of other life insurance companies. As of December 31, 1999, the Company has accrued for the gross amount of guaranty fund assessments for known insolvencies net of estimated recoveries of premium tax offsets.

  Benefit Plan Costs

     The Company recognizes pension costs for its defined benefit plans in accordance with SFAS 87, "Employers' Accounting for Pensions." Pension costs are funded according to regulations provided under the Internal Revenue Code.

  Postretirement Benefits Other Than Pensions

     Under SFAS 106, "Employers' Accounting for Postretirement Benefits," the cost of postretirement benefits is recognized on an accrual basis as employees perform services to earn the benefits.

  Income Taxes

     The Company and its non-life insurance subsidiaries file a consolidated federal income tax return. The life insurance subsidiaries file separate federal income tax returns. The separate return method is used to compute the Company's provision for federal income taxes. Deferred income tax assets and liabilities are determined based on differences among the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws.

  Emerging Accounting Matters

     SFAS 133 and 137

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 defines derivative instruments and provides comprehensive accounting and reporting standards for the recognition and measurement of derivative and hedging activities (including certain instruments embedded in other contracts). It requires derivatives to be recorded in the consolidated balance sheet at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges of variable cash flows or forecasted transactions, and hedges of

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives not meeting specific hedge accounting criteria would be recognized in the consolidated statement of operations. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 delays the effective date of SFAS 133 for all fiscal quarters until fiscal years beginning after June 15, 2000. The Company is evaluating SFAS 133 and has not determined its effect on the consolidated financial statements.

     SOP 97-3

     On January 1, 1999, the Company adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." This statement provides guidance on when an insurance or other enterprise should recognize a liability for guaranty fund and other assessments and on how to measure such liability. The adoption of SOP 97-3 had no material impact on the financial position or results of operations as the Company currently estimates assessment liabilities when a determination of an insolvency has occurred.

     SOP 98-1

     On January 1, 1999, the Company adopted AICPA SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance for determining whether costs of software developed or obtained for internal use should be capitalized or expensed as incurred. In the past, the Company has expensed such costs as they were incurred. The adoption of SOP 98-1 had no material impact on the financial position or results of operations of the Company.

     Statutory Accounting Codification

     The NAIC has codified statutory accounting practices, which are expected to constitute the only source of prescribed statutory accounting practices and are effective in 2001. Codification will change prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements. The changes of codification will not have a material impact on statutory surplus.

  Business Risks

     The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include interest rate risk, legal and regulatory changes and default risk.

     Interest rate risk is the potential for interest rates to change, which can cause fluctuations in the value of investments. To the extent that fluctuations in interest rates cause the duration of assets and liabilities to differ, the Company may have to sell assets prior to their maturity and realize losses. Interest rate exposure for the investment portfolio is managed through asset/liability management techniques which attempt to match the duration of the assets with the estimated duration of the liabilities. The Company also utilizes derivative investment contracts to manage interest rate risk.

     The potential also exists for changes in the legal or regulatory environment in which the Company operates, which can create additional costs and expenses not anticipated by the Company in pricing its products. In other words, regulatory initiatives or new legal theories may create costs for the Company beyond those recorded in the financial statements. The Company mitigates this risk by operating in a geographically diverse area, which reduces its exposure to any single jurisdiction, closely monitoring the

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES regulatory environment to anticipate changes and by using underwriting practices which identify and minimize the potential adverse impact of this risk.

     Default risk is the risk that issuers of securities owned by the Company may default or that other parties, including reinsurers, may not be able to pay amounts due the Company. The Company attempts to minimize this risk by adhering to a conservative investment strategy, holding a well diversified portfolio of assets to minimize concentrations, maintaining sound reinsurance and credit and collection policies and providing allowances or reserves for any amounts deemed uncollectible.

(2) INVESTMENTS

     The Company's investments classified as available-for-sale securities at December 31, 1999 and 1998, are summarized as follows:

                                                                        1999
                                                -----------------------------------------------------
                                                                   GROSS        GROSS
                                                                 UNREALIZED   UNREALIZED
                                                AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                                --------------   ----------   ----------   ----------
                                                                   (in thousands)
Fixed maturity securities available-for-sale:
  Corporate bonds.............................    $3,904,184      $ 18,332     $212,372    $3,710,144
  U. S. government bonds......................       360,808            44       11,679       349,173
  State and political subdivisions............        47,208            --        1,761        45,447
  Foreign government bonds....................       157,460         6,078        4,175       159,363
  Asset-backed bonds..........................       660,399            32       47,899       612,532
  Mortgage-backed securities..................     1,608,846         3,382       58,780     1,553,448
  Redeemable preferred stock..................       267,795         5,144       22,095       250,844
                                                  ----------      --------     --------    ----------
                                                  $7,006,700      $ 33,012     $358,761    $6,680,951
                                                  ==========      ========     ========    ==========
Equity securities available-for-sale..........    $   13,440      $  1,735     $    590    $   14,585
                                                  ==========      ========     ========    ==========
Short-term investments Available-for-sale.....    $      155      $     --     $     --    $      155
                                                  ==========      ========     ========    ==========

                                                                        1998
                                                -----------------------------------------------------
                                                                   GROSS        GROSS
                                                                 UNREALIZED   UNREALIZED
                                                AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                                --------------   ----------   ----------   ----------
                                                                   (in thousands)
Fixed maturity securities available-for-sale:
  Corporate bonds.............................    $3,405,967      $121,783     $ 21,032    $3,506,718
  U. S. government bonds......................        73,661         2,639           12        76,288
  State and political subdivisions............        47,347         2,134           --        49,481
  Asset-backed bonds..........................       130,557         6,455        8,218       128,794
  Foreign government bonds....................       726,991         5,382       17,258       715,115
  Mortgage-backed securities..................     2,141,129        29,595        1,719     2,169,005
  Redeemable preferred stock..................       105,843         2,613        7,313       101,143
                                                  ----------      --------     --------    ----------
                                                  $6,631,495      $170,601     $ 55,552    $6,746,544
                                                  ==========      ========     ========    ==========
Equity securities available-for-sale..........    $   48,321      $  1,690     $ 16,951    $   33,060
                                                  ==========      ========     ========    ==========
Short-term investments Available-for-sale.....    $   22,428      $     --     $     --    $   22,428
                                                  ==========      ========     ========    ==========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     The amortized cost and estimated fair value of investments in fixed maturity securities at December 31, 1999, are summarized by stated maturity as follows:

                                                             AMORTIZED COST   FAIR VALUE
                                                             --------------   ----------
                                                                   (in thousands)
Fixed maturities available-for-sale
  Due in 2000..............................................    $   96,137     $   96,420
  Due in 2001 -- 2005......................................     1,904,087      1,849,422
  Due after 2006-2010......................................     1,961,843      1,833,885
  Due after 2010...........................................     1,435,787      1,347,776
Mortgage-backed securities.................................     1,608,846      1,553,448
                                                               ----------     ----------
                                                               $7,006,700     $6,680,951
                                                               ==========     ==========

     The foregoing data is based on the stated maturities of the securities. Actual maturities will differ for some securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The ratings of the Company's fixed maturity securities at December 31, 1999 are summarized as follows (in thousands):

Treasuries and AAA......................................   $2,473,459
AA......................................................      451,471
A.......................................................    1,633,532
BBB.....................................................    1,596,128
BB......................................................      366,852
Less than BB............................................      159,509
                                                           ----------
                                                           $6,680,951
                                                           ==========

     Ratings are those assigned primarily by Standard & Poor's when available, with remaining ratings as assigned by Moody's and converted to a generally comparable Standard & Poor's rating. Bonds not rated by either organization are included based on the rating prescribed by the Securities Valuation Office of the National Association of Insurance Commissioners (NAIC). NAIC Class 1 is considered equivalent to an A or higher rating; Class 2, BBB; Class 3, BB; and Classes 4-6, less than BB.

     Major categories of investment income are summarized as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                               (in thousands)
Fixed maturity securities............................  $490,123   $456,174   $185,433
Equity securities....................................       821      1,340      2,118
Loans................................................    58,090     42,836     30,435
Real estate..........................................     1,528      4,695      2,054
Policy loans.........................................     6,580      6,632      5,215
Other................................................     8,791      2,874     11,447
                                                       --------   --------   --------
Gross investment income..............................   565,933    514,551    236,702
Investment expenses..................................     8,425      9,383      9,792
                                                       --------   --------   --------
Net investment income................................  $557,508   $505,168   $226,910
                                                       ========   ========   ========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     Investment expenses include depreciation on real estate of none, $0.9 million and $0.3 million in the years ended December 31, 1999, 1998, and 1997, respectively.

     Realized gains and losses on investments and provisions for loan losses are summarized as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                          1999       1998      1997
                                                        --------   --------   -------
                                                               (in thousands)
Securities available-for-sale
  Fixed maturity securities
     Gross realized gains.............................  $ 57,194   $ 45,897   $15,862
     Gross realized losses............................   (44,944)   (32,003)   (9,335)
  Equity securities
     Gross realized gains.............................     3,841      7,800     3,670
     Gross realized losses............................   (19,296)    (7,771)      (57)
Other investments.....................................     1,342     (2,421)    6,307
Provision for loan losses.............................     4,397    (10,374)   (4,568)
                                                        --------   --------   -------
                                                        $  2,534   $  1,128   $11,879
                                                        ========   ========   =======

     The unrealized appreciation on securities available-for-sale is reported as a separate component of members' equity, reduced by adjustments to deferred acquisition costs, VOBA, and a provision for deferred income taxes.

     A summary of the components of the net unrealized appreciation on invested assets carried at fair value is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1999        1998       1997
                                                      ---------   --------   --------
                                                              (in thousands)
Unrealized appreciation:
  Fixed maturity securities.........................  $(283,908)  $105,186   $117,797
  Equity securities.................................      1,145    (15,261)     1,218
  Other investments.................................        (76)       674        304
  Closed Block investments..........................    (46,045)    42,332     48,090
Deferred policy acquisition costs and VOBA..........    119,961    (82,286)   (83,426)
Deferred income taxes...............................     72,959    (22,464)   (29,279)
Minority interest...................................     57,336    (11,852)   (27,851)
                                                      ---------   --------   --------
                                                      $ (78,628)  $ 16,329   $ 26,853
                                                      =========   ========   ========

     The approximate change in unrealized appreciation on fixed maturity securities was a decrease of $389 million, a decrease of $13 million, and an increase of $42 million for the years ended December 31, 1999, 1998, and 1997, respectively; the corresponding amounts for equity securities were a $16 million increase, a $16 million decrease, and a $3 million decrease, respectively.

     At December 31, 1999 investments in fixed maturity securities with a carrying amount of $26.3 million were on deposit with state insurance departments to satisfy regulatory requirements.

     No investment in any person or its affiliates exceeded 10% of members' equity at December 31, 1999.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

(3) LOANS

     Loans consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (in thousands)
Single-family real estate...................................  $169,525   $187,080
Multi-family real estate....................................     4,980     26,855
Commercial real estate......................................   452,149    398,394
Real estate contracts.......................................        --      6,215
Commercial..................................................       309     41,487
                                                              --------   --------
                                                               626,963    660,031
Allowance for credit losses.................................   (18,046)   (22,299)
                                                              --------   --------
Loans, net..................................................  $608,917   $637,732
                                                              ========   ========

     The Company manages its credit risk associated with these loans by diversifying its mortgage portfolio by property type and geographic location and by seeking favorable loan to value ratios on secured properties. The states with the highest concentration of mortgage loans were Florida, Texas, and Tennessee with principal balances of $93.6 million, $84.5 million and $38.4 million, respectively.

     At December 31, 1999 and 1998, the Company's investment in loans included $4.4 million and $15.4 million, respectively, in loans that were considered to be impaired, for which the related allowance for credit losses was $1.9 million and $4.0 million, respectively. The average recorded investment in impaired loans during the years ended December 31, 1999 and 1998 was $11.1 million and $18.9 million, respectively. For the years ended December 31, 1999 and 1998, the Company recorded $2.1 million and $0.3 million, respectively, in interest income on those impaired loans.

     The amounts the Company will ultimately realize from these loans could differ materially from their carrying values because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. As of December 31, 1999, there were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured.

     No mortgage loan on any one individual property exceeded $13 million at December 31, 1999.

     Changes in the allowance for loan losses, were as follows:

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998      1997
                                                          -------   -------   -------
                                                                (in thousands)
Balance at beginning of year............................  $22,299   $15,284   $11,622
Charge offs, net of recoveries..........................      144    (2,259)     (855)
Write down on loans sold/transferred to real estate.....       --    (1,100)      (51)
Provision for loan losses...............................   (4,397)   10,374     4,568
                                                          -------   -------   -------
Balance at end of year..................................  $18,046   $22,299   $15,284
                                                          =======   =======   =======

     Write downs on loans sold or transferred to real estate fluctuate between periods in relation to foreclosure activity and the related underlying collateral values.

     As of December 31, 1999 and 1998, the Company was servicing loans for others totaling approximately $349.9 million and $399.9 million, respectively. Servicing loans for others generally consists

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES of collecting loan payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors. The Company carries fidelity and mortgage interest insurance coverages sufficient to meet secondary market requirements.

     Changes in servicing rights were as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              -------   ------
                                                               (in thousands)
Balance at beginning of period..............................  $ 1,511   $   --
Transfer from discontinued operations.......................       --    2,031
Amortization................................................   (1,026)    (520)
                                                              -------   ------
Balance prior to valuation allowance........................      485    1,511
Less valuation allowance....................................       --     (103)
                                                              -------   ------
Balance at end of year......................................  $   485   $1,408
                                                              =======   ======

     Servicing assets are reported on the balance sheet line item "Other Assets." Approximately $2.0 million of servicing rights were transferred from the bank operating segment to the finance company immediately prior to the sale of the bank operating segment.

(4) DEFERRED POLICY ACQUISITION COSTS

     A summary of the policy acquisition costs deferred and amortized are as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                               (in thousands)
Balance at beginning of year.........................  $319,774   $202,322   $171,957
Policy acquisition costs deferred....................   153,254    144,734     51,351
Policy acquisition costs amortized...................   (35,176)   (27,282)   (20,986)
                                                       --------   --------   --------
                                                        437,852    319,774    202,322
Unrealized (gain) loss on available-for-sale
  securities.........................................    91,811    (73,744)   (83,426)
                                                       --------   --------   --------
Balance at end of year...............................  $529,663   $246,030   $118,896
                                                       ========   ========   ========

     The components of the deferred policy acquisition costs are as follows:

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                               (in thousands)
Universal life insurance.............................  $123,425   $116,734   $117,673
Annuity products.....................................   207,396    127,116     39,783
Participating traditional life insurance.............    84,265     58,402     36,006
Nonparticipating traditional life insurance..........    22,766     17,522      8,860
                                                        437,852    319,774    202,322
Unrealized (gain) loss on available-for-sale
  securities.........................................    91,811    (73,744)   (83,426)
                                                       --------   --------   --------
                                                       $529,663   $246,030   $118,896
                                                       ========   ========   ========

     Commissions represent approximately 79 percent of deferred policy acquisition costs.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

(5) VALUE OF BUSINESS ACQUIRED

     A summary of VOBA established and amortized is as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
                                                               (in thousands)
Balance at beginning of the year.....................  $233,082   $266,014   $     --
Value of business acquired during the year...........     1,914         --    268,804
Amortization of VOBA asset...........................   (32,604)   (32,932)    (2,790)
                                                       --------   --------   --------
                                                        202,392    233,082    266,014
Unrealized (gain) loss on available for-sale
  securities.........................................    28,150     (8,542)        --
                                                       --------   --------   --------
Balance at end of year...............................  $230,542   $224,540   $266,014
                                                       ========   ========   ========

     Amortization is recognized in proportion to expected future gross profits over a 20 year period and is based on the average interest crediting rates which range from 4.05% to 7.61% for 1999 and over the next five years. Interest accrued on the unamortized VOBA amounted to $13.0 million and $14.6 million in 1999 and 1998, respectively, which is netted with the VOBA amortization expense. The estimated amortization for the next five years is as follows:

2000.......................................................  $36,468
2001.......................................................   32,855
2002.......................................................   28,119
2003.......................................................   23,472
2004.......................................................   18,116

(6) NOTES, CONTRACTS PAYABLE AND CAPITAL SECURITIES

     Notes and contracts payable are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                   TERMS AND DESCRIPTION                        1999       1998
                   ---------------------                      --------   --------
                                                                (in thousands)
Federal Home Loan Bank community investment long-term
  advances with a weighted-average interest rate of 6.29%
  and 6.34% at December 31, 1999 and 1998, respectively,
  maturing at various dates through January 2014(A).........  $ 16,088   $ 16,051
Senior notes bearing interest at 6.95% due June 2005........   125,000    125,000
Notes payable to banks and insurance companies; interest
  rates ranging from 6.50% to 6.89% and 6.89% to 9.00% at
  December 31, 1999 and 1998, respectively; principal and
  interest due at various times through 2013; collateralized by rental real estate with a depreciated cost of $24.3
  million and $29.6 million, respectively...................    23,175     27,137
Revolving credit agreement(B)...............................    32,000         --
                                                              --------   --------
                                                              $196,263   $168,188
                                                              ========   ========

---------------

(A) AmerUs Life has multiple credit arrangements with the Federal Home Loan Bank (FHLB). In addition to the long-term advances disclosed above, AmerUs Life has a $25 million open secured line of credit and, periodically, AmerUs Life borrows amounts under repurchase agreements, of which no amount was outstanding under either type of facility at December 31, 1999. The carrying

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES value of the securities pledged to the FHLB under all agreements was $17.7 million at December 31, 1999.

(B) AmerUs has a revolving credit agreement that provides for a maximum borrowing of $150 million in 1999 with the balance maturing in October, 2002. The interest rate is variable, however, the Company may elect to fix the rate for periods from 30 days to six months. The loan agreement contains various financial and operating covenants which, among other things, limit future indebtedness and restrict amount of future dividend payments.

     Capital securities consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (in thousands)
AmerUs Capital I 8.85% Capital Securities Series A due
  February 1, 2007(A).......................................  $ 68,900   $ 68,900
AmerUs Capital II 7.00% Adjustable Conversion-rate Equity
  Security Units due July 27, 2003(B).......................   128,791    130,729
                                                              --------   --------
                                                              $197,691   $199,629
                                                              ========   ========

---------------

(A) The Capital Securities were issued through a wholly owned subsidiary trust, AmerUs Capital I. The sole asset of the trust is the junior subordinated debentures of AmerUs in the principal amount of $88.66 million with interest at 8.85% maturing February 1, 2027. AmerUs has fully and unconditionally guaranteed the obligation of the trust under the Capital Securities and is obligated to mandatorily redeem the securities on February 1, 2027. AmerUs may prepay the securities at any time after February 1, 2007.

(B) The Adjustable Conversion-rate Equity Security Units were issued through a wholly owned subsidiary trust, AmerUs Capital II. Each unit consists of a forward common stock purchase contract for a share at a price of $31.5625 per share on July 27, 2001, and a quarterly income preferred security bearing interest at 6.86% and due July 27, 2003. AmerUs repurchased 451,000 units on December 31, 1998 at an average unit price of $22.89. On September 10, 1999, AmerUs repurchased 61,400 units at an average unit price of $24.80. These transactions resulted in gains of $1.7 million and $0.2 million, net of minority interest, respectively, which have been reflected as additions to paid-in capital as the gains are primarily attributable to the change in value of the forward common stock purchase contract. AmerUs is obligated to mandatorily redeem the capital securities on July 27, 2003. At December 31, 1999, 4,080,500 units were outstanding.

     Aggregate maturities of notes, contracts payable, and capital securities for the next five years and thereafter are as follows (in thousands):

2000......................................................  $  3,217
2001......................................................     3,247
2002......................................................    35,280
2003......................................................   132,105
2004......................................................     3,351
Thereafter................................................   216,754
                                                            --------
                                                            $393,954
                                                            ========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     Interest expense on the debt and capital securities totaled $29.0 million, $27.8 million, and $16.9 million in the years ended December 31, 1999, 1998, and 1997, respectively.

(7) INCOME TAXES

     Comprehensive income tax expense is summarized as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                          1999       1998      1997
                                                        --------   --------   -------
                                                               (in thousands)
Income tax expense (benefit)
  Continued operations................................  $ 32,788   $ 24,792   $19,362
  Discontinued operations.............................     2,631     20,981    10,565
  Other comprehensive income..........................   (87,594)   (15,635)   12,739
                                                        --------   --------   -------
                                                        $(52,175)  $ 30,138   $42,666
                                                        ========   ========   =======

     The effective income tax rate on pre-tax income varies from the prevailing corporate federal income tax rate and is summarized as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
Corporate federal income tax rate...........................  35.00%   35.00%   35.00%
Acquisitions costs and reorganization expenses..............   2.59       --       --
Net benefit of tax credits..................................  (6.38)   (7.18)   (9.51)
Goodwill amortization.......................................   2.72     3.27     0.09
Other items, net............................................   0.43    (0.65)    0.22
                                                              -----    -----    -----
                                                              34.36%   30.44%   25.80%
                                                              =====    =====    =====

     Income tax expense (benefit) is summarized as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998      1997
                                                          -------   -------   -------
                                                                (in thousands)
Current.................................................  $18,383   $26,847   $18,308
Deferred................................................   14,405    (2,055)    1,054
                                                          -------   -------   -------
          Total income tax expense......................  $32,788   $24,792   $19,362
                                                          =======   =======   =======

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     The significant components of net deferred income tax assets (liabilities) are summarized as follows:

                                                                   DECEMBER 31
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                 (in thousands)
Deferred income tax assets:
  Policy reserves and policyholder funds....................  $ 292,533   $ 248,011
  Policy acquisition costs capitalized for tax..............     49,188      14,920
  Deferred policy acquisition costs related to unrealized
     appreciation...........................................         --      23,953
     Net unrealized depreciation on available-for-sale
       securities...........................................    114,945          --
  Deferred compensation.....................................      9,955      16,508
  Credit carryover..........................................     14,412          --
  Other invested assets.....................................      1,897          --
  Other.....................................................     22,031      34,561
                                                              ---------   ---------
          Total gross deferred income tax asset.............    504,961     337,953
                                                              ---------   ---------
Deferred income tax liabilities:
  Deferred policy acquisition costs.........................   (182,489)   (123,205)
  Net unrealized appreciation on available-for-sale
     securities.............................................         --     (71,854)
  Deferred policy acquisition costs related to net
     unrealized depreciation................................    (41,986)         --
  Reinsurance receivable....................................   (113,521)    (50,743)
  Value of business acquired................................    (70,837)    (81,579)
  Other.....................................................    (18,682)    (18,076)
                                                              ---------   ---------
          Total gross deferred tax liability................   (427,515)   (345,457)
                                                              ---------   ---------
  Net deferred income tax asset (liability).................  $  77,446   $  (7,504)
                                                              =========   =========

     The Company is required to establish a "valuation allowance" for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that it will realize the benefit of the deferred tax assets, and, therefore, no such valuation allowance has been established.

     Federal income tax returns for the Company for years through 1992 are closed to further assessment of taxes. The Internal Revenue Service is examining federal income tax returns of the Company for 1993 through 1996. Management believes adequate provisions have been made for any additional taxes which may become due with respect to open years.

(8) EMPLOYEE BENEFIT PLANS

  Defined Benefit Plans

     The Company had a defined benefit pension plan which covered substantially all of the Company's employees. The plans provided for benefits based upon years of service and the employee's compensation. The Company froze the defined benefit pension plan effective December 31, 1995. Effective January 1,

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

1996, the defined benefit pension plan was replaced by a defined contribution savings and retirement plan which also replaced the Company's defined contribution pension plans.

                                                                  DECEMBER 31,
                                                               -------------------
                                                                 1999       1998
                                                               --------   --------
                                                                 (in thousands)
Change in benefit obligation:
  Benefit obligation at beginning of year...................   $ 42,202   $ 40,865
  Interest cost.............................................      2,690      2,916
  Amendments................................................      1,141        799
  Actuarial (gain) loss.....................................     (3,987)       627
  Settlements...............................................        632         --
  Actual benefits paid......................................    (10,640)    (3,005)
                                                               --------   --------
  Benefit obligation at end of year.........................   $ 32,038   $ 42,202
                                                               ========   ========
Change in plan assets:
  Fair value of plan assets at beginning of year............   $ 43,591   $ 43,392
  Actual return on plan assets..............................     (2,399)     3,250
  Company contribution......................................      5,898        348
  Benefits paid and transfers...............................    (10,640)    (3,399)
                                                               --------   --------
  Fair value of plan assets at end of year..................   $ 36,450   $ 43,591
                                                               ========   ========
Reconciliation of funded status:
  Accumulated benefit obligation............................   $(32,038)  $(42,202)
  Projected benefit obligation..............................    (32,038)   (42,202)
  Market value of plan assets...............................     36,450     43,591
                                                               --------   --------
  Funded status.............................................      4,412      1,389
  Unrecognized transition obligation........................        (16)       (55)
  Unrecognized prior service cost...........................        421        248
  Unrecognized net loss.....................................      1,122        812
                                                               --------   --------
  Prepaid benefit cost......................................   $  5,939   $  2,394
                                                               ========   ========
Amounts recognized in the consolidated balance sheet consist of:
  Liabilities:
     Accrued pension........................................   $ (3,374)  $ (7,158)
     Additional minimum liability...........................         --     (1,898)
                                                               --------   --------
          Total accrued pension liability...................   $ (3,374)  $ (9,056)
                                                               ========   ========
  Assets:
     Prepaid pension costs..................................   $  9,313   $  9,312
     Intangible asset.......................................         --        420
                                                               --------   --------
          Total assets......................................   $  9,313   $  9,732
                                                               ========   ========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
                                                              (in thousands)
Other comprehensive income
  Accumulated other comprehensive income....................  $   --   $1,718
  Prepaid pension cost......................................   5,939    2,394
Weighted-average assumptions as of end of year
  Discounted rate...........................................    8.00%    6.75%
  Expected return on plan assets............................    8.00%    8.00%
  Rate of compensation increase.............................      NA       NA

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1999      1998      1997
                                                              -------   -------   -------
                                                                    (in thousands)
  Components of net periodic benefit cost:
     Service cost...........................................  $    --   $    --   $   784
     Interest cost..........................................    2,690     2,916     3,457
     Expected return on plan assets.........................   (3,368)   (3,463)   (4,006)
     Amortization of transition obligation..................       (5)       (6)      (61)
     Amortization of prior service cost.....................      (32)      769       (30)
     Recognized actuarial loss..............................       27        40        22
                                                              -------   -------   -------
     Net periodic benefit cost..............................     (688)      256       166
     Settlement cost........................................    2,408        --       141
                                                              -------   -------   -------
     Total expense..........................................  $ 1,720   $   256   $   307
                                                              =======   =======   =======

  Defined Contribution Pension Plans

     The Company has a defined contribution savings and retirement plan. Company contributions are non-discretionary and consist of a matching contribution of an amount equal to 125 percent of employee contributions, up to 4 percent of annual employee compensation, and an annual contribution of an amount equal to 4 percent of annual employee compensation. Beginning in 1999, the Company uses a combination of cash and AmerUs common stock for the annual contribution. The shares for this purpose are provided by AmerUs' leveraged Employee Stock Ownership Plan. Compensation expense for the employer match and annual contribution amounted to $4.4 million, $3.3 million and $3.9 million in 1999, 1998 and 1997, respectively including $0.5 million of ESOP compensation expense in 1999.

  Leveraged Employee Stock Ownership Plan

     In connection with the acquisition of AmVestors, AmerUs has a leveraged Employee Stock Ownership Plan (ESOP) which was sponsored by AmVestors for all AmVestors full-time employees with one year of service. The ESOP acquired AmVestors stock, which was subsequently exchanged for AmerUs' stock, through the proceeds of a note payable to American Investors Life Insurance Company, a subsidiary of AmVestors. The note bears interest at 7.0% and is payable in annual installments through December 30, 2002. The note had an unpaid principal balance of $1.4 million and $1.8 million at December 31, 1999 and 1998, respectively.

     The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES from collateral and allocated to active employees of the Company based on the proportion of debt service paid in the year. Beginning in 1999, the released shares are used to fund a portion of the Company's annual defined contribution savings and retirement plan contribution.

     AmerUs accounts for its ESOP in accordance with SOP 93-6. Accordingly, as shares are released from collateral, compensation expense, or a reduction in the annual defined contribution savings and retirement plan liability, is reported equal to the current market price of the shares. ESOP compensation expense was $0.5 million, $0.4 million and $0.3 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     The ESOP shares were as follows:

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Allocated shares.....................................   169,439    148,336    152,149
Unallocated shares...................................    79,307    102,362    123,909
                                                       --------   --------   --------
          Total ESOP shares..........................   248,746    250,698    276,058
                                                       ========   ========   ========
Fair market value of unallocated shares (in
  thousands).........................................  $  1,824   $  2,250   $  4,570
                                                       ========   ========   ========

  Nonqualified Pension Plan

     The Company has a nonqualified pension plan covering substantially all of AmerUs Life's career and general agents. Accumulated benefits of the plan are unfunded and have been included in other liabilities at December 31, 1999 and 1998 amounting to $21.2 million, and $16.9 million, respectively. Total nonqualified pension expense amounted to $0.9 million, $0.5 million and $0.7 million in 1999, 1998 and 1997, respectively.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

  Postretirement Plans

     The Company has postretirement benefit plans which provide eligible participants and dependents with certain medical, dental and life insurance benefits.

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
                                                               (in thousands)
Change in benefit obligation:
  Benefit obligation at beginning of year...................  $ 7,585   $ 8,918
  Service cost..............................................      166       268
  Interest cost.............................................      481       536
  Plan participants' contributions..........................       58        52
  Actuarial (gain)..........................................     (964)     (519)
  Settlements...............................................       --      (904)
  Actual benefits paid......................................     (651)     (766)
                                                              -------   -------
  Benefit obligation at end of year.........................  $ 6,675   $ 7,585
                                                              =======   =======
Change in plan assets:
  Fair value of plan assets at beginning of year............  $    --   $    --
  Company contribution......................................      593       714
  Plan participant contribution.............................       58        52
  Benefits paid.............................................     (651)     (766)
                                                              -------   -------
  Fair value of plan assets at end of year..................  $    --   $    --
                                                              =======   =======
Reconciliation of funded status:
  Accumulated postretirement benefit obligation.............  $(6,675)  $(7,585)
  Market value of plan assets...............................       --        --
                                                              -------   -------
  Funded status.............................................   (6,675)   (7,585)
  Unrecognized prior service cost...........................      740       823
  Unrecognized net (gain)...................................   (2,723)   (1,470)
                                                              -------   -------
  Accrued benefit cost......................................  $(8,658)  $(8,232)
                                                              =======   =======

                                                              DECEMBER 31,
                                                              -------------
                                                              1999     1998
                                                              ----     ----
Weighted-average assumptions as of end of year:
  Discount rate.............................................  8.00%    6.75%
  Initial weighted health care cost trend rate..............  7.20%    7.50%
  Ultimate health care cost trend rate......................  5.00%    5.00%

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                                                                 DECEMBER 31,
                                                              -------------------
                                                              1999   1998    1997
                                                              ----   -----   ----
                                                                (in thousands)
Components of net periodic benefit cost:
  Service cost..............................................  $166   $ 268   $363
  Interest cost.............................................   481     536    592
  Amortization of prior service cost........................    83      83     83
  Recognized actuarial loss.................................   (68)    (62)   (59)
                                                              ----   -----   ----
  Net periodic benefit cost.................................   662     825    979
  Settlement (gain).........................................    --    (904)    --
                                                              ----   -----   ----
  Total (income) expense....................................  $662   $ (79)  $979
                                                              ====   =====   ====

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects in 1999:

                                                              1% POINT   1% POINT
                                                              INCREASE   DECREASE
                                                              --------   --------
                                                                (in thousands)
Effect on total of service and interest cost components.....   $ 4.3      $ (6.3)
Effect on postretirement benefit obligation.................   $46.4      $(48.6)

(9) REINSURANCE

     At December 31, 1999, the Company's maximum retention limit for acceptance of risk on life insurance was $1 million. The Company has indemnity reinsurance agreements with various companies whereby life insurance in excess of its retention limits are reinsured. Insurance in force ceded to nonaffiliated companies under risk sharing arrangements at December 31, 1999, 1998, and 1997, totaled approximately $5,616 million, $3,779 million, and $4,102 million, respectively.

     In January, 2000, the Company's maximum retention limit was reduced to $0.1 million for the majority of policies issued since July 1, 1996 and for the majority of new business going forward.

     Net premiums and amounts earned were as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                           1999      1998      1997
                                                         --------   -------   -------
                                                                (in thousands)
Direct premiums and amounts assessed against
  policyholders........................................  $101,622   $89,848   $56,307
Reinsurance assumed....................................     1,750     1,036     1,375
Reinsurance ceded......................................   (13,851)   (9,687)   (9,555)
                                                         --------   -------   -------
Net premiums and amounts earned........................  $ 89,521   $81,197   $48,127
                                                         ========   =======   =======

     At December 31, 1999 and 1998, the Company reinsured 25% and 39%, respectively, of its equity index annuity reserves amounting to $108.6 million and $92.6 million, respectively, with an unaffiliated reinsurer. As of the same dates, the Company also reinsured approximately 1% in each year of its deferred annuity reserves amounting to $44.2 million and $59.3 million, respectively, with an unaffiliated reinsurer.

     In the third quarter of 1999, the Company entered into a reinsurance agreement for the assumption of a block of equity-index annuities of its joint venture partner, AVLIC. The Company received assets of

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES approximately $57 million and assumed liabilities of approximately $59 million. A value of business acquired asset of approximately $2 million was recorded in connection with this transaction.

     The Company is contingently liable for the portion of the policies reinsured under each of its existing reinsurance agreements in the event the reinsurance companies are unable to pay their portion of any reinsured claim. Management believes that any liability from this contingency is unlikely. However, to limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

(10) COMMITMENTS AND CONTINGENCIES

     AMHC has provided a $0.5 million guarantee to an Iowa non-profit corporation under normal commercial terms as of December 31, 1999.

     AmerUs has entered into agreements with various partnerships in which a subsidiary of AMHC has an interest. Pursuant to these agreements AmerUs is obligated to make future capital contributions to the partnerships of up to $58.3 million at December 31, 1999.

     The Company has agreed to loan up to $6.9 million to newly formed partnerships.

     The Company is party to financial instruments in the normal course of business to meet the financing needs of its customers having risk exposure not reflected in the balance sheet. These financial instruments include commitments to extend credit, guarantees, and standby letters of credit. Commitments to extend credit are agreements to lend to customers. Commitments generally have fixed expiration dates and may require payment of a fee. Since many commitments expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. The Company has also guaranteed two loans for a fee. At December 31, 1999, outstanding commitments to extend credit totaled approximately $25.7 million and loan guarantees totaled approximately $6.6 million.

     AmerUs has an agreement with Bank One, N.A. whereby AmerUs guarantees the payment of loans made to certain of AmerUs' managers and executives for the purpose of purchasing AmerUs Common Stock and ACES pursuant to the Stock Purchase Program. The liability of AmerUs in respect of the principal amount of loans is limited to $25 million. AmerUs has also guaranteed interest and all other fees and obligations owing on the loans. Each participant in the program has agreed to repay AmerUs for any amounts paid by AmerUs under the guarantee in accordance with a reimbursement agreement entered into between the participants and AmerUs.

     AmerUs Life and its joint venture partner are contingently liable in the event the joint venture, Ameritas Variable Life Insurance Company (AVLIC), cannot meet its policyholder obligations. At December 31, 1999, AVLIC had statutory assets of $2,559.1 million, liabilities of $2,517.5 million, and a surplus of $41.6 million.

     In the ordinary course of business, the Company and its subsidiaries are also engaged in certain other litigation, none of which management believes is material to the Company's results of operations.

(11) MEMBERS' EQUITY

  Life Insurance Regulation

     Generally, the members' equity of the AmerUs' insurance subsidiaries available for distribution to AmerUs is limited to the amounts that the insurance subsidiaries' net assets, as determined in accordance with statutory accounting practices, exceeds minimum statutory and risk based capital requirements; however, payments of such amounts as dividends may be subject to approval by regulatory authorities. In

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

2000, the Company's insurance subsidiaries can distribute approximately $61.1 million in the form of dividends to AmerUs without prior approval of such regulatory authorities.

(12) STOCK BASED COMPENSATION

  Stock Option Plans

     AmerUs has two stock incentive plans authorizing the issuance of incentive and non-qualified stock options to employees, officers, and non-employee directors of the Company. AmerUs has reserved 1,400,000 shares and 150,000 shares of Class A Common Stock for issuance under these plans.

     In conjunction with the acquisition of AmVestors, AmerUs has two additional plans in which no additional shares may be granted. They are a non-qualified stock plan and an incentive stock option plan.

     The Company also has a non-employee stock option plan authorizing the issuance of stock options or SARs to insurance agents and other non-employees of the Company. The Company has reserved 100,000 shares of Class A Common stock for issuance under this plan. The terms and conditions under this plan are the same as under the employee stock incentive plans.

     The option price per share under all plans may not be less than the fair value of AmerUs' common stock on the date of grant and the term of the option may not be longer than ten years. Generally, all options have a three year vesting schedule with one-third of the options granted vesting at the end of each of the three years.

     A summary of AmerUs' stock option plan follows:

                                                      YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------------------------
                                         1999                   1998                   1997
                                 --------------------   --------------------   --------------------
                                             WEIGHTED               WEIGHTED               WEIGHTED
                                             AVERAGE                AVERAGE                AVERAGE
                                 NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                                  SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                 ---------   --------   ---------   --------   ---------   --------
Outstanding, beginning of
  year.........................  1,327,473    $25.02    1,485,709    $23.57           --    $   --
Granted at market price........    275,750     21.61      163,550     31.19      684,000     28.09
Conversion of AmVestors stock
  options......................         --        --           --        --      801,709     19.72
Exercised......................    (10,442)    19.15     (268,786)    20.51           --        --
Forfeited......................    (83,017)    28.04      (53,000)    28.19           --        --
                                 ---------    ------    ---------    ------    ---------    ------
Outstanding, end of year.......  1,509,764    $24.27    1,327,473    $25.02    1,485,709    $23.57
                                 =========    ======    =========    ======    =========    ======
Exercisable, end of year.......    940,543    $23.62      700,381    $22.03      801,709    $19.72
                                 =========    ======    =========    ======    =========    ======

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding under AmerUs' option plans as of December 31, 1999:

OPTIONS OUTSTANDING
-----------------------------------------------------------------------------------------------
                                                 REMAINING    WEIGHTED AVERAGE      WEIGHTED
                                                  OPTIONS     CONTRACTUAL LIFE      AVERAGE
RANGE OF EXERCISE PRICES                        OUTSTANDING       IN YEARS       EXERCISE PRICE
------------------------                        -----------   ----------------   --------------
$10.88-14.50..................................      13,448          4.9              $13.01
 14.51-18.12..................................     105,225          4.3               15.17
 18.13-21.75..................................     417,954          7.2               19.66
 21.76-23.37..................................     243,604          5.1               23.35
 23.38-29.00..................................     590,333          7.5               27.88
 29.01-32.62..................................      99,200          8.5               31.19
 32.63-36.25..................................      40,000          8.0               35.63
                                                 ---------          ---              ------
                                                 1,509,764          6.9              $24.27
                                                 =========          ===              ======

     The following table summarizes information about stock options exercisable under AmerUs' option plans as of December 31, 1999:

OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------
                                                                               WEIGHTED
                                                                OPTIONS        AVERAGE
RANGE OF EXERCISE PRICES                                      EXERCISABLE   EXERCISE PRICE
------------------------                                      -----------   --------------
$10.88-14.50................................................     13,448         $13.01
 14.51-18.12................................................    105,225          15.17
 18.13-21.75................................................    240,541          19.12
 21.76-23.37................................................    133,082          23.24
 23.38-29.00................................................    394,833          27.88
 29.01-32.62................................................     33,409          31.19
 32.63-36.25................................................     20,005          35.42
                                                                -------         ------
                                                                940,543         $23.62
                                                                =======         ======

     The estimated weighted fair value of options granted in 1999, 1998, and 1997 was $9.63, $13.03, and $11.68 per share, respectively. AmerUs applies APB Opinion 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for its option plans. Had compensation expense for the AmerUs option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS 123, the Company's net earnings for the years ended December 31, 1999, 1998, and 1997 would have been reduced to the pro forma amounts indicated below:

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1999       1998      1997
                                                         -------   --------   -------
                                                                (in thousands)
Net earnings:
  As reported..........................................  $38,436   $103,499   $54,434
  Pro forma............................................   37,164    102,486    53,929

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     The fair value of options granted was estimated on the date of grant using the Black-Scholes pricing model with an expected life equal to the contractual expiration and the following weighted average assumptions:

                                                            1999      1998      1997
                                                            -----     -----     -----
Expected volatility.......................................  37.00%    25.00%    25.00%
Risk free interest rate...................................   5.39      5.69      6.29
Dividend yield............................................   1.86      1.26      1.43

  Restricted Stock

     AmerUs has awarded common stock to eligible employees and non-employee directors under the two stock incentive plans. The plans have restriction periods of two to three years tied to employment and/or service. A portion of the awards were recorded at the market value on the date of the grant as unearned compensation since common shares were legally issued on that date. The initial values of these grants are amortized over the restriction periods, net of forfeitures. The remaining awards, for which common shares will not be issued until the end of the restriction period, are being accrued net of forfeitures over the required service period at the market value on the date of issuance.

     Restricted stock and compensation expense information is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                               1999                1998                1997
                                         -----------------   -----------------   -----------------
                                                  WEIGHTED            WEIGHTED            WEIGHTED
                                         NUMBER   AVERAGE    NUMBER   AVERAGE    NUMBER   AVERAGE
                                           OF     EXERCISE     OF     EXERCISE     OF     EXERCISE
                                         SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                         ------   --------   ------   --------   ------   --------
Outstanding, beginning of year.........  17,899    $31.07       --     $   --      --       $ --
Granted at market price................  18,946     23.01    19,949     31.17      --         --
Exercised..............................     --         --       --         --      --         --
Forfeited..............................   (600)     31.56    (2,050)    31.56      --         --
                                         ------    ------    ------    ------      --       ----
Outstanding, end of year...............  36,245    $26.85    17,899    $31.07      --       $ --
                                         ======    ======    ======    ======      ==       ====
Compensation expense (in thousands)....            $  335              $  264               $ --
                                                   ======              ======               ====

  Stock Appreciation Rights

     As part of the stock incentive plans and the non-employee stock option plan, the Board of Directors is authorized to grant stock appreciation rights
(SARs) to employees and officers in tandem with stock options. A SAR can be exercised only to the extent the option with respect to which it is granted is not

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES exercised, and is subject to the same terms and conditions as the option to which it relates. Issuance of SARs is made at the sole discretion of the Board of Directors. AmerUs' SARs are summarized as follows:

                                                 YEARS ENDED DECEMBER 31,
                                ----------------------------------------------------------
                                      1999                 1998                1997
                                -----------------   ------------------   -----------------
                                         WEIGHTED             WEIGHTED            WEIGHTED
                                NUMBER   AVERAGE    NUMBER    AVERAGE    NUMBER   AVERAGE
                                  OF     EXERCISE     OF      EXERCISE     OF     EXERCISE
                                SHARES    PRICE     SHARES     PRICE     SHARES    PRICE
                                ------   --------   -------   --------   ------   --------
Rights outstanding, beginning
  of year.....................     --     $   --     81,024    $21.94       --     $   --
Granted at market price.......  13,500     23.31         --        --       --         --
Conversion of AmVestors
  rights......................     --         --         --        --    81,024     21.94
Exercise of rights............     --         --    (81,024)    21.94       --     $   --
                                ------    ------    -------    ------    ------    ------
Rights outstanding, end of
  year........................  13,500    $23.31         --    $   --    81,024     21.94
                                ======    ======    =======    ======    ======    ======
Compensation expense (in
  thousands)..................            $   --               $   --              $   --
                                          ======               ======              ======

  Stock Warrants

     In conjunction with the acquisition of AmVestors, Life has outstanding warrants to purchase shares of AmerUs' Class A Common stock. AmerUs' stock warrant activity is summarized as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Warrants outstanding, beginning of year..............   473,596    477,770         --
Acquisition of AmVestors warrants....................        --         --    477,770
Exercise of warrants.................................        --     (4,174)        --
                                                       --------   --------   --------
Warrants outstanding, end of year....................   473,596    473,596    477,770
                                                       ========   ========   ========
Compensation expense (in thousands)..................  $     --   $     --   $     --
                                                       ========   ========   ========

     The remaining warrants are exercisable at $24.42 per share and expire on April 2, 2002.

(13) STATUTORY ACCOUNTING PRACTICES

     The Company's insurance subsidiaries' statutory net income was $49.4 million, $61.0 million and $59.0 million in the years ended December 31, 1999, 1998 and 1997, respectively. The Company's insurance subsidiaries' statutory surplus and capital was $444.6 million, $472.1 million and $577.3 million at December 31, 1999, 1998 and 1997, respectively. The minimum capital and surplus requirements in the states of Iowa and Kansas are $5.0 million and $1.2 million, respectively.

     The Company's insurance subsidiaries are domiciled in Iowa and Kansas and prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by those respective state insurance departments. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future. The NAIC has codified statutory accounting practices which are expected to constitute the only source of prescribed statutory accounting practices and are effective in 2001. Codification will change prescribed statutory accounting practices and may result in changes to the accounting practices that

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES insurance enterprises use to prepare their statutory financial statements. The Company is currently evaluating the impact of codification on its statutory financial statements, however, the changes will not have a material impact on statutory surplus.

     The respective insurance departments impose minimum risk-based capital
(RBC) requirements on insurance enterprises that were developed by the NAIC. The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio (the Ratio) of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level, RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The life insurance subsidiaries exceed the authorized control level RBC requirements in each of the years since the inception of the RBC requirement in 1993.

(14) FINANCIAL INSTRUMENTS

     The Company utilizes a variety of off balance sheet financial instruments as part of its efforts to hedge and manage fluctuations in the market value of its portfolio of securities available-for-sale, attributable to changes in general interest rate levels, and to manage duration mismatch of assets and liabilities. Those instruments include interest rate exchange agreements (swaps, caps, and swaptions) and equity-indexed agreements (options) and involve elements of credit and market risks in excess of the amounts recognized in the accompanying financial statements at a given point in time. The contract or notional amounts of those instruments reflect the extent of involvement in the various types of financial instruments.

     The Company's exposure to credit risk is the risk of loss from a counterparty failing to perform according to the terms of the contract. That exposure includes settlement risk (i.e., the risk that the counterparty defaults after the Company has delivered funds or securities under terms of the contract), which would result in an accounting loss, and replacement cost risk (i.e., the cost to replace the contract at current market rates should the counterparty default prior to settlement date). To limit exposure associated with counterparty nonperformance on interest rate exchange agreements, the Company enters into transactions with only highly rated counterparties.

     The credit risk on all financial instruments, whether on or off the balance sheet, is controlled through an ongoing credit review, approval, and monitoring process. The Company determines, on an individual counterparty basis, the need for collateral or other security to support financial instruments with credit risk and establishes individual and aggregate counterparty exposure limits.

     The Company's outstanding derivative positions shown in notional or contract amounts, along with their carrying values and estimated fair values, are summarized as follows:

                                                              DECEMBER 31, 1999
                                                     ------------------------------------
                                                     NOTIONAL      CARRYING        FAIR
                                                      AMOUNT        VALUE         VALUE
                                                     --------   --------------   --------
                                                                (in thousands)
Interest rate caps.................................  $     --      $    --       $     --
Interest rate swaps................................   385,000           --          3,336
Options............................................   255,914       91,888        121,701
Futures............................................        --           --             --
                                                     --------      -------       --------
                                                     $640,914      $91,888       $125,037
                                                     ========      =======       ========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                                                              DECEMBER 31, 1998
                                                    -------------------------------------
                                                     NOTIONAL                      FAIR
                                                      AMOUNT     CARRYING VALUE    VALUE
                                                    ----------   --------------   -------
                                                                 (in thousands)
Interest rate caps................................  $1,050,000      $ 1,749       $   457
Interest rate swaps...............................     200,000           --        (1,879)
Options...........................................      86,035       49,167        70,862
Futures...........................................          --           --          (298)
                                                    ----------      -------       -------
                                                    $1,336,035      $50,916       $69,142
                                                    ==========      =======       =======

  Interest Rate Exchange Agreements

     The Company enters into interest rate exchange agreements to reduce and manage interest rate risk associated with individual assets and liabilities and its overall aggregate portfolio. Interest rate swap agreements, which expire in 2002, 2003 and 2004, generally involve the exchange of interest payments. The interest rate cap agreements involve the payment of a maximum fixed interest rate when an indexed rate exceeds that fixed rate. Swaption agreements involve the right to enter into a swap transaction at a pre-specified price. These agreements are used in conjunction with interest rate caps to protect against rising rates. The amounts to be received or paid pursuant to those agreements are accrued and recognized in the accompanying consolidated statements of income through an adjustment to investment income over the life of the agreements. The net effect on income from amortization and interest paid or received was a decrease of $1.5 million, $0.8 million, and $0.5 million for the years ended December 31, 1999, 1998, and 1997, respectively. Gains or losses realized on closed or terminated agreements accounted for as hedges are deferred and amortized to investment income on a constant yield basis over the shorter of the life of the agreements or the expected remaining life of the underlying assets or liabilities.

  Equity-Indexed Agreements

     The Company enters into financial agreements to manage the equity risk in its equity-indexed annuities. Call options, which expire beginning in 2000 through 2009, are linked to the index in which the equity-indexed annuity crediting rates are based. This allows the Company to participate in index increases if the market advances as a hedge against the higher credited rates. The amounts to be received or paid pursuant to these agreements are accrued and recognized as an adjustment to income over the life of the agreements.

     The following table shows unrealized gains and losses on derivative positions:

                                                            DECEMBER 31, 1999
                                           ---------------------------------------------------
                                            TOTAL                                    NET
                                           NOTIONAL   UNREALIZED   UNREALIZED     UNREALIZED
                                            VALUE       GAINS       (LOSSES)    GAINS (LOSSES)
                                           --------   ----------   ----------   --------------
                                                          (in thousands)
Interest rate caps.......................  $     --    $    --      $    --        $    --
Interest rate swaps......................   385,000      3,336           --          3,336
Options..................................   255,914     29,813           --         29,813
Futures..................................        --         --           --             --
                                           --------    -------      -------        -------
                                           $640,914    $33,149      $    --        $33,149
                                           ========    =======      =======        =======

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                                                           DECEMBER 31, 1998
                                         -----------------------------------------------------
                                           TOTAL                                     NET
                                          NOTIONAL    UNREALIZED   UNREALIZED     UNREALIZED
                                           VALUE        GAINS       (LOSSES)    GAINS (LOSSES)
                                         ----------   ----------   ----------   --------------
                                                          (in thousands)
Interest rate caps.....................  $1,050,000    $    --      $(1,292)       $(1,292)
Interest rate swaps....................     200,000         --       (1,879)        (1,879)
Options................................      86,035     21,695           --         21,695
Futures................................          --         --         (298)          (298)
                                         ----------    -------      -------        -------
                                         $1,336,035    $21,695      $(3,469)       $18,226
                                         ==========    =======      =======        =======

                                               MATURITY SCHEDULE BY YEAR FOR DERIVATIVE PRODUCTS
                        -----------------------------------------------------------------------------------------------
                         2000      2001     2002       2003       2004      2005      2006      2007     2008     2009
                        -------   ------   -------   --------   --------   -------   -------   ------   ------   ------
                                                            (Dollars in thousands)
Pay fixed swaps:
  Notional amount.....  $    --   $   --   $50,000   $150,000   $185,000   $    --   $    --   $   --   $   --   $   --
Weighted average:
  Receive rate(A).....    6.313%   6.313%    6.313%     6.339%     6.490%       --        --       --       --       --
  Pay rate(B).........    6.258%   6.258%    6.258%     6.281%     6.407%       --        --       --       --       --
Options:
  Notional amount.....  $79,524   $   --   $    --   $ 44,194   $ 53,205   $52,156   $12,200   $4,700   $3,830   $6,105

---------------

(A) The actual variable rates in the agreements are based on a constant maturity treasury (CMT) plus a spread and one-month LIBOR, and the table assumes that such rates will remain constant at December 31, 1999, levels. To the extent that actual rates change, the variable interest rate information will change accordingly.

(B) The actual variable rates in the agreements are based on three-month LIBOR, and the table assumes that such rates will remain constant at December 31, 1999, levels. To the extent that actual rates change, the variable interest rate information will change accordingly.

(15) ACQUISITIONS

     On October 23, 1997, AmerUs acquired all of the outstanding capital stock of Delta in exchange for cash of approximately $165 million. The acquisition was accounted for using the purchase method of accounting with goodwill of $69.4 million established which is being amortized on a straight-line basis over thirty years. The operations of Delta for the period from October 23, 1997 through December 31, 1997 have been included in the 1997 consolidated statement of operations of the Company.

     On December 19, 1997, AmerUs acquired AmVestors in a stock exchange valued at approximately $350 million. The acquisition was accounted for using the purchase method of accounting with goodwill of $152.9 million established which is being amortized on a straight-line basis over thirty years. The operations of AmVestors for the period of December 19, 1997 through December 31, 1997 have been included in the 1997 consolidated statement of operations of the Company.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     The following table sets forth certain pro forma operating data of the Company for the year ended December 31, 1997. This pro forma data assumes the acquisitions of Delta and AmVestors occurred on January 1, 1997.

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              ------------------
                                                                (in thousands)
Pro forma operating data:
  Total revenue.............................................       $728,600
  Net income................................................       $ 71,400

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS 107, "Disclosures About Fair Values of Financial Instruments," requires disclosures of fair value information about financial instruments, whether recognized or not recognized in a company's balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of the amount and timing of future cash flows. SFAS 107 excludes certain insurance liabilities and other nonfinancial instruments from its disclosure requirements. The fair value amounts presented herein do not include an amount for the value associated with customer or agent relationships, the expected interest margin (interest earnings over interest credited) to be earned in the future on investment-type products, or other intangible items. Accordingly, the aggregate fair value amounts presented herein do not necessarily represent the underlying value of the Company; likewise, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value information presented herein.

     The Company closely monitors the level of its insurance liabilities, the level of interest rates credited to its interest sensitive products and the assumed interest margin provided for within the pricing structure of its other products. Those amounts are taken into consideration in the Company's overall management of interest rate risk that attempts to minimize exposure to changing interest rates through the matching of investment maturities with amounts expected to be due under insurance contracts. As such, the Company believes that it has reduced the volatility inherent in its fair value adjusted stockholder's equity, although such volatility will not be reduced completely. The Company has used discount rates in the determination of fair values for its liabilities that are consistent with market yields for related assets. The use of the asset market yield is consistent with management's opinion that the risks inherent in the Company's asset and liability portfolios are similar and the fact that fair values for both assets and liabilities generally will react in much the same manner during periods of interest rate changes. However, that assumption might not result in fair values that are consistent with values obtained through an actuarial appraisal of the Company's business or values that might arise in a negotiated transaction.

     The following presentation reflects fair values for those instruments specifically covered by SFAS 107, along with fair value amounts for those traditional insurance liabilities for which disclosure is permitted but not required; the fair values for all other assets and liabilities have been reported at their carrying amounts.

  Valuation Methods and Assumptions

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     - Short-term investments and other investments: the carrying amounts for these instruments approximate their fair values.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     - Fixed maturities and equity securities: fair values for bonds are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for preferred and common stocks are based on quoted market prices.

     - Loans: for all performing fixed interest rate loans, the estimated net cash flows to maturity were discounted to derive an estimated market value. The discount rate used was based on the individual loan's remaining weighted average life and a basis point spread based on the market conditions for the type of loan and credit quality. These spreads were over the December 31, 1998, United States Treasury yield curve. Performing variable rate commercial loans and residential loans were valued at the current outstanding balance. Loans which have been restructured, in foreclosure, significantly delinquent, or are to affiliates were valued primarily at the lower of the estimated net cash flows to maturity discounted at a market rate of interest or the current outstanding principal balance.

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, real estate, and installment. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

     - Loans held for sale: the fair value of loans held for sale is estimated based on the fair value of recent and pending sales of loans with similar characteristics.

     - Hedging instruments: fair values for derivative securities are based on pricing models or formulas using current assumptions and are classified as other assets or other liabilities.

     - Policy reserves: fair values of the Company's liabilities under contracts not involving significant mortality or morbidity risks (annuities primarily) are stated at the cost the Company would incur to extinguish the liability; i.e., the cash surrender value.

     - Notes payable, contracts payable, and capital securities: fair values for notes payable and contracts payable and capital securities are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

     The carrying amounts of other financial assets, dividends payable to policyowners and policy reserves, including significant mortality or morbidity risks, approximate their fair values.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     The estimated fair values of the Company's significant financial instruments were as follows:

                                                         DECEMBER 31,
                                       -------------------------------------------------
                                                1999                      1998
                                       -----------------------   -----------------------
                                        CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                       ----------   ----------   ----------   ----------
                                                        (in thousands)
Financial assets:
  Securities available-for-sale:
     Fixed maturity..................  $6,680,951   $6,680,951   $6,746,544   $6,746,544
     Equity securities...............      14,585       14,585       33,060       33,060
     Short-term investments..........         155          155       22,428       22,428
  Loans..............................     608,917      632,833      637,732      688,135
  Other investments, excluding
     options.........................     200,605      200,605      179,661      179,661
  Loans held for sale................      12,882       13,315       83,329       83,605
  Interest rate swaps:
     Net receivable position.........          --        3,336           --           --
     Net payable position............          --           --           --       (1,879)
  Interest rate caps.................          --           --        1,749          457
  Options............................      91,888      121,701       49,167       70,862
  Futures............................          --           --           --         (298)
Financial liabilities:
  Policy reserves for annuities......  $6,264,417   $6,140,936   $6,203,214   $5,977,945
  Debt and capital securities........     393,954      393,954      367,817      367,817

(17) DISCONTINUED OPERATIONS

     In the first quarter of 1998, the Company began implementation of a plan for the disposition of its residential real estate operating segment. This operating segment consisted of four subsidiaries: AmerUs Mortgage, Inc. (AMI), AmerUs Home Services (AHS), Sunset Homes, and AmerUs Land Development (ALD), formerly known as Iowa Realty Development Company. In April 1998, the Company ceased loan origination activity of AMI. In October 1998, the Company sold the mortgage servicing rights of AMI and recorded an after tax gain of $1.7 million. The Company plans to complete the sale of the remaining assets of AMI and has recorded an estimated loss of $0.3 million on these assets. In May 1998, the Company sold AHS and recorded an after tax gain of $19.1 million. The Company plans to complete the liquidation of the Sunset Homes real estate inventory. No loss is expected on the sale of this inventory. The Company plans to complete the liquidation of the ALD real estate inventory and no loss is expected on the sale of this inventory.

     In July 1998, the Company completed the sale of its Bank operating segment subsidiary, AmerUs Bank. The Company recorded an after tax gain of $54.1 million on the sale.

     The results of operations for the above subsidiaries have been classified as discontinued operations and prior periods have been restated. Gains on sale of discontinued operations, operating income and loss from

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES discontinued operations, and the remaining assets and liabilities of the discontinued segments are as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1999     1998      1997
                                                              ------   -------   -------
                                                                    (in thousands)
Gain on sale of AMI mortgage servicing rights, net of income
  taxes of $1,052...........................................  $   --   $ 1,720   $    --
Gain on sale of AHS, net of income taxes of $16,680.........      --    19,087        --
Gain on sale of AmerUs Bank, net of income taxes of
  $5,142....................................................      --    54,076        --
                                                              ------   -------   -------
                                                                  --    74,883        --
                                                              ------   -------   -------
Operating income (loss) from real estate operations, net of
  income taxes of $2,631, $(1,277), and $2,144,
  respectively..............................................   3,911      (752)    1,377
Operating income (loss) from bank operations, net of income
  taxes of none, $(711), and $8,421, respectively...........      --      (372)   13,546
                                                              ------   -------   -------
                                                               3,911    (1,124)   14,923
                                                              ------   -------   -------
     Income from discontinued operations....................  $3,911   $73,759   $14,923
                                                              ======   =======   =======

(18) REORGANIZATION

     On December 20, 1999 the Company and AmerUs announced that their respective boards of directors had approved plans for the demutualization of the Company and the merger of AmerUs into the Company following the demutualization. Upon completion of the demutualization, the Company would be a public company and will change its name to AmerUs Group Co. (AmerUs Group). Members of the Company will receive approximately 17 million shares of AmerUs Group and cash or policy credits in excess of $300 million as a result of the demutualization. Shareholders of AmerUs will receive shares in AmerUs Group in a one-for-one exchange.

     Approval for the demutualization and merger is needed from the members of the Company; the Iowa Commissioner of Insurance and shareholders of AmerUs. The Company expects to ask for approval of these transactions during the second quarter of 2000.

(19) SUBSEQUENT EVENTS

     On February 18, 2000, the Company, AmerUs, and ILICO Insurance Co. (ILICo) entered into a definitive agreement for a combination of the companies. Under these terms, the Company will proceed with its previously announced demutualization. ILICo will demutualize separately and ILICo's members will receive cash, policy credits and stock equivalents to the value of 11.25 million shares of stock of AmerUs Group. Upon demutualization, ILICo will become a subsidiary of AmerUs Group and will continue operations as a stock life insurance company.

     As part of the transaction, the Company made an initial investment of $100 million in a downstream holding company of ILICo on February 18, 2000.

     ILICo is a 95-year-old mutual life insurance and annuity company based in Indianapolis, Indiana. ILICo and its subsidiaries are licensed to do business in all 50 states and the District of Columbia. At December 31, 1999, ILICo had total assets of $6.1 billion and insurance in force of $30.3 billion.

     The contemplated transactions are subject to normal closing conditions, including appropriate policyholder/member, shareholder and regulatory approvals. The Company expects the demutualization of ILICo and combination with AmerUs Group to take place in the fourth quarter of 2000.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     On February 1, 2000, the Company acquired an independent marketing organization for approximately $18.1 million. Additional consideration may be paid contingent on the earnings of the acquired company over the next five years. The assets of the acquired company were approximately $1.6 million as of December 31, 1999 and the revenues were approximately $10.0 million for the year then ended.

(20) OPERATING SEGMENTS

     The Company has two operating segments: Life Insurance and Annuities. Products generally distinguish a segment. A brief description of each segment follows:

  Life Insurance

     Open Block: The primary product offerings consist of whole life, universal life and term life insurance policies. These products are marketed on a national basis primarily through a Preferred Producer agency system and a Personal Producing General Agent ("PPGA") distribution system.

     Closed Block: The Closed Block was established for insurance policies which had a dividend scale in effect as of June 30, 1996. The Closed Block was designed to provide reasonable assurance to owners of insurance policies included therein that, after the Reorganization of AmerUs Life, assets would be available to maintain the dividend scales and interest credits in effect prior to the Reorganization if the experience underlying such scales and credits continues, The primary products included in the Closed Block are whole life, certain universal life policies and term life insurance policies.

  Annuities

     The Annuity segment markets fixed annuities on a national basis primarily through independent brokers and marketing companies. The Annuity segment also includes one insurance contract issued to a commercial paper conduit.

     The Company uses the same accounting policies and procedures to measure operating segment income and assets as it uses to measure its consolidated income from operations and assets with the exception of the elimination of certain items which management believes are not necessarily indicative of overall operating trends. For example, net realized capital gains or losses on investments, excluding gains or losses on convertible debt which are considered core earnings, are not included as part of operating segment income. These items are shown between adjusted pre-tax operating income and income from continuing operations on the following operating segment income tables. Operating segment income is generally income before non-core realized gains and losses, interest expense, income taxes, equity in earnings of the Company's unconsolidated subsidiary, AMAL, and minority interest. Premiums, product charges, policyowner benefits, insurance expenses, amortization of deferred policy acquisition costs and VOBA and dividends to policyowners are attributed directly to each operating segment. Net investment income and core realized gains and losses on investments are allocated based on directly-related assets required for transacting the business of that segment. Other revenues and benefits and expenses which are deemed not to be associated with any specific reportable segment are grouped together in the All Other category. These items primarily consist of former product lines such as group and health, and holding company revenues and expenses. The contribution to the operating income of the life insurance segment from the Closed Block is reported as a single line item.

     Assets are segmented based on policy liabilities directly attributable to each segment, All assets allocated to the Closed Block are grouped together and shown as a separate item entitled "Closed Block Assets."

     Discontinued operations as described in note 17 are not included in segment reporting.

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

     There are no significant intersegment transactions.

     Operating segment income and assets are as follows:

                            OPERATING SEGMENT INCOME
                                 (IN THOUSANDS)

                                                       LIFE                                 TOTAL
                                                     INSURANCE   ANNUITIES   ALL OTHER   CONSOLIDATED
                                                     ---------   ---------   ---------   ------------
YEAR ENDED DECEMBER 31, 1999
Revenues:
  Insurance premiums...............................  $ 64,263     $25,122     $   136      $ 89,521
  Universal life and annuity product charges.......    46,841      27,835          --        74,676
  Net investment income............................    93,350     442,851      21,307       557,508
  Realized gains on investments....................        --      10,166       4,629        14,795
  Other income.....................................        --          --      15,311        15,311
  Contribution from the Closed Block...............    25,166          --          --        25,166
                                                     --------     -------     -------      --------
                                                      229,620     505,974      41,383       776,977
Benefits and expenses:
  Policyowner benefits.............................   104,154     337,983         291       442,428
  Underwriting, acquisition, and other expenses....    53,376      30,900      35,830       120,106
  Amortization of deferred policy acquisition costs
     and value of business acquired, net of
     non-core adjustment of $2,134.................    17,268      48,378          --        65,646
  Dividends to policyowners........................     4,526          --          --         4,526
                                                     --------     -------     -------      --------
                                                      179,324     417,261      36,121       632,706
                                                     --------     -------     -------      --------
Adjusted pre-tax operating income..................  $ 50,296     $88,713     $ 5,262       144,271
                                                     ========     =======     =======
  Non-core realized gains (losses) on
     investments...................................                                         (12,261)
  Amortization of deferred policy acquisition costs
     due to non-core realized gains or losses......                                          (2,134)
  Reorganization costs.............................                                          (7,062)
                                                                                           --------
Income from continuing operations..................                                         122,814
Interest (expense).................................                                         (28,952)
Income tax (expense)...............................                                         (32,788)
Equity in earnings of unconsolidated subsidiary....                                           1,558
Minority interest..................................                                         (28,107)
Income from discontinued operations................                                           3,911
                                                                                           --------
  Net income.......................................                                        $ 38,436
                                                                                           ========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                            OPERATING SEGMENT INCOME
                                 (IN THOUSANDS)

                                                     LIFE                                 TOTAL
                                                   INSURANCE   ANNUITIES   ALL OTHER   CONSOLIDATED
                                                   ---------   ---------   ---------   ------------
YEAR ENDED DECEMBER 31, 1998
Revenues:
  Insurance premiums.............................  $ 51,261    $ 29,610    $    326      $ 81,197
  Universal life and annuity product charges.....    46,224      26,757          --        72,981
  Net investment income..........................    70,952     432,299       1,917       505,168
  Realized gains on investments..................        --       9,400         351         9,751
  Other income...................................        --          --      13,077        13,077
  Contribution from the Closed Block.............    31,478          --          --        31,478
                                                   --------    --------    --------      --------
                                                    199,915     498,066      15,671       713,652
Benefits and expenses:
  Policyowner benefits...........................    91,442     339,293          21       430,756
  Underwriting, acquisition, and other
     expenses....................................    43,376      35,592      25,949       104,917
  Amortization of deferred policy acquisition
     costs and value of business acquired, net of
     non-core adjustment of ($199)...............    21,360      39,053          --        60,413
  Dividends to policyowners......................     2,558          --          --         2,558
                                                   --------    --------    --------      --------
                                                    158,736     413,938      25,970       598,644
                                                   --------    --------    --------      --------
Adjusted pre-tax operating income................  $ 41,179    $ 84,128    $(10,299)      115,008
                                                   ========    ========    ========
  Non-core realized gains (losses) on
     investments.................................                                          (8,623)
  Amortization of deferred policy acquisition
     costs due to non-core realized gains or
     losses......................................                                             199
                                                                                         --------
Income from continuing operations................                                         106,584
Interest (expense)...............................                                         (27,787)
Income tax (expense).............................                                         (24,792)
Equity in earnings of unconsolidated
  subsidiary.....................................                                           2,654
Minority interest................................                                         (26,919)
Income from discontinued operations..............                                          73,759
                                                                                         --------
  Net income.....................................                                        $103,499
                                                                                         ========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                            OPERATING SEGMENT INCOME
                                 (IN THOUSANDS)

                                                                                              TOTAL
                                                  LIFE INSURANCE   ANNUITIES   ALL OTHER   CONSOLIDATED
                                                  --------------   ---------   ---------   ------------
YEAR ENDED DECEMBER 31, 1997
Revenues:
  Insurance premiums............................     $ 30,733      $ 17,238     $   156      $ 48,127
  Universal life and annuity product charges....       45,637         1,669          --        47,306
  Net investment income.........................       73,407       147,924       5,579       226,910
  Realized gains on investments.................           --            --          --            --
  Other income..................................           --            --      13,766        13,766
  Contribution from the Closed Block............       31,044            --          --        31,044
                                                     --------      --------     -------      --------
                                                      180,821       166,831      19,501       367,153
Benefits and expenses:
  Policyowner benefits..........................       77,826       117,573         577       195,976
  Underwriting, acquisition, and other
     expenses...................................       38,496         7,365      21,556        67,417
  Amortization of deferred policy acquisition
     costs and value of business acquired, net
     of non-core adjustment of $650.............       16,423         6,703          --        23,126
  Dividends to policyowners.....................        1,587            --          --         1,587
                                                     --------      --------     -------      --------
                                                      134,332       131,641      22,133       288,106
                                                     --------      --------     -------      --------
Adjusted pre-tax operating income...............     $ 46,489      $ 35,190     $(2,632)       79,047
                                                     ========      ========     =======
Non-core realized gains (losses) on
  investments...................................                                               11,879
Amortization of deferred policy acquisition
  costs due to non-core realized gains or
  losses........................................                                                 (650)
                                                                                             --------
Income from continuing operations...............                                               90,276
Interest (expense)..............................                                              (16,934)
Income tax (expense)............................                                              (19,362)
Equity in earnings of unconsolidated
  subsidiary....................................                                                1,700
Minority interest...............................                                              (16,169)
Income from discontinued operations.............                                               14,923
                                                                                             --------
  Net income....................................                                             $ 54,434
                                                                                             ========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

                            OPERATING SEGMENT ASSETS
                                 (IN THOUSANDS)

                                                                                           TOTAL
                                              LIFE INSURANCE   ANNUITIES    ALL OTHER   CONSOLIDATED
                                              --------------   ----------   ---------   ------------
DECEMBER 31, 1999
Investments.................................    $1,258,204     $6,396,039   $111,361    $ 7,765,604
Deferred policy acquisition costs and
  VOBA......................................       290,952        469,253         --        760,205
Other assets................................       197,669        622,750    338,857      1,159,276
Closed Block assets.........................     1,412,622             --         --      1,412,622
                                                ----------     ----------   --------    -----------
Total assets................................    $3,159,447     $7,488,042   $450,218    $11,097,707
                                                ==========     ==========   ========    ===========

                                                                                           TOTAL
                                              LIFE INSURANCE   ANNUITIES    ALL OTHER   CONSOLIDATED
                                              --------------   ----------   ---------   ------------
DECEMBER 31, 1998
Investments.................................    $1,163,503     $6,510,465   $235,468    $ 7,909,436
Deferred policy acquisition costs and
  VOBA......................................       140,379        330,191         --        470,570
Other assets................................        93,807        680,228    173,133        947,168
Closed Block assets.........................     1,453,305             --         --      1,453,305
                                                ----------     ----------   --------    -----------
Total assets................................    $2,850,994     $7,520,884   $408,601    $10,780,479
                                                ==========     ==========   ========    ===========

                AMERICAN MUTUAL HOLDING COMPANY AND SUBSIDIARIES

(21) QUARTERLY RESULTS (UNAUDITED)

                                                                  QUARTER ENDED
                                                 ------------------------------------------------
                                                 MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                 --------   --------   ------------   -----------
1999 QUARTERLY DATA
Total revenues (excluding realized gains)......  $184,951   $186,920     $192,709      $197,602
Realized gains (losses)........................  $  3,329   $  4,671     $  1,921      $ (7,387)
Total benefits and expenses....................  $154,334   $152,830     $162,250      $172,488
Net income.....................................  $ 12,047   $ 13,899     $  8,575      $  3,915

                                                                  QUARTER ENDED
                                                 ------------------------------------------------
                                                 MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                 --------   --------   ------------   -----------
1998 QUARTERLY DATA
Total revenues (excluding realized gains)......  $174,309   $174,389     $170,553      $184,650
Realized gains (losses)........................  $  6,489   $  3,958     $ (6,358)     $ (2,961)
Total benefits and expenses....................  $147,877   $150,556     $148,775      $151,237
Net income.....................................  $  9,500   $ 28,385     $ 57,446      $  8,168

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made as of this 17th day of December, 1999, by and between American Mutual Holding Company, an Iowa mutual insurance holding company (to be converted to a stock company pursuant to Chapters 521A and 508B of the Code of Iowa and renamed "AmerUs Group Co.") ("AMHC"), and AmerUs Life Holdings, Inc., an Iowa corporation ("AMH").

                                    RECITALS

     WHEREAS, the Board of Directors of AMHC deems it advisable and in the best interest of AMHC and its members that AMHC convert into a stock company and merge with AMH with AMHC as the surviving corporation;

     WHEREAS, the Board of Directors of AMH deems it advisable and in the best interest of AMH and its stockholders that AMH merge with and into AMHC;

     WHEREAS, the Board of Directors of AMHC has approved and will recommend to its members the Plan of Conversion dated as of December 17th, 1999 (the "Plan"), whereby AMHC shall convert to a stock company, change its name to "AmerUs Group Co." and merge with AMH, and the Board of Directors of AMH has approved and will recommend to its stockholders the merger of AMH with and into AMHC, both subject to the terms set forth herein (the "Merger"); and

     WHEREAS, for U.S. federal income tax purposes, it is intended that this Agreement be a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

                                   ARTICLE I

                                     MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with Section 521A.14(5) and Chapter 508B of the Code of Iowa and the Iowa Business Corporation Act (the "IBCA"), AMH shall be merged with and into AMHC at the Effective Time (as defined below). Following the Merger, the separate corporate existence of AMH shall cease and AMHC shall continue under the name "AmerUs Group Co." as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of each of AMHC and AMH in accordance with Section 521A.14(5) and Chapter 508B of the Code of Iowa and the IBCA.

     SECTION 1.2 Effective Time of Merger. The Merger shall become effective (the "Effective Time") at the date and time set forth in properly executed articles of merger (the "Articles of Merger") which shall be duly filed by AMHC and AMH with the Secretary of State of the State of Iowa after all the conditions set forth in Article VI have been satisfied or waived.

                                   ARTICLE II

                             SURVIVING CORPORATION

     SECTION 2.1 Articles of Incorporation. The form of Amended and Restated Articles of Incorporation attached as Exhibit B to the Plan shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.2 By-Laws. The form of Amended and Restated By-laws attached as Exhibit C to the Plan shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.3 Directors and Officers. The directors and officers of the Surviving Corporation shall consist of the directors and officers of AMHC and AMH in office immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE III

                     CONVERSION OF SHARES; EFFECT OF MERGER

     SECTION 3.1 Conversion; Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of AMH or AMHC:

          (a) Each share of (i) Class A Common Stock, no par value, of AMH (the "Class A Shares"), and (ii) Class B Common Stock, no par value, of AMH (the "Class B Shares," and together with the Class A Shares, the "AMH Shares"), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b)) shall (subject to
     Section 3.1(d)) be converted into the right to receive one validly issued, fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation ("AMHC Shares") (the "Exchange Ratio"). Certificates for AMHC Shares will be delivered only in the manner provided by Section 3.3.

          (b) Each AMH Share held in treasury by AMH and each AMH Share held by AMHC or any direct or indirect subsidiary of AMHC or AMH immediately prior to the Effective Time shall be cancelled and retired, and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Each share of Common Stock, no par value, of AMHC issued and outstanding or issuable pursuant to the Plan immediately prior to the Effective Time shall, by virtue of the Merger, remain outstanding or issuable as one fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation.

          (d) Notwithstanding anything in this Agreement to the contrary, AMH Shares held by a person (a "Dissenting Stockholder") who complies with all the provisions of Iowa law concerning the right of holders of AMH Shares to dissent from the Merger and require appraisal of their AMH Shares ("Dissenting Shares") shall not be converted as described in Section 3.1(a) but shall become the right only to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Iowa. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the IBCA, his AMH Shares shall be deemed converted as of the Effective Time into the right to receive AMHC Shares as provided in Section 3.1(a).

     SECTION 3.2 Exchange of Shares. At the Effective Time, the stock transfer books of AMH shall be closed as to the holders of capital stock of AMH immediately prior to the Effective Time and no transfer of capital stock of AMH by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates which represented AMH Shares immediately prior to the Effective Time are properly presented in accordance with Section 3.3 hereof to the exchange agent, ChaseMellon Shareholder Services, L.L.C. (hereinafter referred to as the "Exchange Agent"), such certificates shall be cancelled and exchanged for certificates representing the number of AMHC Shares into which the AMH Shares represented thereby were converted in the Merger.

     SECTION 3.3 Exchange Procedure. (a) At or prior to the Effective Time, AMHC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing AMH Shares ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the AMHC Shares ("New Certificates") to be issued pursuant to this Article III in exchange for outstanding AMH Shares.

     (b) As promptly as practicable after the Effective Time, AMHC shall send or cause to be sent to each holder of record of AMH Shares immediately prior to the Effective Time whose shares were converted into the right to receive AMHC Shares pursuant to Section 3.1 transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article
III. AMHC shall cause the New Certificates into which such stockholder's AMH Shares are converted at the Effective Time to be delivered to such stockholder upon delivery to and receipt by the Exchange Agent of Old Certificates representing all such stockholder's AMH Shares (or indemnity reasonably satisfactory to AMHC and the Exchange Agent, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any merger consideration.

     (c) Until surrendered for exchange in accordance with the provisions of this Section 3.3, each certificate theretofore representing AMH Shares (other than shares to be cancelled pursuant to Section 3.1(b) hereof and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive AMHC Shares as set forth in this Agreement. No dividends or other distributions with respect to AMHC Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing AMH Shares converted in the Merger into the right to receive such AMHC Shares until the holder thereof receives New Certificates in exchange therefor in accordance with the procedures set forth in this Section
3.3. After so receiving New Certificates, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to AMHC Shares such holder had the right to receive upon surrender of the Old Certificates.

     SECTION 3.4 Transfer Taxes. If any certificate for any AMHC Shares is to be issued in a name other than the name of the registered owner of the AMH Shares surrendered, it shall be a condition of such exchange that (i) the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes; or (ii) establish to the satisfaction of the Exchange Agent that all applicable taxes have been paid or that no taxes are due.

     SECTION 3.5 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place on such date and time and at such place after satisfaction or waiver of the conditions set forth in Article VI upon which AMH and AMHC mutually agree and which, to the extent required by law, are approved by the Iowa Commissioner of Insurance (the "Iowa Commissioner").

     SECTION 3.6 No Further Ownership Rights in AMH Stock; No Liability. The consideration provided pursuant to this Article III to persons identified on the books and records of AMH as the owners of AMH Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to the AMH Shares theretofore existing, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the AMH Shares which were outstanding immediately prior to the Effective Time. None of AMH, AMHC, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any property delivered in good faith to a public official pursuant to any abandoned property, escheat or other similar law.

     SECTION 3.7 AMH Common Stock Rights. Each stock option, restricted stock award, stock warrant, stock appreciation right and similar common stock equivalents, instruments or units (each, a "Common Stock Right") outstanding at the Effective Time which may be exercised for issuance of, converted into or relating to the AMH Shares (or, in the case of stock appreciation rights, which are based upon the value of AMH Shares) (each, a "Continuing Common Stock Right") shall be assumed by AMHC and converted into a stock option, restricted stock award, a stock warrant or similar common stock equivalent, instrument or unit, respectively, to purchase, convert into or relate to AMHC Shares (or, in the case of stock appreciation rights, become based upon the value of AMHC Shares) wherein (i) the right to purchase or convert into AMH Shares pursuant to the Continuing Common Stock Right shall be converted into the right to purchase or convert into that same number of AMHC Shares, (ii) the exercise or conversion price per share of the AMHC Shares shall be the previous exercise or conversion price per AMH Share, and (iii) in all other material respects the Continuing Common Stock Right shall be subject to the same terms and conditions as governed the Common Stock Right on which it was based, including the length of time within which the Continuing Common Stock Right may be exercised or converted (which shall not be extended except that the holder of a Continuing Common Stock Right who continues in the service of AMHC or a subsidiary of AMHC shall not be deemed to have terminated service for purposes of determining the Continuing Common Stock Right exercise or conversion period) and for all Continuing Common Stock Rights, such adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. At the Effective Time, AMHC shall assume and adopt the AmerUs Life Holdings, Inc. Non-Employee Director Stock Plan, the AmerUs Life Holdings, Inc. 1999 Non-Employee Stock Option Plan, the AmerUs Life Holdings, Inc. Stock Incentive Plan and the AmerUs Group Co. MIP Deferral Plan, as each such plan is maintained and administered by AMH at the Effective Time.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 Representations and Warranties of AMH. AMH represents and warrants to AMHC as follows:

          (a) Organization and Authority. AMH and each of its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has full corporate power and authority to conduct its business and own its property as now conducted and owned, in each case, except to the extent that the lack of such organization, existence, good standing, power or authority does not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH. Each of AMH and its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its property makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not result in a Material Adverse Effect with respect to AMH. AMH has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of holders of each of the Class A Shares and Class B Shares, voting as separate classes, and receipt of necessary regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of AMH, except for the required approval of the stockholders of AMH of this Agreement. This Agreement has been duly and validly executed and delivered by AMH and, assuming the due and valid authorization, execution and delivery of this Agreement by AMHC, constitutes a legal, valid and binding obligation of AMH, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (b) Capitalization of AMH; Ownership of Subsidiary Stock. The authorized capital stock of AMH consists of 180,000,000 Class A Shares, 50,000,000 Class B Shares and 20,000,000 shares of preferred stock, no par value ("AMH Preferred Stock"). At the close of business on November 1, 1999, an aggregate of 30,070,854 Class A Shares and Class B Shares and no shares of AMH Preferred Stock were issued and outstanding, with 25,070,854 Class A Shares and 5,000,000 Class B Shares issued and outstanding, respectively, which comprise all the issued and outstanding shares of capital stock of AMH. All such issued and outstanding shares of capital stock of AMH have been duly authorized, validly issued and are fully paid and non-assessable. AMH owns all the outstanding shares of capital stock of each of AmerUs Life Insurance Company, Delta Life Corporation, AmVestors Financial Corporation and American Capital Management Group, Inc.

          (c) No Violation of Existing Agreements. Except as set forth on
     Schedule 4.1(c), the execution and delivery of this Agreement, together with all documents and instruments contemplated herein, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms, conditions and provisions hereof by AMH do not (i) contravene any provisions of AMH's articles of incorporation or by-laws; (ii) conflict with or result in a breach of or constitute a material default (or an event that might, with the passage of time or the giving of notice or both, constitute a material default) or give rise to any right to terminate, cancel or accelerate or to any loss of material benefit under any of the terms, conditions, or provisions of any material lease, indenture, mortgage, loan, or credit agreement or any other agreement or instrument to which AMH is a party or by which it or its assets may be bound or affected;
     (iii) violate or constitute a breach of any decision, judgment or order of any court or arbitration board or of any governmental department, commission, board, agency or instrumentality, domestic or foreign, by which AMH is bound or to which it is subject; or (iv) violate any applicable law, rule, or regulation to which AMH or any of its property is bound, in each case of clauses (i)-(iv) which has or could reasonably be expected to have a Material Adverse Effect (as defined in Section 8.5) on AMH.

          (d) No Consents or Approvals of Governmental Authorities. Except for any required regulatory approvals, including, without limitation, approval by the Iowa Commissioner, the Commissioner of Insurance of the State of Kansas (the "Kansas Commissioner") and any required securities or broker-dealer approvals and acceptance of the Articles of Merger pursuant to the IBCA, no consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any governmental authority is required for AMH to consummate the transactions contemplated by this Agreement, except for any such approval which the failure to obtain would have, or could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH.

          (e) Title to Assets. Each of AMH and its subsidiaries has good and merchantable title to all material properties and assets which are reflected and identified as owned by such entities in the financial statements of AMH set forth in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") for the fiscal quarter ended September 30, 1999 (the "AMH Quarterly Financial Statements"), other than property disposed of in the ordinary course of business subsequent to the date of such financial statements, free and clear of any material mortgage, lien, pledge, charge, claim or encumbrance, or material right, title and interest in others, except (a) as reflected or specified in AMH's audited financial statements set forth in its Annual Report on Form 10-K filed with the SEC for its fiscal year ended December 31, 1998, including the notes thereto and the unaudited quarterly financial statements of AMH filed on Form 10-Q with the SEC for each of the first three quarters of 1999, including the notes thereto (collectively, the "AMH Financial Statements"), (b) the lien of taxes not yet due or payable or being contested in good faith by appropriate proceedings and (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby or could otherwise be reasonably expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMH.

          (f) Taxes. Each of AMH and its subsidiaries has filed or caused to be filed in a timely manner (within any applicable extension periods) all material tax returns required to be filed by the Code or by applicable state or foreign tax laws; all taxes shown to be due on such tax returns have been or will be timely paid in full and no material tax liens have been filed, in each case, except for filings or payments the absence of which, or liens the existence of which, would not have nor could reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMH. The Federal consolidated income tax returns in which AMH and/or any of its subsidiaries joined have been examined by the Internal Revenue Service for taxable years through the year ended December 31, 1992 and all material deficiencies resulting from such examinations have been paid; taxable years through the year ended December 31, 1996, are currently before the IRS Office of Appeals or under examination.

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          (g) Undisclosed Liabilities. Except as disclosed in the Schedules to this Agreement, the AMH Financial Statements, or as incurred in the ordinary course of business since the date of the AMH Financial Statements, neither AMH nor any of its subsidiaries has to AMH's knowledge any liabilities (absolute, accrued, contingent, unknown or otherwise) of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with generally accepted accounting principles ("GAAP") and which would have, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.5) on AMH.

          (h) Absence of Material Events. Since September 30, 1999, there has not been: (a) any change in the business, assets or prospects of AMH or its subsidiaries which has had or could reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.5) to AMH, nor, to the knowledge of AMH, are any such changes threatened, anticipated or contemplated, or (b) any actual or, to the knowledge of AMH, threatened, anticipated or contemplated, damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has had or could reasonably be expected to have a Material Adverse Effect on AMH.

          (i) Financial Statements. The AMH Financial Statements fairly present in all material respects the consolidated financial position of AMH and its subsidiaries as at the respective dates thereof and the consolidated results of AMH operations and cash flows for the respective periods indicated, in each case in accordance with GAAP consistently applied, except as may be indicated in the notes thereto, or, in the case of unaudited interim financial statements, as may be permitted by GAAP, except for normal and recurring year-end adjustments and the absence of certain notes.

          (j) Litigation. Except as set forth in Schedule 4.1(j), there is no action, suit, investigation or proceeding pending against AMH or its subsidiaries, or, to AMH's knowledge, threatened against or affecting AMH or its subsidiaries, before any court or arbitrator or any governmental body, agency or official relating to the transactions contemplated hereby or which, if determined or resolved adversely to AMH, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.5) on AMH.

          (k) Employee Benefit Plans. Each employee benefit plan of AMH or its subsidiaries (and each related trust, insurance contract or fund) to the knowledge of AMH is being maintained and administered in compliance with its terms and to the knowledge of AMH, AMH has complied in form and in operation in all respects with the applicable requirements of all laws, regulations and rulings, including but not limited to ERISA and the Code, and all amounts due thereunder have been paid, except, in each case to the extent that any such non-compliance would not, nor could reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMH.

          (l) Compliance With Laws. To the knowledge of AMH, neither AMH nor any of its subsidiaries is in conflict with, or in default or violation of any law, rule, regulation, order, judgment or decree applicable to AMH or any of its subsidiaries or by which AMH or any of its subsidiaries or any of their respective properties is bound or affected, in each case except for such matters which do not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH. To the knowledge of AMH, (i) no investigation or review by any governmental entity is pending or threatened against AMH or any of its subsidiaries, nor has any governmental entity indicated an intention to conduct the same and (ii) there is no material judgment, injunction, order or decree binding upon AMH or any of its subsidiaries, in each case except for such matters which do not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH.

          (m) Environmental Matters. Except as set forth in Schedule 4.1(m), to the knowledge of AMH, each of AMH and its subsidiaries is in material compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, standards and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances hazardous substances, or conditions, petroleum and petroleum products ("Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by AMH or its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except in each case any such non-compliance which does not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH.

     SECTION 4.2 Representations and Warranties of AMHC. AMHC represents and warrants to AMH as follows:

          (a) Organization and Authority. AMHC is a mutual insurance holding company duly organized, validly existing, and in good standing under the laws of the State of Iowa, and has full corporate power and authority to conduct its business and own its property as now conducted and owned, except to the extent that the lack of such organization, existence, good standing, power or authority does not have, nor could reasonably be expected to have, a Material Adverse Effect on AMHC. Each of AMHC and its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its property makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 8.5) on AMHC. AMHC has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of its members, and receipt of necessary regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of AMHC, except for the required approval of the members of AMHC of this Agreement. This Agreement has been duly and validly executed and delivered by AMHC and, assuming the due and valid authorization, execution and delivery of this Agreement by AMH, constitutes a legal, valid and binding obligation of AMHC, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (b) Capitalization of AMHC. As of the date of this Agreement, AMHC has no capital stock authorized, issued or outstanding. The authorized capital stock of AMHC after conversion to a stock company shall consist of 230,000,000 shares of Common Stock, no par value, and 20,000,000 shares of preferred stock, no par value. The AMHC Shares, when issued in accordance with this Agreement, shall be duly authorized, validly issued and fully paid and non-assessable.

          (c) No Violation of Existing Agreements. Except as set forth on
     Schedule 4.2(c), the execution and delivery of this Agreement, together with all documents and instruments contemplated herein, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms, conditions and provisions hereof by AMHC do not (i) contravene any provisions of AMHC's articles of incorporation or by-laws; (ii) conflict with or result in a breach of or constitute a material default (or an event that might, with the passage of time or the giving of notice or both, constitute a material default) or give rise to any right to terminate, cancel or accelerate or to any loss of material benefit under any of the terms, conditions, or provisions of any material lease, indenture, mortgage, loan, or credit agreement or any other agreement or instrument to which AMHC is a party or by which it or its assets may be bound or affected; (iii) violate or constitute a breach of any decision, judgment or order of any court or arbitration board or of any governmental department, commission, board, agency or instrumentality, domestic or foreign, by which AMHC is bound or to which it is subject; or (iv) violate any applicable law, rule, or regulation to which AMHC or any of its property

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

     is bound, in each case of clauses (i)-(iv) which has or could reasonably be expected to have a Material Adverse Effect (as defined in Section 8.5) on AMHC.

          (d) No Consents or Approvals of Governmental Authorities. Except as stated in the Plan, and except for any required approval by regulatory authorities, including, without limitation, securities or broker-dealer approvals, no consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any governmental authority is required for AMHC to consummate the transactions contemplated by this Agreement, except for filing and acceptance of the Articles of Merger pursuant to the IBCA, which the failure to obtain would have, or could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMHC.

          (e) Title to Assets. Each of AMHC and its subsidiaries has good and merchantable title to all material properties and assets reflected and identified as owned by such entities in its financial statements dated as of September 30, 1999 (the "Quarterly AMHC Financial Statements"), other than property disposed of in the ordinary course of business subsequent to the date of such financial statements, free and clear of any material mortgage, lien, pledge, charge, claim or encumbrance, or material right, title and interest in others, except (a) as reflected in AMHC's audited financial statements for its fiscal year ended December 31, 1998, including the notes thereto and the unaudited quarterly financial statements of AMHC for each of the first three quarters of 1999 (collectively, the "AMHC Financial Statements"), (b) the lien of taxes not yet due or payable or being contested in good faith by appropriate proceedings and (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby or could otherwise be reasonably expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMHC.

          (f) Taxes. Each of AMHC and its subsidiaries has filed or caused to be filed in a timely manner (within any applicable extension periods) all material tax returns required to be filed by the Code or by applicable state or foreign tax laws; all taxes shown to be due on such tax returns have been or will be timely paid in full and no material tax liens have been filed in each case, except for filings or payments the absence of which, or liens the existence of which, would have or could be reasonably expected to have a Material Adverse Effect (as defined in Section 8.5) on AMHC. The Federal consolidated income tax returns in which AMHC and/or any of its subsidiaries joined have been examined by the Internal Revenue Service for all taxable years through the year ended December 31, 1992 and all material deficiencies resulting from such examinations have been paid; taxable years through the year ended December 31, 1996, are currently before the IRS Office of Appeals or under examination.

          (g) Undisclosed Liabilities. Except as disclosed in the Schedules to this Agreement, the AMHC Financial Statements or as incurred in the ordinary course of business since the date of the AMHC Financial Statements, neither AMHC nor any of its subsidiaries has to AMHC's knowledge any liabilities (absolute, accrued, contingent, unknown or otherwise) of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and which have, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.5) on AMHC.

          (h) Absence of Material Events. Since December 31, 1998, there has not been: (a) any change in the business, assets or prospects of AMHC and its subsidiaries which has had or could be reasonably expected to result in Material Adverse Effect (as defined in Section 8.5) to AMHC, nor, to the knowledge of AMHC, are any such changes threatened, anticipated or contemplated or (b) any actual or, to the knowledge of AMHC, threatened, anticipated or contemplated, damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has had or could be reasonably expected to have a Material Adverse Effect on AMHC.

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

          (i) Financial Statements. The AMHC Financial Statements fairly present in all material respects the consolidated financial position of AMHC and its subsidiaries as at the respective dates thereof and the consolidated results of AMHC operations and cash flows for the respective periods indicated, in each case in accordance with GAAP consistently applied, except as may be indicated in the notes thereto, or, in the case of unaudited interim financial statements, as may be permitted by GAAP, except for normal and recurring year-end adjustments and the absence of notes.

          (j) Litigation. Except as set forth in Schedule 4.2(j), there is no action, suit, investigation or proceeding pending against AMHC or its subsidiaries, or, to AMHC's knowledge, threatened against or affecting AMHC, before any court or arbitrator or any governmental body, agency or official relating to the transactions contemplated hereby or which, if determined or resolved adversely to AMHC, may have, individually or in the aggregate, a Material Adverse Effect on AMHC (as defined in Section 8.5).

          (k) Employee Benefit Plans. Each employee benefit plan of AMHC and its subsidiaries (and each related trust, insurance contract or fund) to the knowledge of AMHC is being maintained and administered in compliance with its terms and to the knowledge of AMHC, AMHC has complied in form and in operation in all respects with the applicable requirements of all laws, regulations and rulings, including but not limited to ERISA and the Code, and all amounts due thereunder have been paid, except, in each case to the extent that any such non-compliance would not, nor could reasonably be expected to result in a Material Adverse Effect on AMHC (as defined in Section 8.5).

          (l) Compliance With Laws. To the knowledge of AMHC, neither AMHC nor any of its subsidiaries is in conflict with, or in default or violation of any law, rule, regulation, order, judgment or decree applicable to AMHC or any of its subsidiaries or by which AMHC or any of its subsidiaries or any of their respective properties is bound or affected, in each case except for such matters which do not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMHC. To the knowledge of AMHC, (i) no investigation or review by any governmental entity is pending or threatened against AMHC or any of its subsidiaries, nor has any governmental entity indicated an intention to conduct the same and (ii) there is no material judgment, injunction, order or decree binding upon AMHC or any of its subsidiaries, in each case except for such matters which do not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMHC.

          (m) Environmental Matters. Except as set forth in Schedule 4.2(m), to the knowledge of AMHC, each of AMHC and its subsidiaries is in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by AMHC or its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except in each case any such non-compliance which does not have, nor could reasonably be expected to have, a Material Adverse Effect on AMHC (as defined in Section 8.5).

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Conduct of Business Prior to Closing. During the term of this Agreement each of AMHC and AMH shall, and shall cause each of their respective subsidiaries to, operate its business only in the ordinary course and shall use all reasonable efforts to preserve intact its ongoing business, except (i) the sale of property identified on Schedule 5.1 at the price and upon the terms set forth on Schedule 5.1, (ii) as otherwise mutually agreed or, (iii) in the case of AMHC and its subsidiaries, except for sales of assets with prior approval of the board of directors of each of AMHC and AMH.

     SECTION 5.2 Best Efforts. Each of AMHC and AMH agrees to use its reasonable best efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be reasonably

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

necessary or advisable, or as shall be reasonably requested by the other party, in order to consummate and make effective the Merger and the transactions contemplated hereby.

     SECTION 5.3 Securities Filings. Each of AMHC and AMH shall cooperate and promptly prepare and file with the SEC and any applicable state agency, all filings required under federal or state securities laws, and shall obtain all "Blue Sky" permits or securities approvals required to carry out the Merger and the transactions contemplated by this Agreement.

     SECTION 5.4 Members' and Stockholders' Approval. The Board of Directors of AMHC shall recommend approval and adoption of the Plan, this Agreement and the Merger by its members, and the Board of Directors of AMH shall recommend approval and adoption of this Agreement and the Merger by its stockholders, and each of AMHC and AMH shall use its reasonable best efforts to obtain the approval and adoption of this Agreement and the Merger from its members and stockholders, respectively, and otherwise comply with all legal requirements applicable to the respective approvals required.

     SECTION 5.5 Indemnification. From and after the Effective Time, AMHC will cause the Surviving Corporation to fulfill and honor in all respects the indemnification obligations of AMH and AMHC pursuant to their respective Articles of Incorporation, Bylaws and any indemnification agreements between AMH and its directors and officers and AMHC and its directors and officers existing prior to the date hereof. Until the sixth anniversary of the Effective Time, AMHC shall cause the Surviving Corporation to maintain director's and officer's liability insurance with respect to claims against the directors and officers of AMHC and AMH arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts as that coverage currently provided by AMHC or AMH, respectively, with respect to its directors and officers.

     SECTION 5.6 Notification of Certain Matters. Each of AMHC and AMH will give prompt notice to the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause
(a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in
Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, or (b) any material failure of AMHC or AMH, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.7 Notices of Demand for Appraisal. AMH shall give AMHC (i) prompt notice of any written demands for appraisal or any withdrawals of such demands, and any other instruments served pursuant to IBCA and received by AMH which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under IBCA. AMH shall not, except with the prior written consent of AMHC or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of AMH Shares or offer to settle or settle any such demands.

     SECTION 5.8 Dividends. AMHC shall not permit its non-insurance subsidiaries to declare, set aside or pay any dividends on, or make any other distributions in respect of the capital stock of such subsidiaries, including, without limitation, any repurchase of capital stock.

     SECTION 5.9 Modification of Plan. AMHC shall not modify or amend the Plan, whether pursuant to Section 7.3 or 7.4 thereof or otherwise, in any manner that adversely affects AMH or the stockholders of AMH (other than AMHC) in a material manner.

     SECTION 5.10 Listing Application. AMHC shall promptly prepare and file with the New York Stock Exchange or NASDAQ National Market listing applications covering the AMHC Shares issuable in the Merger or upon exercise or conversion of the Continuing Common Stock Rights and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for listing of such Common Stock, subject only to official notice of issuance.

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

     SECTION 5.11 Actions Relating to Continuing Common Stock Rights. AMHC shall take all actions reasonably necessary to assume the Continuing Common Stock Rights, employee benefit plans of AMH, execute supplemental indentures where necessary and otherwise assume the obligations of AMH in accordance with this Agreement and the IBCA.

     SECTION 5.12 Schedules. From time to time prior to the Effective Time, the parties to this Agreement shall promptly supplement and amend the Schedules to this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules at such time. Unless waived by the other party hereto, which waiver shall not be unreasonably withheld, no supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2(a) or Section 6.3(a).

                                   ARTICLE VI

                      CONDITIONS TO CONSUMMATION OF MERGER

     SECTION 6.1 Conditions to Obligations of Each Party. The respective obligation of each of AMHC and AMH to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) AMHC Approvals. The Plan, this Agreement and transactions contemplated hereby shall have been approved and adopted by the requisite vote of the members of AMHC in accordance with and to the extent required by the Plan, Articles of Incorporation of AMHC or applicable laws;

          (b) AMH Approvals. This Agreement and transactions contemplated hereby shall have been approved and adopted by the requisite vote of each class of the stockholders of AMH in accordance with and to the extent required by the Articles of Incorporation of AMH or applicable laws;

          (c) No Injunctions. No preliminary or permanent injunction or other order of any federal or state court in the United States which prohibits the consummation of the Merger shall have been issued and remain in effect;

          (d) Securities Filings. All required securities filings shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of such filings shall have been issued, and no action, suit, proceeding or investigation by the SEC or any state securities commission to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of AMHC or AMH, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of AMHC Shares to be issued in connection with the Merger shall have been received;

          (e) Regulatory Approvals. Approval of any necessary regulatory bodies shall have been obtained and be in effect, except for approvals which the failure to obtain would not, individually or in the aggregate, in the judgment of AMHC and AMH, be reasonably expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMHC, AMH or the Surviving Corporation;

          (f) Listing. The AMHC Shares issuable in the Merger and in connection with the exercise of Continuing Common Stock Rights shall have been approved for listing on the New York Stock Exchange, or, if mutually agreed, on another exchange or quoted in the automated quotation system of a registered securities association, subject only to official notice of issuance;

          (g) Litigation. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of imposing materially adverse conditions deemed to be unreasonable by AMHC or AMH to, or preventing completion of, the Merger and no suit, action or other proceeding shall be pending before any court or governmental entity in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement or the Plan and which AMHC or AMH determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in a way so as to deprive the party electing not to proceed of any of the material benefits to it of the Merger;

          (h) Non-Governmental Consents. All consents or approvals of all persons, other than the Iowa Commissioner, Kansas Commissioner, required securities or broker-dealer approvals, or other regulatory bodies, and supplements to any outstanding indentures entered into by AMHC or AMH, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and be in full force and effect, unless the failure to obtain any such consent or approval is not in the judgment of AMHC and AMH reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.5) on AMHC, AMH or the Surviving Corporation;

          (i) Effectiveness of Plan. All conditions precedent to the effectiveness of the Plan (including, without limitation, receipt of the opinion of Caplin & Drysdale, Chartered, special tax counsel referenced in the Plan), except for effectiveness of the Merger, shall have been satisfied or waived, subject to the extent required by law to the approval of the Iowa Commissioner;

          (j) Tax Opinions. Each of AMHC and AMH shall have received a copy addressed to it of the opinion of Caplin & Drysdale, Chartered, referenced in the Plan. In addition, each of AMHC and AMH shall have received an opinion of counsel or accountant or other confirmation reasonably satisfactory to AMHC and AMH, to the effect that the transactions contemplated by this Agreement do not result in the imposition of an entity-level state tax; and

          (k) Insurance. AMHC shall have purchased (i) single premium environmental liability insurance with a ten year term in an amount of $50 million per event and in the aggregate and with a retention of $500,000 per event including, without limitation, coverage for items set forth in
     Schedule 4.2(m), and (ii) representation and warranty insurance in an amount and upon such terms upon which AMHC and AMH mutually agree.

     SECTION 6.2 Additional Conditions to Obligations of AMHC. The obligation of AMHC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective time of each of the following conditions, any of which may be waived, in writing, exclusively by AMHC, in its sole discretion.

          (a) Representations and Warranties. The representations and warranties of AMH contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of AMH contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect (as defined in Section 8.5) on AMH.

          (b) Agreements and Covenants. AMH shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

          (c) Material Adverse Effect. No Material Adverse Effect (as defined in
     Section 8.5) with respect to AMH shall have occurred since the date of this Agreement.

     SECTION 6.3 Additional Conditions to the Obligations of AMH. The obligations of AMH to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by AMH, in its sole discretion.

          (a) Representations and Warranties. The representations and warranties of AMHC contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of AMHC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect (as defined in Section 8.5) on AMHC.

          (b) Agreements and Covenants. AMHC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) Material Adverse Effect. No Material Adverse Effect (as defined in
     Section 8.5) with respect to AMHC shall have occurred since the date of this Agreement.

          (d) Corporate Opinion. AMH shall have received an opinion dated as of the date of Closing of Belin Lamson McCormick Zumbach Flynn, A Professional Corporation, corporate counsel to AMHC, in form and substance reasonably satisfactory to it, to the effect that the AMHC Shares issuable pursuant to the Merger are duly authorized, validly issued, fully paid and non-assessable and with respect to such other matters as AMH may reasonably request.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of AMH and members of AMHC:

          (a) by mutual written consent duly authorized by the Board of Directors of each of AMH and AMHC;

          (b) by AMHC if the approval of the stockholders of AMH contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders;

          (c) by AMH if the approval of the members of AMHC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of members;

          (d) by AMHC, upon a breach of any representation, warranty, covenant or agreement on the part of AMH set forth in this Agreement, or if any representation or warranty of AMH shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in AMH's representations and warranties or breach by AMH is curable by AMH through the exercise of its commercially reasonable efforts, then AMHC may not terminate this Agreement under this Section 7.1(d) provided AMH continues to exercise such commercially reasonable efforts to cure such breach; or

          (e) by AMH, upon a breach of any representation, warranty, covenant or agreement on the part of AMHC set forth in this Agreement, or if any representation or warranty of AMHC shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in AMHC's representations and warranties or breach by AMHC is curable by AMHC through the exercise of its commercially reasonable efforts, then AMH may not terminate this Agreement under this
     Section 7.1(e) provided AMHC continues to exercise such commercially reasonable efforts to cure such breach.

     SECTION 7.2 Effect of Termination; Exclusive Remedy. If this Agreement is validly terminated pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void, and there will be no liability on the part of AMHC, AMH or any of their respective affiliates, officers, directors, employees, agents, consultants or other representatives with respect to this Agreement or the matters contemplated hereby. Termination shall be the sole and exclusive remedy available to a party hereunder, and to the full extent permitted by law, each party hereby waives all rights to remedies other than termination of this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of AMH and members of AMHC and, to the extent required by law, subject to the approval of the Iowa Commissioner; provided, however, that after any such approval, there shall not be made without approval of the applicable stockholders and members any amendment that by law or governing document is required to be submitted to the stockholders or members of any of the parties hereto for approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                   GENERAL PROVISIONS; POST-CLOSING COVENANTS

     SECTION 8.1 Entire Agreement; No Assignment. This Agreement (including any Exhibits and Schedules, and other documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral among the parties or any of them, with respect to the merger of AMH with and into AMHC; (b) is not intended to confer upon any other person any rights or remedies hereunder, except that the current and former directors and officers of AMH are intended by the parties to this Agreement to be third party beneficiaries of Section 5.5 of this Agreement; and
(c) shall not be assigned by operation of law or otherwise.

     SECTION 8.2 Representations, Warranties and Covenants. (a) The representations and warranties of AMHC and AMH contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     (b) Notwithstanding any other provision of this Agreement, any representation, warranty or covenant made by AMHC with respect to its subsidiaries shall not for purposes of this Agreement include AMH and/or its subsidiaries.

     SECTION 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without giving effect to the provisions thereof relating to conflicts of law.

     SECTION 8.4 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of AMH acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, AMH and its proper officers and directors shall be deemed hereby to have granted to the Surviving Corporation an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of AMH or otherwise to take any and all such action.

     SECTION 8.5 Definition of Material Adverse Effect; Person; Knowledge. For the purposes of this Agreement, the term "Material Adverse Effect," with respect to any Person, shall mean any change, event or effect that is material and adverse to the business, assets, financial condition, results of operations or prospects of such Person and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole; or (ii) conditions affecting either the insurance or annuity industry, in either such case as a whole, which conditions (in the case of clause (i) or (ii)) do not affect such Person and its subsidiaries taken as a whole in a disproportionate manner; or (iii) any adverse effect on a Person and its subsidiaries taken as a whole, or the operations of such Person and its subsidiaries taken as a whole, where such effect is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger). For purposes of this Agreement, "Person" shall mean any corporation, partnership or other business entity. References herein to the "knowledge of," "best knowledge of," "know" and variations thereof of a Person, mean the actual knowledge of the Chairman of the Board, Chief Executive Officer, Senior Vice President, Chief Financial Officer and Treasurer, Senior Vice President and Secretary or Senior Vice President and General Counsel of such Person. References to "subsidiaries" herein shall not include AMH when the "Person" is AMHC.

     SECTION 8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of AMH and AMHC has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            AMERICAN MUTUAL HOLDING COMPANY

                                            By:     /s/ ROGER K. BROOKS
                                              ----------------------------------
                                                Name:
                                                Title:

                                            AMERUS LIFE HOLDINGS, INC.

                                            By:   /s/ MICHAEL G. FRAIZER
                                              ----------------------------------
                                                Name:
                                                Title:

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     This AMENDMENT NO. 1 ("Amendment") is made as of this 18th day of February, 2000, to the Agreement and Plan of Merger dated December 17, 1999, by and between American Mutual Holding Company, an Iowa mutual insurance holding company ("AMHC"), and AmerUs Life Holdings, Inc., an Iowa corporation ("AMH") (the "Merger Agreement").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of AMHC and AMH have approved and will recommend to its members and stockholders, respectively, the approval of the Merger Agreement and this Amendment whereby AMH shall merge with and into AMHC, subject to the terms set forth therein and herein (the "Merger");

     WHEREAS, subsequent to the date of the Merger Agreement, AMHC and AMH entered into a Combination and Investment Agreement (the "Combination Agreement"), by and among AMHC, AMH, Indianapolis Life Insurance Company, an Indiana mutual insurance company ("Indianapolis Life") and The Indianapolis Life Group of Companies, Inc., an Indiana corporation ("ILGC"), pursuant to which among other things, AMHC, AMH, Indianapolis Life and ILGC will enter into a strategic combination pursuant to a series of transactions in which AMHC and AMH will first complete the Restructuring (as defined in the Plan) and Indianapolis Life will thereafter complete a plan of conversion under applicable provisions of the insurance law of the State of Indiana (the "Indianapolis Life Demutualization") with Indianapolis Life remaining an Indiana domiciled life insurance company while becoming an indirect wholly-owned stock subsidiary of AMHC upon completion of the Indianapolis Life Demutualization;

     WHEREAS, the Combination Agreement requires that AMHC and/or AMH invest $100 million in ILGC ("ILGC Investment") in return for 105.96 shares of non-voting common stock of ILGC which represents 45% of the equity in ILGC (the non-voting common stock will be exchangeable for ILGC voting stock upon receipt of regulatory approval for such exchange); and

     WHEREAS, the Board of Directors of AMH adopted on February 11, 2000, the AmerUs Life Holdings, Inc. 2000 Stock Option Plan (the "AMH 2000 Stock Option Plan"); and

     WHEREAS, the parties desire to amend the Merger Agreement to provide for treatment of the ILGC Investment, AMH 2000 Stock Option Plan and other matters.

     NOW, THEREFORE, the parties agree as follows:

          1. The last sentence of Section 3.7 is amended by striking such sentence in its entirety and substituting in lieu thereof the following sentence:

             "At the Effective Time, AMHC shall assume and adopt the AmerUs Life Holdings, Inc. Non-Employee Director Stock Plan, the AmerUs Life Holdings, Inc. 1999 Non-Employee Stock Option Plan, the AmerUs Life Holdings, Inc. Stock Incentive Plan, the AmerUs Group Co. MIP Deferral Plan and the AmerUs Life Holdings, Inc. 2000 Stock Option Plan, as each such plan is maintained and administered by AMH at the Effective Time."

          2. The following is added as Section 6.2(d) to the Agreement:

             "(d) Purchase Agreement. AMH shall have performed or complied in all respects with the terms of the Purchase Agreement, dated February 18, 2000, between AMH and AMHC."

          3. The following is added as Section 8.7 to the Agreement:

             SECTION 8.7 Monetization of Non-Insurance Subsidiaries and ILGC Common Stock. Each of AMHC and AMH agrees that upon consummation of the transactions contemplated hereby, the Surviving Corporation shall be obligated to make appropriate credit to Net Cash Proceeds with respect to the Non-Insurance Subsidiaries and ILGC Common Stock and to make distributions to those persons who are Eligible Members of AMHC, in each such case to the extent required by and in accordance with the Plan. "Net Cash Proceeds," "Non-Insurance Subsidiaries," "ILGC Common Stock," and "Eligible Members" shall all have the meanings given such terms in the Plan.

          4. Except as set forth herein, the Agreement remains in full force and effect and unmodified.

          5. Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

     IN WITNESS WHEREOF, each of AMH and AMHC has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          AMERICAN MUTUAL HOLDING COMPANY

                                          By:      /s/ ROGER K. BROOKS
                                            ------------------------------------
                                              Name:
                                              Title:

                                          AMERUS LIFE HOLDINGS, INC.

                                          By:    /s/ MICHAEL G. FRAIZER
                                            ------------------------------------
                                              Name:
                                              Title:

                                AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 2 dated as of April 3, 2000, is made to the Agreement and Plan of Merger dated December 17, 1999, as amended on February 18, 2000, between American Mutual Holding Company ("AMHC") and AmerUs Life Holdings, Inc. ("AMH").

     WHEREAS, the respective Boards of Directors of AMHC and AMH have approved and will recommend to its members and stockholders, respectively, the approval of the Merger Agreement and this Amendment whereby AMH shall merge with and into AMHC, subject to the terms set forth therein and herein (the "Merger");

     WHEREAS, subsequent to the date of the Merger Agreement, AMHC and AMH entered into a Combination and Investment Agreement (the "Combination Agreement"), by and among AMHC, AMH, Indianapolis Life Insurance Company, an Indiana mutual insurance company ("Indianapolis Life") and The Indianapolis Life Group of Companies, Inc., an Indiana corporation ("ILGC");

     WHEREAS, pursuant to the Combination Agreement, AMHC invested $100 million in ILGC in return for 105.96 shares of non-voting common stock of ILGC ("ILGC Stock");

     WHEREAS, AMHC and AMH entered into a Purchase Agreement to permit AMHC to sell and require AMH to purchase the ILGC Stock;

     WHEREAS, AMH fulfilled its obligation under the Purchase Agreement and purchased the ILGC stock for the Purchase Price (as defined in the Purchase Agreement) (the "Stock Purchase");

     WHEREAS, the Purchase Agreement is no longer a component of the Plan, the Merger Agreement and related transactions following the Stock Purchase; and

     WHEREAS, the parties desire to amend the Merger Agreement to reflect the Stock Purchase.

     NOW, THEREFORE, the parties agree as follows:

          1. Section 6.2(d) of the Agreement shall be deleted in its entirety.

          2. Section 8.7 of the Agreement shall be deleted in its entirety.

          3. Except as set forth herein, the Agreement remains in full force and effect and unmodified.

          4. Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

     IN WITNESS WHEREOF, each of AMH and AMHC has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            AMERICAN MUTUAL HOLDING COMPANY

                                            By:     /s/ ROGER K. BROOKS
                                              ----------------------------------
                                                Name:
                                                Title:

                                            AMERUS LIFE HOLDINGS, INC.

                                            By:   /s/ MICHAEL G. FRAIZER
                                              ----------------------------------
                                                Name:
                                                Title:

                                                                      APPENDIX B

                               PLAN OF CONVERSION

                                       OF

                        AMERICAN MUTUAL HOLDING COMPANY

                        UNDER SECTION 521A.14(5)(b) AND
                    CHAPTER 508B OF THE CODE OF IOWA (1999)

                         DATED AS OF DECEMBER 17, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I: DEFINITIONS......................................   B-3
ARTICLE II: APPROVAL BY THE COMMISSIONER....................   B-6
  2.1  Application..........................................   B-6
  2.2  Commissioner's Public Hearing; Commissioner's
       Order................................................   B-6
  2.3  Notice of Public Hearing.............................   B-7
ARTICLE III: APPROVAL BY MEMBERS............................   B-7
  3.1  Member Vote..........................................   B-7
  3.2  Notice Of Members' Meeting...........................   B-7
ARTICLE IV: THE RESTRUCTURING...............................   B-7
  4.1  Effect of Restructuring on the Company...............   B-7
  4.2  Effectiveness of Plan................................   B-8
  4.3  Plan Implementation..................................  B-10
ARTICLE V: POLICIES.........................................  B-10
  5.1  Policies.............................................  B-10
  5.2  Determination of Ownership...........................  B-10
  5.3  In Force.............................................  B-11
  5.4  Certain Group Policies and Contracts.................  B-12
ARTICLE VI: ALLOCATION OF MEMBER CONSIDERATION..............  B-12
  6.1  Allocation of Allocable Shares.......................  B-12
  6.2  Allocation of Aggregate Variable Component...........  B-13
  6.3  Payment of Consideration.............................  B-13
  6.4  Commission-Free Program..............................  B-15
  6.5  ERISA Plans..........................................  B-15
ARTICLE VII: ADDITIONAL PROVISIONS..........................  B-16
  7.1  Notices..............................................  B-16
  7.2  Directors............................................  B-16
  7.3  Corrections..........................................  B-16
  7.4  Amendment or Withdrawal of the Plan..................  B-16
  7.5  Costs and Expenses...................................  B-16
  7.6  Governing Law........................................  B-16

                               PLAN OF CONVERSION
                                       OF
                        AMERICAN MUTUAL HOLDING COMPANY

     This Plan of Conversion (the "Plan"), which has been adopted by the Board of Directors (the "Board") of American Mutual Holding Company, a mutual insurance holding company organized under the laws of the State of Iowa (the "Company"), at a meeting duly called and held on December 17, 1999 (the "Adoption Date"), provides for the conversion of the Company from a mutual insurance holding company into a stock holding company in accordance with the requirements of Section 521A.14(5)(b) and Chapter 508B. of the Code of Iowa
(1999) (the "Conversion") and the merger of Amerus Life Holdings, Inc. ("AMH") with and into the Company, with the Company the survivor in such merger (the "Merger"). The Conversion and the Merger are hereinafter collectively referred to as the "Restructuring". AMH is a publicly traded stock company organized under the laws of the State of Iowa, which is controlled by the Company through its indirect ownership of approximately 58% of AMH'S common stock (comprised of 49% of AMH'S Class A Common Stock and 100% of its Class B Common Stock).

     The principal purpose of the Restructuring is to enhance the Company's financial flexibility. The Restructuring will also provide Eligible Members with an opportunity to receive shares of Company Common Stock, cash or Policy Credits in exchange for their otherwise illiquid Membership Interests, which will thereupon be extinguished. Thus, Eligible Members will realize economic value from their Membership Interests that is not currently available to them so long as the Company remains a mutual company.

     THE RESTRUCTURING WILL NOT, IN ANY WAY, CHANGE PREMIUMS OR REDUCE POLICY BENEFITS, VALUES, GUARANTEES OR OTHER POLICY OBLIGATIONS OF AMERUS LIFE INSURANCE COMPANY ("AMERUS LIFE") TO ITS POLICYOWNERS (AMERUS LIFE IS A DIRECT, WHOLLY-OWNED SUBSIDIARY OF AMH). ALSO, POLICY DIVIDENDS WILL CONTINUE TO BE PAID AS DECLARED (ALTHOUGH, AS ALWAYS, DIVIDENDS MAY VARY FROM YEAR TO YEAR).

     The Board of Directors believes that the Restructuring will provide the Company with greater financial flexibility to support future growth and financial strength and, through the existence and management of the Closed Block which was formed as part of the AmerUs Reorganization, ensures that the interests of the Mutual Owners collectively are properly protected. The Board, therefore, has unanimously determined that the Plan is fair and equitable to Members as owners of the Company and is also fair and equitable to the Members in their capacity as policyowners of AmerUs Life.

     The Plan provides that Owners of one or more Policies that are in force on the Adoption Date will be Voting Members. Only Voting Members will be entitled to vote on the Plan. The Plan further provides that Owners of one or more Eligible Policies on the Adoption Date will be Eligible Members. Only Eligible Members will be entitled under Iowa law to receive consideration under the Plan.

                                   ARTICLE I:

                                  DEFINITIONS

     As used in the Plan, the following terms have the following meanings:

     "Actuarial Contribution" means, with respect to a particular Policy, the contribution that such Policy has made to AmerUs Life's statutory surplus and asset valuation reserve, plus the contribution that such Policy is expected to make in the future, as calculated according to the principles, assumptions and methodologies set forth in this Plan and the Actuarial Contribution Memorandum.

     "Actuarial Contribution Date" means December 31, 1998.

     "Actuarial Contribution Memorandum" has the meaning specified in Section 6.1(b).

     "Adoption Date" has the meaning specified in the first paragraph hereof.

     "AGC" has the meaning specified in Section 4.1.

     "Agreement and Plan of Merger" means the Agreement and Plan of Merger between the Company and AMH, as it may be amended from time to time.

     "Aggregate Fixed Component" has the meaning specified in Section 6.1(b).

     "Aggregate Variable Component" has the meaning specified in Section 6.1(b).

     "Allocable Shares" means the number of shares of the Company Common Stock that will be allocated to Eligible Members. The number of Allocable Shares will consist of the following: (i) 17,390,165 shares of Company Common Stock plus
(ii) the number of shares of Company Common Stock determined by dividing the Net Cash Proceeds by the Stock Price.

     "Amended and Restated Articles of Incorporation" has the meaning specified in Section 4.1.

     "American Mutual Life" means American Mutual Life Insurance Company, a mutual life insurance company, the surviving company of the merger in 1994 between Central Life Assurance Company and American Mutual Life Insurance Company.

     "AmerUs Life" has the meaning specified in the third paragraph hereof.

     "AmerUs Reorganization" means the reorganization of American Mutual Life completed on June 30, 1996, whereby pursuant to Iowa law the Company was formed as a mutual insurance holding company and American Mutual Life was converted into a stock life insurance company and its name was changed to AmerUs Life Insurance Company.

     "AMH Special Committee" means a committee composed of independent directors who serve on the board of directors of AMH and not on the board of directors of the Company.

     "AMH Stock" means the Class A Common Stock and the Class B Common Stock of AMH.

     "Application" has the meaning specified in Section 2.1.

     "Articles of Merger" means the Articles of Merger to be filed with the Iowa Secretary of State as specified in Section 4.2(b).

     "Board" has the meaning specified in the first paragraph hereof.

     "Certificate" as used in relation to group life or accident and health insurance or group annuities means a certificate evidencing coverage under a master policy or contract issued to the owner of such coverage.

     "Chapter 508B." means Chapter 508B. of the Iowa Code.

     "Closed Block" means the accounting mechanism and procedure set up by AmerUs Life as part of the AmerUs Reorganization to provide reasonable assurance to policyowners whose policies are included therein that, after the AmerUs Reorganization, assets would be available to maintain the dividend scales and interest credits in effect prior to the AmerUs Reorganization if the experience underlying such scales and credits continued.

     "Closing Price" means on any date of determination the closing sales price (or, if no closing price is reported, the last reported sale price) of Company Common Stock on a national securities exchange or on NASDAQ.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commissioner" means the Insurance Commissioner of the State of Iowa.

     "Company" has the meaning specified in the first paragraph hereof.

     "Company Common Stock" means the common stock, no par value, of the Company which will be authorized and issued in connection with the Restructuring.

     "Company Special Committee" means a committee composed of independent directors who serve on the board of directors of the Company and not on the board of directors of AMH.

     "Eligible Member" means a Person who is (or, collectively, the Persons who are) on the Adoption Date the Owner of one or more Eligible Policies.

     "Eligible Policy" means a Policy that has been In Force for at least one year prior to the Adoption Date and which remains In Force on the Plan Effective Date.

     "Equity Share" has the meaning specified in Section 6.2.

     "ERISA" has the meaning specified in Section 6.5.

     "In Force" has the meaning specified in Section 5.3(a).

     "Iowa Code" means the Code of Iowa (1999), as amended.

     "IRA" means an individual retirement annuity within the meaning of Section 408 of the Code.

     "Member" means a Person who is (or, collectively, the Persons who are) on a specified date, the Owner of one or more Policies which is (are) then In Force.

     "Members' Equity" means the value of all the assets of the Company net of its liabilities and other obligations.

     "Members' Meeting" has the meaning specified in Section 3.1(a).

     "Membership Interests" means all of the rights or interests of Members of the Company arising under the articles of incorporation or bylaws of the Company or otherwise by law, including but not limited to, any right to vote and any rights which may exist with regard to Members' Equity in the event the Company is liquidated. All Membership Interests will be terminated on the Plan Effective Date.

     "Merger" has the meaning specified in Section 4.1.

     "Mutual Owners" means Owners whose Policies are included in the Closed
Block.

     "NASDAQ" has the meaning specified in Section 4.2(e).

     "Net Cash Proceeds" has the meaning specified in Sections 4.2(d) and 4.2(a)(iii), taken together.

     "Non-Insurance Subsidiaries" means all the directly and indirectly owned subsidiaries of the Company except AMH and its directly and indirectly owned subsidiaries.

     "Owner" means, with respect to any Policy, the Person or Persons specified or determined pursuant to Section 5.2 or Section 5.4.

     "Participating Policy" means a Policy under which there is eligibility to participate in the divisible surplus of AmerUs Life.

     "Person" means an individual, corporation, limited liability company, joint venture, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof. A Person who is the Owner of Policies in more than one legal capacity (e.g. a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.

     "Plan" means this Plan of Conversion (including all Exhibits and Schedules hereto), as it may be corrected or amended from time to time in accordance with
Section 7.3 or 7.4.

     "Plan Effective Date" has the meaning specified in Section 4.2(b).

     "Policy" has the meaning specified in Section 5.1(a).

     "Policy Credit" means an increase in accumulation account value (to which no surrender or similar charge will be applied) or an increase in a dividend accumulation on a Policy.

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     "Policy Date" means, with respect to any Policy, the date specified in such
Policy as the date such Policy commences.

     "Public Hearing" has the meaning specified in Section 2.2.

     "Restructuring" has the meaning specified in the first paragraph hereof.

     "Secretary of State" means the Secretary of State of the State of Iowa.

     "Section 508B.(2)" means Section 508B.(2) of the Iowa Code, which provides that in "lieu of selecting a plan provided for in this Chapter, a mutual company may convert to a stock company pursuant to a plan approved by the Commissioner."

     "Section 521A.14(5)(b)" means Section 521A.14(5)(b) of the Iowa Code.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Statement Date" means December 31, 1998.

     "States" means the States of the United States, District of Columbia, the Commonwealth of Puerto Rico and Territories of the United States within the meaning of Section 2(6) of the Securities Act and APO/FPO (military) addresses.

     "Stock Price" means the greater of the Closing Price per share of Company Common Stock on the Plan Effective Date, or the average of the Closing Price per share of Company Common Stock for each of the first ten Trading Days commencing with the Plan Effective Date.

     "Trading Day" means a day on which the Company Common Stock (a) is not suspended from trading on any national or regional securities exchange or NASDAQ and (b) has traded at least once on the national or regional securities exchange or NASDAQ that is the primary market for the trading of Company Common Stock.

     "Variable Component Policy" means an Eligible Policy that is a Participating Policy.

     "Voting Member" means a Member on the Adoption Date.

                                   ARTICLE II

                          APPROVAL BY THE COMMISSIONER

     2.1 Application. The Company shall file with the Commissioner an application (the "Application") to reorganize pursuant to Section 508B.(2) as a stock holding company owned by its shareholders in a transaction whereby the Eligible Members will exchange their Membership Interests in the Company for the consideration received as a result of the Plan and immediately thereafter the Company (in its stock form) shall merge with AMH from which the Company will be the surviving entity. The Application shall include the following:

          (a) the Plan of Conversion;

          (b) the form of Agreement and Plan of Merger;

          (c) the form of notice of the Public Hearing;

          (d) the form of notice of the Members' Meeting;

          (e) the form of ballot to be solicited from Voting Members;

          (f) the information required by Section 508B.6 of the Iowa Code; and

          (g) any other information or documentation required by the Commissioner.

     2.2 Commissioner's Public Hearing; Commissioner's Order. The Plan of Conversion is subject to the approval of the Commissioner. The Commissioner will hold a hearing on the fairness and equity of the terms of the Plan and on whether the Company will have the amount of capital and surplus necessary for
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

its future solvency (the "Public Hearing"). The Company, its Members and other interested persons, shall have the right to appear at the hearing.

     2.3 Notice of Public Hearing. (a) Written notice by the Company of such Public Hearing, in a form satisfactory to the Commissioner, shall be mailed by first class or delivered by the Company at the Company's expense at least 30 days prior to the Public Hearing to each Voting Member, and other interested persons as determined by the Commissioner. Such notice of Public Hearing shall be accompanied or preceded by information relevant to the Public Hearing, including the time, date, place and purpose of the Public Hearing.

     (b) The Company shall give notice of such Public Hearing by publication once in each of the Des Moines Register and USA Today (National Edition) and by posting on the Company's website. Such newspaper publications and Company website postings shall not be less than 30 days before the Public Hearing, and shall be in a form satisfactory to the Commissioner.

                                  ARTICLE III

                              APPROVAL BY MEMBERS

     3.1 Member Vote. (a) The Company shall hold a special meeting of Members (the "Members' Meeting"). At the Members' Meeting, the Voting Members shall be entitled to vote on the proposal to approve the Plan and the Merger in person or by ballot. Voting Members may designate another person to act as proxy to vote their ballot.

     (b) The Plan and the Merger are subject to the approval of not less than two-thirds of the votes of the Voting Members voting thereon in person or by ballot at the Members' Meeting.

     (c) Each Voting Member shall be entitled to one vote pursuant to the Articles of Incorporation of the Company, regardless of the number of Policies or amount of insurance and benefits held by such Voting Member. Two or more persons who qualify as Voting Members under a single Policy shall be deemed one Voting Member for purposes of voting and collectively shall be entitled to one vote.

     3.2 Notice of Members' Meeting. (a) The Company shall mail by first class mail notice of the Members' Meeting to all Voting Members. The notice shall set forth the reasons for the ballot vote and the time and place of the Members' Meeting, and shall enclose one ballot for each Voting Member. Such notice and ballot shall be mailed to the address of each Voting Member as it appears on the records of the Company at least 20 days prior to the Members' Meeting. The notice shall be in a form satisfactory to the Commissioner.

     (b) Such notice of the Members' Meeting shall be accompanied by the ballot and information relevant to the Members' Meeting, including a copy or summary of the Plan and other explanatory information. Such notice period for the Members Meeting may run concurrently with the notice period for the Public Hearing provided in Section 2.3.

     (c) The Company shall give notice of such Members' Meeting by publication once in each of the Des Moines Register and USA Today (National Edition) and by posting on the Company's website. Such newspaper publications and Company website postings shall not be less than 20 days before the Members' Meeting, and shall be in a form satisfactory to the Commissioner.

                                   ARTICLE IV

                               THE RESTRUCTURING

     4.1 Effect of Restructuring on the Company. Upon the Plan Effective Date, the Company shall be converted from a mutual insurance holding company to a stock company in accordance with Section 521A.14(5)(b) and Chapter 508B. and AMH will be merged with and into the Company in accordance with the Agreement and Plan of Merger (the "Merger"), the form of which is attached hereto

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

as Exhibit A. Additionally, in connection with the Restructuring, the Company will liquidate AmerUs Group Co. ("AGC"), a wholly-owned subsidiary of the Company which is currently the intermediate holding company of AMH, into the Company. Upon the Plan Effective Date, the amended and restated articles of incorporation and bylaws of the Company shall be substantially in the form set forth in Exhibits B and C, respectively. AmerUs Life shall become a direct wholly-owned subsidiary of the Company as a result of the transactions contemplated by the Plan upon the Plan Effective Date.

     4.2 Effectiveness of Plan. (a) The following conditions must be met before the Plan becomes effective:

          (i) the Company shall have received the approvals contemplated by Articles II and III;

          (ii) the Company shall have received, on or prior to the Plan Effective Date, the opinions of special tax counsel to the Company, addressed to the Board and in form and substance satisfactory to the Board, substantially to the effect that:

             (1) the liquidation of AGC into the Company will be tax free to AGC and the Company;

             (2) the reorganization of the Company pursuant to the Plan and the extinguishment of the Members' Membership Interests will not result in the recognition of any gain or loss for federal income tax purposes by the Company;

             (3) the merger of AMH with and into the Company will be tax free to both AMH and the Company and the shareholders of AMH will recognize no gain or loss from the receipt of Company Common Stock in exchange for AMH Stock;

             (4) Policies issued by AmerUs Life prior to the Plan Effective Date will not be deemed newly issued, issued in exchange for existing Policies or newly purchased for any material federal income tax purposes as a result of the consummation of the Plan;

             (5) with respect to any Policy described in Section 6.3(a)(i), (ii) or (iii), the crediting of consideration in the form of Policy Credits to such Policy will not:

                (A) be treated as a distribution that would affect the treatment of the Policy under Section 402, 403(b), or 408 of the Code;

                (B) be treated as a distribution or contribution with respect to the Policy that would result in a penalty tax under Section 72(e), 72(t), 4973, or 4979 of the Code;

                (C) result in current taxable income to the member owning the Policy;

                (D) be treated for purposes of Section 72 of the Code as part of the investment in the Policy, but will be treated for purposes of Sections 403 and 408 of the Code as investment earnings attributable to the year in which the policy credits are issued; and

                (E) be subject to withholding pursuant to Section 3405 of the Code.

             (6) Eligible Members receiving solely Company Common Stock pursuant to Section 6.3 will not recognize gain or loss for federal income tax purposes as a result of the consummation of the Plan; and

             (7) the summary of the principal federal income tax consequences to Eligible Members resulting from their receipt of consideration pursuant to Section 6.3, set forth in the information provided to Eligible Members pursuant to Section 3.2, to the extent that it describes matters of law or legal conclusions, is, subject to the limitations and assumptions set forth therein, an accurate summary of the material federal income tax consequences to Eligible Members of the consummation of the Plan under the federal income tax law and remains accurate as of the Plan Effective Date, except for any changes in law, regulations or official interpretations occurring after the date thereof and before the Plan Effective Date, the effect of which the Board, in its

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

        discretion, has determined (taking into account any remedial action the Board may authorize or direct) to be not materially adverse to the interests of the Eligible Members; and

          (iii) simultaneously with the effectiveness of the Plan, the Merger shall occur and the Company shall have credited to Net Cash Proceeds an amount of cash equal to the fair value (taking into account liabilities) of the Company's ownership interest in the Non-Insurance Subsidiaries as determined jointly by the boards of directors of the Company and AMH as of the Adoption Date. The Company Special Committee and the AMH Special Committee, who have received advice from independent financial and legal advisors, have each made recommendations to the board of directors of their respective companies with respect to the fair value of the Non-Insurance Subsidiaries and other matters. The Company Special Committee and the AMH Special Committee have agreed that fair value of the Non-Insurance Subsidiaries is $92.6 million. The amount of compensation for serving on the Company Special Committee or the AMH Special Committee will be determined by the boards of directors of each company.

     (b) The effective date of the Plan (the "Plan Effective Date") shall be the date and time set forth in the properly executed Articles of Merger duly filed with the Secretary of State as the effective date and time of the Merger, which shall be a date occurring after approval of the Plan by the Commissioner and the Voting Members, provided that in no event shall the Plan Effective Date be more than 12 months after the date on which the Commissioner approved or conditionally approved the Plan, unless such period is extended by the Commissioner.

     (c) Upon the Plan becoming effective:

          (i) the Company shall become a stock holding company by operation of
     Section 521A.(14)(5)(b) and Chapter 508B. and the corporate existence of the Company before, on or after the Plan Effective Date shall continue without interruption, and all of its rights, privileges, powers, permits and licenses and all of its duties, liabilities and obligations shall be, remain and continue unaffected;

          (ii) all Membership Interests shall be extinguished;

          (iii) Eligible Members shall be entitled to receive in exchange for their Membership Interests shares of Company Common Stock, cash or Policy Credits in accordance with Section 6.3;

          (iv) the amended and restated articles of incorporation referred to in
     Section 4.1 shall be effective and the Company's name shall be changed to AmerUs Group Co.; and

          (v) the Merger shall be effective.

     (d) After the Plan Effective Date, the Company shall issue shares of Company Common Stock to Eligible Members entitled to receive Company Common Stock in accordance with Section 6.3(c) and the Company shall distribute the Net Cash Proceeds (as defined below) in the form of cash or Policy Credits to the Eligible Members entitled to receive cash or Policy Credits in accordance with
Section 6.3(b). The "Net Cash Proceeds" means the cash balances of the Company immediately prior to the Plan Effective Date (including the amount of cash to be credited pursuant to Section 4.2(a)(iii)) after deducting expenses relating to the Plan, and all other expenses of the Company accrued as of the Plan Effective Date and liabilities, provided, however, that Net Cash Proceeds shall not include any capital raised by the Company on or prior to the Plan Effective Date pursuant to Section 4.2(f) of the Plan.

     (e) The Company shall arrange for the listing or quotation of Company Common Stock on a national securities exchange [or on the National Association of Securities Dealers Automated Quotations National Market System (the "NASDAQ")] and shall use its best efforts to keep Company Common Stock listed or quoted on a national securities exchange or on NASDAQ for so long as the Company is a publicly-traded company. It is expected that the Company's Common Stock will be listed on the New York Stock Exchange under the trading symbol, "AMH". Such listing or quotation and such efforts by the Company to keep such listing or quotation shall be in satisfaction of any duty the Company may have to encourage and assist in the establishment of a public market for shares of Company Common Stock. Except as provided in Section 6.4, the Company shall have no obligation to provide a procedure for the sale of shares of Company Common Stock.

     (f) On or prior to the Plan Effective Date, the Company may raise capital through (1) a private placement or public offering of debt, preferred stock, or a combination thereof, or (2) bank borrowings or such other means as the Board may determine. The capital to be raised shall be in such amounts as the Board shall determine.

     4.3 Plan Implementation. On the Plan Effective Date, the actions necessary to complete the Restructuring will occur in the following order: (i) AGC will be liquidated into the Company; (ii) the Company will convert from a mutual insurance holding company to a stock holding company pursuant to Section 521A.14(5)(b) and Chapter 508B.; (iii) the Amended and Restated Articles of Incorporation will be filed with the Secretary of State; and (iv) the Articles of Merger will be filed with the Iowa Secretary of State.

                                   ARTICLE V

                                    POLICIES

     5.1 Policies. (a) (i) Each individual and group life insurance policy (including, without limitation, a pure endowment contract), annuity contract or accident and health insurance policy that has been issued by AmerUs Life, including each supplemental contract, and (ii) each other interest referred to in Section 5.4, is deemed to be a Policy for purposes of the Plan.

     (b) The following policies and contracts shall not be deemed to be Policies for purposes of the Plan:

          (i) any certificate issued to an insured pursuant to a group life or health insurance policy, except as set forth in Section 5.4(a); and

          (ii) any certificates issued pursuant to a group annuity contract except as set forth in Section 5.4(a); and

          (iii) any reinsurance assumed on an indemnity basis (but certificates of assumption constitute Policies if the issuing company was a mutual life insurance company and they otherwise fall within the definition of Policies).

     5.2 Determination of Ownership. Unless otherwise stated herein, the Owner of any Policy as of any date specified in the Plan shall be determined by the Company on the basis of AmerUs Life's records as of such date in accordance with the following provisions:

     (a) The Owner of a Policy that is an individual insurance policy or annuity contract (including each Certificate deemed to be a Policy pursuant to Section 5.4(a)) shall be the Person specified in such Policy as the owner or contract holder unless no owner or contract holder is so specified, in which case (i) the Owner of a Policy that is an individual policy of life insurance or of accident and health insurance shall be deemed to be the Person insured, if such Policy was issued upon the application of such Person, or the Person who effectuated such Policy, if such Policy was issued on the application of a Person other than the Person insured, and (ii) the Owner of a Policy that is an annuity or pure endowment contract shall be deemed to be the Person to whom such Policy is payable by its terms.

     (b) Except as specified in Section 5.4, the Owner of a Policy that is a group insurance policy or group annuity contract shall be the Person or Persons specified in the policy or contract as the holder thereof, unless no holder is so specified, in which case the Owner shall be the Person or Persons to whom or in whose names the policy or contract shall have been issued, as shown on AmerUs Life's records.

     (c) Notwithstanding Sections 5.2(a) and (b), if on or prior to the specified date in the Plan, a Policy has been assigned to another Person by an assignment of ownership thereof absolute on its face and filed with AmerUs Life, in accordance with the provisions of such Policy and AmerUs Life's rules with respect to the absolute assignment of such Policy in effect at the time of such assignment, then the Owner of such Policy shall be deemed to be the assignee of such Policy as shown on the records of AmerUs Life for the purposes of the Plan. Unless an assignment satisfies the requirements specified for such an assignment in this Section 5.2(c), the determination of the Owner of a Policy shall be made without giving effect to such assignment.

     (d) Notwithstanding Sections 5.2(a), (b) and (c), with respect to a Policy that funds an employee benefit plan and that has been assigned by an assignment that is absolute on its face, subsequent to one year prior to the Adoption Date and before the Plan Effective Date as provided above, to a trust for such plan that is qualified under Section 401(a), 403(a) or 501(c)(9) of the Code, such trust shall be deemed to have been the Owner on the Adoption Date and as of the Plan Effective Date for purposes of Sections 6.1(b) and 6.2 and the definition of Eligible Member set forth in Article I hereof.

     (e) In no event may there be more than one Owner of a Policy, although more than one Person may constitute a single Owner. If a Person owns a Policy with one or more other Persons, they will constitute a single Owner with respect to the Policy.

     (f) Except as otherwise set forth in this Article V, the identity of the Owner of a Policy shall be determined by the Company without giving effect to any interest of any other Person in such Policy.

     (g) In any situation not expressly covered by the foregoing provisions of this Section 5.2, the Owner of a Policy, as reflected on the records of AmerUs Life and determined in good faith by, the Company, shall be presumed to be the Owner of such Policy for purposes of this Section 5.2, and, except for administrative errors, the Company shall not be required to examine or consider any other facts or circumstances.

     (h) The Owner of a supplementary contract or other settlement option issued in settlement of the proceeds under any of AmerUs Life's insurance policies or annuity contracts shall be the Person entitled to payments at such date under such contract or option.

     (i) The mailing address of an Owner as of any date for purposes of the Plan shall be the Owner's last known address as shown on the records of AmerUs Life as of such date.

     (j) Any dispute as to the identity of the Owner of a Policy or the right to vote or receive consideration shall be determined in accordance with the foregoing or such other procedures as may be acceptable to the Commissioner.

     5.3  In Force.

     (a) Except as otherwise provided in Section 5.4, a Policy shall be deemed to be in force ("In Force") as of any date if, as shown on AmerUs Life's records on such date, the Policy Date of such Policy occurs on or prior to such date, and as of such date the required premium has been received by AmerUs Life and such Policy, as shown on AmerUs Life's records on such date, has not matured by death or otherwise or been surrendered or otherwise terminated; provided that
(i) a Policy that is a life insurance policy shall be deemed to be In Force after lapse for nonpayment of premiums during any applicable grace period as administered by AmerUs Life and for so long as it continues as reduced paid-up insurance or as extended term insurance on the records of AmerUs Life, (ii) except as otherwise provided in Section 5.3(c), a Policy that is a supplementary contract or other settlement option issued in settlement of proceeds under any of AmerUs Life's insurance policies or annuity contracts shall be deemed to be In Force in accordance with its Policy Date as shown on AmerUs Life's records on any determination date, without regard to any prior period during which a predecessor Policy was In Force, (iii) a Policy that has been reinstated after the Adoption Date shall not be deemed to be In Force for purposes of the Plan,
(iv) a group Policy shall not be deemed to be In Force on any date if on that date the Policy has terminated and the Company's only obligations with respect to such Policy are either to Certificate holders on disability waiver or on disability under such Policy, are for unpaid claims incurred under such Policy prior to termination or are to pay or to continue paying fixed retirement annuity amounts to individuals previously covered under the terminated Policy, and (v) an individual Policy shall not be deemed to be In

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

Force on any date if on that date the Policy has terminated and AmerUs Life's only obligations with respect to such Policy are to the policyholder of such Policy on disability under such Policy or are for unpaid claims incurred under such Policy prior to its termination.

     (b) Notwithstanding the fact that a new Policy has been issued as a result of the exercise of a right under a predecessor Policy, such new Policy shall be deemed to be In Force in accordance with its Policy Date, without regard to the Policy Date of the predecessor Policy.

     (c) A Policy shall not be deemed to be In Force until it is issued, notwithstanding that temporary insurance upon application for such Policy may have been In Force prior to the Policy Date of such Policies.

     (d) A Policy shall not be deemed to have matured by death as of any date unless notice of such death has been received by AmerUs Life on or prior to such date, as shown on AmerUs Life's records. The date of the surrender or lapse of a Policy shall be as shown on AmerUs Life's records.

     (e) In the case of any reinstated policy deemed pursuant to this Plan of Conversion to be a Variable Component Policy, the determination of such Policy's Actuarial Contribution pursuant to Article VI shall be made based on the Policy Date of such Policy and without regard to any lapse or reinstatement.

     (f) Any dispute as to whether a Policy is In Force shall be determined by the Company in good faith.

     5.4 Certain Group Policies and Contracts. (a) Each Certificate issued under any of AmerUs Life's group annuity contracts as part of a custodial 403(b) or IRA arrangement or as part of a non-ERISA 403(b) arrangement shall be deemed to be a Policy, the Owner of which shall be determined in accordance with
Section 5.2. Such Certificate shall be deemed to be In Force as of any date if, as shown on AmerUs Life's records on such date, such Certificate's Policy Date occurs on or prior to such date and such Certificate has not terminated on or before such date. The custodian or employer-sponsor holding such group annuity contracts shall not be a Voting Member or an Eligible Member or an Owner.

     (b) Subject to Section 5.3(a), each Person who signs a participation or subscription agreement to participate in any trust established by AmerUs Life for the purpose of securing group life, accident and health or annuity coverage shall be deemed to be an Owner of a Policy that shall be deemed to be In Force as of any date, if such Person's participation or subscription agreement is in effect as of such date as shown on AmerUs Life's records. Neither the trustee of any such trust established by the Company nor any insured shall be an Eligible Member or an Owner.

                                   ARTICLE VI

                       ALLOCATION OF MEMBER CONSIDERATION

     6.1 Allocation of Allocable Shares. (a) The consideration to be given to Eligible Members in exchange for their Membership Interests shall be shares of Company Common Stock, cash or Policy Credits as provided in this Article VI equal in value to the value of the Members' Equity as determined by reference to 17,390,165 shares of Company Common Stock to be distributed plus Net Cash Proceeds. Solely for purposes of calculating the amount of such consideration, each Eligible Member will be allocated (but not necessarily issued) shares of Company Common Stock in accordance with this Article VI. In no event, will the number of shares of Company Common Stock issued to Eligible Members as provided in Section 6.3(c) exceed 17,390,165 shares.

     (b) Each Eligible Member shall be allocated out of the Allocable Shares a number of shares of Company Common Stock equal to the sum of:

          (1) a fixed component of consideration equal to 20 shares of Company Common Stock for such Eligible Member; and

          (2) if applicable, a variable component of consideration equal to the portion, if any, of the Aggregate Variable Component allocated with respect to each Variable Component Policy of which such Eligible Member is the Owner.

The Allocable Shares shall be allocated first to provide for the number of shares required for the aggregate fixed component of consideration allocable in respect of all Eligible Members (the "Aggregate Fixed Component"), and the remainder of the Allocable Shares shall constitute the aggregate variable component of consideration (the "Aggregate Variable Component"). The Aggregate Variable Component shall be allocated in respect of the Variable Component Policies in accordance with the principles set forth in Section 6.2 and the calculation of actuarial contribution described in the Actuarial Contribution Memorandum (the "Actuarial Contribution Memorandum") attached as Exhibit D.

     6.2 Allocation of Aggregate Variable Component. The Aggregate Variable Component shall be allocated to Eligible Members with respect to Variable Component Policies as follows:

          (i) Such allocation shall be made by multiplying an Equity Share (defined below) for each Variable Component Policy by the number of shares of Company Common Stock constituting the Aggregate Variable Component and, for each Variable Component Policy, rounding such result to the nearest integral number of shares (with one-half being rounded upward). Because of such rounding, the aggregate of Eligible Members' Variable Components will not necessarily be equal to the Aggregate Variable Component. In the event the aggregate of Eligible Members' Variable Component is greater than the Aggregate Variable Component, the Company will reduce the aggregate of Eligible Members' Variable Component by rounding down to the nearest integral number of shares, starting with one-half shares, until the aggregate of Eligible Members' Variable Component is not greater than the Aggregate Variable Component.

          (ii) The Equity Share for each Variable Component Policy shall be equal to the ratio of the Actuarial Contribution for such Variable Component Policy to the sum of all Actuarial Contributions of all Variable Component Policies.

          (iii) The Company shall make reasonable determinations of the dollar amount of the Actuarial Contribution, which shall be zero or a positive number, for each Variable Component Policy, according to the principles and methodologies set forth in detail in the Actuarial Contribution Memorandum.

          (iv) Each such Actuarial Contribution shall be determined on the basis of AmerUs Life's records as of the Actuarial Contribution Date.

     6.3 Payment of Consideration. (a) The Company shall pay or credit cash or Policy Credits (in an amount determined pursuant to Section 6.3(b)) to each Eligible Member based on the number of shares of Company Common Stock allocated to such Eligible Member, or the Company shall issue a number of shares of Company Common Stock equal to the number of shares allocated to such Eligible Member, as provided in this Article VI as follows:

          (i) Policy Credits to the extent shares of Company Common Stock are allocable with respect to a Policy that is an individual retirement annuity contract within the meaning of Section 408(b) of the Code or a tax sheltered annuity contract within the meaning of Section 403(b) of the Code;

          (ii) Policy Credits to the extent shares of Company Common Stock are allocable with respect to a Policy that is an individual annuity contract that has been issued pursuant to a plan qualified under Section 401(a) of the Code directly to the plan participant;

          (iii) Policy Credits to the extent that shares of Company Common Stock are allocable with respect to a Policy that is an individual life insurance policy that has been issued pursuant to a plan qualified under Section 401(a) of the Code directly to the plan participant;

          (iv) cash to the extent that shares of Company Common Stock are allocable to an Eligible Member whose address for mailing purposes as shown on the records of the Company is an address at which mail is undeliverable, unless the Policy is one of the types described in clauses (i) through
     (iii) of this Section 6.3(a);

          (v) cash to the extent that shares of Company Common Stock are allocable with respect to a Policy and such Policy is known to the Company to be subject to a creditor lien (other than a policy loan made by AmerUs
     Life) or bankruptcy proceeding, unless the Policy is one of the types described in clauses (i) through (iii) of this Section 6.3(a);

          (vi) cash to the extent that shares of Company Common Stock are allocable to an Eligible Member whose address for mailing purposes as shown on the records of the Company is located outside the States of the United States of America, unless the Policy is one of the types described in clauses (i) through (iii) of this Section 6.3(a);

          (vii) except as otherwise provided in clauses (i) through (vi) of this
     Section 6.3(a), the Company Common Stock if such Eligible Member has affirmatively elected, on a form provided to such Eligible Member that has been properly completed and received by the Company on or prior to the date of the Special Meeting referred to in Section 3.1, a preference to receive Common Stock; and

          (viii) except as provided in clauses (i) through (vii) of this Section 6.3(a), and subject to Section 6.3(d), cash.

In the event that an Eligible Member who is the Owner of more than one Eligible Policy is entitled to receive consideration under this Article VI both in the form of Policy Credits and in the form of cash or shares of Company Common Stock, cash or shares of Company Common Stock with respect to the fixed component of consideration payable to such Eligible Member shall be payable only with respect to those Eligible Policies for which only cash or shares of Company Common Stock are paid. In the event that an Eligible Member who is the Owner of more than one Eligible Policy is entitled to receive consideration under this
Article VI only in the form of Policy Credits, the fixed component of consideration payable to such Eligible Member shall be payable with respect to the Eligible Policy with the earliest Policy Date.

     (b) If consideration is to be paid or credited to an Eligible Member in cash or Policy Credits, as the case may be, pursuant to the Plan, the amount of such consideration shall be equal to the number of shares of Company Common Stock allocable to such Eligible Member as provided in this Article VI multiplied by the Stock Price. The Company shall use reasonable efforts to make payment of such consideration as soon as reasonably practicable after the Plan Effective Date net of any applicable withholding tax, or the crediting of a Policy Credit, as the case may be.

     (c) As soon as reasonably practicable after the Plan Effective Date, the Company shall (i) issue to each Eligible Member, in book-entry form as uncertificated shares, the shares of Company Common Stock allocated to such Eligible Member for which such Eligible Member will not receive consideration from the Company in the form of cash or Policy Credits, and (ii) mail to each such Eligible Member an appropriate notice that a designated number of shares of Company Common Stock have been registered in the name of such Eligible Member. Upon request of the registered holder of such shares issued in book-entry form as uncertificated shares, the Company shall promptly mail a stock certificate representing such shares to the registered holder.

     (d) Subject to the provisions of the following sentence, the total amount of funds available to be distributed in cash or credited as Policy Credits to Eligible Members described in clauses (i) through (vi) and clause (viii) of
Section 6.3(a) shall be equal to the amount of Net Cash Proceeds available to the Company pursuant to Section 4.2(d). If the amount available to be paid by the Company to such Eligible Members as determined under the preceding sentence is inadequate, after the payment and crediting of cash and Policy Credits pursuant to clauses (i) through (vi) of Section 6.3(a), to pay cash to all the Eligible Members referenced in Section 6.3(a)(viii), the amount available shall be distributed by the

Company to such Eligible Members in accordance with the number of shares of Company Common Stock allocated, beginning with the Eligible Members allocated no more than the number of shares of Company Common Stock constituting the fixed component of consideration and continuing to the highest level of share allocation possible at which cash preferences can be satisfied using such amount of available funds. In the event that the amount of available funds is not sufficient to meet cash preferences with respect to Eligible Members entitled to the same number of shares of Company Common Stock, such available funds shall be paid to such Eligible Members pro rata, provided, however, that amounts shall be paid only to the extent representing whole shares of Company Common Stock. Such Eligible Members shall receive the remainder of the consideration to be paid in Company Common Stock. In the event that Eligible Members elect to receive shares of Company Common Stock in an amount that results in the Net Cash Proceeds not being fully utilized and the number of shares of Company Common Stock to be issued to Members in connection with the Restructuring being in excess of 17,390,165 shares, then the number of shares of Company Common Stock to be issued to Members in connection with the Restructuring will be reduced to 17,390,165 shares in a fair and equitable manner and the amount of the remaining Net Cash Proceeds will be distributed by the Company in a fair and equitable manner to Eligible Members electing to receive Company Common Stock necessary to reduce Net Cash Proceeds to zero.

     (e) In the event that more than one Person constitutes a single Owner of a Policy, consideration allocated pursuant to this Article VI may be distributed jointly to such Persons.

     6.4 Commission-Free Program. The Company may establish a commission-free program which shall begin at such time after the 180th day following the Plan Effective Date and before the 12-month anniversary of the Effective Date, and shall continue for 3 months or for such longer period of time, as the Board of Directors of the Company may determine to be appropriate and in the best interest of the Company and its shareholders. Pursuant to such program, each Eligible Member who receives under the Plan a number of shares of Company Common Stock that is less than or equal to a number specified by the Board of Directors of the Company (which number shall not be more than 99) shall be entitled to sell at prevailing market prices all, but not less than all, the shares of Company Common Stock received hereunder by such Eligible Member, without paying brokerage commissions, mailing charges, registration fees, or other administrative or similar expenses. Record holders of a number of shares of Company Common Stock that is less than or equal to a number specified by the Board of Directors of the Company (which number shall not be more than 99) shall be entitled to purchase at prevailing market prices additional shares to round-up their holdings to 100 shares, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. The Company shall establish administrative procedures for the delivery of requests to sell or purchase shares of Company Common Stock and for the sale or purchase of such shares of Company Common Stock through such program. The Company may, in its discretion, institute one or more commission-free programs in the future, but is not required to do so.

     6.5 ERISA Plans. The Company will apply to the Department of Labor for an exemption from Section 406 of the Employee Retirement Income Security Act of 1974 ("ERISA") and Section 4975 of the Code with respect to the receipt of consideration pursuant to the Plan by employee benefit plans subject to the provisions of such sections. Notwithstanding any other provision of the Plan, if such exemption is not granted prior to the Plan Effective Date, the Company may delay payment of such consideration to such Eligible Members who are subject to such provisions and may place such consideration in an interest bearing escrow or similar arrangement subject to terms and conditions approved by the Commissioner. Any such escrow or arrangement shall provide for payment to Eligible Members of such consideration plus interest earned thereon not later than the third anniversary of the Plan Effective Date and all costs and expenses of such escrow or arrangements shall be borne by the Company.

                                  ARTICLE VII

                             ADDITIONAL PROVISIONS

     7.1 Notices. If the Company complies substantially and in good faith with the requirements and the terms of the Plan with respect to the giving of any required notice to members, its failure in any case to give such notice to any person or persons entitled thereto shall not impair the validity of the actions and proceedings taken under Section 521A.14(5)(b) and Chapter 508B. and the Plan or entitle such person to any injunctive or other equitable relief with respect thereto.

     7.2 Directors. The Company shall take action in accordance with Iowa law to cause the number of directors comprising the Company's board of directors on the Plan Effective Date to be eleven (11) persons. In accordance with Section 2 of Article VII of the Amended and Restated Articles of Incorporation attached hereto as Exhibit B, the Board will be divided into three classes as follows:
Class I -- Wesley H. Boldt, Roger K. Brooks and F. A. Wittern, Jr.; Class
II -- John R. Albers, Dr. Joseph A. Borgen, Thomas F. Gaffney and Jack C. Pester; and Class III -- Malcolm Candlish, John W. Norris, Ralph W. Laster, Jr. and John A. Wing.

     7.3 Corrections. The Company may, until the Plan Effective Date, by an instrument executed by its Chairman, Chief Executive Officer, Vice Chairman, President or any Executive Vice President, attested by its Secretary or Assistant Secretary under the Company's corporate seal and submitted to the Commissioner, make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in the Plan (including the Exhibits and Schedules). The Company may in the same manner also make such modifications as may be required by the Commissioner after the Public Hearing as a condition of approval of the Plan.

     7.4 Amendment or Withdrawal of the Plan. The Plan may be amended by the Board at any time prior to filing the Application. Thereafter, at any time prior to the Plan Effective Date, the Board may withdraw or, with the Commissioner's approval, amend the Plan.

     7.5 Costs and Expenses. All reasonable costs and expenses of the Commissioner related to the review of the Plan, including those costs attributable to the use of experts, shall be paid by the Company.

     7.6 Governing Law. The terms of the Plan shall be governed by and construed in accordance with the laws of the State of Iowa.

     IN WITNESS WHEREOF, American Mutual Holding Company, by authority of its Board of Directors, has caused the Plan of Conversion to be duly executed as of the date first above written.

                                            AMERICAN MUTUAL HOLDING
                                            COMPANY

                                            By:     /s/ ROGER K. BROOKS
                                              ----------------------------------
                                                Roger K. Brooks
                                                Chairman, President and Chief
                                                Executive Officer

ATTEST:

   /s/ JAMES A. SMALLENBERGER
------------------------------------
James A. Smallenberger
Senior Vice President and Secretary

                                AMENDMENT NO. 1
                                       TO
                               PLAN OF CONVERSION
                                       OF
                        AMERICAN MUTUAL HOLDING COMPANY

     THIS AMENDMENT NO. 1 dated February 18, 2000, is made to the Plan of Conversion of American Mutual Holding Company (the "Company") dated December 17, 1999.

     WHEREAS, the Company's Board of Directors has previously adopted a Plan of Conversion which provides for the conversion of the Company from a mutual insurance holding company into a stock holding company in accordance with the requirements of Section 521A.14(5)(b) and Chapter 508B. of the Code of Iowa
(1999) (the "Conversion") and the merger of AmerUs Life Holdings, Inc. ("AMH") with and into the Company, with the Company the survivor in such merger (the "Merger") (the Conversion and the Merger are hereinafter collectively referred to as the "Restructuring");

     WHEREAS, subsequent to the date of the Plan of Conversion, the Company and AMH entered into a Combination and Investment Agreement (the "Combination Agreement"), by and among the Company, AMH, Indianapolis Life Insurance Company, an Indiana mutual insurance company ("Indianapolis Life"), and The Indianapolis Life Group of Companies, Inc., an Indiana corporation ("ILGC"), pursuant to which among other things, the Company, AMH, Indianapolis Life and ILGC will enter into a strategic combination pursuant to a series of transactions in which the Company and AMH will first complete the Restructuring and Indianapolis Life will thereafter complete a plan of conversion under applicable provisions of the insurance law of the State of Indiana (the "Indianapolis Life Demutualization") with Indianapolis Life remaining an Indiana domiciled life insurance company while becoming an indirect wholly-owned stock subsidiary of the Company upon completion of the Indianapolis Life Demutualization;

     WHEREAS, the Combination Agreement requires that AMHC and/or AMH invest $100 million in ILGC ("ILGC Investment") in return for 105.96 shares of non-voting common stock of ILGC which represents 45% of the equity in ILGC (the non-voting common stock will be exchangeable for ILGC voting stock upon receipt of regulatory approval for such exchange) (the 45% equity interest of AMHC and/or AMH in ILGC regardless of whether represented by non-voting or voting common stock of ILGC is hereinafter referred to as the "ILGC Common Stock");

     WHEREAS, at the request of AMH, AMHC will initially invest the $100 million for the ILGC Common Stock;

     WHEREAS, AMHC and AMH have entered into or will enter into a Purchase Agreement to permit AMHC to sell and require AMH to purchase the ILGC Common Stock upon the occurrence of certain events set forth in the Purchase Agreement;

     WHEREAS, the Board desires to amend the Plan of Conversion to reflect the Indianapolis Life Demutualization and the ILGC Investment.

     NOW THEREFORE, in consideration of the above premises, the Plan of Conversion shall be amended and supplemented as follows:

          1. Article I Definitions shall be amended to add the following items having the following meanings:

             a. "Combination Agreement" shall mean the agreement by and among the Company, AMH, Indianapolis Life and ILGC pursuant to which among other things, the Company, AMH, Indianapolis Life and ILGC will enter into a strategic combination pursuant to a series of transactions in which the Company and AMH will first complete the Restructuring and Indianapolis Life will thereafter complete the Indianapolis Life Demutualization.

             b. "ILGC" shall mean The Indianapolis Life Group of Companies, an Indiana corporation, which is a 61.3% owned subsidiary of Indianapolis Life.

             c. "ILGC Common Stock" shall mean the 105.96 shares of non-voting common stock of ILGC (exchangeable for ILGC voting stock upon receipt of regulatory approval for such exchange), representing a 45% equity interest in ILGC, which will be purchased by the Company.

             d. "ILGC Common Stock Consideration" shall mean (i) zero if the Purchase Price (as defined in the Purchase Agreement) has been paid in full to the Company in accordance with the terms of the Purchase Agreement or, (ii) if the Purchase Price has not been paid in full, an amount equal to (a) what the Purchase Price would have been had the purchase rights of the Company been exercised on the Plan Effective Date less (b) any payments which have been made by AMH in partial satisfaction of its obligations under the Purchase Agreement.

             e. "Indianapolis Life" shall mean Indianapolis Life Insurance Company, an Indiana mutual insurance company.

             f. "Indianapolis Life Demutualization" shall mean the completion of a plan of conversion by Indianapolis Life under applicable provisions of the insurance law of the State of Indiana with Indianapolis Life converting from a mutual life insurance company to a stock life insurance company and remaining an Indiana domiciled life insurance company while becoming an indirect wholly-owned subsidiary of the Company.

             g. "Purchase Agreement" shall mean an agreement between the Company and AMH whereby the Company is permitted to sell and AMH is required to purchase the ILGC Common Stock upon the occurrence of certain events specified therein.

          2. Section 4.2(a)(iii) shall be amended in its entirety to read as follows:

             (iii) simultaneously with the effectiveness of the Plan, the Merger shall occur and the Company shall have credited to Net Cash Proceeds an amount of cash equal to (i) the ILGC Common Stock Consideration plus,
        (ii) the fair value (taking into account liabilities) of the Company's ownership interest in the Non-Insurance Subsidiaries as determined jointly by the boards of directors of the Company and AMH as of the Adoption Date. The Company Special Committee and the AMH Special Committee, who have received advice from independent financial and legal advisors, have each made recommendations to the board of directors of their respective companies with respect to the fair value of the Non-Insurance Subsidiaries and other matters. The Company Special Committee and the AMH Special Committee have agreed that fair value of the Non-Insurance Subsidiaries is $92.6 million. The amount of compensation for serving on the Company Special Committee or the AMH Special Committee will be determined by the boards of directors of each company.

          3. Section 4.2(d) shall be amended in its entirety to read as follows:

             (d) After the Plan Effective Date, the Company shall issue shares of Company Common Stock to Eligible Members entitled to receive Company Common Stock in accordance with Section 6.3(c) and the Company shall distribute the Net Cash Proceeds (as defined below) in the form of cash or Policy Credits to the Eligible Members entitled to receive cash or Policy Credits in accordance with Section 6.3(b). The "Net Cash Proceeds" means the cash balances of the Company immediately prior to the Plan Effective Date (including the amount of cash to be credited pursuant to Section 4.2(a)(iii)) after deducting expenses relating to the Plan, and all other expenses of the Company accrued as of the Plan Effective Date and liabilities, provided, however, that Net Cash Proceeds shall not include any capital raised by the Company on or prior to the Plan Effective Date pursuant to Section 4.2(f) of the Plan. In no event shall the amount of cash and Policy Credits distributed to the Eligible Members under the Plan be less than the Net Cash Proceeds.

          4. Section 6.1 shall be amended in its entirety to read as follows:

             6.6 Allocation of Allocable Shares. (a) The consideration to be given to Eligible Members in exchange for their Membership Interests shall be shares of Company Common Stock, cash or Policy Credits as provided in this Article VI equal in value to the value of the Members' Equity as determined by reference to 17,390,165 shares of Company Common Stock to be distributed plus Net Cash Proceeds. Solely for purposes of calculating the amount of such consideration, each Eligible Member will be allocated (but not necessarily issued) shares of Company Common Stock in accordance with this Article VI. In no event, will the number of shares of Company Common Stock issued to Eligible Members as provided in
        Section 6.3(c) exceed 17,390,165 shares or will Eligible Members be given consideration other than Company Common Stock, cash or Policy Credits.

          5. The form of Amendment No. 1 to The Agreement and Plan of Merger dated as of December 17, 1999, shall be added as Exhibit E to the Plan.

          6. All other terms and conditions of the Plan of Conversion shall remain unchanged and in full force and effect as originally written.

          7. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.

     IN WITNESS WHEREOF, American Mutual Holding Company, by authority of its Board of Directors, has caused this Amendment No. 1 to the Plan of Conversion to be duly executed on this 18th day of February, 2000.

                                            AMERICAN MUTUAL HOLDING COMPANY

                                            By:     /s/ ROGER K. BROOKS
                                              ----------------------------------
                                                Roger K. Brooks
                                                Chairman, President and Chief
                                                Executive Officer

ATTEST:

   /s/ JAMES A. SMALLENBERGER
------------------------------------
James A. Smallenberger
Senior Vice President and Secretary

                                AMENDMENT NO. 2
                                       TO
                               PLAN OF CONVERSION
                                       OF
                        AMERICAN MUTUAL HOLDING COMPANY

     THIS AMENDMENT NO. 2 dated as of April 3, 2000, is made to the Plan of Conversion of American Mutual Holding Company (the "Company") dated December 17, 1999, as amended on February 18, 2000.

     WHEREAS, the Company's Board of Directors has previously adopted a Plan of Conversion which provides for the conversion of the Company from a mutual insurance holding company into a stock holding company in accordance with the requirements of Section 521A.14(5)(b) and Chapter 508B. of the Code of Iowa
(1999) (the "Conversion") and the merger of AmerUs Life Holdings, Inc. ("AMH") with and into the Company, with the Company the survivor in such merger (the "Merger");

     WHEREAS, subsequent to the date of the Plan of Conversion, the Company and AMH entered into a Combination and Investment Agreement (the "Combination Agreement"), by and among the Company, AMH, Indianapolis Life Insurance Company, an Indiana mutual insurance company ("Indianapolis Life"), and The Indianapolis Life Group of Companies, Inc., an Indiana corporation ("ILGC");

     WHEREAS, pursuant to the Combination Agreement, the Company invested $100 million in ILGC in return for 105.96 shares of non-voting common stock of ILGC ("ILGC Stock");

     WHEREAS, the Company and AMH entered into a Purchase Agreement to permit the Company to sell and require AMH to purchase the ILGC Stock;

     WHEREAS, AMH fulfilled its obligation under the Purchase Agreement and purchased the ILGC Stock for the Purchase Price (as defined in the Purchase Agreement) (the "Stock Purchase");

     WHEREAS, the Purchase Agreement is no longer a component of the Plan, the Merger Agreement and related transactions following the Stock Purchase;

     WHEREAS, the Board desires to amend the Plan of Conversion to reflect the Stock Purchase.

     NOW THEREFORE, in consideration of the above premises, the Plan of Conversion shall be amended and supplemented as follows:

          1. Article I Definitions shall be amended to delete in their entirety the definitions of "Combination Agreement", "ILGC", "ILGC Common Stock", "ILGC Common Stock Consideration", "Indianapolis Life", "Indianapolis Life Demutualization" and "Purchase Agreement".

          2. Section 4.2(a)(iii) shall be amended in its entirety to read as follows:

             (iii) simultaneously with the effectiveness of the Plan, the Merger shall occur and the Company shall have credited to Net Cash Proceeds an amount of cash equal to the fair value (taking into account liabilities) of the Company's ownership interest in the Non-Insurance Subsidiaries as determined jointly by the boards of directors of the Company and AMH as of the Adoption Date. The Company Special Committee and the AMH Special Committee, who have received advice from independent financial and legal advisors, have each made recommendations to the board of directors of their respective companies with respect to the fair value of the Non-Insurance Subsidiaries and other matters. The Company Special Committee and the AMH Special Committee have agreed that fair value of the Non-Insurance Subsidiaries is $92.6 million. The amount of compensation for serving on the Company Special Committee or the AMH Special Committee will be determined by the boards of directors of each company.

          3. All other terms and conditions of the Plan of Conversion shall remain unchanged and in full force and effect as originally written.

          4. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan as amended.

     IN WITNESS WHEREOF, American Mutual Holding Company, by authority of its Board of Directors, has caused this Amendment No. 2 to the Plan of Conversion to be duly executed on this 3rd day of April, 2000.

                                            AMERICAN MUTUAL HOLDING COMPANY

                                            By:     /s/ ROGER K. BROOKS
                                              ----------------------------------
                                                Roger K. Brooks
                                                Chairman, President and Chief
                                                Executive Officer

ATTEST:

   /s/ JAMES A. SMALLENBERGER
------------------------------------
James A. Smallenberger
Senior Vice President and Secretary

                                                                      APPENDIX C

             FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        AMERICAN MUTUAL HOLDING COMPANY

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     The corporation hereinafter named ("Corporation") does hereby adopt the following Amended and Restated Articles of Incorporation:

          1. The name of the Corporation is American Mutual Holding Company. These amended and restated articles of incorporation change the name of the Corporation to "AmerUs Group Co." and effect other corporate changes.

          2. The Articles of Incorporation of the Corporation are amended and restated so as henceforth to read in their entirety as follows:

                                   ARTICLE I

NAME

     The name of the corporation is AmerUs Group Co. (the "Corporation") by which name it shall continue to do business and shall have and retain all of its property, rights and privileges.

                                   ARTICLE II

PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT

     The location of the principal executive office of the Corporation is 699 Walnut Street, Des Moines, Iowa 50309. The registered office of the Corporation shall be at the same address and the name of its initial registered agent under these Amended and Restated Articles of Incorporation at that office is James A. Smallenberger.

                                  ARTICLE III

PERPETUAL EXISTENCE

     The Corporation shall have perpetual existence.

                                   ARTICLE IV

PURPOSES

     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act.

                                   ARTICLE V

EXEMPTION OF PRIVATE PROPERTY

     The private property of the shareholders, directors, officers, agents and managers of the Corporation shall in no case be liable for corporate debts, but shall be exempt therefrom.

                                   ARTICLE VI

CAPITALIZATION

SECTION 1.

     The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred and fifty million (250,000,000) shares, of which twenty million (20,000,000) shares shall be preferred stock, no par value, issuable in one or more series and two hundred thirty million (230,000,000) shares shall be common stock, no par value.

SECTION 2.

     The shares of common stock of the Corporation shall, in all respects, entitle the holder to the same rights and preferences, and subject the holder to the same qualifications, limitations and restrictions as all other holders of common stock. The shares of common stock of the Corporation are and shall be subject to the relative rights, preferences, qualifications, limitations, and restrictions of any class or series of preferred stock now or hereafter issued by the Corporation.

SECTION 3.

     The Board of Directors of the Corporation is hereby expressly authorized, at any time and from time to time, to divide the shares of preferred stock into one or more series, to issue from time to time in whole or in part the shares of preferred stock or the shares of any series thereof, and in the resolution or resolutions providing for the issue of shares of preferred stock or of a particular series to fix and determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that may be desired, to the fullest extent now or hereafter permitted by Section 490.602 of the Iowa Business Corporation Act, as amended from time to time; provided, however, in no event shall preferred stock have more than one vote for each share of preferred stock.

SECTION 4.

     No shareholder of the Corporation shall be entitled to exercise any right of cumulative voting.

                                  ARTICLE VII

MANAGEMENT

SECTION 1.

     The business and affairs of the Corporation shall be under the direction of the Board of Directors. The authorized number of directors shall in no case be fewer than seven (7) or more than twenty-one (21). The exact number of directors within such range shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office.

SECTION 2.

     The directors of the Corporation, other than those who may be elected by the holders of any class or series of preferred stock, shall be divided into three classes, as nearly equal in number as reasonably possible, determined by terms expiring in successive years: Class I, Class II and Class III. The directors in Class I shall be Wesley H. Boldt, West Des Moines, Iowa; Roger K. Brooks, Des Moines, Iowa; and F.A. Wittern, Jr., West Des Moines, Iowa; and each such person shall serve a term expiring at the first annual shareholders' meeting following the effective date hereof; the directors in Class II shall be John R. Albers, Dallas, Texas; Dr. Joseph A. Borgen, St. Charles, Iowa; Thomas
F. Gaffney, Tierra Verde, Florida; and Jack C. Pester, Houston, Texas; and each such person shall serve a term expiring at the second annual shareholders' meeting following the effective date hereof; and the directors in Class III shall be Malcolm Candlish, Osprey, Florida; John W. Norris, Jr., Richardson, Texas; Ralph W. Laster, Jr., Topeka, Kansas; and John A. Wing, Evanston, Illinois; and each such person shall serve a term expiring at the third annual shareholders' meeting following the effective date hereof. After the initial term of the directors of a class of directors under these Amended and Restated Articles of Incorporation, each director of such class as may be elected shall be elected for a term expiring on the third annual shareholders' meeting following the annual meeting at which such director is elected. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve until a successor is duly elected and qualified, and shall be eligible for re-election.

SECTION 3.

     The Board of Directors shall have the power without the assent or vote of the shareholders of the Corporation to adopt such Bylaws and rules and regulations for the transaction of business of the Corporation not inconsistent with these Amended and Restated Articles of Incorporation or the laws of the State of Iowa, and to amend, alter or repeal such Bylaws, rules or regulations. Advance notice of nominations for the election of directors and of business to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation. The Board of Directors may fix reasonable compensation of the directors for their services.

SECTION 4.

     A majority of the directors then in office, in their sole discretion, and whether or not consisting of less than a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal or otherwise, and may elect directors to fill any newly created directorships. Except as otherwise expressly provided by law and subject to the terms of any preferred stock, the shareholders may not elect a replacement director to fill any vacancy on the Board of Directors caused by death, resignation, retirement, disqualification, removal or otherwise, and may not elect directors to fill any newly created directorships. At any election of directors by the Board of Directors to fill any vacancy caused by an increase in the number of directors, the terms of the office for which candidates are nominated and elected shall be divided as set forth in Section 2 of this Article
VII. A director may be removed with or without cause by the shareholders.

                                  ARTICLE VIII

INDEMNIFICATION

     The Corporation shall indemnify a director, officer or employee of the Corporation, whether serving before or after its conversion from a mutual insurance holding company to a stock company, and each director, officer or employee of the Corporation who is serving or who has served, whether before or after its conversion from a mutual insurance holding company to a stock company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan to the fullest extent possible, as provided in Sections 850 through 858 of the Iowa Business Corporation Act, and the Corporation's Bylaws, subject to such limitations as may be established by the Board of Directors. Any repeal or modification of this Article VIII or of Sections 850 through 858 of the Iowa Business Corporation Act, shall not adversely affect any right of indemnification of a director, officer or employee of the Corporation existing at any time prior to such repeal or modification.

                                   ARTICLE IX

DIRECTORS NOT PERSONALLY LIABLE

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derives an improper personal benefit, or (iv) under section 490.833 of the Iowa Business Corporation Act. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the maximum extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

                                   ARTICLE X

ADOPTION OF IOWA BUSINESS CORPORATION ACT

     The Corporation voluntary elects to adopt the provisions of the Iowa Business Corporation Act pursuant to Section 490.1701, of the Iowa Business Corporation Act.

                                   ARTICLE XI

CORPORATE SEAL

     The Corporation shall have no corporate seal.

     1. The date of adoption of the Amended and Restated Articles of
Incorporation by the Board of Directors of the Corporation was           .

     2. The duly adopted Amended and Restated Articles of Incorporation supersedes the original articles of incorporation and all amendments therein.

     3. The Amended and Restated Articles of Incorporation amend the original articles of incorporation. The designation, number of members of the Corporation qualified to vote, number of votes entitled to be cast by each voting group entitled to vote separately on the Amended and Restated Articles of Incorporation, and the number of votes of each voting group indisputably represented at the meeting is as follows:

DESIGNATION OF   NUMBER OF   VOTES ENTITLED      VOTES
    GROUP         MEMBERS    TO BE CAST ON   REPRESENTED AT
                ENTITLED TO     RESTATED        MEETING
                   VOTE         ARTICLES

MEMBERS QUALIFIED TO VOTE

     4a. The total number of votes cast for and against the Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the Amended and Restated Articles of Incorporation is as follows:

VOTING GROUP  VOTES FOR  VOTES AGAINST

MEMBERS QUALIFIED TO VOTE

     The number of votes cast for the Amended and Restated Articles of Incorporation by each voting group was sufficient for approval by that voting group.

     5. The effective time and date of these Amended and Restated Articles of Incorporation shall be on filing with the Iowa Secretary of State.

     IN WITNESS WHEREOF, American Mutual Holding Company has caused this Amended and Restated Articles of Incorporation to be signed by Roger K. Brooks, its
Chairman, President and Chief Executive Officer, this      day of             ,
2000.

                                          AMERICAN MUTUAL HOLDING COMPANY

                                          By:
                                            ------------------------------------
                                              Roger K. Brooks, Chairman,
                                              President
                                              and Chief Executive Officer

ATTEST:

------------------------------------------------------
James A. Smallenberger, Secretary
STATE OF IOWA
                            SS
COUNTY OF POLK

     On this      day of             , 2000, before me, the undersigned, a
Notary Public in and for said State, personally appeared Roger K. Brooks, being by me duly sworn, did say that he is the Chairman, President and Chief Executive Officer of American Mutual Holding Company, executing the within and foregoing instrument; that said instrument was signed on behalf of said Corporation by authority of its Board of Directors; and the said Chairman, President and Chief Executive Officer, as such officer, acknowledged the execution of said instrument to be the voluntary act and deed of said Corporation, by it and by him voluntarily executed.

                                            ------------------------------------
                                            Notary Public in and for said State

                            CERTIFICATE OF APPROVAL
                                ATTORNEY GENERAL

     Pursuant to the provisions of the Iowa Code, the undersigned approves the Amended and Restated Articles of Incorporation of American Mutual Holding Company, and finds them in conformance with the laws of the United States and with the laws and Constitution of the State of Iowa.

                                            THOMAS J. MILLER
                                            Attorney General of Iowa

                                            By:
                                              ----------------------------------
                                                Scott M. Galenbeck
                                                Assistant Attorney General

Date:

                            CERTIFICATE OF APPROVAL
                           COMMISSIONER OF INSURANCE

     Pursuant to the provisions of the Iowa Code, the undersigned approves the Amended and Restated Articles of Incorporation of American Mutual Holding Company.

                                            THERESE M. VAUGHAN
                                            Commissioner of Insurance

                                            By:
                                              ----------------------------------
                                                Robert L. Howe
                                                Deputy Commissioner and Chief
                                                Examiner

Date:

                                                                      APPENDIX D

As of April 3, 2000

Board of Directors
AmerUs Life Holdings, Inc.
699 Walnut Street, Suite 2000
Des Moines, Iowa 50309

Dear Sirs and Madame:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of AmerUs Life Holdings, Inc. ("ALH" or the "Company"), other than American Mutual Holding Company ("AMHC"), of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 17, 1999 as amended by Amendment No. 1 thereto, dated as of February 18, 2000 and by Amendment No. 2 thereto, dated as of April 3, 2000 (as so amended, the "Agreement"), by and between AMHC and the Company pursuant to which ALH shall be merged (the "Merger") with and into AMHC. Pursuant to the terms of the Plan of Conversion, dated as of December 17, 1999 as amended by Amendment No. 1 thereto, dated as of February 18, 2000 and by Amendment No. 2 thereto, dated as of April 3, 2000 (as so amended the "Plan"), which has been adopted by the Board of Directors of AMHC, prior to the Merger AMHC shall be converted from a mutual insurance holding company to a stock holding company (together with the Merger, the "Demutualization"). We have not been requested to address, and this opinion does not address, the fairness from a financial point of view of all or any portion of the Demutualization to AMHC or the Eligible Members (as defined in the Plan) of AMHC.

     Pursuant to the Agreement, each share of Class A common stock, no par value per share, of the Company, other than shares owned by AMHC ("ALH Common Stock"), shall be converted into the right to receive one share (the "Exchange Ratio") of common stock, no par value per share, of AMHC ("AMHC Common Stock"). In connection with the Demutualization, the Eligible Members of AMHC shall receive in exchange for their membership interests in AMHC aggregate consideration consisting of (i) a number of shares of AMHC Common Stock equal to the number of shares of common stock of ALH (of any class) owned by AMHC immediately prior to effectiveness of the Plan, and (ii) an amount of cash and Policy Credits (as defined in the Plan) equal to the sum of (x) the cash balances of AMHC immediately prior to effectiveness of the Plan after deducting expenses relating to the Plan and all other expenses and liabilities of AMHC accrued as of such time, and (y) the fair value (taking into account liabilities), as of December 17, 1999 and as determined jointly by the special committees of ALH and AMHC and as approved by the boards of directors of ALH and AMHC, of AMHC's ownership interest in its subsidiaries other than ALH, including ALH's direct and indirect subsidiaries, and its other net assets (the "Non-Insurance Assets"). We understand that the amount of cash and Policy Credits to be paid by AMHC in respect of the Non-Insurance Assets will in no event exceed $92.6 million.

     In arriving at our opinion, we have reviewed the Agreement and the Plan. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and AMHC including information provided during discussions with their respective managements. Included in the information provided during discussions with the management of AMHC were independent third party appraisals of certain real estate and other assets held in subsidiaries of AMHC. In addition, we have compared certain financial and securities data of the Company and AMHC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of ALH Common Stock and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and AMHC or their respective representatives, or that was otherwise reviewed by us. With respect to the appraisals supplied to us, we have relied on representations that they have been reasonably prepared on a basis which reflects the fair market value of the assets subject to such appraisals. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter, and with respect to the Non-Insurance Assets, as of December 17, 1999. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which AMHC Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger or the Plan and any other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Accordingly, our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In 1997, DLJ acted as co-manager in the initial public offering of ALH and advised ALH in its acquisition of AmVestors Financial Corp. and received usual and customary compensation for its services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio, together with the payment by AMHC to the Eligible Members of AMHC of an amount of cash and Policy Credits in respect of the Non-Insurance Assets based on the fair value of the Non-Insurance Assets as of December 17, 1999, as contemplated by the Plan, are as a whole fair from a financial point of view to holders of ALH Common Stock, other than AMHC.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                            By:      /s/ JOHN A. SIPP
                                              ----------------------------------
                                                John A. Sipp
                                                Managing Director

                                                                      APPENDIX E

           SECTIONS 490.1320 ET SEQ. OF IOWA BUSINESS CORPORATION ACT

     490.1320 NOTICE OF DISSENTERS' RIGHTS. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

     2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

     490.1321 NOTICE OF INTENT TO DEMAND PAYMENT. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, a stockholder who wishes to assert dissenters' rights must do all of the following:

          a. Deliver to the corporation before the vote is taken written notice of the stockholder's intent to demand payment for the stockholder's shares if the proposed action is effectuated.

          b. Not vote the dissenting stockholder's shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the stockholder's shares under this part.

     490.1322 DISSENTERS' NOTICE. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

     2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all the following:

          a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

          b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

          c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

          d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than sixty days after the date the dissenters' notice is delivered.

          e. Be accompanied by a copy of this division.

     490.1323 DUTY TO DEMAND PAYMENT. -- 1. A stockholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the stockholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the stockholder's certificates in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits the stockholder's shares under subsection 1 retains all other rights of the stockholder until these rights are canceled or modified by the taking of the proposed corporate action.

     3. A stockholder who does not demand payment or deposit the stockholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the stockholder's shares under this division.

     490.1324 SHARE RESTRICTIONS. -- 1. The corporation may restrict the transfer of uncertified shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

     2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a stockholder until these rights are canceled or modified by the taking of the proposed corporate action.

     490.1325 PAYMENT. -- 1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporate estimates to be the fair value of the dissenter's shares, plus accrued interest.

     2.  The payment must be accompanied by all of the following:

          a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

          b. A statement of the corporation's estimate of the fair value of the shares.

          c. An explanation of how the interest was calculated.

          d. A statement of the dissenter's right to demand payment under section 490.1328.

          e. A copy of this division.

     490.1326 FAILURE TO TAKE ACTION. -- 1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

     490.1327 AFTER-ACQUIRED SHARES. -- 1. A corporation may elect to withhold payment required by section 490.1325 from dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

     490.1328  PROCEDURE IF STOCKHOLDER DISSATISFIED WITH PAYMENT OR
OFFER -- 1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

          a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

          b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

          c. The corporation having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 851 of the Iowa Business Corporation Act ("IBCA") provides that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual's conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances.

     AMHC's Articles of Incorporation provide that AMHC shall indemnify its directors to the fullest extent possible under the IBCA. AMHC's Bylaws extend the same indemnity to its officers. The Articles of Incorporation provide that no director shall be liable to AMHC or its stockholders for monetary damages for breach of the individual's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to AMHC or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction in which the director derived an improper personal benefit; or (iv) under the IBCA provisions relating to improper distributions.

     AMHC maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies. In addition, AMHC has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such persons as permitted by AMHC's Articles of Incorporation and Iowa law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2.1            -- Agreement and Plan of Merger as amended (included as
                            Appendix A to the Proxy Statement/Prospectus and
                            incorporated by reference herein).
          2.2            -- Plan of Conversion of AMHC as amended (included as
                            Appendix B to the Proxy Statement/Prospectus and
                            incorporated by reference herein).
          3.1*           -- Articles of Incorporation of AMHC.
          3.2*           -- Bylaws of AMHC.
          4.1            -- Form of Stock Certificate for shares of Class A common
                            stock of AmerUs (incorporated by reference to Exhibit 4.1
                            to AmerUs' Registration Statement on Form S-1 (No.
                            333-12239)).
          4.2            -- 1999 Non-Employee Stock Ownership Plan, filed as Exhibit
                            4.2 to AmerUs' Registration Statement on Form S-3,
                            Registration Number 333-72643, dated February 19, 1999,
                            is hereby incorporated by reference.
          4.3            -- All instruments defining the rights of holders of
                            long-term debt of AmerUs and its subsidiaries (not filed
                            pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to
                            be furnished upon request of the Commission).

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          5.1*           -- Opinion of Joseph K. Haggerty, Esq., Senior Vice
                            President and General Counsel, regarding the legality of
                            the securities being issued hereunder.
          8.1*           -- Tax Opinion of Caplin & Drysdale.
         10.1            -- Amended and Restated Intercompany Agreement dated as of
                            December 1, 1996, among American Mutual Holding Company,
                            AmerUs Group Co. and the Company. Filed as Exhibit 10.81
                            to the Registrant's registration statement on Form S-1,
                            Registration Number 333-12239, is hereby incorporated by
                            reference.
         10.2            -- Joint Venture Agreement, dated as of June 30, 1996,
                            between American Mutual Insurance Company and Ameritas
                            Life Insurance Corp., filed as Exhibit 10.2 on Form 10-K,
                            dated March 25, 1998, is hereby incorporated by
                            reference.
         10.3            -- Management and Administration Service Agreement, dated as of April 1, 1996, among American Mutual Life Insurance
                            Company, Ameritas Variable Life Insurance Company and
                            Ameritas Life Insurance Corp., filed as Exhibit 10.3 to
                            the registration statement of the Registrant on Form S-1,
                            Registration Number 333-12239, is hereby incorporated by
                            reference.
         10.4            -- AmerUs Life Holdings, Inc. Executive Stock Purchase Plan,
                            dated November 13, 1998, filed as Exhibit 4.11 to the
                            registration statement of the Registrant on Form S-8,
                            Registration Number 333-72237, is hereby incorporated by
                            reference.
         10.5            -- All AmerUs Supplemental Executive Retirement Plan,
                            effective January 1, 1996, filed as Exhibit 10.6 to the
                            registration statement of the Registrant on Form S-1,
                            Registration Number 333-12239, is hereby incorporated by
                            reference.
         10.6            -- Management Incentive Plan, filed as Exhibit 10.9 to the registration statement of the Registrant on Form S-1,
                            Registration Number 333-12239, is hereby incorporated by
                            reference.
         10.7            -- AmerUs Life Insurance Company Performance Share Plan,
                            filed as Exhibit 10.10 to the registration statement of
                            the Registrant on Form S-1, Registration Number
                            333-12239, is hereby incorporated by reference.
         10.8            -- AmerUs Life Stock Incentive Plan, filed as Exhibit 10.11 to the registration statement of the Registrant on Form
                            S-1, Registration Number 333-12239, is hereby
                            incorporated by reference.
         10.9            -- AmerUs Life Non-Employee Director Stock Plan, filed as
                            Exhibit 10.13 to the registration statement of the
                            Registrant on Form S-1, Registration Number 333-12239, is
                            hereby incorporated by reference.
         10.10           -- Form of Indemnification Agreement executed with directors and certain officers, filed as Exhibit 10.33 to the
                            registration statement of the Registrant on Form S-1,
                            Registration Number 333-12239, is hereby incorporated by
                            reference.
         10.11           -- Tax Allocation Agreement dated as of November 4, 1996,
                            filed as Exhibit 10.68 to the registration statement of
                            the Registrant on Form S-1, Registration Number
                            333-12239, is hereby incorporated by reference.
         10.12           -- Agreement and Plan of Merger, dated as of August 13, 1997 and as amended as of September 5, 1997, among the
                            Registrant, a wholly owned subsidiary of the Registrant
                            and Delta Life Corporation, filed as Exhibit 2.2 to the
                            Registrant's report on Form 8-K on October 8, 1997, is
                            hereby incorporated by reference.
         10.13           -- Credit Agreement, dated as of October 23, 1997, among the
                            Registrant, Various Lender Institutions, the Co-Arrangers
                            and The Chase Manhattan Bank, as Administrative Agent,
                            filed as Exhibit 10.84 to the registration statement of
                            the Registrant on Form S-4, Registration Number
                            333-40065, is incorporated by reference.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.14           -- Coinsurance Agreement, effective February 1, 1996,
                            between Delta Life and Annuity Company and London Life
                            Reinsurance Company, filed as Exhibit 10.85 to the
                            registration statement of the Registrant on Form S-4,
                            Registration Number 333-40065, is incorporated by
                            reference.
         10.15           -- AmVestors Financial Corporation 1996 Incentive Stock
                            Option Plan, filed as Exhibit (4)(a) to Registration
                            Statement of AmVestors Financial Corporation on Form S-8,
                            Registration Number 333-14571 dated October 21, 1996, is
                            hereby incorporated by reference.
         10.16           -- 1989 Non-Qualified Stock Option Plan adopted March 17,
                            1989, filed as Exhibit (10)(q) to Form 10-K of AmVestors
                            Financial Corporation, dated April 12, 1989, is hereby
                            incorporated by reference.
         10.17           -- Lease -- Business Property, dated December 1, 1996,
                            between AmerUs Properties, Inc. and AmerUs Life Insurance
                            Company, property 611 Fifth Avenue, Des Moines, Iowa,
                            filed as Exhibit 10.58 on Form 10-K, dated March 25,
                            1998, is hereby incorporated by reference.
         10.18           -- First Amendment dated February 1, 1998 to Lease Agreement dated December 1, 1996 between AmerUs Properties, Inc.
                            and AmerUs Life Insurance Company, property 611 Fifth
                            Avenue, Des Moines, Iowa, filed as Exhibit 10.59 on Form
                            10-K, dated March 25, 1998, is hereby incorporated by
                            reference.
         10.19           -- Lease -- Business Property, dated December 1, 1999
                            between AmerUs Properties, Inc. and AmerUs Life Insurance
                            Company, property 611 Fifth Avenue, Des Moines, Iowa,
                            filed as Exhibit 10.19 on Form 10-K, dated March 8, 2000,
                            is hereby incorporated by reference.
         10.20           -- Lease -- Assignment & Assumption Agreement -- Business
                            Property, dated December 15, 1999, between AmerUs
                            Properties, Inc. and 611 Fifth Avenue, L.L.C., property
                            611 Fifth Avenue, Des Moines, Iowa, filed as Exhibit
                            10.20 on Form 10-K, dated March 8, 2000, is hereby
                            incorporated by reference.
         10.21           -- Lease -- Business Property, dated December 1, 1996,
                            between AmerUs Properties, Inc. and AmerUs Life Insurance
                            Company, 1213 Cherry Street, Des Moines, Iowa, filed as
                            Exhibit 10.60 on Form 10-K, dated March 25, 1998, is
                            hereby incorporated by reference.
         10.22           -- Lease -- Business Property, dated December 1, 1996,
                            between AmerUs Properties, Inc. and the Registrant,
                            property 418 Sixth Avenue Moines, Iowa, filed as Exhibit
                            10.61 on Form 10-K, dated March 25, 1998, is hereby
                            incorporated by reference.
         10.23           -- Revised and Restated Lease -- Business Property, dated
                            May 28, 1998, between AmerUs Properties, Inc. and the
                            Registrant property, 699 Walnut Street, Suite 2000, Des
                            Moines, Iowa, filed as Exhibit 10.26 on Form 10-K, dated
                            March 30, 1999, is hereby incorporated by reference.
         10.24           -- Addendum, dated May 28, 1998 to lease dated May 28, 1998 between AmerUs Properties and the Registrant, filed as
                            Exhibit 10.27 on Form 10-K, dated March 30, 1999, is
                            hereby incorporated by reference.
         10.25           -- Addendum II, dated July 21, 1998, to lease dated May 28,
                            1998 between AmerUs Properties and the Registrant, filed
                            as Exhibit 10.28 on Form 10-K, dated March 30, 1999, is
                            hereby incorporated by reference.
         10.26           -- Servicing Agreement, dated March 5, 1997, between AmerUs
                            Life Insurance Company and AmerUs Properties, Inc., filed
                            as Exhibit 10.64 on Form 10-K, dated March 25, 1998, is
                            hereby incorporated by reference.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.27           -- Consent dated as of May 20, 1998 to the Credit Agreement dated as of October 23, 1997 among the Registrant,
                            Various Lender Institutions, the Co-Arrangers and The
                            Chase Manhattan Bank, as Administrative Agent, filed as
                            Exhibit 10.72 on Form 10-Q, dated November 12, 1998, is
                            hereby incorporated by reference.
         10.28           -- First Amendment dated as of May 30, 1997 to the Credit
                            Agreement dated as of October 23, 1997 among the
                            Registrant, Various Lender Institutions, the Co-
                            Arrangers and The Chase Manhattan Bank, as Administrative
                            Agent, filed as Exhibit 10.73 on Form 10-Q, dated
                            November 12, 1998, is hereby incorporated by reference.
         10.29           -- Second Amendment dated as of June 22, 1998 to the Credit
                            Agreement dated as of October 23, 1997 among the
                            Registrant, Various Lender Institutions, the Co-
                            Arrangers and The Chase Manhattan Bank, as Administrative
                            Agent, filed as Exhibit 10.74 on Form 10-Q, dated
                            November 12, 1998, is hereby incorporated by reference.
         10.30           -- Second Consent and Amendment dated as of October 2, 1998 to the Credit Agreement dated as of October 23, 1997
                            among the Registrant, Various Lender Institutions, the
                            Co-Arrangers and The Chase Manhattan Bank, as
                            Administrative Agent, filed as Exhibit 10.75 on Form
                            10-Q, dated November 12, 1998, is hereby incorporated by
                            reference.
         10.31           -- MIP Deferral Plan dated as of September 1, 1998, filed as
                            Exhibit 10.76 on Form 10-Q, dated November 12, 1998, is
                            hereby incorporated by reference.
         10.32           -- Open Line of Credit Application and Terms Agreement,
                            dated March 5, 1999, between Federal Home Loan Bank of
                            Des Moines and AmerUs Life Insurance Company, filed as
                            Exhibit 10.34 on Form 10-Q dated May 14, 1999, is hereby
                            incorporated by reference.
         10.33           -- Origination Agreement, dated August 1, 1998, between
                            AmerUs Home Equity, Inc. and AmerUs Life Insurance
                            Company, filed as Exhibit 10.36 on Form 10-K, dated March
                            30, 1999, is hereby incorporated by reference.
         10.34           -- Third Waiver to Credit Agreement dated as of November 16,
                            1998 to the Credit Agreement dated as of October 23, 1997
                            among the Registrant, Various Lender Institutions, the
                            Co-Arrangers and The Chase Manhattan Bank, as
                            Administrative Agent, filed as Exhibit 10.37 on Form
                            10-K, dated March 30, 1999, is hereby incorporated by
                            reference.
         10.35           -- Fourth Consent and Amendment, dated as of December 4,
                            1998 to the Credit Agreement dated as of October 23, 1997
                            among the Registrant, Various Lender Institutions, the
                            Co-Arrangers and The Chase Manhattan Bank, as
                            Administrative Agent, filed as Exhibit 10.38 on Form
                            10-K, dated March 30, 1999, is hereby incorporated by
                            reference.
         10.36           -- Administrative Services Agreement, dated as of August 1,
                            1998, among American Mutual Holding Company, Registrant,
                            AmerUs Group, AmerUs Home Equity, Inc., AmerUs Mortgage,
                            Inc., AmerUs Properties, Inc., American Capital
                            Management Group, Inc., AmerUs Life Insurance Company,
                            AmVestors Financial Corporation, American Investors Life
                            Insurance Company, Inc., and Delta Life and Annuity
                            Company, filed as Exhibit 10.39 on Form 10-K, dated March
                            30, 1999, is hereby incorporated by reference.
         10.37           -- Facility and Guaranty Agreement, dated February 12, 1999, among The First National Bank of Chicago and the
                            Registrant, filed as Exhibit 10.39 on Form 10-Q dated May
                            14, 1999, is hereby incorporated by reference.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.38           -- Form of Reimbursement Agreement, dated February 15, 1999, among the Registrant and Roger K. Brooks, Victor N.
                            Daley, Michael G. Fraizer, Thomas C. Godlasky, Marcia S.
                            Hanson, Mark V. Heitz and Gary R. McPhail, filed as
                            Exhibit 10.40 on Form 10-Q dated May 14, 1999, is hereby
                            incorporated by reference.
         10.39           -- Amendment No. 1 to Facility Agreement, dated March 23,
                            1999, among The First National Bank of Chicago and the
                            Registrant, filed as Exhibit 10.41 on Form 10-Q dated May
                            14, 1999, is hereby incorporated by reference.
         10.40           -- 1999 Non-Employee Stock Option Plan, dated April 19,
                            1999, filed on Form S-3, Registration Number 333-72643,
                            is hereby incorporated by reference.
         10.41           -- Fifth Waiver and Amendment to Credit Agreement dated as of October 1, 1998 to the Credit Agreement dated as of
                            October 23, 1997 among the Registrant, Various Lender
                            Institutions, the Co-Arrangers and The Chase Manhattan
                            Bank, as Administrative Agent, filed as Exhibit 10.43 on
                            Form 10-Q, dated June 30, 1999, is hereby incorporated by
                            reference.
         10.42           -- Sixth Amendment to Credit Agreement dated as of May 18,
                            1999 to the Credit Agreement dated as of October 23, 1997
                            among the Registrant, Various Lender Institutions, the
                            Co-Arrangers and The Chase Manhattan Bank, as
                            Administrative Agent, filed as Exhibit 10.44 on Form
                            10-Q, dated June 30, 1999, is hereby incorporated by
                            reference.
         10.43           -- Administrative Services Agreement, dated as of January 1,
                            2000, among American Mutual Holding Company, the
                            Registrant, AmerUs Group Co., AmerUs Home Equity, Inc.,
                            AmerUs Mortgage, Inc., AmerUs Properties, Inc., American
                            Capital Management Group, Inc., AmerUs Life Insurance
                            company, AmVestors Financial Corporation, and Delta Life
                            and Annuity Company, filed as Exhibit 10.43 on Form 10-K,
                            dated March 8, 2000, is hereby incorporated by reference.
         10.44           -- Amendment No. 2 to Facility Agreement, dated January 25,
                            2000, among The First National Bank of Chicago and the
                            Registrant, filed as Exhibit 10.44 on Form 10-K, dated
                            March 8, 2000, is hereby incorporated by reference.
         10.45           -- Irrevocable Standby Letter of Credit Application and
                            Terms Agreement, dated February 1, 2000, between Federal
                            Home Loan Bank of Des Moines and AmerUs Life Insurance
                            Company, filed as Exhibit 10.45 on Form 10-K, dated March
                            8, 2000,is hereby incorporated by reference.
         10.47           -- Investment Advisory Agreements, dated as of February 18,
                            2000, by and between Indianapolis Life Insurance Company,
                            Bankers Life Insurance Company of New York, IL Annuity
                            and Insurance Company, Western Security Life Insurance
                            Company and AmerUs Capital Management Group, Inc. filed
                            as Exhibits 10.1, 10.3, 10.4, and 10.2, respectively, to
                            the Registrant's report on Form 8-K on March 6, 2000, are
                            hereby incorporated by reference
         23.1*           -- Consent of Counsel (contained on Exhibit 5.1).
         23.2*           -- Consent of KPMG LLP.
         23.3*           -- Consent of KPMG LLP to AMHC.
         23.4*           -- Consent of Donaldson, Lufkin & Jenrette.
         23.5*           -- Consent of Caplin & Drysdale.
         23.6*           -- Consent of Ernst & Young LLP.
         24.1*           -- Power of Attorney (contained on the signature page).

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         99.1            -- Form of Amended and Restated Articles of Incorporation of
                            AMHC (included as Appendix C to the Proxy
                            Statement/Prospectus and incorporated by reference
                            herein).
         99.2*           -- Form of Amended and Restated By-Laws of AMHC.
         99.3*           -- Form of Proxy.
         99.4            -- Employment Agreement, dated as of September 19, 1997,
                            among Mark V. Heitz, AmVestors Financial Corporation,
                            American Investors Life Insurance Company, Inc.,
                            AmVestors Investment Group, Inc. and American Investors
                            Sales Group, Inc., filed as Exhibit 99.3 to the
                            registration statement of the Registrant on Form S-4,
                            Registration Number 333-40065, is incorporated by
                            reference.
         99.5            -- Agreement of Sale, dated as of October 22, 1997, by and between R. Rex Lee and AmerUs Group, Co., filed as
                            Exhibit 99.4 to the registration statement of the
                            Registrant on Form S-4, Registration Number 333-40065, is
                            incorporated by reference.
         99.6            -- Retirement Agreement, dated June 27, 1997, by and between
                            Victor N. Daley and Registrant filed as Exhibit 99.5 on
                            Form 10-K, dated March 30, 1999, is hereby incorporated
                            by reference.
         99.7            -- First Amendment to Employment Agreement, dated as of
                            April 15, 1999, to the Employment Agreement dated as of
                            September 19, 1997, among Mark V. Heitz, AmVestors
                            Financial Corporation, American Investors Life Insurance
                            Company, Inc., AmVestors Investment Group, Inc., American
                            Investors Sales Group, Inc., and the Registrant, filed as
                            Exhibit 99.4 on Form 10-Q, dated June 30, 1999, is hereby
                            incorporated by reference.
         99.8            -- Supplemental Benefit Agreement, dated as of April 15,
                            1999, among Roger K. Brooks and the Registrant, filed as
                            Exhibit 99.5 on Form 10-Q, dated June 30, 1999, is hereby
                            incorporated by reference.
         99.9            -- Form of Supplemental Benefit Agreement, dated as of April
                            15, 1999, among the Registrant and Victor N. Daley,
                            Michael G. Fraizer, Thomas C. Godlasky and Gary R.
                            McPhail, filed as Exhibit 99.6 on Form 10-Q, dated June
                            30, 1999, is hereby incorporated by reference.
         99.10           -- Amended and Restated Employment Agreement, dated as of
                            April 15, 1999, among Marcia S. Hanson and the
                            Registrant, filed as Exhibit 99.7 on Form 10-Q, dated
                            June 30, 1999, is hereby incorporated by reference.

---------------

* filed herewith

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, American Mutual Holding Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Des Moines, State of Iowa, on May 12, 2000.

                                            By: American Mutual Holding Company

                                                   /s/ ROGER K. BROOKS
                                            ------------------------------------
                                                      Roger K. Brooks
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of AMHC, hereby severally and individually constitute and appoint Michael G. Fraizer and James A. Smallenberger, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done on the premises as fully and to all intents and purposes of any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by or said attorneys and agents or each of them to any and all such amendments and instruments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                 /s/ ROGER K. BROOKS                   Director                               May 12, 2000
-----------------------------------------------------    Chairman of the Board, President
                   Roger K. Brooks                       and Chief Executive Officer
                                                         (Principal Executive Officer of
                                                         AMHC)

               /s/ MICHAEL G. FRAIZER                  Executive Vice President and Chief     May 12, 2000
-----------------------------------------------------    Financial Officer (Principal
                 Michael G. Fraizer                      Financial Officer of AMHC)

                /s/ BRENDA J. CUSHING                  Vice President and Controller          May 12, 2000
-----------------------------------------------------    (Principal Accounting Officer of
                  Brenda J. Cushing                      AMHC)

                 /s/ JOHN R. ALBERS                    Director                               May 12, 2000
-----------------------------------------------------
                   John R. Albers

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                 /s/ WESLEY H. BOLDT                   Director                               May 12, 2000
-----------------------------------------------------
                   Wesley H. Boldt

                /s/ JOSEPH A. BORGEN                   Director                               May 12, 2000
-----------------------------------------------------
                  Joseph A. Borgen

                /s/ MALCOLM CANDLISH                   Director                               May 12, 2000
-----------------------------------------------------
                  Malcolm Candlish

                /s/ THOMAS F. GAFFNEY                  Director                               May 12, 2000
-----------------------------------------------------
                  Thomas F. Gaffney

                 /s/ SAM C. KALAINOV                   Director                               May 12, 2000
-----------------------------------------------------
                   Sam C. Kalainov

                                                       Director                               May 12, 2000
-----------------------------------------------------
                 John W. Norris, Jr.

                 /s/ JACK C. PESTER                    Director                               May 12, 2000
-----------------------------------------------------
                   Jack C. Pester

                /s/ F.A. WITTERN, JR.                  Director                               May 12, 2000
-----------------------------------------------------
                  F.A. Wittern, Jr.

                        AMERICAN MUTUAL HOLDING COMPANY

              INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

  SCHEDULE                                                                     PAGE
  --------                                                                     ----
  Independent Auditors' Report on Schedules.............................              S-2
            Summary of Investments -- Other than Investments in Related
    I         Parties...................................................              S-3
    II      Condensed Financial Information of Registrant...............  S-4 through S-8
    III     Supplementary Insurance Information.........................              S-9
    IV      Reinsurance.................................................             S-10
    V       Valuation and Qualifying Accounts...........................             S-11

     All other schedules are omitted for the reason that they are not required, amounts are not sufficient to require submission of the schedule, or that the equivalent information has been included in the consolidated financial statements, and notes thereto.

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES

The Board of Directors
American Mutual Holding Company

     Under date of February 2, 2000, except as to Note 4 which is as of February 21, 2000 we reported on the consolidated balance sheets of American Mutual Holding Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, members' equity, and cash flows for the years in the three-year period ended December 31, 1999 which are in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related consolidated financial statement schedules as listed in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

     In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                            /s/ KPMG LLP

Des Moines, Iowa
February 2, 2000, except as to Note 4
Which is as of February 21, 2000

                        AMERICAN MUTUAL HOLDING COMPANY
                                   SCHEDULE I

                             SUMMARY OF INVESTMENTS
                   OTHER THAN INVESTMENTS IN RELATED PARTIES

                                                                                           AMOUNT AT
                                                                                        WHICH SHOWN IN
                TYPE OF INVESTMENT                   AMORTIZED COST    MARKET VALUE    THE BALANCE SHEET
                ------------------                   --------------   --------------   -----------------
                                                                      (in thousands)
December 31, 1999
Fixed Maturities:
  Bonds
  United States Government and government Agencies
     and authorities...............................    $1,682,889       $1,626,760        $1,626,760
  States, municipalities and political
     subdivisions..................................        47,208           45,447            45,447
  Foreign governments..............................       157,460          159,363           159,363
  Public utilities.................................       541,682          511,630           511,630
  Convertibles and bonds with warrants attached....        89,276           89,828            89,828
  All other corporate bonds........................     4,220,390        3,997,079         3,997,079
  Redeemable preferred stock.......................       267,795          250,844           250,844
                                                       ----------       ----------        ----------
          Total fixed maturities...................    $7,006,700       $6,680,951        $6,680,951
Equity Securities:
  Common Stocks
     Banks, trust and insurance companies..........    $   12,188           13,523            13,523
     Industrial, miscellaneous and all other.......         1,252            1,062             1,062
                                                       ----------       ----------        ----------
          Total equity securities..................    $   13,440       $   14,585        $   14,585
Loans..............................................       608,917                            608,917
Loans held for sale................................        12,882                             12,882
Real estate........................................        45,757                             45,757
Policy loans.......................................       109,864                            109,864
Other long-term investment.........................       292,319          292,493           292,493
Short-term investments.............................           155                                155
                                                       ----------                         ----------
Total investments..................................    $8,090,034                         $7,765,604
                                                       ==========                         ==========

                        AMERICAN MUTUAL HOLDING COMPANY
                                  SCHEDULE II
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEETS
                                (PARENT COMPANY)
                           DECEMBER 31, 1999 AND 1998

                                                                 1999         1998
                                                              ----------   ----------
                                                                  (in thousands)
                                       ASSETS
Investments:
  Securities available-for-sale at fair value:..............  $   17,296   $   18,156
     Equity securities......................................          --          875
  Loans.....................................................         309       40,430
  Other investments.........................................      15,708       12,345
Investments in subsidiaries, at equity......................     782,586      939,611
Cash and cash equivalents...................................     267,913       77,232
Accrued investment income...................................         630        1,661
Deferred income taxes.......................................       1,044        1,049
Other assets................................................       3,730      102,564
                                                              ----------   ----------
          Total assets......................................  $1,089,216   $1,193,923
                                                              ==========   ==========
                           LIABILITIES AND MEMBERS' EQUITY
Liabilities:
  Accrued expenses and other liabilities....................  $   13,000   $   10,928
  Income taxes payable......................................       5,765        1,672
                                                              ----------   ----------
          Total liabilities.................................      18,765       12,600
                                                              ----------   ----------
Minority interest...........................................     309,101      364,262
                                                              ----------   ----------
Members' equity:
  Accumulated other comprehensive income (loss).............     (78,628)      16,329
  Unearned compensation.....................................        (187)        (137)
  Unallocated ESOP shares...................................        (797)          --
  Unassigned surplus........................................     840,962      800,869
                                                              ----------   ----------
          Total members' equity.............................     761,350      817,061
                                                              ----------   ----------
          Total liabilities and members' equity.............  $1,089,216   $1,193,923
                                                              ==========   ==========

           See accompanying notes to condensed financial statements.

                        AMERICAN MUTUAL HOLDING COMPANY
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         CONDENSED STATEMENTS OF INCOME
                                (PARENT COMPANY)
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                               1999       1998      1997
                                                              -------   --------   -------
                                                                     (in thousands)
Revenues:
  Equity in undistributed earnings of subsidiaries..........  $65,461   $ 59,734   $59,729
  Net investment income.....................................   17,147      8,005     2,766
  Realized losses...........................................   (1,000)        --        --
  Other income..............................................       16        107        51
                                                              -------   --------   -------
                                                               81,624     67,846    62,546
Expenses:
  Operating expenses........................................   15,555     11,716     8,394
  Interest expense..........................................       38        505       595
                                                              -------   --------   -------
                                                               15,593     12,221     8,989
                                                              -------   --------   -------
Income from continuing operations before income tax expense
  and minority interest.....................................   66,031     55,625    53,557
Income tax expense (benefit)................................    2,908     (1,034)   (2,123)
Minority interest...........................................   28,107     26,919    16,169
                                                              -------   --------   -------
Net income from continuing operations.......................   35,016     29,740    39,511
Discontinued operations:
  Income (loss) from discontinued operations................    3,420     (1,124)   14,923
  Gain on sale of discontinued operations...................       --     74,883        --
                                                              -------   --------   -------
                                                                3,420     73,759    14,923
                                                              -------   --------   -------
Net income..................................................  $38,436   $103,499   $54,434
                                                              =======   ========   =======

           See accompanying notes to condensed financial statements.

                        AMERICAN MUTUAL HOLDING COMPANY
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS
                                (PARENT COMPANY)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (in thousands)
Cash flows from operating activities:
  Net income................................................  $ 38,436   $103,499   $ 54,434
  Adjustments to reconcile net income to net cash provided
     by operating activities:
  Equity in undistributed earnings..........................   (69,195)   (58,610)   (74,652)
  Dividends from subsidiaries...............................    43,798     17,876     30,097
  Minority interest.........................................    28,107     26,919     16,169
  Gain on sale of subsidiaries..............................        --    (97,805)        --
  Realized investment losses................................     1,000         --         --
Change in:
  Income taxes..............................................     7,616      6,222      2,909
  Other, net................................................   104,274     22,176        376
                                                              --------   --------   --------
          Net cash provided by operating activities.........   154,036     20,277     29,333
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchase of investments...................................      (125)   (29,629)      (500)
  Capital contribution to subsidiaries......................        --    (14,184)   (22,058)
  Proceeds from sale of subsidiaries........................        --    119,724         --
  Purchase of note receivable...............................        --     (9,150)        --
  Proceeds from repayment and sale of loans and leases......    40,121         --         --
  Other assets, net.........................................    (3,351)        --         --
                                                              --------   --------   --------
          Net cash provided by (used in) investing
            activities......................................    36,645     66,761    (22,558)
                                                              --------   --------   --------
Cash flows from financing activities:
  Change in debt, net.......................................        --     (9,861)   (52,509)
  Net proceeds from initial public stock offering...........        --         --     42,171
                                                              --------   --------   --------
  Net cash used in financing activities.....................        --     (9,861)   (10,338)
                                                              --------   --------   --------
  Net increase (decrease) in cash...........................   190,681     77,177     (3,563)
Cash at beginning of period.................................    77,232         55      3,618
                                                              --------   --------   --------
Cash at end of period.......................................  $267,913   $ 77,232   $     55
                                                              ========   ========   ========

            See notes to accompanying condensed financial statements

                        AMERICAN MUTUAL HOLDING COMPANY
                                (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     American Mutual Holding Company ("AMHC") is a holding company which owns all of the outstanding stock of AmerUs Group Co. ("AGC"). AGC's principal asset is a majority ownership percentage in AmerUs Life Holdings, Inc. ("AmerUs") which is primarily comprised of three life insurance companies operating throughout the United States. In addition to AmerUs, AGC owns a finance company and a real estate management company. AMHC's investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries. The Company's share of net income of its unconsolidated subsidiaries is included in income using the equity method. These financial statements should be read in conjunction with AMHC's consolidated financial statements.

(2) DISCONTINUED OPERATIONS

     In the first quarter of 1998, the Company began implementation of a plan for the disposition of its residential real estate operating segment. This operating segment consisted of four subsidiaries: AmerUs Mortgage, Inc. (AMI), AmerUs Home Services (AHS), Sunset Homes, and AmerUs Land Development (ALD), formerly known as Iowa Realty Development Company. In April 1998, the Company ceased loan origination activity of AMI. In October 1998, the Company sold the mortgage servicing rights of AMI and recorded an after tax gain of $1.7 million. The Company plans to complete the sale of the remaining assets of AMI and has recorded an estimated loss of $0.3 million on these assets. In May 1998, the Company sold AHS and recorded an after tax gain of $19.1 million. The Company plans to complete the liquidation of the Sunset Homes real estate inventory. No loss is expected on the sale of this inventory. The Company plans to complete the liquidation of the ALD real estate inventory and no loss is expected on the sale of this inventory.

     In July 1998, the Company completed the sale of its Bank operating segment subsidiary, AmerUs Bank. The Company recorded an after tax gain of $54.1 million on the sale.

     The results of operations for the above subsidiaries have been classified as discontinued operations and prior periods have been restated. Gains on sale of discontinued operations, operating income and loss from discontinued operations, and the remaining assets and liabilities of the discontinued segments are as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1999     1998      1997
                                                              ------   -------   -------
                                                                    (in thousands)
Gains on sale of AMI mortgage servicing rights, net of
  income tax of $1,052......................................  $   --   $ 1,720   $    --
Gain on sale of AHS, net of income taxes of $16,680.........      --    19,087        --
Gain on sale of AmerUs Bank, net of income taxes of
  $5,142....................................................      --    54,076        --
                                                              ------   -------   -------
                                                                  --    74,883        --
                                                              ------   -------   -------
Operating income (loss) from real estate operations, net of
  income taxes of 2,631, $(1,277), and $2,144
  respectively..............................................   3,911      (752)    1,377
Operating income (loss) from bank operations, net of income
  taxes on none, $(711), and $8,421, respectively...........      --      (372)   13,546
                                                              ------   -------   -------
                                                               3,911    (1,124)   14,923
                                                              ------   -------   -------
Income from discontinued operations.........................  $3,911   $73,759   $14,923
                                                              ======   =======   =======

                        AMERICAN MUTUAL HOLDING COMPANY
                                (PARENT COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3) REORGANIZATION

     On December 20, 1999, the Company and AmerUs announced that their respective boards of directors had approved plans for the demutualization of the Company and the merger of AmerUs into the Company following the demutualization. Upon completion of the demutualization, the Company would be a public company and will change its name to AmerUs Group Co. (AmerUs Group). Members of the Company will receive approximately 17 million shares of AmerUs Group and cash or policy credits in excess of $300 million as a result of the demutualization. Shareholders of AmerUs will receive shares in AmerUs Group in a one-for-one exchange.

     Approval for the demutualization and merger is needed from the members of the Company, the Iowa Commissioner of Insurance and shareholders of AmerUs. The Company expects to ask for approval of these transactions during the second quarter of 2000.

(4) SUBSEQUENT EVENTS

     On February 18, 2000, the Company, AmerUs, and ILICO Insurance Co. (ILICo) entered into a definitive agreement for a combination of the companies. Under these terms, the Company will proceed with its previously announced demutualization. ILICo will demutualize separately and ILICo's members will receive cash, policy credits and stock equivalents to the value of 11.25 million shares of stock of AmerUs Group. Upon demutualization, ILICo will become a subsidiary of AmerUs Group and will continue operations as a stock life insurance company.

     As part of the transaction, the Company made an initial investment of $100 million in a downstream holding company of ILICo on February 18, 2000.

     ILICo is a 95-year-old mutual life insurance and annuity company based in Indianapolis, Indiana. ILICo and its subsidiaries are licensed to do business in all 50 states and the District of Columbia. At December 31, 1999, ILICo had total assets of $6.1 billion and insurance in force of $30.3 billion.

     The contemplated transactions are subject to normal closing conditions, including appropriate policyholder/member, shareholder and regulatory approvals. The Company expects the demutualization of ILICo and combination with AmerUs Group to take place in the fourth quarter of 2000.

     On February 1, 2000, the Company acquired an independent marketing organization for approximately $18.1 million. Additional consideration may be paid contingent on the earnings of the acquired company over the next five years. The assets of the acquired company were approximately $1.6 million as of December 31, 1999 and the revenues were approximately $10.0 million for the year then ended.

                        AMERICAN MUTUAL HOLDING COMPANY
                                  SCHEDULE III
                      SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (Dollars in thousands)

                         DEFERRED                                                                           BENEFITS,
                          POLICY        FUTURE POLICY                OTHER POLICY                            CLAIMS,
                        ACQUISITION   BENEFITS, LOSSES,                CLAIMS &                   NET        LOSSES &
                          COSTS &       CLAIMS & LOSS     UNEARNED     BENEFITS     PREMIUM    INVESTMENT   SETTLEMENT
       SEGMENT             VOBA          EXPENSES(1)      PREMIUMS    PAYABLE(2)    REVENUE      INCOME      EXPENSES
       -------          -----------   -----------------   --------   ------------   --------   ----------   ----------
Life Insurance(3)
 12/31/99.............   $388,093        $2,596,073         $--        $16,891      $253,707    $201,467     $368,413
 12/31/98.............   $257,858        $2,638,249         $--        $18,525      $249,439    $186,714     $369,153
 12/31/97.............   $242,582        $2,524,216         $--        $ 8,461      $236,878    $187,166     $345,642
Annuities
 12/31/99.............   $469,253        $6,823,004         $--        $    --      $ 25,122    $442,851     $337,983
 12/31/98.............   $330,191        $6,302,489         $--        $    --      $ 29,610    $432,299     $339,293
 12/31/97.............   $286,093        $6,215,935         $--        $    --      $ 17,238    $147,924     $117,573
Other
 12/31/99.............   $     --        $       --         $--        $    --      $    136    $ 21,307     $    291
 12/31/98.............   $     --        $   17,801         $--        $   322      $    326    $  1,917     $     21
 12/31/97.............   $     --        $   17,005         $--        $ 2,053      $    156    $  5,579     $    577
Totals(3)
 12/31/99.............   $857,346        $9,419,077         $--        $16,891      $278,695    $665,625     $706,687
 12/31/98.............   $588,049        $8,958,539         $--        $18,847      $279,375    $620,930     $708,467
 12/31/97.............   $528,675        $8,757,156         $--        $10,514      $254,272    $340,669     $463,792

                        AMORTIZATION
                        OF DEFERRED
                           POLICY        OTHER
                        ACQUISITION    OPERATING   PREMIUM
       SEGMENT          COSTS & VOBA   EXPENSES    WRITTEN
       -------          ------------   ---------   -------
Life Insurance(3)
 12/31/99.............    $37,887      $ 57,784      n/a
 12/31/98.............    $48,684      $ 48,418      n/a
 12/31/97.............    $48,786      $ 43,973      n/a
Annuities
 12/31/99.............    $50,230      $ 30,900      n/a
 12/31/98.............    $37,816      $ 35,592      n/a
 12/31/97.............    $ 6,461      $  7,365      n/a
Other
 12/31/99.............    $    --      $ 42,892      n/a
 12/31/98.............    $    --      $ 25,949      n/a
 12/31/97.............    $    --      $ 21,556      n/a
Totals(3)
 12/31/99.............    $88,117      $131,576      n/a
 12/31/98.............    $86,500      $109,959      n/a
 12/31/97.............    $55,247      $ 72,894      n/a

---------------

(1) Includes policy reserves, policyholder funds, and dividends payable

(2) Policy and contract claims

(3) Includes Closed Block amounts

                        AMERICAN MUTUAL HOLDING COMPANY
                                  SCHEDULE IV
                                  REINSURANCE
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                               ASSUMED                   PERCENTAGE OF
                                             CEDED TO OTHER   FROM OTHER                 AMOUNT ASSUMED
                              GROSS AMOUNT     COMPANIES      COMPANIES    NET AMOUNT        TO NET
                              ------------   --------------   ----------   -----------   --------------
                                                           (In thousands)
YEAR ENDED DECEMBER 31, 1999
Life insurance in force.....  $33,046,944      $5,616,065      $655,021    $28,085,900        2.33%
                              ===========      ==========      ========    ===========        ====
Premiums Life insurance
  premiums and charges......  $    74,878      $   12,365      $  1,750    $    64,263        2.72%
  Accident and health
     insurance..............       25,122              --            --         25,122          --%
  Other.....................        1,622           1,486            --            136          --%
                              -----------      ----------      --------    -----------        ----
Total premiums..............  $   101,622      $   13,851      $  1,750    $    89,521        1.95%
                              ===========      ==========      ========    ===========        ====
YEAR ENDED DECEMBER 31, 1998
Life insurance in force.....  $31,092,285      $3,778,838      $626,086    $27,939,533        2.24%
                              ===========      ==========      ========    ===========        ====
Premiums
  Life insurance premiums
     and charges............  $    58,536      $    8,311      $  1,036    $    51,261        2.02%
  Accident and health
     insurance..............       29,610              --            --         29,610          --%
  Other.....................        1,702           1,376            --            326          --%
                              -----------      ----------      --------    -----------        ----
Total premiums..............  $    89,848      $    9,687      $  1,036    $    81,197        1.28%
                              ===========      ==========      ========    ===========        ====
YEAR ENDED DECEMBER 31, 1997
Life insurance in force.....  $30,312,097      $4,102,216      $500,613    $26,710,494        1.87%
                              ===========      ==========      ========    ===========        ====
Premiums
  Life insurance premiums
     and charges............  $    37,581      $    8,223      $  1,375    $    30,733        4.47%
  Accident and health
     insurance..............       17,238              --            --         17,238          --%
  Other.....................        1,488           1,332            --            156          --%
                              -----------      ----------      --------    -----------        ----
Total premiums..............  $    56,307      $    9,555      $  1,375    $    48,127        2.86%
                              ===========      ==========      ========    ===========        ====

                        AMERICAN MUTUAL HOLDING COMPANY
                                   SCHEDULE V
                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                 BALANCE AT                      CHARGED TO     PROVISIONS ON
MORTGAGE LOANS   BEGINNING    CHARGED TO COSTS   MORTGAGES      MORTGAGES SOLD       BALANCE AT
  OF PERIOD      OF PERIOD      AND EXPENSES      ACQUIRED      OR TRANSFERRED     END OF PERIOD
--------------   ----------   ----------------   ----------   ------------------   --------------
                                         (in thousands)
  1999            $22,299         $   144         $(4,397)         $    --            $18,046
  1998            $15,284         $(2,259)        $10,374          $(1,100)           $22,299
  1997            $11,622         $  (855)        $ 4,568          $   (51)           $15,284

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           3.1*          -- Articles of Incorporation of AMHC.
           3.2*          -- Bylaws of AMHC.
           5.1*          -- Opinion of Joseph K. Haggerty, Esq., Senior Vice
                            President and General Counsel, regarding the legality of
                            the securities being issued hereunder.
           8.1*          -- Tax Opinion of Caplin & Drysdale.
          23.1*          -- Consent of Counsel (contained in Exhibit 5.1)
          23.2*          -- Consent of KPMG LLP.
          23.3*          -- Consent of KPMG LLP to AMHC.
          23.4*          -- Consent of Donaldson, Lufkin & Jenrette.
          23.5*          -- Consent of Caplin & Drysdale.
          23.6*          -- Consent of Ernst & Young LLP.
          24.1*          -- Power of Attorney (contained on the signature page).
          99.2*          -- Form of Amended and Restated By-Laws of AMHC.
          99.3*          -- Form of Proxy.

---------------

*  Filed herewith.